As filed with the Securities and Exchange Commission on January 20, 2017
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
VERITEX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_______________________

Texas	6022	27-0973566
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(972) 349-6200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
_______________________

C. Malcolm Holland, III
Chairman and Chief Executive Officer
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(972) 349-6200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________

Copies to:

Justin M. Long, Esq. Michael G. Keeley, Esq. Norton Rose Fulbright US LLP 98 San Jacinto Boulevard Austin, Texas 78701-4255 (512) 536-2460	Chet A. Fenimore, Esq. Geoffrey S. Kay, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5901

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	5,117,647	N/A	$37,142,598	$4,304.83

(1)	Represents the maximum number of shares of Registrant common stock that could be issued in connection with the merger described herein.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(2) and (f)(3) under the Securities Act, by multiplying the book value of Sovereign Bancshares, Inc.’s common stock of approximately $17.89 per share as of September 30, 2016, the latest practicable date prior to the date of filing this registration statement, by 5,318,200, the maximum number of shares of Sovereign Bancshares, Inc.’s common stock to be cancelled in the merger described herein, including any shares underlying Sovereign deferred stock awards, less the estimated aggregate cash consideration to be paid in the merger of $58,000,000.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION, DATED JANUARY 20, 2017

PROXY STATEMENT	PROSPECTUS

PROPOSED MERGER AND SHARE ISSUANCE—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:
On December 14, 2016, Veritex Holdings, Inc., a Texas corporation (which we refer to in this joint proxy statement/prospectus as “Veritex”), Spartan Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Veritex (which we refer to in this joint proxy statement/prospectus as “Merger Sub”), and Sovereign Bancshares, Inc., a Texas corporation (which we refer to in this joint proxy statement/prospectus as “Sovereign”) entered into an Agreement and Plan of Reorganization (which we refer to in this joint proxy statement/prospectus as the “merger agreement”) that provides for the acquisition of Sovereign by Veritex. Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Sovereign (which we refer to in this joint proxy statement/prospectus as the “merger”), with Sovereign continuing as the surviving corporation. Immediately thereafter, Sovereign will merge with and into Veritex, with Veritex continuing as the surviving corporation.
At the effective time of the merger (which we refer to in this joint proxy statement/prospectus as the “effective time”), all of the issued and outstanding shares of Sovereign common stock will be converted into the right to receive 5,117,647 shares of Veritex common stock (which we refer to in this joint proxy statement/prospectus as the “aggregate stock consideration”) and $58,000,000 in cash (which we refer to in this joint proxy statement/prospectus as the “aggregate cash consideration” and together with the aggregate stock consideration, as the “aggregate merger consideration”).
Each share of Sovereign common stock, other than shares of Sovereign common stock held by Sovereign, Veritex, Merger Sub and any dissenting shareholder (as defined in this joint proxy statement/prospectus), will be entitled to receive a portion of the aggregate merger consideration equal to (i) the aggregate cash consideration divided by the number of issued and outstanding shares of Sovereign common stock immediately prior to the effective time, including shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger (which we refer to in this joint proxy statement/prospectus as the “per share cash consideration”), and (ii) the aggregate stock consideration divided by the number of issued and outstanding shares of Sovereign common stock immediately prior to the effective time, including shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger (which we refer to in this joint proxy statement/prospectus as the “per share stock consideration” and together with the per share cash consideration, the “per share merger consideration”). There are anticipated to be 5,318,200 issued and outstanding shares of Sovereign common stock immediately prior to the effective time, including 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger.
The aggregate cash consideration is subject to downward adjustment, and the market price of Veritex common stock will fluctuate between the date of this joint proxy statement/prospectus, the date of the special meetings of shareholders of Veritex and Sovereign and the date of completion of the merger; therefore, the amount of the per share merger consideration cannot be determined at this time.

Consequently, you will not know the exact per share merger consideration to be paid to Sovereign shareholders as a result of the merger when you vote at the special meetings. Assuming no downward adjustment to the maximum aggregate merger consideration and 5,318,200 issued and outstanding shares of Sovereign common stock, each holder of shares of Sovereign’s common stock, except for Sovereign, Veritex, Merger Sub and dissenting shareholders, will be entitled to receive 0.962 shares of Veritex common stock and $10.91 in cash. For a discussion of the possible downward adjustment to the aggregate cash consideration, see “Questions and Answers—What will Sovereign shareholders be entitled to receive in the merger?” beginning on page 2, “Questions and Answers—Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?” beginning on page 3, and “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111. For a discussion of a possible increase in the aggregate stock consideration and/or aggregate cash consideration based on the average of the daily volume-weighted average sales price per share of Veritex common stock on the NASDAQ Stock Market, Inc. Global Select Market System (which we refer to in this joint proxy statement/prospectus as “NASDAQ”), see “Questions and Answers—Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?” beginning on page 3 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 124.
Veritex common stock is listed on NASDAQ under the symbol “VBTX.” Based on the following closing prices of Veritex common stock on NASDAQ: (i) $23.06 on December 13, 2016, the last trading day before public announcement of the merger, (ii) $26.07 on January 17, 2017, the latest practicable trading day before the initial filing of this joint proxy statement/prospectus, and (iii) $[•] on [•], 2017, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the per share stock consideration would be approximately $22.19, $25.09, and $[•], respectively, and, together with the maximum $10.91 per share to be paid in cash (subject to a possible downward adjustment of the aggregate cash consideration), the per share merger consideration would be approximately $33.10, $35.99, and $[•], respectively. Each of the foregoing examples in the preceding sentence assumes there is no downward adjustment to the aggregate cash consideration.
Neither Veritex nor Sovereign expect the magnitude of any downward adjustment of the aggregate merger consideration to cause Sovereign to re-solicit proxies from its shareholders.
We urge you to obtain current market quotations for Veritex common stock. There are no current market quotations for Sovereign common stock because Sovereign is a privately owned corporation and its common stock is not traded on any established public trading market.
Veritex will hold a special meeting of its shareholders in connection with the merger. At the Veritex special meeting, the holders of Veritex common stock (which we refer to in this joint proxy statement/prospectus as the “Veritex shareholders”) will be asked to vote to approve the issuance of the Veritex common stock in connection with the merger (which we refer to in this joint proxy statement/prospectus as the “Veritex Stock Issuance Proposal”). Approval of the Veritex Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the Veritex shareholders at the Veritex special meeting.
Sovereign will hold a special meeting of its shareholders in connection with the merger. Sovereign shareholders will be asked to vote to adopt the merger agreement and approve related matters as described in this joint proxy statement/prospectus. Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Sovereign common stock.
Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend your company’s meeting, please take time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at your company’s special meeting.
The Veritex special meeting will be held on [•] at [•], at [•] local time. The Sovereign special meeting will be held on [•] at [•], at [•] local time.
Veritex’s board of directors recommends that the Veritex shareholders vote “FOR” the adoption of the Veritex Stock Issuance Proposal and “FOR” the other matter to be considered at the Veritex special meeting.
Sovereign’s board of directors unanimously recommends that Sovereign shareholders vote “FOR” the adoption of the merger agreement and “FOR” the other matter to be considered at the Sovereign special meeting.
This joint proxy statement/prospectus describes the Veritex special meeting, the Sovereign special meeting, the merger, the issuance of the Veritex common stock in connection with the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 37, for a discussion of the risks relating to the merger. You also can obtain information about Veritex from documents that it has filed with the Securities and Exchange Commission.

C. Malcolm Holland, III Chairman and Chief Executive Officer Veritex Holdings, Inc.	Thomas J. Mastor President and Chief Executive Officer Sovereign Bancshares, Inc.
Telephone: (972) 349-6200	Telephone: (214) 242-1900

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Veritex or Sovereign, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [•], 2017, and it is first being mailed or otherwise delivered to the shareholders of Veritex and Sovereign on or about [•], 2017.

VERITEX HOLDINGS, INC.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Veritex Holdings, Inc.:
Notice is hereby given that Veritex Holdings, Inc. (“Veritex”) will hold a special meeting of its shareholders on [•], 2017 at [•], local time, at [•] to consider and vote upon the following matters:

•
a proposal to approve the issuance of 5,117,647 shares of Veritex’s common stock, par value of $0.01 per share, in accordance with the terms and conditions of the Agreement and Plan of Reorganization (the “merger agreement”), by and among Veritex, Sovereign Bancshares, Inc. (“Sovereign”), and Spartan Merger Sub, Inc. (the “Veritex Stock Issuance Proposal”); and

•	a proposal to adjourn the Veritex special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Veritex Stock Issuance Proposal (the “Veritex Adjournment Proposal”).
These proposals are described in the accompanying joint proxy statement/prospectus. Veritex has fixed the close of business on [•], 2017 as the record date for the Veritex special meeting. Only holders of record of Veritex common stock as of the Veritex record date are entitled to notice of, and to vote at, the Veritex special meeting, or any adjournment or postponement of the Veritex special meeting. Approval of the Veritex Stock Issuance Proposal and the Veritex Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Veritex shareholders at the Veritex special meeting, in person or by proxy, entitled to vote as of the Veritex record date.
Veritex’s board of directors has approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the issuance of 5,117,647 shares of Veritex common stock, are advisable and in the best interests of Veritex and its shareholders, and recommends that Veritex shareholders vote “FOR” the Veritex Stock Issuance Proposal and “FOR” the Veritex Adjournment Proposal.
Your vote is very important. Veritex and Sovereign cannot complete the merger unless Veritex’s shareholders approve the Veritex Stock Issuance Proposal. Regardless of whether you plan to attend the Veritex special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Veritex, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
This joint proxy statement/prospectus provides a detailed description of the Veritex special meeting, the Veritex Stock Issuance Proposal, the documents related to the Veritex Stock Issuance Proposal and other related matters. Veritex and Sovereign urge you to read the joint proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Veritex special meeting.
BY ORDER OF THE BOARD OF DIRECTORS,

C. Malcolm Holland, III
Chairman and Chief Executive Officer

SOVEREIGN BANCSHARES, INC.
17950 Preston Road, Suite 500
Dallas, Texas 75252

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Sovereign Bancshares, Inc.:
Notice is hereby given that Sovereign Bancshares, Inc. (“Sovereign”) will hold a special meeting of its shareholders on [•], 2017 at [•], local time, at [•] to consider and vote upon the following matters:

•
a proposal to adopt the Agreement and Plan of Reorganization (the “merger agreement”), by and among Veritex Holdings, Inc. (“Veritex”), Spartan Merger Sub, Inc. (“Merger Sub”), and Sovereign, pursuant to which Merger Sub will merge with and into Sovereign (the “merger”), and approve the merger, each as more fully described in the accompanying joint proxy statement/prospectus (the “Sovereign Merger Proposal”); and

•	a proposal to adjourn the Sovereign special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sovereign Merger Proposal (the “Sovereign Adjournment Proposal”).
The proposals are described in the accompanying joint proxy statement/prospectus. Sovereign has fixed the close of business on [•], 2017 as the record date for the Sovereign special meeting (the “Sovereign record date”). Only Sovereign shareholders of record as of the Sovereign record date are entitled to notice of, and to vote at, the Sovereign special meeting, or any adjournment or postponement of the Sovereign special meeting. Approval of the Sovereign Merger Proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Sovereign common stock. The Sovereign Adjournment Proposal will be approved if a majority of the votes cast on such proposal at the Sovereign special meeting are voted in favor of such proposal.
Sovereign shareholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Sovereign common stock under applicable provisions of the Texas Business Organizations Code (the “TBOC”). In order for such Sovereign shareholder to perfect such Sovereign shareholder’s right to dissent, such Sovereign shareholder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Annex F to the joint proxy statement/prospectus and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger—Dissenters’ Rights in the Merger.”
Sovereign’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Sovereign and its shareholders, and unanimously recommends that Sovereign shareholders vote “FOR” the Sovereign Merger Proposal and “FOR” the Sovereign Adjournment Proposal.
Your vote is very important. Veritex and Sovereign cannot complete the merger unless Sovereign’s shareholders adopt the merger agreement and approve the merger. Regardless of whether you plan to attend the Sovereign special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Sovereign, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
This joint proxy statement/prospectus provides a detailed description of the Sovereign special meeting, the Sovereign Merger Proposal, the documents related to the merger and other related matters. Veritex and Sovereign urge you to read the joint proxy statement/prospectus, including any documents they refer you to, and its annexes carefully and in their entirety. We look forward with pleasure to seeing and visiting with you at the Sovereign special meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
Thomas J. Mastor
President and Chief Executive Officer

ADDITIONAL INFORMATION
This joint proxy statement/prospectus references important business and financial information about Veritex and Sovereign from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov, for documents regarding Veritex, or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either Veritex or Sovereign:

Veritex Holdings, Inc. 8214 Westchester Drive, Suite 400 Dallas, Texas 75225 Attention: C. Malcolm Holland, III Telephone: (972) 349-6200	Sovereign Bancshares, Inc. 17950 Preston Road, Suite 500 Dallas, Texas 75252 Attention: Thomas J. Mastor Telephone: (214) 242-1900
You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of the meetings, you must make your request no later than [•], 2017.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (which we refer to in this joint proxy statement/prospectus as the “SEC”) by Veritex (File No. 333-[•]), constitutes a prospectus of Veritex under Section 5 of the Securities Act of 1933, as amended (which we refer to in this joint proxy statement/prospectus as the “Securities Act”), with respect to the shares of Veritex common stock to be issued to Sovereign shareholders pursuant to the terms of the merger agreement. This document also constitutes a joint proxy statement for both Veritex and Sovereign under the Securities Exchange Act of 1934, as amended (which we refer to in this joint proxy statement/prospectus as the “Exchange Act”). It also constitutes a notice of special meeting with respect to the Veritex special meeting and the Sovereign special meeting.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This joint proxy statement/prospectus is dated [•], 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Veritex shareholders or Sovereign shareholders nor the issuance by Veritex of shares of Veritex common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Veritex has been provided by Veritex and information contained in this document regarding Sovereign has been provided by Sovereign.
For more details, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 142.

i

ii

EXPERTS	142
Veritex	142
Sovereign	142
WHERE YOU CAN FIND MORE INFORMATION	142
INDEX TO FINANCIAL STATEMENTS OF SOVEREIGN	FS-i

iii

QUESTIONS AND ANSWERS
The following are some questions that you, as a Veritex shareholder or a Sovereign shareholder, may have about the merger, the Veritex special meeting and the Sovereign special meeting, as applicable, and brief answers to those questions. Veritex and Sovereign urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Veritex special meeting and the Sovereign special meeting or the proposals presented at those meetings, as applicable. Additional important information is also contained in the annexes to this joint proxy statement/prospectus. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 142.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Veritex” refer to Veritex Holdings, Inc., a Texas corporation, and its affiliates, including Veritex Community Bank, a Texas state bank and a wholly-owned subsidiary of Veritex (which we refer to in this joint proxy statement/prospectus as “Veritex Bank”). Additionally, unless the context otherwise requires, references in this joint proxy statement/prospectus to “Sovereign” refer to Sovereign Bancshares, Inc., a Texas corporation, and its affiliates, including Sovereign Bank, a Texas state bank and a wholly-owned subsidiary of Sovereign.

Q:	What is the merger?

A:
Veritex, Merger Sub and Sovereign entered into the merger agreement on December 14, 2016. The merger is the first step of a series of transactions to combine Veritex and Sovereign. Under the merger agreement, Merger Sub will merge with and into Sovereign, with Sovereign continuing as the surviving corporation. Immediately thereafter, Sovereign will merge with and into Veritex, with Veritex continuing as the surviving corporation (which we refer to collectively in this joint proxy statement/prospectus as the “integrated mergers”). Immediately following the integrated mergers (or at such later time as Veritex may determine in its sole discretion), Veritex will cause Sovereign Bank to merge with and into Veritex Bank, with Veritex Bank as the surviving bank (which we refer to in this joint proxy statement/prospectus as the “bank merger”).

A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.
The merger cannot be completed unless, among other things:

•
A majority of the votes cast by the Veritex shareholders at the Veritex special meeting, in person or by proxy, are voted in favor of the proposal to approve the issuance of 5,117,647 shares of Veritex common stock in accordance with the terms and conditions of the merger agreement (which we refer to in this joint proxy statement/prospectus as the “Veritex Stock Issuance Proposal”); and

•
The holders of at least two-thirds of the outstanding shares of Sovereign common stock vote in favor of the proposal to adopt the merger agreement and approve the merger (which we refer to as the “Sovereign Merger Proposal”).

Q:	Why am I receiving this joint proxy statement/prospectus?

A:
Veritex and Sovereign are delivering this document to you because it is a joint proxy statement being used by both Veritex’s board of directors (which we refer to in this joint proxy statement/prospectus as the “Veritex Board”) and Sovereign’s board of directors (which we refer to in this joint proxy statement/prospectus as the “Sovereign Board”) to solicit proxies of their respective shareholders entitled to vote on the matters in connection with approval of the merger and the issuance of shares of Veritex common stock in the merger, as applicable, and related matters.

Veritex has called a special meeting of its common shareholders to enable its shareholders to consider the Veritex Stock Issuance Proposal. This document serves as proxy statement for the Veritex special meeting and describes the proposals to be presented at the Veritex special meeting. This document also constitutes a notice of special meeting with respect to the Veritex special meeting.
Sovereign has also called a special meeting of its shareholders to consider the Sovereign Merger Proposal. This document serves as proxy statement for the Sovereign special meeting and describes the proposals to be presented at the Sovereign special meeting. It also constitutes a notice of special meeting with respect to the Sovereign special meeting.
In addition, this document is a prospectus that is being delivered to Sovereign shareholders because Veritex is offering shares of Veritex common stock to Sovereign shareholders in connection with the merger.
This joint proxy statement/prospectus contains important information about the merger, the proposals being voted on at the Veritex and Sovereign special meetings and important information to consider in connection with an investment in Veritex common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important, and Veritex and Sovereign encourage you to submit your proxy as soon as possible.

Q:	What are the Veritex shareholders being asked to vote on at the Veritex special meeting?

A:	Veritex is soliciting proxies from the Veritex shareholders with respect to the following proposals:

•	the Veritex Stock Issuance Proposal; and

•
a proposal to adjourn the Veritex special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Veritex Stock Issuance Proposal (which we refer to in this joint proxy statement/prospectus as the “Veritex Adjournment Proposal”). Completion of the merger is not conditioned upon approval of the Veritex Adjournment Proposal.

Q:	What are Sovereign shareholders being asked to vote on at the Sovereign special meeting?

A:	Sovereign is soliciting proxies from its common shareholders with respect to the following proposals:

•	the Sovereign Merger Proposal; and

•
a proposal to adjourn the Sovereign special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sovereign Merger Proposal (which we refer in this joint proxy statement/prospectus to as the “Sovereign Adjournment Proposal”). Completion of the merger is not conditioned upon approval of the Sovereign Adjournment Proposal.

Q:	What will Sovereign shareholders be entitled to receive in the merger?

A:
If the merger is completed, all outstanding shares of Sovereign common stock (other than shares of Sovereign common stock held by Sovereign, Veritex or Merger Sub, and any Sovereign shareholder who has perfected such shareholder’s dissenter's rights under applicable law including the terms and provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (which we refer to in this joint proxy statement/prospectus as a “dissenting shareholder”)) will be converted into the right to receive the aggregate merger consideration which consists of 5,117,647 shares of Veritex common stock and $58,000,000 in cash, subject to a possible downward adjustment of the aggregate cash consideration under certain circumstances as described in this joint proxy statement/prospectus and the merger agreement.

Each share of Sovereign common stock, other than shares of Sovereign common stock held by Sovereign, Veritex, Merger Sub and any dissenting shareholder, will be entitled to receive a portion of the aggregate merger consideration equal to (i) the per share cash consideration and (ii) the per share stock consideration. There are anticipated to be 5,318,200 issued and outstanding shares of Sovereign common stock immediately prior to the effective time, including 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger.
The aggregate cash consideration is subject to a downward adjustment on a dollar-for-dollar basis to the extent by which (i) the Gross Transaction Expenses, as defined in the merger agreement, are in excess of $16,250,000, with such excess calculated on an after-tax basis and (ii) Sovereign’s tangible common equity, as defined in the merger agreement, is less than $89,000,000 immediately prior to the closing of the merger. For additional information regarding the composition and determination of the Gross Transaction Expenses and Sovereign tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111. A downward adjustment in the aggregate cash consideration will result in a downward adjustment in the aggregate merger consideration that will be paid to shareholders of Sovereign. For a discussion of these possible downward adjustments to the aggregate cash consideration, and Sovereign’s current estimates of the Gross Transactions Expenses and its tangible common equity, see “Questions and Answers—Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?” beginning on page 3 and “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.
Veritex will not issue any fractional shares of Veritex common stock in the merger. Sovereign shareholders who would otherwise be entitled to a fraction of a share of Veritex common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share (rounded to the nearest hundredth when expressed in decimal form) by the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the closing date of the merger.
As a result of the foregoing, based on the number of shares of Veritex common stock and Sovereign common stock outstanding as of January 17, 2017, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, approximately 74.82% of outstanding Veritex common stock following the merger will be held by shareholders who were holders of Veritex common stock immediately prior to the effective time and approximately 25.18% of outstanding Veritex common stock will be held by shareholders who were holders of Sovereign common stock immediately prior to the effective time.

Q:	What will Veritex shareholders be entitled to receive in the merger?

A:
Veritex shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of Veritex common stock that they held immediately prior to the completion of the merger. Following the merger, shares of Veritex common stock will continue to be traded on NASDAQ under the symbol “VBTX.”

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes, the value of the aggregate merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Veritex common stock. Any fluctuation in the market price of Veritex common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Veritex common stock that Sovereign shareholders will be entitled to receive. Consequently, you will not know the exact per share merger consideration to be paid to Sovereign shareholders as a result of the merger when you vote at the special meetings.

The table below sets forth the implied value of the per share merger consideration based on the closing price of Veritex common stock as quoted by NASDAQ on the specified dates assuming 5,318,200 issued and outstanding shares of Sovereign common stock (which includes 5,258,200 shares of Sovereign common stock issued and outstanding as of the date of this joint proxy statement/prospectus and 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger):

Date	Closing price of Veritex common stock	Implied value of per share stock consideration	Per share cash consideration(4)	Implied value of per share merger consideration	Aggregate stock consideration	Aggregate cash consideration(4)	Aggregate merger consideration
December 13, 2016(1)	$23.06	$22.19	$10.91	$33.10	$118,012,940	$58,000,000	$176,012,940
January 17, 2017(2)	$26.07	$25.09	$10.91	$35.99	$133,417,057	$58,000,000	$191,417,057
[•], 2017(3)	$[•]	$[•]	$10.91	$[•]	$[•]	$58,000,000	$[•]
________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this joint proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this joint proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate cash consideration. For a discussion of the possible downward adjustment to the aggregate cash consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.

The aggregate cash consideration is subject to a downward adjustment on a dollar-for-dollar basis to the extent that Sovereign’s tangible common equity, as defined in the merger agreement, is less than $89,000,000 immediately prior to the closing of the merger. In the event that the Sovereign tangible common equity is less than approximately $31,000,000, then the holders of Sovereign common stock would receive no cash consideration. As of January 19, 2017, the most recent practicable date before the filing of this joint proxy statement/prospectus, Sovereign estimates that the Sovereign tangible common equity as of the closing of the merger will be $89,000,000 or greater, resulting in no downward adjustment to the aggregate cash consideration with respect to the Sovereign tangible common equity. For additional information regarding the composition and determination of Sovereign tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.
The aggregate cash consideration is also subject to a downward adjustment on a dollar-for-dollar basis to the extent by which the Gross Transaction Expenses exceed $16,250,000, with such excess calculated on an after-tax basis as provided for in the merger agreement. The term “Gross Transaction Expenses” is defined in the merger agreement and generally includes the costs and expenses on a consolidated basis that Sovereign will incur in connection with the merger and the transactions contemplated by the merger agreement. For example, in the event that the Gross Transaction Expenses were $17,250,000 on a pre-tax basis, then the aggregate cash consideration would be adjusted downward by $1,000,000 on a tax-effected basis, or an adjustment of $650,000 assuming a 35% tax rate. As of January 19, 2017, the most recent practicable date before the filing of this joint proxy statement/prospectus, Sovereign estimates that the Gross Transaction Expenses as of the closing of the merger will be less than $16,250,000, resulting in no downward adjustment to the aggregate cash consideration with respect to such expenses. For additional information regarding the composition and determination of Gross Transaction Expenses, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.
Additionally, if at any time following the third trading day prior to the closing date of the merger (which day we refer to in this joint proxy statement/prospectus as the “Determination Date”), the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the Determination Date is less than $16.36 and decreases by more than 20% in relation to the NASDAQ Bank Index, Sovereign will have the right to terminate the merger agreement unless Veritex elects to increase the aggregate stock consideration and/or aggregate cash consideration as described in the section in this joint proxy statement/prospectus entitled “The Merger Agreement—Termination of the Merger Agreement”.

Q:	How does the Veritex Board recommend that I vote at the Veritex special meeting?

A:	The Veritex Board recommends that you vote “FOR” the Veritex Stock Issuance Proposal and “FOR” the Veritex Adjournment Proposal.

Q:	How does the Sovereign Board recommend that I vote at the Sovereign special meeting?

A:	The Sovereign Board unanimously recommends that you vote “FOR” the Sovereign Merger Proposal and “FOR” the Sovereign Adjournment Proposal.

Q:	When and where are the special meetings?

A:	The Veritex special meeting will be held at [•] on [•], at [•] local time.
The Sovereign special meeting will be held at [•] on [•], at [•] local time.

Q:	What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a Veritex shareholder and if your shares of Veritex common stock are registered directly in your name with Continental Stock Transfer & Trust Company (which we refer to in this joint proxy statement/prospectus as “Continental”), Veritex’s stock transfer agent, you are considered the shareholder of record with respect to those shares of Veritex common stock. This joint proxy statement/prospectus and the Veritex proxy card have been sent directly to you by Continental at Veritex’s request. On the close of business on [•], 2017, the record date for the Veritex special meeting, Veritex had [•] holders of record.

If you are a Sovereign shareholder and if your shares of Sovereign common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of Sovereign common stock. On the close of business on [•], 2017, the record date for the Sovereign special meeting, Sovereign had [•] holders of record.
If your shares of Veritex common stock or Sovereign common stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This joint proxy statement/prospectus and the Veritex proxy card or Sovereign proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions it included in the mailing or by following its instructions for voting.

Q:	If my shares of Veritex common stock or Sovereign common stock, as applicable, are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	What is a broker non-vote?

A:
A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If you are a Veritex shareholder, your broker does not have discretionary authority to vote your shares with respect to the Veritex Stock Issuance Proposal or the Veritex Adjournment Proposal.
If you are a Sovereign shareholder, your broker does not have discretionary authority to vote your shares with respect to the Sovereign Merger Proposal or the Sovereign Adjournment Proposal.

Q:	How are broker non-votes and abstentions treated?

A:
Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares. If you hold shares in “street name” and do not provide voting instructions to your broker, those shares will be counted as broker non-votes for all non-routine matters. It is expected that all proposals to be voted on at the Veritex special meeting and Sovereign special meeting are non-routine matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Abstentions and broker non-votes by Veritex shareholders will not have the effect of a vote AGAINST the Veritex Stock Issuance Proposal.
Abstentions and broker non-votes by Sovereign shareholders will have the effect of a vote AGAINST the Sovereign Merger Proposal because Texas law requires the Sovereign Merger Proposal to be approved by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote.
Abstentions and broker non-votes will not have the effect of a vote AGAINST the Veritex Adjournment Proposal or the Sovereign Adjournment Proposal.

Q:	What constitutes a quorum for the Veritex special meeting?

A:
The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Veritex common stock entitled to be voted at the Veritex special meeting constitutes a quorum for transacting business at the Veritex special meeting. All shares of Veritex common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Veritex special meeting.

Q:	What constitutes a quorum for the Sovereign special meeting?

A:
The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Sovereign common stock entitled to be voted at the Sovereign special meeting constitutes a quorum for transacting business at the Sovereign special meeting. All shares of Sovereign common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Sovereign special meeting.

Q:	What is the vote required to approve each proposal at the Veritex special meeting?

A:
Veritex Stock Issuance Proposal: The affirmative vote of the holders of a majority of the votes cast by the holders of outstanding shares of Veritex common stock is required to approve the Veritex Stock Issuance Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Veritex special meeting or fail to instruct your bank or broker how to vote with respect to the Veritex Stock Issuance Proposal, it will have no effect on the proposal.

Veritex Adjournment Proposal: The affirmative vote of the holders of a majority of the votes cast by the holders of outstanding shares of Veritex common stock is required to approve the Veritex Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Veritex special meeting or fail to instruct your bank or broker how to vote with respect to the Veritex Adjournment Proposal, it will have no effect on the proposal.

Q:	What is the vote required to approve each proposal at the Sovereign special meeting?

A:
Sovereign Merger Proposal: The affirmative vote of two-thirds of the outstanding shares of Sovereign common stock is required to approve the Sovereign Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Sovereign special meeting or fail to instruct your bank or broker how to vote with respect to the Sovereign Merger Proposal, it will have the effect of a vote AGAINST the proposal.

Sovereign Adjournment Proposal: The affirmative vote of a majority of votes cast on the proposal at the Sovereign special meeting is required to approve the Sovereign Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Sovereign special meeting or fail to instruct your bank or broker how to vote with respect to the Sovereign Adjournment Proposal, it will have no effect on the proposal.

Q:	Why is my vote important?

A:
If you do not vote, it will be more difficult for Veritex or Sovereign to obtain the necessary quorum to hold their respective special meetings and to obtain approval of the proposals to be voted upon at the special meetings. In addition, your failure to vote will have the effect of a vote AGAINST the Sovereign Merger Proposal. The Veritex Board recommends that you, as a Veritex shareholder, vote “FOR” the Veritex Stock Issuance Proposal. The Sovereign Board unanimously recommends that you, as a Sovereign shareholder, vote “FOR” the Sovereign Merger Proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of Veritex and Sovereign, as applicable, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meetings. Holders of record of Veritex common stock and Sovereign common stock can vote in person at the Veritex special meeting and Sovereign special meeting, respectively. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Veritex and Sovereign reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meetings is prohibited without Veritex’s or Sovereign’s express written consent, respectively.

Q:	Can I change my vote?

A:
Veritex shareholders: Yes. If you are a holder of record of Veritex common stock, you may change your vote or revoke any proxy at any time before the Veritex special meeting is called to order by (i) delivering a written notice of revocation to Veritex’s corporate secretary, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that the proxy card for any such holder of common stock must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, or (iv) attending the Veritex special meeting in person, notifying the corporate secretary that you are revoking your proxy and voting by ballot at the Veritex special meeting. Your attendance by itself at the Veritex special meeting will not automatically revoke your proxy unless you give written notice of revocation to the corporate secretary of Veritex before the Veritex special meeting is called to order. A revocation or later-dated proxy received by Veritex after the Veritex special meeting is called to order will not affect the vote. All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225, Attention: Corporate Secretary.

Sovereign shareholders: Yes. If you are a holder of record of Sovereign common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) attending and voting in person at the Sovereign special meeting; (ii) giving notice of revocation of the proxy at the Sovereign special meeting; or (iii) delivering to the Secretary of Sovereign (A) a written notice of revocation or (B) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed. Attendance at the Sovereign special meeting by itself will not automatically revoke your proxy. A revocation or later-

dated proxy received by Sovereign after the vote will not affect the vote. Sovereign’s Secretary’s mailing address is: 17950 Preston Road, Suite 500, Dallas, Texas 75252.
If you hold your shares of Veritex common stock or Sovereign common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	What are the expected U.S. federal income tax consequences to a holder of Sovereign common stock as a result of the transactions contemplated by the merger agreement?

A:
Veritex and Sovereign intend that the integrated mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the integrated mergers qualify as a reorganization under Section 368(a) of the Code, a holder of Sovereign common stock who exchanges Sovereign common stock for a combination of Veritex common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Veritex common stock received by such holder exceeds the tax basis of such holder’s Sovereign common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Veritex common stock).

For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127. The U.S. federal income tax consequences described above may not apply to all holders of Sovereign common stock. Your tax consequences will depend on your individual situation. Accordingly, Veritex and Sovereign strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.

Q:	Are Sovereign shareholders entitled to dissenters’ rights?

A:
Yes, Sovereign shareholders may assert dissenters’ rights. For further information, see “The Merger—Dissenters’ Rights in the Merger” beginning on page 106, which discussion is qualified by the full text of the provisions of the Texas Business Organizations Code (which we refer to in this joint proxy statement/prospectus as the “TBOC”) relating to rights of dissent set forth in Annex F hereto.

Q:	If I am a Sovereign shareholder, should I send in my Sovereign stock certificates now?

A:
No. Please do not send in your Sovereign stock certificates with your proxy. After the merger, Veritex’s exchange agent, Continental, will send you instructions for exchanging Sovereign stock certificates for the per share merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 113.

Q:	Whom may I contact if I cannot locate my Sovereign stock certificate(s)?

A:	If you are unable to locate your original Sovereign stock certificate(s), you should contact Gary Motley, at (214) 242-1879 or investorrelations@banksov.com.

Q:	What should I do if I receive more than one set of voting materials?

A:
Veritex shareholders and Sovereign shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Veritex common stock or Sovereign common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Veritex common stock or Sovereign common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Veritex common stock and Sovereign common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Veritex common stock and/or Sovereign common stock that you own.

Q:	When do you expect to complete the merger?

A:
Veritex and Sovereign currently expect to complete the merger in the second quarter of 2017. However, neither Veritex nor Sovereign can assure you of when or if the merger will be completed. Before the merger is completed, Veritex must obtain the approval of Veritex shareholders for the Veritex Stock Issuance Proposal, Sovereign must obtain the approval of Sovereign shareholders for the Sovereign Merger Proposal, necessary regulatory approvals must be obtained and certain other closing conditions must be satisfied.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of Sovereign common stock will not receive any consideration for their shares in connection with the merger. Instead, Sovereign will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid to the other party. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 125 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:
Veritex shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Veritex common stock, please contact Investor Relations at (972) 349-6200 or Account Administration at Continental at (212) 845-3277.

Sovereign shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sovereign common stock, please contact Gary Motley, at (214) 242-1879 or investorrelations@banksov.com.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. Veritex and Sovereign urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which they refer in order to fully understand the merger. A copy of the merger agreement is attached as Annex A. In addition, we incorporate by reference into this joint proxy statement/prospectus important business and financial information about Veritex. See “Where You Can Find More Information” beginning on page 142. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.
Information About the Companies (page 142)
Veritex
Veritex is a Texas corporation and a bank holding company headquartered in Dallas, Texas. Through its wholly-owned subsidiary, Veritex Bank, Veritex provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Since its inception, Veritex has targeted customers and focused its acquisitions primarily in the Dallas metropolitan area, which Veritex considers to be Dallas and the adjacent communities in North Dallas. Veritex currently operates eleven branches and one mortgage office, all of which are located in the Dallas metropolitan area. As it continues to grow, Veritex expects to expand its market presence to include the broader Dallas-Fort Worth metroplex, as well as other metropolitan markets within the State of Texas. As of September 30, 2016, Veritex had total assets of $1.3 billion, total loans of $923.4 million, total deposits of $1.1 billion and total shareholders’ equity of $142.4 million.
Veritex’s primary customers are small and medium-sized businesses and professionals. Veritex believes that these businesses and professionals highly value the local decision-making and relationship-driven, quality service Veritex provides and its deep, long-term understanding of Texas community banking. As a result of consolidation, Veritex believes that there are few locally-based banks that are dedicated to providing this level of service to small and medium-sized businesses. Veritex’s management team’s long-standing presence and experience in the Dallas metropolitan area gives it unique insight into its market and the needs of its customers. This enables Veritex to respond quickly to customers, provide high quality personal service and develop comprehensive, long-term banking relationships by providing products and services tailored to meet the individual needs of its customers. This focus and approach enhances Veritex’s ability to continue to grow organically, successfully recruit talented bankers and strategically source potential acquisitions within its target market.
Veritex’s stock is traded on NASDAQ under the symbol “VBTX”.
Veritex’s principal office is located at 8214 Westchester Drive, Suite 400, Dallas, Texas 75225, and its telephone number at that location is (972) 349-6200. Additional information about Veritex and its subsidiaries is included in documents referred to in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information,” beginning on page 142.
Sovereign
Founded in 2004, Sovereign is a Texas corporation that, through its wholly-owned subsidiary Sovereign Bank, a Texas state bank, provides a full range of banking products and services. Sovereign provides these products and services to individual and corporate customers through Sovereign’s seven branches in the Dallas-Fort Worth metropolitan area, two branches in the Austin, Texas metropolitan area and one branch in the Houston, Texas metropolitan area. As of September 30, 2016, Sovereign reported total assets of $1.1 billion, total loans held for investment of $863.0 million, total deposits of $858.6 million and total shareholders’ equity of $118.4 million. Sovereign also has 24,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value, issued and outstanding (which we refer to in this joint proxy statement/prospectus as “Sovereign SBLF Preferred Stock”).
Sovereign’s principal executive offices are located at 17950 Preston Road, Suite 500, Dallas, Texas 75252, and its telephone number at that location is (214) 242-1900. For additional information about Sovereign and its subsidiaries see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 142.
In the Merger, Sovereign Shareholders Will Be Entitled To Receive Shares of Veritex Common Stock and Cash
Merger Consideration
Veritex and Sovereign are proposing a strategic merger. If the merger is completed, each share of Sovereign common stock (other than shares of Sovereign common stock held by Sovereign, Veritex, Merger Sub and any dissenting shareholder) will be converted into the right to receive a portion of the aggregate merger consideration equal to (i) the per share cash consideration and (ii) the per share stock consideration, subject to a possible downward adjustment of the aggregate cash consideration based upon the amount of Sovereign tangible common equity and the Gross Transaction Expenses prior to the effective time. Veritex will not issue any fractional shares of Veritex common stock in the merger. Sovereign shareholders who would otherwise be entitled to a fraction of a share of Veritex common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), determined by multiplying the fractional share (rounded to the nearest hundredth when expressed in decimal form) by the average of the daily volume-weighted average sales price per share of Veritex common stock on the NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the closing date of the merger.
The Veritex common stock is listed on NASDAQ under the symbol “VBTX.” The market value of the shares of Veritex common stock to be paid as consideration will fluctuate with the market price of Veritex common stock and will not be known at the time the Sovereign shareholders vote on the Sovereign Merger Proposal and Veritex shareholders vote on the Veritex Share Issuance Proposal.
The table below sets forth the implied value of the per share merger consideration based on the closing price of Veritex common stock as quoted by NASDAQ on the specified dates assuming 5,318,200 issued and outstanding shares of Sovereign common stock (which includes 5,258,200 shares of Sovereign common stock issued and outstanding as of the date of this joint proxy statement/prospectus and 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger):

Date	Closing price of Veritex common stock	Implied value of per share stock consideration	Per share cash consideration(4)	Implied value of per share merger consideration	Aggregate stock consideration	Aggregate cash consideration(4)	Aggregate merger consideration
December 13, 2016(1)	$23.06	$22.19	$10.91	$33.10	$118,012,940	$58,000,000	$176,012,940
January 17, 2017(2)	$26.07	$25.09	$10.91	$35.99	$133,417,057	$58,000,000	$191,417,057
[•], 2017(3)	$[•]	$[•]	$10.91	$[•]	$[•]	$58,000,000	$[•]
________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this joint proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this joint proxy statement/prospectus.

(4)
Assumes there is no downward adjustment to the aggregate cash consideration. For a discussion of the possible downward adjustment to the aggregate cash consideration, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.

The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Adjustments to Merger Consideration
The aggregate cash consideration is subject to a downward adjustment on a dollar-for-dollar basis to the extent that Sovereign’s tangible common equity, as defined in the merger agreement, is less than $89,000,000 immediately prior to the closing of the merger. In the event that the Sovereign tangible common equity is less than approximately $31,000,000, then the holders of Sovereign common stock would receive no cash consideration. As of January 19, 2017, the most recent practicable date before the filing of this joint proxy statement/prospectus, Sovereign estimates that the Sovereign tangible common equity as of the closing of the merger will be $89,000,000 or greater, resulting in no downward adjustment to the aggregate cash consideration with respect to the Sovereign tangible common equity. For additional information regarding the composition and determination of Sovereign tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.
The aggregate cash consideration is also subject to a downward adjustment on a dollar-for-dollar basis to the extent by which the Gross Transaction Expenses exceed $16,250,000, with such excess calculated on an after-tax basis as provided for in the merger agreement. The term “Gross Transaction Expenses” is defined in the merger agreement and generally includes the costs and expenses on a consolidated basis that Sovereign will incur in connection with the merger and the transactions contemplated by the merger agreement. For example, in the event that the Gross Transaction Expenses were $17,250,000 on a pre-tax basis, then the aggregate cash consideration would be adjusted downward by $1,000,000 on a tax-effected basis, or an adjustment of $650,000 assuming a 35% tax rate. As of January 19, 2017, the most recent practicable date before the filing of this joint proxy statement/prospectus, Sovereign estimates that the Gross Transaction Expenses as of the closing of the merger will be less than $16,250,000, resulting in no downward adjustment to the aggregate cash consideration with respect to such expenses. For additional information regarding the composition and determination of Gross

Transaction Expenses, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.
Additionally, if at any time following the Determination Date, the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the twenty (20) full consecutive trading days ending on and including the date preceding the Determination Date is less than $16.36 and decreases by more than 20% in relation to the NASDAQ Bank Index, Sovereign will have the right to terminate the merger agreement unless Veritex elects to increase the aggregate stock consideration and/or aggregate cash consideration as described in the section in this joint proxy statement/prospectus entitled “The Merger Agreement—Termination of the Merger Agreement”.
The Veritex Board Recommends that Veritex Shareholders Vote “FOR” the Veritex Stock Issuance Proposal and the Veritex Adjournment Proposal (page 97)
The Veritex Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the issuance of the Veritex common stock, are advisable and in the best interests of Veritex and its shareholders and has approved the merger agreement. The Veritex Board recommends that Veritex shareholders vote “FOR” the Veritex Stock Issuance Proposal and “FOR” the Veritex Adjournment Proposal. For the factors considered by the Veritex Board in reaching its decision to approve the merger agreement, see “The Merger—Veritex’s Reasons for the Merger; Recommendation of the Veritex Board” beginning on page 97.
The Sovereign Board Unanimously Recommends that Sovereign Shareholders Vote “FOR” the Sovereign Merger Proposal and the Sovereign Adjournment Proposal (page [•])
The Sovereign Board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Sovereign and its shareholders and has unanimously approved the merger agreement. The Sovereign Board unanimously recommends that Sovereign shareholders vote “FOR” the Sovereign Merger Proposal and “FOR” the Sovereign Adjournment Proposal. For the factors considered by the Sovereign Board in reaching its decision to approve the merger agreement, see “The Merger—Sovereign’s Reasons for the Merger; Recommendation of the Sovereign Board” beginning on page 85.
Certain executive officers, directors, affiliates, founders and their family members, and holders of 5% or more of the voting equity securities of Sovereign have entered into a voting agreement with Veritex, solely in their capacity as shareholders of Sovereign, pursuant to which they have agreed to vote in favor of the Sovereign Merger Proposal and in favor of any other matter required to be approved by the shareholders of Sovereign to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreement, see “The Merger Agreement—Sovereign Director Support Agreements and Sovereign Voting Agreement” beginning on page 126.
Opinion of Sovereign’s Financial Advisor (page 86 and Annex D)
In connection with the merger, the Sovereign Board received an oral opinion, which was subsequently confirmed in writing on December 9, 2016, from Sandler O’Neill & Partners, L.P. (“Sandler”), the financial advisor to Sovereign, to the effect that, as of December 9, 2016, the per share merger consideration provided for in the merger agreement was fair from a financial point of view, to holders of Sovereign common stock. The full text of the opinion letter of Sandler dated December 9, 2016, is included in this joint proxy statement/prospectus as Annex D. Sovereign encourages you to read this opinion letter carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler in providing its opinion. The opinion of Sandler has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstances after December 9, 2016. Sandler’s opinion is directed to the Sovereign Board, addresses only the fairness of the per share merger consideration provided for in the merger agreement to the holders of Sovereign common stock from a financial point of view, and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger or any other matter considered at the Sovereign special meeting. For further information, please see the section entitled “The Merger—Opinion of Sovereign’s Financial Advisor” beginning on page 86.
Opinion of Veritex’s Financial Advisor (page 98 and Annex E)
In connection with the merger, Veritex’s financial advisor, Stephens Inc. (“Stephens”) delivered an oral opinion to the Veritex Board, which was subsequently confirmed in writing on December 9, 2016, that, as of the date of the opinion, the aggregate merger consideration to be paid in the merger was fair from a financial point of view to Veritex. The full text of Stephen’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens in preparing the opinion, is attached as Annex E to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Veritex Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Veritex to engage in the merger or enter into the merger agreement or constitute a recommendation to the Veritex Board in connection with the merger, and it does not constitute a recommendation to any holder of Veritex common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. For further information, please see the section entitled “The Merger—Opinion of Veritex’s Financial Advisor” beginning on page 98.
How Sovereign Equity-Based Awards Will Be Treated (page 112)
Deferred Stock Awards
            Immediately prior to the effective time, except as otherwise agreed by Veritex and the holder thereof, each deferred stock award granted in respect of a share of Sovereign common stock that is outstanding immediately prior to the effective time and which is subject to vesting criteria shall vest in full in accordance with its terms and be converted into and represent only the right to receive the per share merger consideration for each share of Sovereign common stock then subject to such deferred stock award. There are 60,000 shares of Sovereign common stock, issuable upon accelerated vesting of Sovereign deferred share awards in connection with the merger.
Stock Options
Each option granted by Sovereign to purchase shares of Sovereign common stock under a Sovereign option plan that is unexpired, outstanding and unexercised immediately prior to the effective time shall be cancelled and converted automatically into the right to receive an amount in cash per option, without interest, equal to the per share merger consideration, calculated on a fully diluted basis assuming the vesting of all deferred stock awards and the exercise of all unexercised and unexpired stock options, less the exercise price of the stock option, subject to applicable tax withholdings. Any Sovereign stock option with an exercise price per share of Sovereign common stock that is greater than or equal to the per option amount, as calculated above, will be cancelled in exchange for no consideration.
How Sovereign SBLF Preferred Stock Will Be Treated (page 112)
Sovereign has 24,500 outstanding shares of Sovereign SBLF Preferred Stock issued to the U.S. Treasury in connection with Sovereign’s participation in the U.S. Treasury’s Small Business Lending Fund (“SBLF”). Sovereign pays a dividend on January 1, April 1, July 1, and October 1 of each year to the holder of the shares of Sovereign SBLF Preferred Stock. Currently, the dividend equals 9.0% of the $24.5 million aggregate liquidation amount of the Sovereign SBLF Preferred Stock.
Under the terms of the merger agreement, each share of Sovereign SBLF Preferred Stock issued and outstanding immediately prior to the effective time shall be converted into one share of Senior Non-Cumulative Perpetual, Series D preferred stock of Veritex (which we refer to in this joint proxy statement/prospectus as “Veritex Series D Preferred Stock”). Each share of the Veritex Series D Preferred Stock would provide the same rights, preferences, privileges and voting powers, and be subject to the same limitations and restrictions, as Sovereign SBLF Preferred Stock, taken as a whole, existing immediately prior to the consummation of the merger. Any such Veritex Series D Preferred Stock will entitle holders thereof to dividends from the date of issuance of such Veritex Series D Preferred Stock on terms that are equivalent to the terms of the Sovereign SBLF Preferred Stock issued and outstanding immediately prior to the merger, taken as a whole. Accordingly, through the issuance of the Veritex Series D Preferred Stock, Veritex will assume Sovereign’s obligations with respect to the payment of the dividends on January 1, April 1, July 1, and October 1 of each year equal to 9.0% of the $24.5 million aggregate liquidation amount. If Veritex decides to redeem the Veritex Series D Preferred Stock after the merger, it would be at a redemption price equal to 100% of the liquidation amount of the Veritex Series D Preferred Stock called for redemption.
The exchange of the Sovereign SBLF Preferred Stock for Veritex Series D Preferred Stock is subject to prior review and acceptance by the U.S. Treasury, which Sovereign and Veritex expect to receive.
How Sovereign’s Trust Preferred Securities Will Be Treated (page 113)
Pursuant to the merger agreement, Veritex will assume or discharge, in Veritex’s sole discretion, all of Sovereign’s obligations in respect of the issuance of $8,350,000 in trust preferred securities, liquidation amount $1,000 per trust preferred security, by Sovereign’s wholly-owned subsidiary, SovDallas Capital Trust I.
Sovereign Will Hold the Sovereign Special Meeting on [•], 2017 (page 49)
The Sovereign special meeting will be held on [•], at [•] local time, at[•]. At the Sovereign special meeting, Sovereign shareholders will be asked to approve the Sovereign Merger Proposal and the Sovereign Adjournment Proposal.
Only holders of record of Sovereign common stock at the close of business on [•], 2017, the Sovereign record date, will be entitled to notice of and to vote at the Sovereign special meeting. Each share of Sovereign common stock is entitled to one vote on each proposal to be considered at the Sovereign special meeting. As of the Sovereign record date, there were [•] shares of Sovereign common stock entitled to vote at the Sovereign special meeting. As of the Sovereign record date, the directors and executive officers of Sovereign and their affiliates beneficially owned and were entitled to vote, in the aggregate, [•] shares of Sovereign common stock representing approximately [•]% of the shares of Sovereign common stock outstanding on that date.
The Sovereign Merger Proposal will be approved if at least two-thirds of the outstanding shares of Sovereign common stock are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Sovereign special meeting or fail to instruct your bank or broker how to vote with respect to the Sovereign Merger Proposal, it will have the effect of a vote AGAINST the Sovereign Merger Proposal.
The Sovereign Adjournment Proposal will be approved if a majority of the votes cast on the proposal at the Sovereign special meeting are voted in favor of the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Sovereign special meeting or fail to instruct your bank or broker how to vote with respect to the Sovereign Adjournment Proposal, it will have no effect on the proposal.
Veritex Will Hold the Veritex Special Meeting on [•], 2017 (page 53)
The Veritex special meeting will be held on [•], at [•] local time, at [•]. At the Veritex special meeting, Veritex shareholders will be asked to approve the Veritex Stock Issuance Proposal and the Veritex Adjournment Proposal.
Only holders of record of Veritex common stock at the close of business on [•], 2017, the Veritex record date, will be entitled to notice of and to vote at the Veritex special meeting. Each share of Veritex common stock is entitled to one vote on each proposal to be considered at the Veritex special meeting. As of the Veritex record date, there were [•] shares of Veritex common stock entitled to vote at the Veritex special meeting. As of the Veritex record date, the directors and executive officers of Veritex and their affiliates beneficially owned and were entitled to vote approximately [•] shares of Veritex common stock representing approximately [•]% of the shares of Veritex common stock outstanding on that date.
The Veritex Stock Issuance Proposal will be approved if a majority of the votes cast at the Veritex special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Veritex special meeting or fail to instruct your bank or broker how to vote with respect to the Veritex Share Issuance Proposal, it will have no effect on the proposal.
The Veritex Adjournment Proposal will be approved if a majority of the votes cast at the Veritex special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Veritex special meeting or fail to instruct your bank or broker how to vote with respect to the Veritex Adjournment Proposal, it will have no effect on the proposal.
Material U.S. Federal Income Tax Consequences of the Merger (page 127)
The obligations of Veritex and Sovereign to complete the merger are conditioned on, among other things, the receipt by Veritex and Sovereign of tax opinions from Norton Rose Fulbright US LLP and Fenimore, Kay, Harrison & Ford, LLP, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth and referred to in such opinions, the integrated mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Assuming that the integrated mergers qualify as a reorganization within the meaning of Section 368(a) of the Code, it is anticipated that the holder of Sovereign common stock who exchanges Sovereign common stock for a combination of Veritex common stock and cash should recognize gain (but not loss) in the exchange equal to the lesser of the cash received by such holder and the amount, if any, by which the cash plus the fair market value of Veritex common stock received by such holder exceeds the tax basis of such holder’s Sovereign common stock surrendered in exchange therefor (in each case excluding cash received in lieu of a fractional share of Veritex common stock).
For further information, please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127. The U.S. federal income tax consequences described above may not apply to all holders of Sovereign common stock. Your tax consequences will depend on your individual situation. Accordingly, Veritex and Sovereign strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the integrated mergers to you.
Interests of Sovereign’s Directors and Executive Officers in the Merger (page 104)
In considering the recommendation of the Sovereign Board with respect to the merger agreement, you should be aware that certain of Sovereign’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Sovereign shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of the Sovereign shareholders include:

•
Stock Options. All unexercised and unexpired stock options will be cancelled at the closing of the merger for a per option cash amount equal to the per share merger consideration, calculated on a fully diluted basis assuming the vesting of all deferred stock awards and the exercise of all unexercised and unexpired stock options, less the exercise price of the stock option, subject to applicable tax withholdings. As of the date of this joint proxy statement/prospectus, an aggregate of 45,720 Sovereign stock options were issued and outstanding, all of which were held by Thomas J. Mastor, President and Chief Executive Officer of Sovereign, and are fully vested and exercisable. Mr. Mastor entered into an option holder release agreement with Sovereign in connection with the entry by Sovereign, Veritex and Merger Sub into the merger agreement providing for the payments and a release by Mr. Mastor relating to the options. Although the amount of any payments that may be due Mr. Mastor in consideration of his outstanding options will fluctuate based on the value of the aggregate merger consideration and the number of unexercised and unexpired options as of the closing of the merger, if the merger had closed as of January 17, 2017 and assuming no downward adjustment to the aggregate cash consideration, the per share merger consideration calculated on a diluted basis as noted above would have been $35.69 and, when accounting for the exercise prices of the options, Sovereign would have paid approximately $650,000 in cash consideration in respect of his stock options.

•
Payments Under Existing Agreements between Sovereign and Employees. Sovereign has entered into various employment arrangements with its employees including Thomas J. Mastor, Chief Executive Officer and President, and R. Michael Russell, Chief Financial Officer, that provide for payments as a result of the merger. Assuming a closing date of May 31, 2017, Messrs. Mastor and Russell would have been entitled to payments in the aggregate equal to approximately $5,796,000 under these arrangements.

In addition, in connection with the organization of Sovereign and Sovereign Bank, Sovereign agreed to pay Mr. Mastor a lump sum equal to 0.4% of the aggregate transaction price in the event of a transaction, such as the merger, involving a disposition of Sovereign. The disposition fee would be triggered by the merger under the terms of Sovereign’s agreement with Mr. Mastor. While the amount due Mr. Mastor under the agreement will fluctuate based on the value of the aggregate merger consideration, if the merger had closed as of January 17, 2017, and assuming no downward adjustment to the aggregate merger consideration, Sovereign estimates that Mr. Mastor would have been entitled to a payment equal to approximately $766,000.

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Organizer Warrant Consideration. Sovereign has entered into cash acknowledgment and release agreements with certain of its organizers, including Mr. Mastor, to cancel and cash-out the warrants issuable to such persons for a per warrant amount equal to the per share merger consideration, calculated on a fully diluted basis assuming the vesting of all deferred stock awards, the exercise of all unexercised and unexpired stock options and including 12,787 organizer warrants, less $15.23, which was the weighted average exercise price of the warrants issuable as of the date of the merger agreement. Although the amount of the payments in consideration of the warrants issuable to the organizers will fluctuate based on the value of the per share merger consideration, if the merger had closed as of January 17, 2017, and assuming no downward adjustment to the aggregate cash consideration, the per share merger consideration calculated on a diluted basis as noted above would have been $35.60 and, when accounting for the weighted average exercise price of the warrants, Sovereign would have paid an aggregate of approximately $260,500 in cash consideration in respect of these agreements, of which Mr. Mastor would have been entitled to receive approximately $164,000.

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Indemnification and Insurance. Veritex has agreed to indemnify the directors and officers of Sovereign against certain liabilities arising before the effective time. Sovereign has also agreed to purchase a six year “tail” prepaid policy, on terms that are no less favorable than Sovereign’s existing directors’ and officers’ liability insurance, for the benefit of the directors and officers of Sovereign.

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Director Appointments. Veritex has agreed to appoint two current Sovereign directors to the Veritex Board effective upon consummation of the merger, one of whom will be named a Vice Chairman. The directors to be appointed to the Veritex Board are expected to be Thomas J. Mastor and T.J. Falgout. These persons will also be appointed to serve on the board of directors of Veritex Bank after consummation of the bank merger.

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Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Sovereign who continue on as employees of Veritex will be entitled to participate in the Veritex health and welfare benefit and similar plans on the same terms and conditions as employees of Veritex. Subject to certain exceptions, these employees will receive credit for their years of service to Sovereign or Sovereign Bank for participation, vesting and benefit accrual purposes.

These interests are discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger-Interests of Sovereign’s Directors and Executive Officers in the Merger” beginning on page 104. The Sovereign Board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Sovereign does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the Sovereign shareholders. However, the payments to be made with respect to the stock options, under existing Sovereign employment arrangements with employees and for the “tail” insurance will be considered Gross Transaction Expenses under the merger agreement and accounted for in determining the Sovereign tangible common equity, as more specifically described in the merger agreement, for purposes of determining whether there would be a downward adjustment to the aggregate cash consideration. For additional information on the potential downward adjustments to the aggregate cash consideration, please see “The Merger Agreement-Structure of the Merger-Adjustments to Merger Consideration” beginning on page 111.
Interests of Veritex’s Directors and Executive Officers in the Merger (page 105)
Ray W. Washburne, a Veritex director, is the beneficial owner of 5,000 shares, or less than 1.0%, of Sovereign common stock as of January 17, 2017. Mr. Washburne was not present at the meeting of the Veritex Board in which the Veritex Board approved the merger agreement and the transactions contemplated thereby, nor was Mr. Washburne involved in the negotiation of the merger agreement or the merger.
Sovereign Shareholders Are Entitled To Assert Dissenters’ Rights (page 106 and Annex F)
Sovereign shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Sovereign common stock under the TBOC. In order for such Sovereign shareholder to perfect such Sovereign shareholder’s right to dissent, such Sovereign shareholder must carefully follow the procedure set forth in the applicable provisions of the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Annex F to this joint proxy statement/prospectus and a summary of the provisions can be found under the section of this joint proxy statement/prospectus entitled “The Merger—Dissenters’ Rights in the Merger” beginning on page 106.
Conditions that Must Be Satisfied or Waived for the Merger To Occur (page 122)
Currently, Sovereign and Veritex expect to complete the merger in the second quarter of 2017. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Veritex’s and Sovereign’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Sovereign’s shareholders and the approval of the issuance of shares of Veritex common stock in connection with the merger by Veritex’s shareholders;

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the Veritex common stock to be issued pursuant to the merger agreement;

•	the receipt of all requisite regulatory approvals and the expiration of all statutory waiting periods in respect thereof, and such regulatory approvals remaining in full force and effect;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Veritex common stock to be issued upon the consummation of the merger and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

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the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•	the accuracy of the representations and warranties of the other party contained in the merger agreement;

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed; and

•
receipt by Veritex and Sovereign of an opinion of their respective legal counsel to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth or referred to in such opinion, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Veritex’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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delivery by Sovereign to Veritex of a duly executed certificate stating that Sovereign is not, and has not been, during the relevant periods, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

•	the receipt of releases for each director and certain officers of Sovereign and Sovereign Bank, which remain in full force and effect;

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the option holder release agreement with Thomas J. Mastor, the cash acknowledgment and release agreements with certain of the organizers and each of the director support agreements remaining in full force and effect;

•	Sovereign’s tangible common equity being no less than $89,000,000 on the business day prior to the closing date of the merger;

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the allowance for loan losses of Sovereign Bank being at least $13,976,000 as of the closing date of the merger, less any amount reduced through the usage of the specific reserves for the outstanding classified loans set forth on Sovereign’s confidential disclosure schedules to the merger agreement;

•	the dissenting shares in the merger representing not more than 5.0% of the outstanding shares of Sovereign common stock;

•	the termination of all employment agreements to which Sovereign is a party and compliance by Sovereign with the obligations set forth in the merger agreement in connection with such termination;

•	the absence of any material burdensome condition (as defined in the merger agreement) imposed as a result of obtaining the regulatory approvals required by the merger agreement;

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receipt by Veritex of a true, correct and complete copy of resolutions adopted by the Sovereign Board terminating as of the effective time each or all of the Sovereign employee benefit plans that are “employee benefit plans” within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”);

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delivery by Sovereign in accordance with the merger agreement of a final independent third-party valuation of the post-termination non-competition and non-solicitation agreements between Sovereign or Sovereign Bank and each of Thomas J. Mastor and R. Michael Russell;

•	the termination of Sovereign’s professional employer organization agreement; and

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Sovereign and Veritex having taken all reasonably necessary action to provide, and the receipt by Sovereign and Veritex of all regulatory approvals required, for the exchange of the then-outstanding Sovereign SBLF Preferred Stock for shares of Veritex Series D Preferred Stock as set forth in the merger agreement.

Neither Sovereign nor Veritex can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement (page 123)
The merger agreement can be terminated at any time prior to the effective time in the following circumstances, whether before or after adoption of the merger agreement by the shareholders of Sovereign or Veritex:

•	by mutual written consent of Veritex and Sovereign, if the board of each so determines by a vote of a majority of the members of its entire board;

•
by the Veritex Board or the Sovereign Board, if any governmental entity that must grant a requisite regulatory approval has denied approval of or requested withdrawal of the application requesting approval to consummate the merger or the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by the Veritex Board or the Sovereign Board, if the merger has not been completed on or before the termination date, which is the one year anniversary of the date of the merger agreement, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement, provided that if the regulatory approval closing conditions have not been satisfied as of the termination date, Veritex may extend the termination date for an additional three months;

•
by the Veritex Board or the Sovereign Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Sovereign, if the Veritex Board (i) fails to recommend in this joint proxy statement/prospectus that the shareholders of Veritex approve the Veritex issuance of Veritex common stock, or withdraws, modifies or qualifies such recommendation in a manner adverse to Sovereign, or resolves to do so, or fails to reaffirm such recommendation within two business days after Sovereign requests in writing that such action be taken, or (ii) breaches certain obligations, including with respect to calling a meeting of its shareholders and recommending that they approve the Veritex issuance of Veritex common stock, in any material respect;

•
by Veritex, if the Sovereign Board (i) fails to recommend in this joint proxy statement/prospectus that the shareholders of Sovereign adopt the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner adverse to Veritex, or resolves to do so, or fails to reaffirm such recommendation within two business days after Veritex requests in writing that such action be taken, or fails to recommend against acceptance of a tender offer or exchange offer for outstanding Sovereign common stock that has been publicly disclosed (other than by Veritex or an affiliate of Veritex) within 10 business days after the commencement of such tender or exchange offer, (ii) recommends or endorses an acquisition proposal, or (iii) breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement, in any material respect;

•
by Veritex or by Sovereign if the other party has failed to obtain the shareholder vote necessary for the approval and enactment of the transactions contemplated in the merger agreement at the respective shareholder meeting or any adjournment or postponement thereof;

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by Veritex or Sovereign, if Veritex fails to raise funds in an offering of Veritex securities in an amount sufficient to pay the cash portion of the aggregate cash consideration by 5:00 p.m. Dallas, Texas time, on the date that is 10 business days after the receipt by Veritex and Sovereign of all requisite regulatory approvals;

•
by Sovereign, if prior to the adoption of the merger agreement by Sovereign’s shareholders by the necessary shareholder vote, Sovereign has received an acquisition proposal that amounts to a Superior Proposal (as defined in the merger agreement) and has complied with certain obligations, including with respect to the non-solicitation of acquisition proposals;

•	by Sovereign, at any time following the Determination Date if both the following conditions are satisfied:

o
the number obtained by dividing (i) the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the Determination Date by (ii) $20.45, which is the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the date of the merger agreement (such obtained number, the “Stock Ratio”) shall be less than 0.80; and

o
the Stock Ratio shall be less than the number obtained by dividing (i) the average of the closing prices of the NASDAQ Bank Index for the 20 full consecutive trading days ending on and including the date preceding the Determination Date (such average, the “Final Index Price”) by (ii) the average closing price of the NASDAQ Bank Index as reported in The Wall Street Journal for the 20 full trading days ending on the date of the merger agreement (such average, the “Starting Index”), and subtracting 0.20 from such quotient;

unless Veritex elects to increase the aggregate stock consideration and/or aggregate cash consideration as described in the section in this joint proxy statement/prospectus entitled “The Merger Agreement—Termination of the Merger Agreement”.
Termination Fee (page 125)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Sovereign Board, Sovereign may be required to pay to Veritex a termination fee equal to $4.5 million. This termination fee could discourage other companies from seeking to acquire or merge with Sovereign. Veritex may be required to pay to Sovereign a termination fee equal to $4.5 million under certain circumstances. Termination fees are discussed in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 125.
Regulatory Approvals Required for the Merger (page 108)
Subject to the terms of the merger agreement, both Sovereign and Veritex have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System (which we refer to in this joint proxy statement/prospectus as the “Federal Reserve”) and the Texas Department of Banking (which we refer to in this joint proxy statement/prospectus as the “TDB”). Veritex and Sovereign have submitted applications and notifications to obtain regulatory approvals from, or provide prior notice to, each required governmental authority.
Although neither Sovereign nor Veritex knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Sovereign and Veritex cannot be certain when or if they will be obtained.
The Rights of Sovereign Shareholders Will Change as a Result of the Merger (page 133)
The rights of Sovereign shareholders will change as a result of the merger due to differences in Veritex’s and Sovereign’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 133 for a description of the material differences in shareholders’ rights under each of the Veritex and Sovereign governing documents.
Risk Factors (page 37)
You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 37.

RECENT DEVELOPMENTS
On December 20, 2016, Veritex closed an underwritten public offering in which it sold an aggregate of 4,444,750 shares of Veritex common stock at a price of $22.50 per share (which we refer to in this joint proxy statement/prospectus as the “Offering”). The Offering was consummated pursuant to an underwriting agreement dated December 15, 2016 (which we refer to in this joint proxy statement/prospectus as the “Underwriting Agreement”) with Stephens, as representative of the several underwriters named therein including Sandler, pursuant to which Veritex agreed to issue and sell 3,865,000 shares of Veritex common stock at a public offering price of $22.50 per share. As part of the Offering, Veritex granted the underwriters a 30-day option to purchase up to an additional 579,750 shares of Veritex common stock at the public offering price, less the underwriting discount, and the underwriters elected to exercise the option in full.
After deducting underwriting discounts and commissions and estimated offering expenses, and with the Underwriters’ exercise of the over-allotment option, the net proceeds of the Offering to Veritex were approximately $94.4 million. Veritex intends to use the net proceeds from the Offering to fund the aggregate cash consideration of the merger and for general corporate purposes.
Pursuant to the Underwriting Agreement, directors, certain executive officers and certain shareholders of Veritex entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.
The offer and sale of shares of Veritex common stock sold in the Offering were registered under the Securities Act, pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-207934) dated November 25, 2015. The offer and sale of the shares in the Offering are described in Veritex’s prospectus constituting a part of the registration statement for the Offering, as supplemented by a final prospectus supplement, dated December 15, 2016, which was filed by Veritex with the SEC on December 16, 2016. Additional information regarding the Offering may be found in Veritex’s reports filed with the SEC, including the Form 8-K filed by Veritex on December 14, 2016 and the Form 8-K filed by Veritex on December 19, 2016.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF VERITEX
The following table sets forth Veritex’s summary historical consolidated financial and other data (i) as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015, and (ii) as of and for the years ended December 31, 2015 and 2014. The selected consolidated historical financial data as of and for the years ended December 31, 2015 and 2014 has been derived from Veritex’s audited financial statements that are incorporated by reference into this joint proxy statement/prospectus. The selected consolidated historical financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been derived from Veritex’s unaudited condensed consolidated financial statements, that are incorporated by reference into this joint proxy statement/prospectus. Veritex’s unaudited condensed consolidated financial statements not included or incorporated by reference in this joint proxy statement/prospectus, have been prepared on a basis consistent with Veritex’s audited consolidated financial statements. In the opinion of management of Veritex, such unaudited consolidated financial data as of and for the nine months ended September 30, 2016 and 2015 reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Veritex’s historical results are not necessarily indicative of the results that may be expected for any future period. See “Where You Can Find More Information” beginning on page 142.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Summary Consolidated Financial Highlights
(In thousands, except share and per share data)

	As of and For the Nine Months Ended September 30,		As of and For the Years Ended December 31,
	2016	2015	2015	2014
Selected Period-end Balance Sheet Data:
Total assets	$1,269,238	$1,009,539	$1,039,600	$802,286
Cash and cash equivalents	178,587	123,509	71,551	93,251
Investment securities	86,772	61,023	75,813	45,127
Total loans	926,712	754,199	820,567	603,310
Allowance for loan losses	8,102	6,214	6,772	5,981
Goodwill	26,865	26,025	26,865	19,148
Intangibles	2,257	2,458	2,410	1,261
Noninterest-bearing deposits	304,972	299,864	301,367	251,124
Interest-bearing deposits	772,245	542,743	567,043	387,619
Total deposits	1,077,217	842,607	868,410	638,743
Advances from FHLB	38,341	18,478	28,444	40,000
Other borrowings	8,077	8,075	8,076	8,074
Total stockholders’ equity	142,423	137,508	132,046	113,312
Selected Income Statement Data:
Net interest income	$30,435	$22,447	$31,459	$25,340
Provision for loan losses	1,610	258	868	1,423
Net interest income after provision for loan losses	28,825	22,189	30,591	23,917
Noninterest income	4,679	2,497	3,704	2,496
Noninterest expense	19,305	15,655	21,388	18,503
Income before income tax	14,199	9,031	12,907	7,910
Income tax expense	4,837	2,814	4,117	2,705
Net income	9,362	6,217	8,790	5,205
Preferred dividends	—	60	98	80
Net income available to common stockholders	$9,362	$6,157	$8,692	$5,125
Share Data:
Basic earnings per common share	$0.88	$0.62	$0.86	$0.73
Diluted earnings per common share	0.85	0.61	0.84	0.72
Book value per common share	13.27	12.10	12.33	11.12
Tangible book value per common share [1]	10.55	9.44	9.59	8.96
Basic weighted average common shares outstanding	10,698,452	9,853,785	10,061,015	6,991,585
Diluted weighted average common shares outstanding	10,992,723	10,121,184	10,332,158	7,152,328
Performance Ratios:
Return on average assets	1.09%	0.97%	0.98%	0.75%
Return on average equity	9.07	6.78	6.94	6.28
Net interest margin	3.82	3.81	3.80	3.78
Efficiency ratio	54.98	62.76	60.83	66.47
Loans to deposits ratio	86.03	89.51	94.50	94.45
Noninterest expense to average assets	2.24	2.45	2.38	2.71
Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.17%	0.09%	0.11%	0.07%
Nonperforming loans to total loans	0.16	0.06	0.08	0.07
Allowance for loan losses to total loans	0.87	0.82	0.83	0.99
Net charge-offs (recoveries) to average loans outstanding	0.03	—	0.01	0.08
Capital Ratios:
Total stockholders’ equity to total assets	11.22%	13.62%	12.70%	14.11%
Tangible common equity to tangible assets [1]	9.14	10.30	10.17	10.86
Tier 1 capital to average assets	9.82	12.02	10.75	12.66
Tier 1 capital to risk-weighted assets	12.04	14.73	12.85	15.45
Common equity tier 1 (to risk-weighted assets)	11.72	13.29	12.48	n/a
Total capital to risk-weighted assets	13.38	16.18	14.25	17.21
_______________________
1 This is a non-GAAP financial measure. See Veritex’s reconciliation in the “Veritex Non-GAAP Financial Measures” note below.

Veritex Non-GAAP Financial Measures

Veritex's accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, Veritex also evaluates its performance based on certain additional financial measures discussed herein as being non‑GAAP financial measures. Veritex classifies a financial measure as being a non‑GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in Veritex's statements of income, balance sheets or statements of cash flows. Non‑GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non‑GAAP financial measures or both.
The non‑GAAP financial measures that Veritex discusses herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Veritex calculates the non‑GAAP financial measures may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non‑GAAP financial measures Veritex has discussed herein when comparing such non‑GAAP financial measures.
Tangible Book Value Per Common Share.  Tangible book value per common share is a non‑GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Veritex calculates (1) tangible common equity as stockholders’ equity less preferred stock, goodwill and core deposit intangible and other intangible assets, net of accumulated amortization, and (2) tangible book value per common share as tangible common equity divided by shares of common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.
Veritex believes that this measure is important to many investors who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing Veritex's tangible book value.
The following table reconciles, as of the dates set forth above, total stockholders’ equity to tangible common equity and presents Veritex's tangible book value per common share compared to its book value per common share:

	As of September 30,		As of December 31,
	2016	2015	2015	2014
	(Dollars in thousands, except share data)
Tangible Common Equity
Total stockholders’ equity	$142,423	$137,508	$132,046	$113,312
Adjustments:
Preferred stock	—	(8,000)	—	(8,000)
Common shareholder book value	142,423	129,508	132,046	105,312
Goodwill	(26,865)	(26,025)	(26,865)	(19,148)
Intangible assets	(2,257)	(2,458)	(2,410)	(1,261)
Total tangible common equity	$113,301	$101,025	$102,771	$84,903
Common shares outstanding(1)	10,736,037	10,700,432	10,712,472	9,470,832
Book value per common share	$13.27	$12.10	$12.33	$11.12
Tangible book value per common share	$10.55	$9.44	$9.59	$8.96

(1)
Excludes the dilutive effect, if any, of 454,000,  378,000, 378,000, 353,000 shares of Veritex common stock issuable upon exercise of outstanding stock options as of September 30, 2016, September 30, 2015, December 31, 2015, and December 31, 2014 respectively, and 165,000,  153,000, 136,000, 145,000 shares of Veritex common stock issuable upon vesting of outstanding restricted stock units as of September 30, 2016, September 30, 2015, December 31, 2015, and December 31, 2014 respectively.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	As of September 30,		As of December 31,
	2016	2015	2015	2014
	(Dollars in thousands)
Tangible Common Equity
Total stockholders’ equity	$142,423	137,508	$132,046	$113,312
Adjustments:
Preferred Stock	—	(8,000)	—	(8,000)
Goodwill	(26,865)	(26,025)	(26,865)	(19,148)
Intangible assets	(2,257)	(2,458)	(2,410)	(1,261)
Total tangible common equity	$113,301	$101,025	$102,771	$84,903
Tangible Assets
Total assets	$1,269,238	$1,009,539	$1,039,600	$802,286
Adjustments:
Goodwill	(26,865)	(26,025)	(26,865)	(19,148)
Intangible assets	(2,257)	(2,458)	(2,410)	(1,261)
Total tangible assets	$1,240,116	$981,056	$1,010,325	$781,877
Tangible Common Equity to Tangible Assets	9.14%	10.30%	10.17%	10.86%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SOVEREIGN
The following table sets forth selected consolidated historical financial data for Sovereign (i) as of and for the nine months ended September 30, 2016 and 2015, and (ii) as of and for the years ended December 31, 2015 and 2014. The summary historical consolidated financial data (i) as of and for the years ended December 31, 2015 and 2014 were derived from Sovereign’s audited consolidated financial statements, and (ii) as of and for the nine months ended September 30, 2016 and 2015 were derived from Sovereign’s unaudited consolidated financial statements, which are included elsewhere in this joint proxy statement/prospectus. Sovereign’s historical results are not necessarily indicative of the results that may be expected for any future period. See “Where You Can Find More Information” beginning on page 142.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Summary Consolidated Financial Highlights
(In thousands, except share and per share data)

	As of and For the Nine Months Ended September 30,		As of and For the Years Ended December 31,
	2016	2015	2015	2014
Selected Period-end Balance Sheet Data:
Total assets	$1,098,589	$1,129,470	$1,112,583	$1,055,902
Cash and cash equivalents	25,507	15,165	14,241	8,890
Investment securities	188,944	259,276	252,462	321,630
Total loans	862,976	825,938	815,048	682,201
Allowance for loan losses	13,976	9,843	10,926	8,252
Goodwill	—	—	—	—
Intangibles	478	457	466	359
Noninterest-bearing deposits	181,281	172,167	173,985	155,078
Interest-bearing deposits	677,338	648,070	624,467	638,257
Total deposits	858,619	820,237	798,452	793,335
Advances from FHLB	110,000	180,000	190,000	130,000
Other borrowings	8,609	8,609	8,609	8,609
Total stockholders’ equity	118,368	110,790	113,267	105,388
Selected Income Statement Data:
Net interest income	$27,721	$27,141	$37,185	$34,055
Provision for loan losses	3,000	2,800	4,800	—
Net interest income after provision for loan losses	24,721	24,341	32,385	34,055
Noninterest income	2,903	3,628	4,771	3,364
Noninterest expense	19,050	20,272	26,887	33,348
Income before income tax	8,574	7,697	10,269	4,071
Income tax expense	2,475	2,148	2,649	399
Net income	6,099	5,549	7,620	3,672
Preferred dividends	723	184	245	245
Net income available to common stockholders	$5,376	$5,365	$7,375	$3,427
Share Data:
Basic earnings per common share	$1.03	$1.04	$1.42	$0.67
Diluted earnings per common share	0.99	0.98	1.35	0.61
Book value per common share	17.89	16.64	17.06	15.67
Tangible book value per common share [2]	17.79	16.55	16.97	15.60
Basic weighted average common shares outstanding	5,228,380	5,176,013	5,181,311	5,109,221
Diluted weighted average common shares outstanding	5,433,186	5,450,033	5,445,999	5,581,580
Performance Ratios:
Return on average assets	0.75%	0.68%	0.70%	0.36%
Return on average equity	7.01	6.84	7.01	3.55
Net interest margin	3.50	3.47	3.52	3.45
Efficiency ratio	62.81	65.76	62.24	86.05
Loans to deposits ratio	100.50	100.27	102.10	86.00
Noninterest expense to average assets	2.34	2.51	2.48	3.19
Summary Credit Quality Ratios:
Nonperforming assets to total assets	1.38%	1.62%	1.49%	0.43%
Nonperforming loans to total loans	1.57	2.14	1.82	0.55
Allowance for loan losses to total loans	1.62	1.20	1.34	1.21
Net charge-offs to average loans outstanding	(0.01)	0.22	0.28	0.47
Capital Ratios:
Total stockholders’ equity to total assets	10.77%	9.81%	10.18%	9.98%
Tangible common equity to tangible assets [2]	8.50	7.60	7.94	7.63
Tier 1 capital to average assets	11.71	10.53	10.69	10.80
Tier 1 capital to risk-weighted assets	12.33	11.59	11.97	12.82
Common equity tier 1 (to risk-weighted assets)	9.11	8.36	8.70	9.11
Total capital to risk-weighted assets	13.58	12.55	13.06	13.77
_______________________
2 This is a non-GAAP financial measure. See Sovereign’s reconciliation in the “Sovereign Non-GAAP Financial Measures” note below.

Sovereign Non-GAAP Financial Measures

Tangible Book Value Per Common Share.  Tangible book value per common share is a non‑GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Sovereign calculates (1) tangible common equity as stockholders’ equity less preferred stock, goodwill and core deposit intangible and other intangible assets, net of accumulated amortization, and (2) tangible book value per common share as tangible common equity divided by shares of common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.
Sovereign believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.
The following table reconciles, as of the dates set forth above, total stockholders’ equity to tangible common equity and presents Sovereign's tangible book value per common share compared to its book value per common share:

	As of September 30,		As of December 31,
	2016	2015	2015	2014
	(Dollars in thousands, except share data)
Tangible Common Equity
Total stockholders’ equity	$118,368	$110,790	$113,267	$105,388
Adjustments:
Preferred stock	(24,500)	(24,500)	(24,500)	(24,500)
Common shareholder book value	93,868	86,290	88,767	80,888
Goodwill	—	—	—	—
Intangible assets	(478)	(457)	(466)	(359)
Total tangible common equity	$93,390	$85,833	$88,301	$80,529
Common shares outstanding(1)	5,248,200	5,185,100	5,203,100	5,161,888
Book value per common share	$17.89	$16.64	$17.06	$15.67
Tangible book value per common share	$17.79	$16.55	$16.97	$15.60

(1)
Excludes the dilutive effect, if any, of 45,720, 128,699, 108,199 and 144,699 shares of Sovereign common stock issuable upon exercise of outstanding stock options as of September 30, 2016, September 30, 2015, December 31, 2015 and December 31, 2014, respectively, and 70,000, 99,100, 109,100, and 135,460 shares of Sovereign common stock issuable upon vesting of outstanding deferred stock awards as of September 30, 2016, September 30, 2015, December 31, 2015 and December 31, 2014, respectively.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	As of September 30,		As of December 31,
	2016	2015	2015	2014
	(Dollars in thousands)
Tangible Common Equity
Total stockholders’ equity	$118,368	$110,790	$113,267	$105,388
Adjustments:
Preferred Stock	(24,500)	(24,500)	(24,500)	(24,500)
Goodwill	—	—	—	—
Intangible assets	(478)	(457)	(466)	(359)
Total tangible common equity	$93,390	$85,833	$88,301	$80,529
Tangible Assets
Total assets	$1,098,589	$1,129,470	$1,112,583	$1,055,902
Adjustments:
Goodwill	—	—	—	—
Intangible assets	(478)	(457)	(466)	(359)
Total tangible assets	$1,098,111	$1,129,013	$1,112,117	$1,055,543
Tangible Common Equity to Tangible Assets	8.50%	7.60%	7.94%	7.63%

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
The following table shows selected unaudited pro forma condensed combined consolidated financial information about the financial condition and results of operations of Veritex giving effect to the merger. The selected unaudited pro forma condensed combined consolidated financial information assumes that the merger is accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Sovereign, as of the effective date, will be recorded by Veritex at their respective fair values and the excess of the merger consideration over the fair value of Sovereign's net assets will be allocated to goodwill.
The table sets forth the information as if the merger had become effective on September 30, 2016, with respect to financial condition data, and on January 1, 2016, with respect to the results of operations data. The selected unaudited pro forma condensed combined consolidated financial data has been derived from and should be read in connections with the unaudited pro forma condensed combined consolidated financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.”
The selected unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed combined consolidated financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions among other factors. Further, as explained in more detail in the notes accompanying the detailed unaudited pro forma condensed combined consolidated financial information included under “Unaudited Pro Forma Condensed Combined Consolidated Financial Information,” the allocation of the purchase price reflected in the selected unaudited pro forma condensed combined consolidated financial data is subject to adjustments and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

As of September 30, 2016
(Thousands of dollars)
Pro Forma Condensed Combined Consolidated Balance Sheet Data:
Loans, net	$1,752,792
Allowance for loan losses	8,102
Total assets	2,455,920
Deposits	1,935,836
Other borrowed funds	165,027
Total stockholders' equity	348,884

	For the Nine Months Ended September 30, 2016	For the Year Ended December 31, 2015
	(Thousands of dollars, except per share amounts)
Pro Forma Condensed Combined Consolidated Statement of Income Data:
Net interest income	$60,246	$71,430
Provision for loan losses	1,610	868
Noninterest income	7,582	8,475
Noninterest expense	38,857	48,944
Net income from operations	27,361	30,093
Net income	18,443	20,906
Pro Forma Condensed Combined Consolidated Per Share Data:
Basic earnings per share	$0.88	$1.05
Diluted earnings per share	0.86	1.03

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Introductory Note to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2016, and the unaudited pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2016, and the year ended December 31, 2015, have been prepared to show the impact on Veritex’s historical financial position and results of operations of the following transactions (the “Transactions”):

•	the sale and issuance of 4,444,750 shares of Veritex common stock in the Offering; and

•
the consummation of the merger, including the expected issuance of 5,117,647 shares of Veritex common stock to Sovereign’s shareholders, 24,500 shares of the Veritex Series D Preferred Stock (in exchange for the Sovereign SBLF Preferred Stock) and the application of $58.0 million of the net proceeds from the Offering to pay the aggregate cash consideration pursuant to the merger.

The unaudited pro forma condensed combined consolidated financial information and explanatory notes are based upon the assumptions that:

•
a closing price of Veritex common stock of $17.39 per share, which was the closing price of Veritex common stock on September 30, 2016 as to the expected issuance of 5,117,647 shares of Veritex common stock to Sovereign’s shareholders; and final pricing of $22.50 as to the sale and issuance of 4,444,750 shares of Veritex common stock in the Offering; and

•	that Sovereign’s consolidated capital, surplus and retained earnings accounts less all intangible assets and the merger costs prior to the closing totals at least $89.0 million.

The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition of Sovereign as a business combination under GAAP. Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Veritex’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Veritex anticipates that the acquisition of Sovereign will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Sovereign. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Veritex and Sovereign been combined during these periods.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Veritex and Sovereign.

VERITEX HOLDINGS, INC./SOVEREIGN BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2016
(In Thousands)

			Pro Forma Purchase Accounting Adjustments		Pro Forma Combined

	Veritex Historical	Sovereign Historical		Notes
ASSETS
Cash and cash equivalents	$178,587	$25,507	$18,102	(A)	$222,196
Investment securities	86,772	188,944	415	(B)	276,131
Loans held for sale	4,856	—	—		4,856
Loans, net	918,559	845,533	(11,300)	(C)	1,752,792
Accrued interest receivable	2,414	2,610	—		5,024
Bank-owned life insurance	19,922	—	—		19,922
Bank premises, furniture and equipment, net	17,501	22,040	1,000	(D)	40,541
Non-marketable equity securities	7,358	5,705	—		13,063
Investment in unconsolidated subsidiary	93	—	—		93
Other real estate owned and repossessed assets	662	621	(700)	(E)	583
Intangible assets, net	2,257	—	6,689	(F)	8,946
Goodwill	26,865	—	66,594	(G)	93,459
Other assets	3,392	7,629	7,293	(H)	18,314
Total assets	$1,269,238	$1,098,589	$88,093		$2,455,920
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$304,972	$181,281	$—		$486,253
Interest-bearing	772,245	677,338	—		1,449,583
Total deposits	1,077,217	858,619	—		1,935,836
Accounts payable and accrued expenses	2,082	—	—		2,082
Accrued interest payable and other liabilities	1,098	2,993	—		4,091
Advances from Federal Home Loan Bank	38,341	110,000	—		148,341
Junior subordinated debentures	3,093	8,609	—		11,702
Subordinated notes	4,984	—	—		4,984
Total liabilities	1,126,815	980,221	—		2,107,036
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	24,500	—	(I)	24,500
Common stock	107	5,248	(5,153)	(J)	202
Additional paid-in capital	116,315	57,633	125,370	(K)	299,318
Retained earnings	26,101	30,277	(31,414)	(L)	24,964
Unallocated Employee Stock Ownership Plan shares	(309)	—	—		(309)
Accumulated other comprehensive income (loss)	279	710	(710)	(M)	279
Treasury stock	(70)	—	—		(70)
Total stockholders’ equity	142,423	118,368	88,093		348,884
Total liabilities and stockholders’ equity	$1,269,238	$1,098,589	$88,093		$2,455,920

Balance Sheet Pro Forma Accounting Adjustments Notes as of September 30, 2016

(A)	Adjustments to cash:
	To reflect Sovereign’s estimated transaction costs comprised of change in control and severance payments of $11.3 million, investment banker fees of $1.7 million, and other transaction costs of $2.4 million	$(16,250)
	To reflect Veritex’s estimated transaction costs comprised primarily of investment banker and legal fees	(1,750)
	To reflect cash proceeds from issuance of 4,444,750 shares of Veritex common stock in the Offering, net of underwriting discounts at 5% of gross proceeds and offering expenses	94,402
	To reflect $58 million cash portion of consideration to Sovereign and offering expenses of $300 thousand	(58,300)
		$18,102
(B)	Adjustment to Sovereign’s investment securities:
	To reflect estimated fair value of investment securities	$415

(C)	Adjustment to Sovereign’s loans, net:
	To eliminate allowance for loan loss	$13,977
	To reflect estimated fair value of loan portfolio	(25,277)
		$(11,300)
(D)	Adjustment to Sovereign’s bank premises, furniture and equipment, net:
	To reflect estimated fair value of land included within bank premises	$1,000

(E)	Adjustment to Sovereign’s other real estate owned and repossessed assets:
	To reflect estimated fair value of other real estate owned and repossessed assets	$(700)

(F)	Adjustment to intangible assets, net:
	To reflect estimated fair value core deposit intangible	$6,689

(G)	Adjustment to goodwill:
	To reflect goodwill for amount of consideration and liabilities assumed in excess of fair value of assets received	$66,594

(H)	Adjustments to other assets:
	To reflect Sovereign’s current tax recoverable from estimated transaction costs	$5,316
	To reflect Veritex’s current tax recoverable from estimated transaction costs	613
	To reflect fair market value adjustment on deferred tax accounts	1,364
		$7,293
(I)	Adjustment to preferred stock:
	To reflect issuance of Veritex Series D preferred stock (in exchange for the Sovereign SBLF preferred stock)	$24,500
	To reflect issuance of Veritex Series D preferred stock (in exchange for the Sovereign SBLF preferred stock)	(24,500)
		$—
(J)	Adjustment to common stock:
	Eliminate Sovereign common stock	$(5,248)
	Issue 5,117,647 shares of Veritex common stock in the merger	51
	Issue 4,444,750 shares of Veritex common stock in the Offering	44
		$(5,153)
(K)	Adjustment to additional paid-in capital:
	Eliminate Sovereign’s additional paid-in capital	$(57,633)
	Issue 5,117,647 shares of Veritex common stock in the merger	88,645
	Issue 4,444,750 shares of Veritex common stock in the Offering	94,358
		$125,370
(L)	Adjustment to retained earnings:
	Eliminate Sovereign’s retained earnings	$(19,343)
	To reflect Sovereign’s estimated transaction costs, net of tax	(10,934)
	To reflect Veritex’s estimated transaction costs, net of tax	(1,137)
		$(31,414)
(M)	Adjustment to accumulated other comprehensive income:
	Eliminate Sovereign’s accumulated other comprehensive income	$(710)

VERITEX HOLDINGS, INC./SOVEREIGN BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2016
(In Thousands, except per share information)

			Pro Forma Purchase Accounting Adjustments		Pro Forma Combined

	Veritex Historical	Sovereign Historical		Notes
Interest income:
Interest and fees on loans	$32,996	$28,287	$2,090	(A)	$63,373
Interest on investment securities	1,014	3,857	—		4,871
Interest on deposits in other banks	302	70	—		372
Interest on other	2	73	—		75
Total interest income	34,314	32,287	2,090		68,691
Interest expense:
Interest on deposit accounts	3,388	3,746	—		7,134
Interest on borrowings	491	820	—		1,311
Total interest expense	3,879	4,566	—		8,445
Net interest income	30,435	27,721	2,090		60,246
Provision for loan losses	1,610	3,000	(3,000)	(B)	1,610
Net interest income after provision for loan losses	28,825	24,721	5,090		58,636
Noninterest income:
Service charges and fees on deposit accounts	1,309	432	—		1,741
Gain on sales of investment securities	15	1,052	—		1,067
Gain on sales of loans	2,318	788	—		3,106
Loss on sales of other assets owned	—	—	—		—
Bank-owned life insurance	577	—	—		577
Other	460	631	—		1,091
Total noninterest income	4,679	2,903	—		7,582
Noninterest expense:
Salaries and employee benefits	10,683	11,547	—		22,230
Occupancy and equipment	2,718	2,473	—		5,191
Professional fees	1,861	711	—		2,572
Data processing and software expense	850	553	—		1,403
FDIC assessment fees	447	663	—		1,110
Marketing	704	—	—		704
Other assets owned expenses and write-downs	139	588	—		727
Amortization of intangibles	285	—	502	(C)	787
Telephone and communications	295	443	—		738
Other	1,323	2,072	—		3,395
Total noninterest expense	19,305	19,050	502		38,857
Net income from operations	14,199	8,574	4,588		27,361
Income tax expense	4,837	2,475	1,606	(D)	8,918
Net income	9,362	6,099	2,982		18,443
Preferred stock dividends	—	723	—		723
Net income available to common stockholders	$9,362	$5,376	$2,982		$17,720

Basic earnings per share	$0.88				$0.88
Diluted earnings per share	$0.85				$0.86
Weighted-average shares outstanding for basic EPS	10,698		9,562	(E)	20,260
Adjusted weighted average shares outstanding for diluted EPS	10,992		9,562	(E)	20,554

Income Statement Pro Forma Accounting Adjustments Notes for the Nine Months Ended September 30, 2016

(A)	Adjustments to interest and fees on loans:
	To reflect the interest income for accretion on acquired loans based on expected fair market value adjustment	$2,090

(B)	Adjustment to the provision:
	To eliminate Sovereign historical provision. The Sovereign acquired loans, which are marked to fair value at the acquisition date, are not expected to require a provision	$(3,000)

(C)	Adjustment to amortization of intangibles:
	To reflect the expected amortization of core deposit intangible based on a 10 year life	$502

(D)	Adjustment to income tax expense:
	To reflect the tax adjustment related to other pro forma adjustments calculated at a 35% rate	$1,606

(E)	Adjustment to weighted average shares:

To reflect the increase in the weighted average shares in connection with the issuance of 5,117,647 shares of Veritex common stock in the merger and 4,444,750 shares of Veritex common stock in the Offering
		9,562 shares

VERITEX HOLDINGS, INC./SOVEREIGN BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2015
(In Thousands, except per share information)

			Pro Forma Purchase Accounting Adjustments		Pro Forma Combined

	Veritex Historical	Sovereign Historical		Notes
Interest income:
Interest and fees on loans	$33,680	$35,417	$2,786	(A)	$71,883
Interest on investment securities	997	7,298			8,295
Interest on deposits in other banks	241	33			274
Interest on other	2	26			28
Total interest income	34,920	42,774	2,786		80,480
Interest expense:
Interest on deposit accounts	2,918	4,595			7,513
Interest on borrowings	543	994	—		1,537
Total interest expense	3,461	5,589	—		9,050
Net interest income	31,459	37,185	2,786		71,430
Provision for loan losses	868	4,800	(4,800)	(B)	868
Net interest income after provision for loan losses	30,591	32,385	7,586		70,562
Noninterest income:
Service charges and fees on deposit accounts	1,326	604			1,930
Gain on sales of investment securities	7	55			62
Gain on sales of loans	1,254	3,194			4,448
Loss on sales of other real estate owned	—	—			—
Gain on sales of other assets owned	19	—			19
Bank-owned life insurance	747	—			747
Other	351	918			1,269
Total noninterest income	3,704	4,771	—		8,475
Noninterest expense:
Salaries and employee benefits	11,265	16,157			27,422
Occupancy and equipment	3,477	3,514			6,991
Professional fees	2,023	2,037			4,060
Data processing and software expense	1,216	840			2,056
FDIC assessment fees	448	853			1,301
Marketing	799	—			799
Other assets owned expenses and write-downs	53	99			152
Amortization of intangibles	338	—	669	(C)	1,007
Telephone and communications	263	701			964
Other	1,506	2,686			4,192
Total noninterest expense	21,388	26,887	669		48,944
Net income from operations	12,907	10,269	6,917		30,093
Income tax expense	4,117	2,649	2,421	(D)	9,187
Net income	8,790	7,620	4,496		20,906
Preferred stock dividends	98	245	—		343
Net income available to common stockholders	$8,692	$7,375	$4,496		$20,563

Basic earnings per share	$0.86				$1.05
Diluted earnings per share	$0.84				$1.03
Weighted-average shares outstanding for basic EPS	10,061		9,562	(E)	19,623
Adjusted weighted average shares outstanding for diluted EPS	10,332		9,562	(E)	19,894

Income Statement Pro Forma Accounting Adjustments Notes for the Year Ended December 31, 2015

(A)	Adjustments to interest and fees on loans:
	To reflect the interest income for accretion on acquired loans based on expected fair market value adjustment	$2,786

(B)	Adjustment to the provision:
	To eliminate Sovereign historical provision. The Sovereign acquired loans, which are marked to fair value at the acquisition date, are not expected to require a provision	$(4,800)

(C)	Adjustment to amortization of intangibles:
	To reflect the expected amortization of core deposit intangible based on a 10 year life	$669

(D)	Adjustment to income tax expense:
	To reflect the tax adjustment related to other pro forma adjustments calculated at a 35% rate	$2,421

(E)	Adjustment to weighted average shares:

To reflect the increase in the weighted average shares in connection with the issuance of 5,117,647 shares of Veritex common stock in the merger and 4,444,750 shares of Veritex common stock in the Offering
		9,562 shares

UNAUDITED COMPARATIVE PER SHARE DATA
The following table shows unaudited earnings and book value per share data for Veritex and Sovereign on a historical and pro forma combined company after giving effect to the acquisition of Sovereign by Veritex as of and for the nine months ended September 30, 2016 and year ended December 31, 2015. The information should be read together with the historical consolidated financial statements of Veritex and Sovereign and the pro forma condensed combined consolidated financial information, including the notes thereto, which are included elsewhere in this joint proxy statement/prospectus.
The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under a set of assumptions including the effect of the merger and the Offering, does not reflect the impact of other factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Sovereign will be reflected in the consolidated financial statements of Veritex on a prospective basis.
The per equivalent Sovereign share data shows the effect of the merger from the perspective of an owner of Sovereign common stock. The per equivalent Sovereign share data is based on a per share exchange ratio of 0.962 of Veritex common stock for each share of Sovereign common stock, and excludes per share cash consideration of $10.91. The per share exchange ratio and per share cash consideration is calculated by dividing the aggregate stock and cash consideration, respectively, by 5,318,200 shares of Sovereign common stock, the number assumed to be outstanding at the effective time, including shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger. The calculation also assumes no downward adjustment of the aggregate cash consideration is made as described under the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.

	Veritex Historical	Sovereign Historical	Pro Forma Combined	Per Equivalent Sovereign Share(1)
For the nine months ended September 30, 2016:
Basic earnings per share	$0.88	$1.03	$0.88	$0.22
Diluted earnings per share	0.85	0.99	0.86	0.22
Cash dividends per share	-	-	-	-
Book value per common share as of September 30, 2016	13.27	17.89	15.98	4.03

For the year ended December 31, 2015:
Basic earnings per share	$0.86	$1.42	$1.05	$0.27
Diluted earnings per share	0.84	1.35	1.03	0.26
Cash dividends per share	-	-	-	-
Book value per common share as of December 31, 2015	12.33	17.06	16.40	4.14
_______________

(1) Calculated based on Pro Forma Combined multiplied by the allocable percentage of Sovereign shares.

RISK FACTORS
In addition to general investment risks and the other information contained in this joint proxy statement/prospectus, including the matters addressed under the section of this joint proxy statement/prospectus entitled “Special Cautionary Note Regarding Forward-Looking Statements,” beginning on page 46 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Veritex for the fiscal year ended December 31, 2015, as updated by a subsequently filed Form 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Veritex” refer to Veritex Holdings, Inc., a Texas corporation, and its affiliates, including Veritex Bank.
Risks Relating to the Merger
The merger may not be consummated unless important conditions are satisfied.
Veritex and Sovereign expect the merger to close during the second quarter of 2017, but the acquisition is subject to a number of closing conditions. Satisfaction of many of these conditions is beyond Veritex’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Veritex and Sovereign may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties made by the parties in the merger agreement;

•	the performance by each party of its respective obligations under the merger agreement;

•	the receipt of required regulatory approvals, including the approval of the Federal Reserve and the approval of the TDB;

•	the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger;

•	the absence of any material adverse change in the financial condition, business or results of operations of Sovereign and Sovereign Bank;

•	receipt by Veritex and Sovereign from their respective tax counsel of a federal tax opinion that the integrated mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the effectiveness of the registration statement covering the shares of Veritex common stock that are expected to be issued to Sovereign shareholders as a portion of the consideration for the merger;

•	the approval of Veritex’s shareholders with respect to the shares of its common stock that are expected to be issued to Sovereign’s shareholders as a portion of the consideration for the merger; and

•	the approval by Sovereign’s shareholders of the merger agreement and the merger.
As a result, the merger may not close as scheduled, or at all. In addition, either Veritex or Sovereign may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 122.
Because the market price of Veritex common stock will fluctuate, Sovereign shareholders will not know the value of the per share merger consideration received in the merger until the effective time.
If the merger is completed, each holder of common stock of Sovereign will receive their proportional share of the aggregate merger consideration, which consists of (i) 5,117,647 shares of Veritex common stock; and (ii) $58,000,000 in cash (subject to downward adjustment in certain circumstances as specified in the merger agreement). The market value of the equity portion of the aggregate merger consideration will fluctuate from the closing price of Veritex common stock on the date Veritex and Sovereign announced the merger, the date that this joint proxy statement/prospectus is mailed to the respective shareholders of Veritex and Sovereign, the date of the special meetings and the date the merger is completed and thereafter. Any change in the market price of Veritex common stock prior to the completion of the merger will affect the market value of the aggregate stock consideration that Sovereign shareholders will be entitled to receive upon completion of the merger, and there will be no adjustment to the aggregate merger consideration for changes in the market price of shares of Veritex common stock unless the market price of Veritex common stock falls below $16.36 and certain other conditions occur. Stock price changes may result from a variety of factors that are beyond the control of Veritex, including, but not limited to, general market and economic conditions, changes in Veritex’s business, operations and prospects and regulatory considerations.
Therefore, at the time of the special meetings, shareholders will not know the precise market value of the aggregate merger consideration shareholders will be entitled to receive at the effective time. You should obtain current market quotations for shares of Veritex common stock. There are no current market quotations for Sovereign common stock because Sovereign is a privately owned corporation and its common stock is not traded on any established public trading market.
The aggregate cash consideration could be reduced if Sovereign’s Gross Transaction Expenses exceed $16,250,000 or if Sovereign’s tangible common equity is less than $89,000,000 immediately prior to the closing of the merger.
The aggregate cash consideration that Sovereign shareholders would be entitled to receive in the merger will be reduced on a dollar-for-dollar basis to the extent which by (i) the Gross Transaction Expenses, as defined in the merger agreement, are in excess of $16,250,000, with such excess calculated on an after-tax basis, and (ii) Sovereign’s tangible common equity, as defined in the merger agreement, is less than $89,000,000 immediately prior to the closing of the merger.
Sovereign’s Gross Transaction Expenses will depend on the expenses it incurs prior to the closing of the merger. Certain of the Gross Transaction Expenses relate to payments to be made to certain employees of Sovereign and/or Sovereign Bank in connection with the closing of the merger. Sovereign’s Gross Transaction Expenses will depend on the expenses it incurs prior to the closing of the merger and will include certain payments to be made to certain employees of Sovereign and/or Sovereign Bank in connection with the closing of the merger. In the event that any payment made to Mr. Mastor or Mr. Russell is determined to be a “parachute payment” for purposes of Section 280G of the Code, Sovereign would be unable to deduct the “excess parachute payment” as compensation expense and would be required to “gross up” the amounts due Mr. Mastor or Mr. Russell, as applicable, to make them whole with respect to any excise tax imposed by the Code on the “excess parachute payment,” which would have the effect of increasing Gross Transaction Expenses and decreasing tangible common equity. Although Sovereign does not currently anticipate that any payment to be made will be a “parachute payment,” if any of the expenses incurred are greater than Sovereign expects, including there being a “parachute payment.” Sovereign’s Gross Transaction Expenses could exceed $16,250,000 and result in a reduction of the aggregate cash consideration.
Sovereign’s tangible common equity as calculated prior to the closing of the merger will depend in part on the results of Sovereign’s business operations and the management of merger-related expenses by Sovereign prior to the closing of the merger. If Sovereign’s earnings are less than it expects or if its expenses are greater than Sovereign expects, Sovereign’s tangible common equity may be less than $89,000,000.
Shareholders will not know the exact value of the aggregate cash consideration they will be entitled to receive when the vote with respect to the merger. For a discussion of the possible downward adjustment to the aggregate cash consideration including Sovereign’s estimates of its Gross Transaction Expenses and its tangible common equity, see “The Merger Agreement—Structure of the Merger—Adjustments to Merger Consideration” beginning on page 111.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that Veritex does not anticipate or cannot be met.
Before the merger may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve and the TDB. These regulators may impose conditions on the completion of, or require changes to the terms of, the merger. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Veritex following the completion of the merger. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the merger that are burdensome, not anticipated or cannot be met. If the completion of the merger is delayed, including by a delay in receipt of necessary governmental approvals or waivers, the business, financial condition and results of operations of Veritex and Sovereign may also be materially adversely affected.
Veritex may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Sovereign.
From time to time, Veritex evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Veritex’s growth strategy depends on the successful integration of these acquisitions. Veritex faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

•	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Veritex’s existing business;

•	limitations on Veritex’s ability to realize the expected cost savings and synergies from an acquisition;

•	challenges related to integrating acquired operations, including Veritex’s ability to retain key employees and maintain relationships with significant customers and depositors;

•	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•	discovery of previously unknown liabilities following an acquisition associated with the acquired business.
If Veritex is unable to successfully integrate the businesses it acquires, Veritex’s business, financial condition and results of operations may be materially adversely affected.
The merger could result in unexpected disruptions on the combined business.
In response to the announcement of the merger, Sovereign’s customers may cease or reduce their business with Sovereign, which could negatively affect Veritex’s and Sovereign’s combined business operations. Similarly, current or prospective employees of Veritex or Sovereign may experience uncertainty about their future roles with the combined entity. This may adversely affect Veritex’s or Sovereign’s ability to attract and retain key management, banking and other personnel. In addition, the diversion of the attention of Veritex’s and Sovereign’s respective management teams away from day-to-day operations during the negotiation and pendency of the merger could have an adverse effect on the financial condition and operating results of either Veritex or Sovereign.
Veritex may fail to realize some or all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on Veritex’s ability to realize the anticipated benefits and cost savings from combining its business with Sovereign’s business. However, to realize these anticipated benefits and cost savings, Veritex must successfully combine both businesses. If Veritex is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than Veritex expects.
Veritex’s and Sovereign’s historical and pro forma condensed combined consolidated financial information may not be representative of Veritex’s results as a combined company.
The pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus is constructed from the consolidated historical financial statements of Veritex and Sovereign, and does not purport to be indicative of the future results of operations of the combined companies. Therefore, Veritex’s and Sovereign’s pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus may not be representative of Veritex’s results as a combined company. The pro forma combined consolidated financial information in this joint proxy statement/prospectus is also based in part on certain assumptions regarding the merger and the transactions relating thereto that Veritex believes are reasonable. Veritex cannot assure you, however, that its assumptions will prove to be accurate. Accordingly, the historical and pro forma condensed combined consolidated financial information in this joint proxy statement/prospectus may not be indicative of what Veritex’s results of operations and financial condition would have been had it been a consolidated entity during the periods presented, or what Veritex’s results of operations and financial conditions will be in the future. The challenge of integrating previously independent businesses makes evaluating Veritex’s business and its future financial prospects difficult. Veritex’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
Veritex will incur significant transaction and merger-related integration costs in connection with the merger.
Veritex expect to incur significant costs associated with completing the merger and integrating Sovereign’s operations into Veritex’s operations and is continuing to assess the impact of these costs. Although Veritex believes that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Sovereign’s business with Veritex’s business, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.
Sovereign’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Sovereign shareholder.
Some of Sovereign’s executive officers participated in negotiations of the merger agreement with Veritex, and the Sovereign Board approved the merger agreement and is recommending that Sovereign shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should be aware that certain of Sovereign’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Sovereign shareholder. These interests include, as a result of the merger, the payment to, or survival of, certain benefits to which Thomas J. Mastor, Chief Executive Officer and President, and R. Michael Russell, Chief Financial Officer, among other Sovereign officers, are entitled under existing agreements and arrangements with Sovereign. For further discussion of the interests of Sovereign’s directors and officers in the merger, see “The Merger—Interests of Sovereign’s Directors and Executive Officers in the Merger” beginning on page 104.
The merger may be completed on different terms from those contained in the merger agreement.
Prior to the completion of the merger, Veritex and Sovereign may, by mutual agreement, amend or alter the terms of the merger agreement, including with respect to, among other things, the consideration payable by Veritex to Sovereign’s shareholders or any covenants or agreements with respect to the parties’ respective operations during the pendency thereof. Any such amendments or alterations may have negative consequences to Veritex.
Sovereign shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Veritex than they had on Sovereign before the merger.
Sovereign shareholders will have a much smaller percentage ownership interest and effective voting power in Veritex compared to their ownership interest and voting power in Sovereign prior to the merger. Consequently, Sovereign shareholders will have significantly less influence on the management and policies of Veritex after the merger than they now have on the management and policies of Sovereign. In addition, under the merger agreement, only two individuals from the Sovereign Board will become directors of Veritex following the effective time. If the merger is consummated, current Sovereign shareholders will own approximately 25.18% of the 20,326,465 shares of Veritex common stock expected to be outstanding immediately after completion of the merger. Accordingly, former Sovereign shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current Veritex shareholders if such current Veritex shareholders voted together as a group.
The merger agreement limits Sovereign’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit Sovereign’s ability to discuss competing third-party proposals to acquire all or a significant part of Sovereign. In addition, Sovereign has agreed to pay Veritex a termination fee of $4.5 million if the transaction is terminated because Sovereign decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Sovereign from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Sovereign than it might otherwise have proposed to pay.
Neither of the fairness opinions received by the Veritex Board and Sovereign Board prior to the signing of the merger agreement has been or will be updated to reflect changes in circumstances since the signing of the merger agreement.
The opinions rendered by Stephens, financial advisor to Veritex, on December 9, 2016, and by Sandler, financial advisor to Sovereign, on December 9, 2016, are based upon information available to such financial advisors as of such date. Neither opinion has been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Veritex or Sovereign, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of Veritex or Sovereign or the prices of shares of Veritex common stock or Sovereign common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. For a description of the opinion that Veritex received from its financial advisor, please see “The Merger—Opinion of Veritex’s Financial Advisor,” beginning on page 98. For a description of the opinion that Sovereign received from its financial advisor, please see “The Merger—Opinion of Sovereign’s Financial Advisor,” beginning on page 86.
Veritex may not be able to implement aspects of its growth strategy or new bank office facilities and other facilities may not be profitable.
Veritex’s growth strategy contemplates the future expansion of its business and operations both organically and through acquisitions, such as through the establishment or acquisition of banks and banking offices in the Dallas-Fort Worth metroplex and the Houston and Austin metropolitan areas. Implementing these aspects of its growth strategy depends, in part, on Veritex’s ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with Veritex’s operations, as well as to generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, Veritex must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, Veritex may not be able to identify suitable opportunities for further growth and expansion or, if it does, Veritex may not be able to successfully integrate these new operations into its business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. Veritex will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than Veritex does and may be able to pay more for an acquisition than Veritex is able or willing to pay.
Veritex can offer no assurance that it will have opportunities to acquire other financial institutions, or that it will complete the merger, or acquire or establish any new branches or mortgage offices, or that it will be able to negotiate, finance and complete any opportunities available to it.
Additionally, Veritex may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets and the additional costs to operate these facilities would increase Veritex’s non-interest expense and may decrease its earnings. It may be difficult to adequately and profitably manage Veritex’s growth through the establishment of bank branches and loan production offices in new markets. In addition, Veritex can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If Veritex is not able to do so, its earnings and stock price may be negatively impacted.
The success of Veritex’s growth strategy depends on its ability to identify and retain individuals with experience and relationships in the markets in which Veritex intends to expand.
Veritex’s growth strategy contemplates that it will expand its business and operations to other markets, particularly in Houston and Austin. Veritex intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, Veritex must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which Veritex may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if Veritex identifies individuals that it believes could assist Veritex in establishing a presence in a new market, Veritex may be unable to recruit these individuals away from other banks or may be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out Veritex’s strategy is often lengthy. Veritex’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.
Veritex may have exposure to tax liabilities that are larger than it anticipates.
The tax laws applicable to Veritex’s business activities, including the laws of the United States, Texas and other jurisdictions, are subject to interpretation and may change over time. From time to time, legislative initiatives, such as proposals for fundamental federal tax reform and corporate tax rate changes, which may impact Veritex’s effective tax rate and could adversely affect its tax positions or liabilities, may be enacted. The taxing authorities in the jurisdictions in which Veritex operates may challenge its tax positions or those of Sovereign prior to the consummation of the merger, which could increase Veritex’s effective tax rate and harm its financial position and results of operations. In addition, Veritex’s future income taxes could be adversely affected by changes in tax laws, regulations or accounting principles. Veritex is subject to audit and review by U.S. federal and state tax authorities. Any adverse outcome of such a review or audit could have a negative effect on Veritex’s financial position and results of operations. In addition, the determination of Veritex’s provision for income taxes and other liabilities requires significant judgment by management. Although Veritex believes that its estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in Veritex’s financial statements and could have a material adverse effect on Veritex’s financial results in the period or periods for which such determination is made.
Risks Related to Veritex’s Common Stock
The market price of Veritex common stock may fluctuate significantly.
The market price of Veritex common stock could fluctuate significantly due to a number of factors, including, but not limited to:

•	Veritex’s quarterly or annual earnings, or those of other companies in its industry;

•	actual or anticipated fluctuations in Veritex’s operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the public reaction to Veritex’s press releases, its other public announcements and its filings with the SEC;

•	announcements by Veritex or its competitors of significant acquisitions, such as the merger, dispositions, innovations or new programs and services;

•	changes in financial estimates and recommendations by securities analysts that cover Veritex common stock or the failure of securities analysts to cover Veritex common stock;

•	changes in earnings estimates by securities analysts or Veritex’s ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	general economic conditions and overall market fluctuations;

•	the trading volume of Veritex common stock;

•
changes in business, legal or regulatory conditions, or other developments affecting participants in Veritex’s industry, and publicity regarding its business or any of its significant customers or competitors;

•	changes in governmental monetary policies, including the policies of the Federal Reserve;

•	future sales of Veritex common stock by Veritex or its directors, executive officers or significant shareholders; and

•	changes in economic conditions in and political conditions affecting Veritex’s target markets.
In particular, the realization of any of the risks described in this “Risk Factors” section or under the heading “Risk Factors” in Veritex’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, could have a material adverse effect on the market price of Veritex common stock and cause the value of your investment to decline. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Veritex common stock over the short, medium or long-term, regardless of Veritex’s actual performance. If the market price of Veritex common stock reaches an elevated level, it may materially and rapidly decline. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation. If Veritex were to be involved in a class action lawsuit, it could divert the attention of senior management and could adversely affect Veritex’s business, financial condition and results of operations.
If securities or industry analysts change their recommendations regarding Veritex common stock or if Veritex’s operating results do not meet their expectations, Veritex’s stock price could decline.
The trading market for Veritex common stock could be influenced by the research and reports that industry or securities analysts may publish about Veritex or its business. If one or more of these analysts cease coverage of Veritex or fail to publish reports on it regularly, Veritex could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline. Moreover, if one or more of the analysts who cover Veritex downgrade its stock or if Veritex’s operating results do not meet their expectations, either absolutely or relative to Veritex’s competitors, Veritex’s stock price could decline significantly.
Future sales or the possibility of future sales of a substantial amount of Veritex common stock may depress the price of shares of Veritex common stock.
Future sales or the availability for sale of substantial amounts of Veritex common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of Veritex common stock and could impair its ability to raise capital through future sales of equity securities.
Veritex’s certificate of formation, as amended (which we refer to in this joint proxy statement/prospectus as Veritex’s “certificate of formation”), authorizes it to issue up to 75,000,000 shares of common stock and 20,326,465 shares of Veritex common stock are expected to be outstanding immediately after completion of the merger.
Veritex may issue shares of its common stock or other securities from time to time as consideration for future acquisitions and investments and pursuant to compensation and incentive plans. If any such acquisition or investment is significant, the number of shares of Veritex common stock, or the number or aggregate principal amount, as the case may be, of other securities that Veritex may issue may in turn be substantial. Veritex may also grant registration rights covering those shares of its common stock or other securities in connection with any such acquisitions and investments.
Veritex cannot predict the size of future issuances of its common stock or the effect, if any, that future issuances and sales of its common stock will have on the market price of its common stock. Sales of substantial amounts of Veritex common stock (including shares of its common stock issued in connection with an acquisition or under a compensation or incentive plan), or the perception that such sales could occur, may adversely affect prevailing market prices for its common stock and could impair Veritex’s ability to raise capital through future sales of its securities.
Veritex will issue preferred stock in connection with the merger and may issue subordinated debt or shares of preferred stock in the future, which could make it difficult for another company to acquire Veritex or could otherwise materially adversely affect holders of Veritex common stock, which could depress the price of Veritex common stock.
Veritex’s certificate of formation authorizes it to issue up to 10,000,000 shares of one or more series of preferred stock. In connection with the merger, each share of Sovereign SBLF Preferred Stock issued and outstanding immediately prior to the effective time shall be converted into one share of Veritex Series D Preferred Stock. Any such Veritex Series D Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Veritex Series D Preferred Stock on terms that are equivalent to the terms of the Sovereign SBLF Preferred Stock issued and outstanding immediately prior to such exchange, taken as a whole. The Veritex Board will have the authority to determine the preferences, limitations and relative rights of the Veritex Series D Preferred Stock and any future shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by Veritex’s shareholders. Veritex’s preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of Veritex common stock. Veritex may also issue subordinated debt, the proceeds of which may be used for, among other things, the redemption of the Veritex Series D Preferred Stock following the closing of the merger. The potential issuance of preferred stock and subordinated debt may delay or prevent a change in control of Veritex, discourage bids for its common stock at a premium over the market price, and materially adversely affect the market price and the voting and other rights of the holders of Veritex common stock.
The holders of Veritex’s debt obligations will have priority over Veritex common stock with respect to payment in the event of liquidation, dissolution or winding up of Veritex and with respect to the payment of interest and preferred dividends.
As of September 30, 2016, Veritex had approximately $5.0 million outstanding in aggregate principal amount of subordinated promissory notes held by investors, and $3.1 million of junior subordinated debentures issued to a statutory trust that, in turn, issued $3 million of trust preferred securities. In addition, Sovereign had $8.6 million of junior subordinated debentures issued to a statutory trust that, in turn, issued $8.4 million of trust preferred securities, which Veritex will assume in the Sovereign Merger. In the future, Veritex may incur additional indebtedness. Upon Veritex’s liquidation, dissolution or winding up, holders of its common stock will not be entitled to receive any payment or other distribution of assets until after all of Veritex’s obligations to its debt holders have been satisfied and holders of trust preferred securities have received any payment or distribution due to them. In addition, Veritex is required to pay interest on its outstanding indebtedness before it pays any dividends on its common stock. Since any decision to issue debt securities or incur other borrowings in the future will depend on market conditions and other factors beyond Veritex’s control, the amount, timing, nature or success of Veritex’s future capital raising efforts is uncertain. Thus, holders of Veritex common stock bear the risk that Veritex’s future issuances of debt securities or its incurrence of other borrowings will negatively affect the market price of its common stock.
Veritex does not intend to pay cash dividends on its common stock, and consequently, your only opportunity to achieve a return on your investment is if the price of Veritex common stock appreciates.
Veritex has never declared or paid any cash dividends to holders of its common stock and does not anticipate declaring or paying any cash dividends to holders of its common stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in Veritex will be if you sell your common stock at a price greater than you paid for your shares of Sovereign common stock.
Payments of future dividends, if any, is within the discretion of the Veritex Board and will depend upon then-existing conditions, including Veritex’s results of operations, financial condition, capital requirements, investment opportunities, growth opportunities, any legal or contractual limitations on its ability to pay dividends and other factors its board of directors may deem relevant. As a bank holding company, Veritex’s ability to pay dividends is also affected by the policies and enforcement powers of the Federal Reserve, and any future payment of dividends will be dependent upon Veritex Bank’s ability to make distributions and payments to Veritex as its principal source of funds to pay such dividends. Veritex Bank is also subject to various legal, regulatory and other restrictions on its ability to make distributions and payments to Veritex. In addition, in the future Veritex may enter into borrowing or other contractual arrangements that restrict its ability to pay dividends.
Veritex is dependent upon Veritex Bank for cash flow, and Veritex Bank’s ability to make cash distributions is restricted which could impact Veritex’s ability to satisfy its obligations.
Veritex’s primary asset is Veritex Bank. As such, Veritex depends upon Veritex Bank for cash distributions through dividends on Veritex Bank’s stock to pay Veritex’s operating expenses and satisfy its obligations, including debt obligations. There are numerous laws and banking regulations that limit Veritex Bank’s ability to pay dividends to Veritex. If Veritex Bank is unable to pay dividends to Veritex, Veritex will not be able to satisfy its obligations. Federal and state statutes and regulations restrict Veritex Bank’s ability to make cash distributions to Veritex. These statutes and regulations require, among other things, that Veritex Bank maintain certain levels of capital in order to pay a dividend. Further, federal and state banking authorities have the ability to restrict Veritex Bank’s payment of dividends through supervisory action.
For as long as Veritex is an emerging growth company, Veritex will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about its executive compensation, that apply to other public companies.
Veritex is classified as an “emerging growth company” under the JOBS Act. For as long as Veritex is an emerging growth company, unlike other public companies, it will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of its system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements proposed by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) provide certain disclosure regarding executive compensation required of larger public companies, (4) hold nonbinding advisory votes on executive compensation, or (5) obtain shareholder approval of any golden parachute payments not previously approved. Veritex will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of its initial public offering, which was completed in October 2014, although Veritex will lose that status sooner if it has more than $1.0 billion of revenues in a fiscal year, has more than $700.0 million in market value of its common stock held by non-affiliates, or issues more than $1.0 billion of non-convertible debt over a 3-year period.
The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act and the requirements of the Sarbanes-Oxley Act of 2002, may strain Veritex’s resources, increase its costs and distract management.
Veritex completed its initial public offering in October 2014. As a public company, Veritex incurs significant legal, accounting and other expenses that it did not incur as a private company. Veritex also incur costs associated with its public company reporting requirements and with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, NASDAQ rules and the rules implemented by the SEC. These rules and regulations have increased Veritex’s legal and financial compliance costs and make some activities more time-consuming and costly. These rules and regulations also make it more difficult and more expensive for Veritex to obtain director and officer liability insurance. As a result, it may be more difficult for Veritex to attract and retain qualified individuals to serve on its board of directors or as executive officers.
Veritex has certain significant investors whose interests may differ from yours.
Veritex has certain institutional investors that have significant ownership of Veritex common stock. As a result of their significant ownership, these institutional investors could have a greater ability than you or other shareholders to influence certain matters, such as the election of directors and other matters submitted to a vote of Veritex’s shareholders, including mergers, a sale of all or substantially all of Veritex’s assets and other extraordinary corporate transactions. The interests of the significant institutional investors could conflict with the interests of Veritex’s other shareholders, including you, and any future transfer by the significant institutional investors of their shares of common stock to other investors who have different business objectives could adversely affect the market value of Veritex common stock. One of the significant institutional investors, SunTx Veritex Holdings, L.P. (which we refer to in this joint proxy statement/prospectus as “SunTx”), owns approximately 5.08% of Veritex’s outstanding common stock as of January 17, 2017. Veritex has registered all of the shares of its common stock owned by SunTx on a resale shelf registration statement on Form S-3. SunTx’s sales of a substantial number of its shares of Veritex common stock, or the perception that such sales may occur, may adversely impact the price of Veritex common stock. Veritex has granted SunTx certain rights, such as board representation rights, that may give SunTx greater influence over Veritex’s company than you or other shareholders.
Certain provisions of Veritex’s corporate organizational documents and federal and state laws to which Veritex is subject could have an anti-takeover effect and may delay, make more difficult or prevent an attempted acquisition that you may favor.
Certain provisions of Veritex’s corporate organization documents and applicable federal and state laws could have an anti-takeover effect and may delay, discourage or prevent an attempted acquisition or change of control. These provisions of Veritex’s corporate organizational documents may include:

•	a provision requiring the vote of the holders of at least four-fifths of Veritex’s shares entitled to vote in order to remove a director for cause; and

•
a provision that any special meeting of Veritex’s shareholders may be called only by a majority of Veritex’s Board, its Chairman, its President or a holder or group of holders of at least 10.0% of its shares entitled to vote.

Veritex’s certificate of formation does not provide for cumulative voting for directors and authorizes its board of directors to issue shares of preferred stock without shareholder approval and upon such terms as its board of directors may determine. The issuance of Veritex’s preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third-party from acquiring, a controlling interest in Veritex. In addition, certain provisions of Texas corporate law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control.
Furthermore, banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of a Federal Deposit Insurance Corporation (“FDIC”)-insured depository institution. These laws include the Bank Holding Company Act of 1956, or the BHC Act, and the Change in Bank Control Act. These laws could delay, discourage or prevent an acquisition.
Shareholders may be deemed to be acting in concert or otherwise in control of Veritex, which could impose notice, approval and ongoing regulatory requirements upon them and result in adverse regulatory consequences for such holders.
Veritex is a bank holding company regulated by the Federal Reserve. Banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or a company that controls an FDIC-insured depository institution, such as a bank holding company. These laws include the BHC Act and the Change in Bank Control Act. The determination as to whether an investor “controls” a depository institution or holding company is based on all of the facts and circumstances surrounding the investment.
As a general matter, a party is deemed to control a depository institution or other company if the party (1) owns or controls 25.0% or more of any class of voting stock of the bank or other company, (2) controls the election of a majority of the directors of the bank or other company, or (3) has the power to exercise a controlling influence over the management or policies of the bank or other company. In addition, subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10.0% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. “Acting in concert” generally means knowing participation in a joint activity or parallel action towards the common goal of acquiring control of a bank or a parent company, whether or not pursuant to an express agreement. The manner in which this definition is applied in individual circumstances can vary and cannot always be predicted with certainty.
Any shareholder that is deemed to “control” Veritex for regulatory purposes would become subject to notice, approval and ongoing regulatory requirements and may be subject to adverse regulatory consequences. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.
An investment in Veritex common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in Veritex common stock is not a bank deposit and, therefore, is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in Veritex common stock is inherently risky for the reasons described herein. As a result, if you acquire Veritex common stock, you could lose some or all of your investment.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference or deemed incorporated by reference into this joint proxy statement/prospectus and any other written or oral statements made by Veritex and Sovereign from time to time may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus and the documents incorporated by reference herein and therein, regarding our strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this joint proxy statement/prospectus and the documents incorporated by reference herein and therein, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in the “Risk Factors” section of this joint proxy statement/prospectus.
There are or will be important factors that could cause Veritex’s or Sovereign’s actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the following:

•
the concentration of Veritex’s or Sovereign’s business in Texas, and specifically within the Dallas metropolitan area, including risks associated with any economic downturn in the real estate sector and risks associated with a decline in the values of single family homes in the Dallas metropolitan area;

•	difficult or unfavorable conditions in the market for financial products and services generally;

•	interest rate fluctuations, which could have an adverse effect on Veritex’s or Sovereign’s profitability;

•	Veritex’s or Sovereign’s ability to implement its growth strategy, including Veritex’s ability to identify and consummate suitable acquisitions;

•	Veritex’s and Sovereign’s ability to consummate the proposed merger;

•
the costs of integrating the businesses Veritex has acquired or expects to acquire, such as the proposed merger with Sovereign, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions, risks associated with entering new markets and possible failures in realizing the anticipated benefits from such acquisitions;

•	the ability to recruit and retain successful bankers that meet expectations in terms of customer relationships and profitability;

•	the ability to retain executive officers and key employees and their customer and community relationships;

•	risks associated with Veritex’s or Sovereign’s limited operating histories and the relatively unseasoned nature of a significant portion of each entities’ loan portfolio;

•	market conditions and economic trends nationally, regionally and particularly in the Dallas metropolitan area and Texas;

•	risks related to Veritex’s strategic focus on lending to small to medium-sized businesses;

•	the sufficiency of the assumptions and estimates Veritex or Sovereign make in establishing reserves for potential loan losses;

•	risks associated with Veritex’s or Sovereign’s commercial loan portfolio, including the risk for deterioration in value of the general business assets that generally secure such loans;

•	risks associated with Veritex’s or Sovereign’s nonfarm nonresidential and construction loan portfolios, including the risks inherent in the valuation of the collateral securing such loans;

•	potential changes in the prices, values and sales volumes of commercial and residential real estate securing Veritex’s and Sovereign’s real estate loans;

•	risks related to the significant amount of credit that Veritex and Sovereign have extended to a limited number of borrowers and in a limited geographic area;

•	Veritex’s or Sovereign’s ability to maintain adequate liquidity and to raise necessary capital to fund its acquisition strategy and operations or to meet increased minimum regulatory capital levels;

•	potential fluctuations in the market value and liquidity of Veritex’s or Sovereign’s investment securities;

•	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

•	a lack of liquidity resulting from decreased loan repayment rates, lower deposit balances, or other factors;

•	restraints on the ability of banks to pay dividends to bank holding companies, which could limit liquidity;

•	the loss of large loan and depositor relationships;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	Veritex’s and Sovereign’s ability to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting;

•	risks associated with fraudulent and negligent acts by Veritex’s or Sovereign’s customers, employees or vendors;

•	Veritex’s and Sovereign’s ability to keep pace with technological change or difficulties when implementing new technologies;

•	risks associated with system failures or failures to prevent breaches of Veritex’s or Sovereign’s network security;

•	risks associated with data processing system failures and errors;

•	potential impairment on the goodwill Veritex or Sovereign have recorded or may record in connection with business acquisitions;

•	the institution and outcome of litigation and other legal proceedings against Veritex or Sovereign to which either is or becomes subject;

•	Veritex’s and Sovereign’s ability to comply with various governmental and regulatory requirements applicable to financial institutions;

•
the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Veritex’s regulators, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act;

•	governmental monetary and fiscal policies, including the policies of the Federal Reserve;

•	Veritex’s and Sovereign’s ability to comply with supervisory actions by federal and state banking agencies;

•	changes in the scope and cost of FDIC insurance and other coverage;

•	systemic risks associated with the soundness of other financial institutions;

•	the occurrence of adverse weather or manmade events, which could negatively affect Veritex’s or Sovereign’s core markets or disrupt Veritex’s or Sovereign’s operations; and

•	other factors that are discussed in the “Risk Factors” section of this joint proxy statement/prospectus.

Other factors not identified above, including those described under the headings “Risk Factors” in this joint proxy statement/prospectus and Veritex’s Annual Report on Form 10-K for the year ended December 31, 2015 and the other documents incorporated by reference into this joint proxy statement/prospectus, may also cause actual results to differ materially from those described in any forward-looking statements. Most of these factors are difficult to anticipate, are generally beyond the control of Veritex and Sovereign and may prove to be inaccurate. You should consider these factors in connection with considering any forward-looking statements.
All forward-looking statements, expressed or implied, included in or incorporated by reference into this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, Veritex and Sovereign disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

THE SOVEREIGN SPECIAL MEETING
This section contains information for Sovereign shareholders about the Sovereign special meeting that Sovereign has called to allow its shareholders to consider and vote on the Sovereign Merger Proposal. Sovereign is mailing this joint proxy statement/prospectus to you, as a Sovereign shareholder, on or about [•], 2017. This joint proxy statement/prospectus is accompanied by a notice of the Sovereign special meeting and a form of proxy card that the Sovereign Board is soliciting for use at the Sovereign special meeting and at any adjournments or postponements of the Sovereign special meeting.
Date, Time and Place of the Sovereign Special Meeting
The Sovereign special meeting will be held at [•], at [•] local time, on [•]. On or about [•], 2017, Sovereign commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Sovereign special meeting.
Matters to Be Considered
At the Sovereign special meeting, you, as a Sovereign shareholder, will be asked to consider and vote upon the following matters:

•	the Sovereign Merger Proposal; and

•	the Sovereign Adjournment Proposal.
Completion of the merger is conditioned on, among other things, Sovereign shareholder approval of the merger agreement and the transactions contemplated thereby, including the merger. No other business may be conducted at the Sovereign special meeting.
Recommendation of the Sovereign Board
On December 9, 2016, the Sovereign Board unanimously approved the merger agreement and the transactions contemplated thereby. Based on Sovereign’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—Sovereign’s Reasons for the Merger; Recommendation of the Sovereign Board” beginning on page 85, the Sovereign Board believes that the merger is in the best interests of the Sovereign shareholders.
Accordingly, the Sovereign Board recommends that you vote “FOR” the Sovereign Merger Proposal and “FOR” the Sovereign Adjournment Proposal.
Sovereign Record Date and Quorum
The Sovereign Board has fixed the close of business on [•], 2017 as the Sovereign record date for determining the holders of Sovereign common stock entitled to receive notice of and to vote at the Sovereign special meeting.
As of the Sovereign record date, there were [•] shares of Sovereign common stock outstanding and entitled to notice of, and to vote at, the Sovereign special meeting or any adjournment thereof, and such outstanding shares of Sovereign common stock were held by [•] holders of record. Each share of Sovereign common stock entitles the holder to one vote at the Sovereign special meeting on each proposal to be considered at the Sovereign special meeting.
No business may be transacted at the Sovereign special meeting unless a quorum is present. The presence (in person or by proxy) of holders of at least a majority of the voting power represented by all issued and outstanding shares of Sovereign common stock entitled to be voted at the Sovereign special meeting constitutes a quorum for transacting business at the Sovereign special meeting. All shares of Sovereign common stock present in person or represented by proxy, including abstentions and broker-non votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Sovereign special meeting.
As of the Sovereign record date, the directors and executive officers of Sovereign and their affiliates beneficially owned and were entitled to vote, in the aggregate, [•] shares of Sovereign common stock, representing approximately [•]% of the shares of Sovereign common stock outstanding on that date. Certain of the directors of Sovereign and certain of their affiliates have entered into voting agreements with Veritex, solely in his, her or its capacity as a shareholder of Sovereign, pursuant to which they have agreed to vote in favor of the and the transactions contemplated by the merger agreement. The Sovereign shareholders who are parties to the voting agreements beneficially own and are entitled to vote in the aggregate approximately [•]% of the outstanding shares of Sovereign common stock as of the Sovereign record date. Sovereign currently expects that each of its executive officers will vote their shares of Sovereign common stock in favor of the Sovereign Merger Proposal and the Sovereign Adjournment Proposal. As of the Sovereign record date, Veritex beneficially held no shares of Sovereign common stock.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Sovereign Merger Proposal: The affirmative vote of the holders of two-thirds of the outstanding shares of Sovereign common stock is required to approve the Sovereign Merger Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Sovereign special meeting or fail to instruct your bank or broker how to vote with respect to the Sovereign Merger Proposal, it will have the effect of a vote “AGAINST” the proposal.
Sovereign Adjournment Proposal: The affirmative vote of a majority of votes cast on the Sovereign Adjournment Proposal at the Sovereign special meeting is required to approve the Sovereign Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Sovereign special meeting or fail to instruct your bank or broker how to vote with respect to the Sovereign Adjournment Proposal, it will have no effect on the proposal.
Voting on Proxies; Incomplete Proxies
A Sovereign shareholder of record as of the Sovereign record date may vote by proxy or in person at the Sovereign special meeting. If you hold your shares of Sovereign common stock in your name as a Sovereign shareholder of record as of the Sovereign record date, to submit a proxy we ask that you, as a Sovereign shareholder, complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
Sovereign requests that Sovereign shareholders vote by completing and signing the accompanying proxy card and returning it to Sovereign as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Sovereign common stock represented by it will be voted at the Sovereign special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Sovereign common stock represented by the proxy card will be voted as recommended by the Sovereign Board.
If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.
Every Sovereign shareholder’s vote is important. Accordingly, each Sovereign shareholder should sign, date and return the enclosed proxy card whether or not the Sovereign shareholder plans to attend the Sovereign special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Sovereign common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Sovereign special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Sovereign common stock in “street name,” your broker, bank or other nominee will vote your shares of Sovereign common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Revocability of Proxies and Changes to a Sovereign Shareholder’s Vote
You have the power to change your vote at any time before your shares of Sovereign common stock are voted at the Sovereign special meeting by:

•	attending and voting in person at the Sovereign special meeting;

•	giving notice of revocation of the proxy at the Sovereign special meeting; or

•
delivering to the Secretary of Sovereign at 17950 Preston Road, Suite 500, Dallas, Texas 75252 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed.

Attendance at the Sovereign special meeting will not in and of itself constitute a revocation of a proxy.
If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Sovereign special meeting.
If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.
Solicitation of Proxies
In addition to solicitation by mail Sovereign’s directors, officers, and employees may solicit proxies by personal interview, telephone, or electronic mail. Sovereign reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. Sovereign will bear the entire cost of soliciting proxies from you.
Attending the Sovereign Special Meeting
All Sovereign shareholders, including holders of record as of the Sovereign record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Sovereign special meeting. Only Sovereign shareholders of record as of the Sovereign record date can vote in person at the Sovereign special meeting. If you are a Sovereign shareholder of record as of the Sovereign record date and you wish to attend the Sovereign special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Sovereign special meeting. You should also bring valid picture identification.
A Sovereign shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to in this joint proxy statement/prospectus as a “beneficial owner”) who desires to attend the Sovereign special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
Assistance
If you need assistance in completing your proxy card, have questions regarding Sovereign’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Gary Motley at (214) 242-1879 or investorrelations@banksov.com.
SOVEREIGN PROPOSALS
Proposal No. 1 Sovereign Merger Proposal
Sovereign is asking its shareholders to adopt the merger agreement and approve the merger. Holders of Sovereign common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Sovereign Board, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Sovereign and the shareholders of Sovereign. See “The Merger— Sovereign’s Reasons for the Merger; Recommendation of the Sovereign Board” beginning on page 85 of this joint proxy statement/prospectus for a more detailed discussion of the Sovereign Board’s recommendation.
The Sovereign Board recommends a vote “FOR” the Sovereign Merger Proposal.
Proposal No. 2 Sovereign Adjournment Proposal
The Sovereign special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Sovereign special meeting to adopt the Sovereign Merger Proposal.

If, at the Sovereign special meeting, the number of shares of Sovereign common stock present or represented and voting in favor of the Sovereign Merger Proposal is insufficient to adopt the Sovereign Merger Proposal, Sovereign intends to move to adjourn the Sovereign special meeting in order to enable the Sovereign Board to solicit additional proxies for approval of the Sovereign Merger Proposal. In that event, Sovereign will ask its shareholders to vote upon the Sovereign Adjournment Proposal, but not the Sovereign Merger Proposal.
In this proposal, Sovereign is asking its shareholders to authorize the holder of any proxy solicited by the Sovereign Board on a discretionary basis to vote in favor of adjourning the Sovereign special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Sovereign shareholders who have previously voted.
The Sovereign Board recommends a vote “FOR” the Sovereign Adjournment Proposal.

THE VERITEX SPECIAL MEETING
This section contains information for Veritex shareholders about the Veritex special meeting that Veritex has called to allow its shareholders to consider and vote on the Veritex Stock Issuance Proposal and the Veritex Adjournment Proposal. Veritex is mailing this joint proxy statement/prospectus to you, as an Veritex shareholder, on or about [•], 2017. This joint proxy statement/prospectus is accompanied by a notice of the Veritex special meeting of Veritex shareholders and a form of proxy card that the Veritex Board is soliciting for use at the Veritex special meeting and at any adjournments or postponements of the Veritex special meeting.
Date, Time and Place of Veritex Special Meeting
The Veritex special meeting will be held on [•], 2017 at [•], at [•] local time.
Matters to Be Considered
At the Veritex special meeting, you, as an Veritex shareholder, will be asked to consider and vote upon the following matters:

•	the Veritex Stock Issuance Proposal; and

•	the Veritex Adjournment Proposal.
Recommendation of the Veritex Board
After careful consideration, the Veritex Board determined that the merger agreement and the transactions contemplated thereby, including the merger and the related Veritex share issuance, are advisable and in the best interests of Veritex and its shareholders. The Veritex Board recommends that Veritex shareholders vote “FOR” the Veritex Stock Issuance Proposal and “FOR” the Veritex Adjournment Proposal. See the section of this joint proxy statement/prospectus entitled “The Merger—Veritex’s Reasons for the Merger; Recommendation of the Veritex Board” beginning on page 97 for a more detailed discussion of the Veritex Board’s recommendation.
Veritex Record Date and Quorum
The Veritex Board has fixed the close of business on [•], 2017 as the Veritex record date for determining the holders of Veritex common stock entitled to receive notice of and to vote at the Veritex special meeting.
As of the Veritex record date, there were [•] shares of Veritex common stock outstanding and entitled to vote at the Veritex special meeting held by approximately [•] holders of record. Each share of Veritex common stock entitles the holder to one vote at the Veritex special meeting on each proposal to be considered at the Veritex special meeting.
The presence in person or by proxy of a majority of the Veritex common stock outstanding on the Veritex record date will constitute a quorum. All shares of Veritex common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Veritex special meeting.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Veritex Stock Issuance Proposal: The affirmative vote of the majority of the outstanding shares of Veritex common stock is required to approve the Veritex Stock Issuance Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Veritex special meeting or fail to instruct your bank or broker how to vote with respect to the Veritex Stock Issuance Proposal, it will have no effect on the proposal.
Veritex Adjournment Proposal: The affirmative vote of the majority of the outstanding shares of Veritex common stock is required to approve the Veritex Adjournment Proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Veritex special meeting or fail to instruct your bank or broker how to vote with respect to the Veritex Adjournment Proposal, it will have no effect on the proposal.
Shares Held by Officers and Directors
As of the Veritex record date, there were [•] shares of Veritex common stock entitled to vote at the Veritex special meeting. As of the Veritex record date, the directors and executive officers of Veritex and their affiliates beneficially owned and were entitled to vote approximately [•] shares of Veritex common stock representing approximately [•]% of the shares of Veritex common stock outstanding on that date. Veritex currently expects that each of its executive officers will vote their shares of Veritex common stock in favor of the Veritex Stock Issuance Proposal and the Veritex Adjournment Proposal, although none of them has entered into any agreement obligating him or her to do so. As of the Veritex record date, Sovereign beneficially held no shares of Veritex common stock.
Voting of Proxies; Incomplete Proxies
Each copy of this joint proxy statement/prospectus mailed to holders of Veritex common stock is accompanied by a form of proxy card with instructions for voting. If you hold shares of Veritex common stock in your name as a Veritex shareholder of record as of the Veritex record date, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the Veritex special meeting. You may also vote your shares through the Internet. Information and applicable deadlines for voting through the Internet are set forth in the enclosed proxy card instructions.
If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.
All shares represented by valid proxies that Veritex receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted as recommended by the Veritex Board. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the Veritex special meeting or at any adjournment or postponement of the Veritex special meeting.
Shares Held in “Street Name”; Broker Non-Votes
Under stock exchange rules, banks, brokers and other nominees who hold shares of Veritex common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Veritex special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Veritex common stock in “street name,” your broker, bank or other nominee will vote your shares of Veritex common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Revocability of Proxies and Changes to a Veritex Shareholder’s Vote
If you hold stock in your name as a Veritex shareholder of record as of the Veritex record date, you may revoke any proxy at any time before the Veritex special meeting is called to order by (i) signing and returning a proxy card with a later date, (ii) voting by the Internet at a later time, (iii) delivering a written revocation letter to Veritex’s corporate secretary or (iv) attending the Veritex special meeting in person, notifying the corporate secretary and voting by ballot at the Veritex special meeting.
Any Veritex shareholder entitled to vote in person at the Veritex special meeting may vote in person regardless of whether a proxy has been previously given, but your attendance by itself at the Veritex special meeting will not automatically revoke your proxy unless you give written notice of revocation to the corporate secretary of Veritex before the Veritex special meeting is called to order.
Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: Corporate Secretary
If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.
Solicitation of Proxies
Veritex is soliciting your proxy in conjunction with the Veritex share issuance. Veritex will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Veritex will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Veritex common stock and secure their voting instructions. Veritex will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Veritex may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Veritex shareholders, either personally or by telephone, facsimile, letter or electronic means.
Attending the Veritex Special Meeting
All holders of Veritex common stock, including holders of record as of the Veritex record date and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Veritex special meeting. Veritex shareholders of record as of the Veritex record date can vote in person at the Veritex special meeting. If you are not an Veritex shareholder of record as of the Veritex record date, you must obtain a proxy executed in your favor from the record holder of your shares of Veritex common stock, such as a broker, bank or other nominee, to be able to vote in person at the Veritex special meeting. If you plan to attend the Veritex special meeting, you must hold your shares of Veritex common stock in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Veritex reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Veritex special meeting is prohibited without Veritex’s express written consent.
Delivery of Proxy Materials to Veritex Shareholders Sharing an Address
As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple Veritex shareholders sharing an address unless Veritex has previously received contrary instructions from one or more such Veritex shareholders. This is referred to as “householding.” Veritex shareholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Investor Relations at (972) 349-6200, Veritex will deliver promptly a separate copy of this document to an Veritex shareholder at a shared address to which a single copy of the document was delivered.
Assistance
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Veritex common stock, please contact Investor Relations at (972) 349-6200.

VERITEX PROPOSALS
Proposal No. 1 Veritex Stock Issuance Proposal
Under the NASDAQ Listing Rules, a company listed on NASDAQ is required to obtain shareholder approval prior to the issuance of common stock in connection with the acquisition of the stock of another company if the common stock will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock. If Veritex and Sovereign complete the merger, the number of shares of Veritex common stock issued in the merger will exceed 20% of the shares of Veritex common stock outstanding before such issuance. Accordingly, Veritex must obtain the approval of Veritex shareholders for the issuance of shares of Veritex common stock in connection with the merger.
Veritex is asking its shareholders to approve the issuance of Veritex common stock in accordance with the terms and conditions of the merger agreement. Holders of Veritex common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the merger and the Veritex share issuance. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Veritex Board approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Veritex common stock, to be advisable and in the best interests of Veritex and the Veritex shareholders. See the section of this joint proxy statement/prospectus entitled “The Merger—Veritex’s Reasons for the Merger; Recommendation of the Veritex Board” beginning on page 53 for a more detailed discussion of the Veritex Board’s recommendation.
The Veritex Board recommends that Veritex shareholders vote “FOR” the issuance of Veritex Stock Issuance Proposal.
Proposal No. 2 Veritex Adjournment Proposal
The Veritex special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Veritex Stock Issuance Proposal.
If, at the Veritex special meeting, the number of shares of Veritex common stock present or represented and voting in favor of the Veritex Stock Issuance Proposal is insufficient to approve such proposal, Veritex intends to move to adjourn the Veritex special meeting in order to solicit additional proxies for the approval of the Veritex Stock Issuance Proposal. In that event, Veritex will ask its shareholders to vote upon the Veritex Adjournment Proposal, but not the Veritex Stock Issuance Proposal. In accordance with the Veritex bylaws, as amended (which we refer to in this joint proxy statement/prospectus as Veritex’s “bylaws”), a vote to approve the proposal to adjourn the Veritex special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Veritex special meeting to approve the Veritex Stock Issuance Proposal may be taken in the absence of a quorum.
In this proposal, Veritex is asking its shareholders to authorize the holder of any proxy solicited by the Veritex Board on a discretionary basis to vote in favor of adjourning the Veritex special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Veritex shareholders who have previously voted.
The Veritex Board recommends that Veritex shareholders vote “FOR” the Veritex Adjournment Proposal.

VERITEX SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of Veritex common stock as of January 17, 2017, subject to certain assumptions set forth in the footnotes for:

•	each person known by Veritex to be the beneficial owner of 5% or more of outstanding Veritex common stock;

•	each of Veritex’s directors;

•	each of Veritex’s named executive officers; and

•	all of Veritex’s directors and executive officers as a group.
To Veritex’s knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement.
Each share of Veritex common stock is entitled to one vote on matters on which holders of Veritex common stock are eligible to vote.
Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225.

	Veritex common stock
Name of Beneficial Owner	Number(1)	Percentage(2)
5% Shareholders:

SunTx Veritex Holdings, LP (3)	772,370	5.08%
FJ Capital Management (4)	938,000	6.17%
Basswood Capital Management, L.L.C. (5)	982,648	6.46%

Directors and Named Executive Officers:

C. Malcolm Holland, III (6)	231,196	1.51%
William C. Murphy (7)	207,846	1.36%
Jeff Kesler (8)	33,023	*
Pat S. Bolin (9)	101,473	*
Blake Bozman (10)	114,214	*
Mark Griege (11)	39,996	*
Michael Kowalski (12)	26,980	*
Michael D. Ilagan (13)	1,320	*
John Sughrue (14)	38,916	*
Ray W. Washburne (15)	163,980	1.08%

All Directors and Executive Officers as a Group (14 Persons)	1,054,960	6.82%

________________

*	Indicates less than 1%

(1)
Beneficial ownership does not include certain officers' restricted shares rights granted pursuant to Veritex’s 2010 Equity Incentive Plan and 2014 Omnibus Incentive Plan which will not vest within 60 days of the Veritex record date.

(2)
Based upon a total of 15,208,818 shares of Veritex common stock outstanding as of January 17, 2017. Ownership percentages reflect the ownership percentage assuming that such person, but no other person, exercises all options and warrants to acquire shares of Veritex common stock held by such person that are currently exercisable. The ownership percentage of all executive officers and directors, as a group, assumes that all 14 persons, but no other persons, exercise all options and warrants to acquire shares of Veritex common stock held by such persons that are currently exercisable or exercisable within 60 days.

(3)	Based on a Form 4 filed with the SEC on December 7, 2016 by SunTx Veritex Holdings, LP. The business address of SunTx Veritex Holdings, LP is 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

(4)
Based on a Form 13F filed with the SEC on November 14, 2016 by FJ Capital Management LLC, reporting beneficial ownership as of September 30, 2016. The business address of FJ Capital Management LLC is 1313 Dolley Madison Blvd., Suite 306, McLean, Virginia 22101. The percentage beneficially owned is based on Veritex’s outstanding common stock as of January 17, 2017.

(5)
Based on a Form 13F filed with the SEC on November 14, 2016 by Basswood Capital Management, L.L.C, reporting beneficial ownership as of September 30, 2016. The business address of Basswood Capital Management, L.L.C. is 645 Madison Avenue, 10th Floor, New York, New York 10022. The percentage beneficially owned is based on Veritex’s outstanding common stock as of January 17, 2017.

(6)
Includes (i) 14,417 shares held in Mr. Holland's name, (ii) 65,885 shares owned jointly by Mr. Holland and his spouse, (iii) 10,000 shares held by Pershing LLC IRA for his benefit,(iv) 3,250 shares held by The Holland III FLP, and (v) stock options to purchase 137,644 shares of Veritex common stock.

(7)
Includes (i) 33,866 shares held in Mr. Murphy's name, (ii) 152,949 shares held by William C. Murphy Pension & Profit Sharing Plan & Trust, (iii) 1,000 restricted stock units that will vest within 60 days of the Veritex record date, and (iv) stock options to purchase 20,031 shares of Veritex common stock.

(8)	Includes (i) 23,532 shares held in Mr. Kesler's name and (ii) stock options to purchase 9,491 shares of Veritex common stock.

(9)
Includes (i) 2,496 shares held in Mr. Bolin's name, (ii) 18,249 shares held by the DHB Family Partnership, LP, which is controlled by Mr. Bolin, (iii) 18,250 shares held by the PSB Family Trust II, of which Mr. Bolin's wife is the trustee, (iv) 33,308 shares held by Anasazi Capital, LP, which is controlled by Mr. Bolin, (v) 16,670 shares held by Bolin Investments, LP, which is controlled by Mr. Bolin, (vi) options to purchase 2,500 shares, and (vii) a warrant to purchase 10,000 shares of Veritex common stock presently exercisable, issued to Red Star Yield Holdings, Inc., an entity controlled by Mr. Bolin.

(10)	Includes (i) 84,409 shares held in Mr. Bozman's name, (ii) 27,305 shares held by Bozman DFS Partnership, and (iii) options to purchase 2,500 shares of Veritex common stock.

(11)	Includes (i) 1,496 shares held in Mr. Griege's name, (ii) 36,000 shares held jointly by Mr. Griege and his spouse, and (iii) options to purchase 2,500 shares of Veritex common stock.

(12)
Includes (i) 25,480 shares held individually by Mr. Kowalski, (ii) 500 options that will vest within 60 days of the Veritex record date, and (ii) options to purchase 1,000 shares of Veritex common stock.

(13)	Includes (i) 1,320 shares held individually by Mr. Ilagan.

(14)	Includes (i) 36,416 shares held individually by Mr. Sughrue, and (ii) options to purchase 2,500 shares of Veritex common stock.

(15)
Includes (i) 95,950 shares in Mr. Washburne's name, (ii) 5,530 shares held by the Incline Trust, of which Mr. Washburne is the Trustee, (iii) 60,000 shares held by Huron Holdings, Inc., Profit Sharing Plan, over which Mr. Washburne has sole voting control, and (v) options to purchase 2,500 shares of Veritex common stock.

INFORMATION ABOUT SOVEREIGN
Sovereign is a Texas corporation that owns all of the outstanding shares of common stock of Sovereign Bank, a Texas-chartered state non-member bank, with operational headquarters in Dallas, Texas. Sovereign Bank offers full consumer and commercial banking services to customers throughout its market areas throughout Texas. Sovereign Bank has one branch in each of the following cities in Texas: Arlington, Austin, Cedar Park, Houston, Irving, and Southlake and two branches in Dallas, Texas and Fort Worth, Texas.
Sovereign’s principal executive offices are located at 17950 Preston Road, Suite 500, Dallas, Texas 75252, and its telephone number at that location is (214) 242-1900. Additional information about Sovereign and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 142.
Information About Sovereign’s Business
General.    Sovereign was incorporated as a Texas corporation in 2004 to serve as a bank holding company for Sovereign Bank. Sovereign does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Sovereign Bank. Its primary activities are to provide assistance in the management and coordination of Sovereign Bank’s financial resources. Sovereign’s principal asset is the outstanding common stock of Sovereign Bank. Sovereign derives its revenues primarily from the operations of Sovereign Bank in the form of dividends received from Sovereign Bank.
Sovereign Bank is a Texas state-chartered banking association that is not a member of the Federal Reserve System. Sovereign Bank was chartered in 2004, and has served since that time as a community-based financial institution with operations centered in the major metropolitan areas in Texas.
As a bank holding company, Sovereign is subject to supervision and regulation by the Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.
As of September 30, 2016, Sovereign had consolidated total assets of $1.1 billion, total loans held for investment of $863.0 million, total deposits of $858.6 million and total shareholders’ equity of $118.4 million. Sovereign does not file reports with the SEC.
Products and Services. Sovereign Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers throughout Texas. Sovereign Bank offers a range of lending services, including real estate, commercial, government-guaranteed lending and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Sovereign Bank’s market areas. Real estate loans offered by Sovereign Bank are secured by first or second mortgages on the subject collateral, and often relate to owner-occupied office and retail buildings. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.
Sovereign Bank offers depository services and various checking account services. Sovereign Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, telephone banking, Internet banking, direct deposit and automatic transfers between accounts. Sovereign Bank has ATMs at each of its locations, along with several other ATMs positioned strategically throughout its core market area. Sovereign Bank’s business is not seasonal in any material respect.
Sovereign Bank funds its lending activities primarily from the core deposit base. Sovereign Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.
Competition. The table below summarize certain key demographic information relating to Sovereign’s target markets and Sovereign’s presence within those markets.

Metropolitan Statistical Area (“MSA”)	Market Rank	Branch Count	Deposits In Market (in thousands)	Market Share (%)
Dallas-Fort Worth- Arlington MSA	33	7	$657,548	0.27
Austin-Round Rock MSA	33	2	$97,925	0.24
Houston-TheWoodlands-Sugar Land MSA	82	1	$59,209	0.03
Each activity in which Sovereign is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Sovereign competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Sovereign competes may have capital resources and legal loan limits substantially higher than those maintained by Sovereign.
Employees.    As of December 29, 2016, Sovereign had 116 full-time employees and 1 part-time employee and 1 temporary employee, none of whom are covered by a collective bargaining agreement.
Information About Sovereign’s Properties
Sovereign Bank leases its principal executive offices, which are located at 17950 Preston Road, Suite 500, Dallas, Texas 75252. Sovereign Bank also leases its branches located at 17950 Preston Road, Suite 100, Dallas, Texas 75252, 6060 Sherry Lane, Dallas, Texas 75225, and 777 Post Oak Boulevard, Suite 700, Houston, Texas 77056. Sovereign Bank owns its branches located at 7255 N. State Highway 161, Irving, Texas 75039, 2438 East Southlake Boulevard, Southlake, Texas 76092, 150 S. Bell, Cedar Park, Texas 78613, 3800 Matlock Road, Arlington, Texas 76015, 2800 West 7th Street, Fort Worth, Texas 76107, and 5111 San Felipe, Houston, Texas 77056. Sovereign Bank owns the building and leases the land at its branches located at 600 W. 5th Street, Austin, Texas 78701.
Sovereign Legal Proceedings
From time to time, Sovereign or Sovereign Bank may become a party to various litigation matters incidental to the conduct of its business. Neither Sovereign nor Sovereign Bank is presently a party to any legal proceeding the resolution of which, in the opinion of Sovereign’s management, would be expected to have a material adverse effect on Sovereign’s business, operating results, financial condition or prospects.

Sovereign Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Sovereign for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015 and 2014. This following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Special Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Consolidated Historical Financial Data of Sovereign” and Sovereign’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “Sovereign” refer to Sovereign Bancshares, Inc. and Sovereign Bank on a consolidated basis. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that Sovereign believes are reasonable but may prove to be inaccurate. Sovereign assumes no obligation to update any of these forward-looking statements.
Overview
Sovereign is a bank holding company headquartered in Dallas, Texas. Through its wholly-owned subsidiary, Sovereign Bank, a Texas state chartered bank, Sovereign provides relationship-driven commercial banking products and services tailored to meet the needs of small to medium-sized businesses and professionals. Sovereign currently operates seven branch locations in the Dallas/Fort Worth Metroplex, two branches in the Austin area and one branch in the Galleria area of Houston. Sovereign has experienced significant organic growth since commencing banking operations in 2004. As of September 30, 2016, Sovereign Bancshares had total assets of $1.1 billion, total loans of $863.0 million, total deposits of $858.6 million and total stockholders’ equity of $118.4 million.
As a bank holding company operating through one segment, community banking, Sovereign generates most of its revenues from interest income on loans, customer service and loan fees, gains on sales of Small Business Administration (“SBA”) and United States Department of Agriculture (“USDA”) loans, and interest income from securities. Sovereign incurs interest expense on deposits and other borrowed funds and noninterest expense, such as salaries and employee benefits, and occupancy expenses. Sovereign analyzes its ability to maximize income generated from interest-earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.
Changes in the market interest rates and interest rates Sovereign earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Sovereign’s loan portfolio are affected by, among other factors, economic and competitive conditions in Texas and specifically in the Dallas/Fort Worth Metroplex, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within our target market and throughout the state of Texas.
Results of Operations for the Nine Months Ended September 30, 2016 and 2015
Net Interest Income
Sovereign’s operating results depend primarily on its net interest income. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”
To evaluate net interest income, Sovereign measures and monitors (1) yields on its loans and other interest-earning assets, (2) the costs of its deposits and other funding sources, (3) its net interest spread and (4) its net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
For the nine months ended September 30, 2016, net interest income totaled $27.7 million, and net interest margin and net interest spread were 3.50% and 3.31%, respectively. For the nine months ended September 30, 2015, net interest income totaled $27.1 million and net interest margin and net interest spread were 3.47% and 3.31%, respectively. The stable net interest margin and net interest spread were primarily attributable to higher earning asset yields offset partially by small increases in interest bearing deposit rates and rates on borrowings.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as non-accrual is not recognized in income, however the balances are reflected in average outstanding balances for the period. For the nine months ended September 30, 2016 and 2015, interest income not recognized on non-accrual loans was not material. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	For the Nine Months Ended September 30,
	2016			2015
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(dollars in thousands) (Unaudited)
Assets:
Interest-earning assets:
Total loans	$821,349	$28,287	4.60%	$728,761	$25,619	4.70%
Investment securities	207,697	3,857	2.48	296,951	5,613	2.53
Federal funds sold	18,224	70	0.51	12,380	23	0.25
Other	9,527	73	1.02	7,140	18	0.34
Total interest-earning assets	1,056,797	32,287	4.08	1,045,232	31,273	4.00
Allowance for loan losses	(12,792)			(8,146)
Noninterest-earning assets	39,401			42,689
Total assets	$1,083,406			$1,079,775
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$646,892	$3,746	0.77%	$638,060	$3,418	0.72%
Federal funds purchased	1,013	12	1.58	1,744	17	1.30
Trust preferred subordinated debt	8,609	303	4.70	8,609	279	4.33
Federal Home Loan Bank advances	132,555	505	0.51	154,176	418	0.36
Total interest-bearing liabilities	789,069	4,566	0.77	802,589	4,132	0.69
Noninterest-bearing liabilities:
Noninterest-bearing deposits	176,935			166,440
Other liabilities	1,876			3,029
Total noninterest-bearing liabilities	178,811			169,469
Stockholders’ equity	115,526			107,717
Total liabilities and stockholders’ equity	$1,083,406			$1,079,775
Net interest rate spread(1)			3.31%			3.31%
Net interest income		$27,721			$27,141
Net interest margin(2)			3.50%			3.47%
________________________
(1) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(2) Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	For the Nine Months Ended September 30, 2016 vs. 2015
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands) (Unaudited)

Interest-earning assets:
Total loans	$3,258	$(590)	$2,668
Investment securities	(1,689)	(67)	(1,756)
Federal funds sold	11	36	47
Other	6	49	55
Total increase (decrease) in interest income	$1,586	$(572)	$1,014

Interest-bearing liabilities:
Interest-bearing deposits	$47	$281	$328
Federal funds purchased	(7)	2	(5)
Trust preferred subordinated debt	—	24	24
Federal Home Loan Bank advances	(59)	146	87
Total increase (decrease) in interest expense	(19)	453	434

Increase (decrease) in net interest income	$1,605	$(1,025)	$580

Provision for Loan Losses
Sovereign’s provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for loan losses see “—Financial Condition—Allowance for Loan Losses.” The provision for loan losses was $3.0 million for the nine months ended September 30, 2016, compared to $2.8 million for the same period in 2015, an increase of $200 thousand or 7.1%. The increase in provision expense was due to growth in the overall loan portfolio as well as an increase in the level of specific reserves needed to cover impaired loans.
Noninterest Income
Sovereign’s primary sources of recurring noninterest income are service charges on deposit accounts, gains on the sale of investment securities, gains on the sale of SBA and USDA loans, and other service charges and fees. Noninterest income does not include loan origination fees to the extent they exceed the direct loan origination costs, which are generally recognized over the life of the related loan as an adjustment to yield using the interest method.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Nine Months Ended September 30
	2016	2015	Increase (Decrease)
	(dollars in thousands) (Unaudited)

Noninterest income:
Service charges and other fees	$432	$456	$(24)
Net investment security gains	1,052	55	997
Gains on sales of loans	788	2,393	(1,605)
Other	631	724	(93)
Total noninterest income	$2,903	$3,628	$(725)
Noninterest income for the nine months ended September 30, 2016 decreased $725 thousand or 20.0% to $2.9 million compared to noninterest income of $3.6 million for the same period in 2015. The primary components of the changes from the prior period are:
Net investment securities gains. Gains on sales of investment securities were $1.1 million and $55 thousand for the first nine months ended September 30, 2016 and September 30, 2015, respectively. This increase was due to the sale of approximately $41 million of investment securities in the first quarter of 2016.
Gain on sales of loans. Sovereign originates SBA and USDA loans for resale into the secondary market. Income from the sales of loans was $788 thousand for the nine months ended September 30, 2016 compared to $2.4 million for the same period of 2015. This decrease of $1.6 million was primarily due to decreases in the number of loans sold in 2016 as compared to 2015. USDA loans, in particular, generally have large average gains which can create fluctuations between periods based on the timing of the sales.
Noninterest Expense
Generally, noninterest expense is composed of all employee expenses and costs associated with operating facilities, obtaining and retaining customer relationships and providing bank services. The major component of noninterest expense is salaries and employee benefits. Noninterest expense also includes operational expenses such as occupancy expenses, professional and regulatory fees, data processing, telephone, advertising, and other operating expenses.
The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Nine Months Ended September 30
	2016	2015	Increase (Decrease)
	(dollars in thousands) (Unaudited)

Noninterest expense:
Salaries and employee benefits	$11,547	$12,092	$(545)
Non-staff expenses:
Occupancy expense	2,473	2,657	(184)
Legal and professional fees	711	1,762	(1,051)
Deposit insurance assessment	663	586	77
Loan and repossessed asset expenses	588	74	514
Data processing	553	632	(79)
Telephone	443	533	(90)
Other	2,072	1,936	136
Total noninterest expense	$19,050	$20,272	$(1,222)
Noninterest expense for the nine months ended September 30, 2016 decreased $1.2 million or 6.0% to $19.1 million compared to noninterest expense of $20.3 million for the same period in 2015. The most significant components of the changes from the prior period are:

Salaries and employee benefits. Salaries and employee benefits are the largest component of noninterest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. Salaries and employee benefits were $11.5 million for the nine months ended September 30, 2016, a decrease of $545 thousand, or 4.5%, compared to the same period in 2015. The decrease was primarily attributable to the reduction of 3 full-time equivalent employees and a reduction in incentive compensation. As of September 30, 2016, Sovereign had 118 full-time equivalent employees. Salaries and employee benefits included $221 thousand and $217 thousand in stock-based compensation expense for the nine months ended September 30, 2016 and 2015, respectively.
Legal and professional fees. Legal and professional fees were $711 thousand and $1.8 million for the nine months ended September 30, 2016 and 2015, respectively. The decrease of $1.1 million, or 59.6%, was due to a decrease in loan work-out related legal support.
Loan and repossessed asset expense. Loan and repossessed asset expenses were $588 thousand and $74 thousand for the nine months ended September 30, 2016 and 2015, respectively. The increase of $514 thousand was a result of expenses associated with two repossessed energy assets.
Income Tax Expense
The amount of income tax expense is influenced by the amounts of pre-tax income, tax-exempt income and other nondeductible expenses. Deferred tax assets and liabilities are reflected at currently enacted income tax rates in effect for the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
For the nine months ended September 30, 2016, income tax expense totaled $2.5 million, an increase of $327 thousand or 15.2% compared to $2.1 million for the same period in 2015. The increase was primarily attributable to the $877 thousand increase in net operating income from $7.7 million for the nine months ended September 30, 2015 to $8.6 million for the same period in 2016. Sovereign’s effective tax rates for the nine months ended September 30, 2016 and 2015 were 28.9% and 27.9%, respectively. Sovereign’s effective tax rates for both periods were affected primarily by tax-exempt income generated by municipal securities.
Results of Operations For the Years Ended December 31, 2015 and 2014
Net Interest Income
For additional information on net interest income and how Sovereign measures and monitors it, see “—Results of Operations for the Nine Months Ended September 30, 2016 and 2015—Net Interest Income.”
2015 vs. 2014. Net interest income for 2015 was $37.2 million compared to $34.1 million for 2014, an increase of $3.1 million or 9.2%. The increase in net interest income was primarily due to a $2.9 million or 7.4% increase in interest income and by a small decrease in interest expense. The growth in interest income was primarily attributable to a $117.3 million or 18.5% increase in average loans outstanding for the year ended December 31, 2015, compared to 2014. The increase in average loans outstanding was due to an increase in new customer accounts and an increase in existing customer balances. The decrease of 17 basis points in the average yield on the loan portfolio was primarily due to the low interest rate environment and its impact on competitive loan pricing. While Sovereign experienced significant growth in average loan balances, market yields on new loan originations were below the average yield of amortizing or paid-off loans. Due to the continued impact of new loan growth and the runoff of higher yielding loan balances, Sovereign anticipates continued interest rate pressure on its total interest-earning assets. Interest income on loans was $35.4 million for 2015, an increase of $4.4 million or 14.4% compared to 2014. Interest income on securities was $7.3 million during 2015, a decrease of $1.5 million over 2014 due to a reduction in the average portfolio from $335 million in 2014 to $287 million in 2015. The reduction in the investment portfolio was primarily a result of selected investment sales and principal payments in the mortgage-backed securities portfolio.
Interest expense was $5.6 million for 2015, a decrease of $183 thousand over 2014. Average interest-bearing deposits decreased $9.0 million for 2015 compared to 2014. The average rate on interest-bearing deposits decreased from .75% to .72% for the same period, which coupled with the decrease in balances, resulted in a $273 thousand decrease in related interest expense.
Net interest income was also impacted by a $13.8 million or 8.8% increase in average noninterest-bearing deposits during 2015, which was primarily attributable to growth in customer relationships and noninterest-bearing checking accounts. Total cost of funds decreased 7 basis points to .69% for the year ended December 31, 2015 from .76% for the year ended December 31, 2014. Net interest margin, defined as net interest income divided by average interest-earning assets, for 2015 was 3.52%, an increase of 7 basis points compared to 3.45% for 2014.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Average balances for 2015 and 2014 are daily average balances. Any non-accrual loans have been included in the table as loans carrying a zero yield.

	For the Years Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(dollars in thousands)
Assets:
Interest-earning assets:
Total loans	$750,572	$35,417	4.72%	$633,261	$30,971	4.89%
Investment securities	286,921	7,298	2.54	334,693	8,802	2.63
Federal funds sold	12,935	33	0.26	14,881	38	0.26
Other	7,346	26	0.35	4,941	16	0.32
Total interest-earning assets	1,057,774	42,774	4.04	987,776	39,827	4.03
Allowance for loan losses	(8,649)			(9,962)
Noninterest-earning assets	42,031			44,255
Total assets	$1,091,156			$1,022,069
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits	$641,206	$4,595	0.72%	$650,249	$4,868	0.75%
Federal funds purchased	1,440	18	1.25	1,174	13	1.11
Trust preferred subordinated debt	8,609	374	4.34	8,609	370	4.30
Federal Home Loan Bank Advances	158,219	602	0.38	96,575	521	0.54
Total interest-bearing liabilities	809,474	5,589	0.69	756,607	5,772	0.76
Noninterest-bearing liabilities:
Noninterest-bearing deposits	170,112			156,355
Other liabilities	2,891			5,700
Total noninterest-bearing liabilities	173,003			162,055
Stockholders’ equity	108,679			103,407
Total liabilities and stockholders’ equity	$1,091,156			$1,022,069
Net interest rate spread(1)			3.35%			3.27%
Net interest income		$37,185			$34,055
Net interest margin(2)			3.52%			3.45%
______________________________
(1) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities
(2) Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to rate.

	For the Year Ended December 31, 2015 vs. 2014
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands)

Interest-earning assets:
Total loans	$5,722	$(1,276)	$4,446
Investment securities	(1,253)	(251)	(1,504)
Federal funds sold	(5)	—	(5)
Other	8	2	10
Total increase (decrease) in interest income	$4,472	$(1,525)	$2,947

Interest-bearing liabilities:
Interest-bearing deposits	$(68)	$(205)	$(273)
Federal funds purchased	3	2	5
Trust preferred subordinated debt	—	4	4
Federal Home Loan Bank Advances	332	(251)	81
Total increase (decrease) in interest expense	267	(450)	(183)

Increase (decrease) in net interest income	$4,205	$(1,075)	$3,130
Provision for Loan Losses
The provision for loan losses for the year ended December 31, 2015 was $4.8 million. No provision for loan losses was recorded for the year ended December 31, 2014. The increase in provision expense was due to growth in the overall loan portfolio as well as an increase in the level of specific reserves needed to cover impaired loans. Net charge-offs for the years ended December 31, 2015 and 2014 were $2.1 million and $2.9 million, respectively.
Noninterest Income
For the year ended December 31, 2015, noninterest income totaled $4.8 million, an increase of $1.4 million or 41.8% compared to 2014. The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Years Ended December 31
	2015	2014	Increase (Decrease)
	(dollars in thousands)

Noninterest income:
Service charges and other fees	$604	$620	$(16)
Net investment security gains	55	—	55
Gains on sales of loans	3,194	1,613	1,581
Other	918	1,131	(213)
Total noninterest income	$4,771	$3,364	$1,407
Gain on sales of loans. Gain on sales of loans increased $1.6 million or 98.0% in 2015 compared to 2014 due to an increase in the number of SBA and USDA loans sold in 2015 compared to 2014. USDA loans, in particular, generally have large average gains which can create fluctuations between periods based on the timing of the sales.

Other. Other noninterest income decreased $213 thousand or 18.8% in 2015 compared to 2014 due primarily to a decrease of $258 thousand in various loan transaction fees.
Noninterest Expense
For the year ended December 31, 2015, noninterest expense totaled $26.9 million, a decrease of $6.5 million or 19.4% compared to $33.3 million in 2014. The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31
	2015	2014	Increase (Decrease)
	(dollars in thousands)

Noninterest expense:
Salaries and employee benefits	$16,157	$15,698	$459
Non-staff expenses:
Occupancy expense	3,514	3,523	(9)
Legal and professional fees	2,037	7,820	(5,783)
Valuation adjustments and other expenses on other real estate owned	99	1,722	(1,623)
Deposit insurance assessment	853	862	(9)
Data processing	840	801	39
Telephone	701	517	184
Other	2,686	2,405	281
Total noninterest expense	$26,887	$33,348	$ (6,461)
Salaries and employee benefits. Salaries and employee benefits increased by $459 thousand, or 2.9%, between 2014 and 2015 primarily as a result of an increase in salaries and incentive compensation. Salaries and employee benefits for the year ended December 31, 2015 included $304 thousand in stock-based compensation expense compared to $225 thousand recorded for the year ended December 31, 2014.
Legal and professional fees. Legal and professional fees were $2.0 million and $7.8 million for the years ended December 31, 2015 and December 31, 2014, respectively. The decrease of $5.8 million was due to nonrecurring litigation expenses in 2014.
Valuation adjustments and other expenses on other real estate owned. Expenses and write-downs related to other real estate owned decreased $1.6 million in 2015 compared to 2014 due to a significant reduction in properties owned.
Income Tax Expense
For the year ended December 31, 2015, income tax expense was $2.6 million compared to $399 thousand for the year ended December 31, 2014. The increase in income tax expense of $2.2 million in 2015 was primarily attributable to the $6.2 million increase in net operating income in 2015 as compared to 2014. Sovereign’s effective income tax rates for the years ended December 31, 2015 and 2014 were 25.8% and 9.8%, respectively, compared to the U.S. statutory rate of 34% for each year. Sovereign’s effective tax rates for both periods were affected primarily by tax-exempt income generated by municipal securities.
Financial Condition
Sovereign’s total assets have approximated $1.1 billion for the periods ending September 30, 2016, December 31, 2015 and December 31, 2014.
Loan Portfolio
Sovereign’s primary source of income is interest on loans to individuals, professionals, small to medium-sized businesses and commercial companies located in our primary market areas. Sovereign’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties. Sovereign’s loan portfolio represents the highest yielding component of our earning asset base.

As of September 30, 2016, total loans were $863.0 million, an increase of $48.0 million or 5.9% compared to $815.0 million as of December 31, 2015. Total loans as of December 31, 2015 represented an increase of $132.8 million or 19.5% compared to $682.2 million as of December 31, 2014. These increases were primarily due to continued penetration in Sovereign’s primary market areas. Of these amounts, no loans were classified as held for sale as of September 30, 2016, December 31, 2015 and December 31, 2014.
Total loans as a percentage of deposits were 100.5%, 102.1% and 86.0% as of September 30, 2016 and December 31, 2015 and 2014, respectively. Total loans as a percentage of assets were 78.6%, 73.3% and 64.6% as of September 30, 2016 and December 31, 2015 and 2014, respectively.
The following table summarizes Sovereign’s loan portfolio by type of loan as of the dates indicated:

	(Unaudited)
	As of September 30,		As of December 31,
	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Real estate:
Construction and land	$132,744	15.38%	$163,993	20.12%	$121,262	17.78%
1-4 family residential	15,717	1.82%	16,672	2.05%	23,167	3.40%
Owner occupied	135,717	15.73%	110,352	13.54%	94,265	13.82%
Commercial and farmland	291,586	33.79%	218,355	26.79%	132,092	19.36%
Commercial:

Financial and agricultural	201,063	23.30%	186,640	22.90%	186,834	27.39%
Energy	80,724	9.35%	112,146	13.76%	117,127	17.17%
Consumer	5,425	0.63%	6,890	0.85%	7,454	1.09%
Total loans held for investment	$862,976	100.00%	$815,048	100.00%	$682,201	100.00%
Total loans held for sale	$—		$—		$—
Real estate - construction and land. This category consists of loans secured by real estate under construction or land development, both commercial and residential. Construction and land development loans can carry additional risk of repayment from several different factors influencing the completion of the project on time and on budget. Other risks involved are market driven through real estate values and long-term financing options. As such, Sovereign takes additional steps to insure that sufficient equity is required, underwriting supports the project, and secondary sources of repayment are identified. This category also consists of loans secured by vacant land, which includes developed commercial land, undeveloped commercial land, rural land, single family residential lots, and lot development loans. These types of loans require larger down payments to help mitigate the risk.
Construction and land loans decreased $31.2 million or 19.1% to $132.7 million as of September 30, 2016 from $164.0 million as of December 31, 2015. The decrease in loan balances was primarily due to the completion of several large projects as well as others being sold or refinanced. Construction and land loans as of December 31, 2015 represented an increase of $42.7 million or 35.2% from $121.3 million as of December 31, 2014. The increase in construction and land loans during 2015 primarily resulted from an increase in market demand.
Real estate - 1-4 family residential. This category consists of loans secured by some form of both owner-occupied and non-owner occupied residential real estate. The category includes loans for 1-4 family home construction, home improvement, home equity lines of credit, closed-end financing for 1-4 family properties, and financing for multi-family residential properties. The overall credit risk in this segment of the loan portfolio is low given the nature of the collateral and Sovereign’s strict underwriting standards for this type of financing. Sovereign does not originate sub-prime mortgage loans. The higher risk area of this category is the non-owner occupied portion of these loans, which are often reliant on rental income as the primary source of repayment.
Real estate - owner occupied. This category consists of loans secured by commercial buildings that are occupied by companies that are run by the borrower or guarantors on the loan. These loans are lower risk than the non-owner occupied loans because the borrower or guarantor has a personal interest in the success of the tenant company. In addition, more in-depth financial information can be obtained to help management evaluate the business and its profitability.

Owner occupied commercial real estate loans increased $25.4 million or 23.0% to $135.7 million as of September 30, 2016 from $110.4 million as of December 31, 2015. This increase primarily resulted from increased lending activity due to an increase in demand and favorable market conditions. Owner occupied commercial real estate loans as of December 31, 2015 represented an increase of $16.1 million or 17.1% from $94.3 million as of December 31, 2014. The increase in owner occupied commercial real estate during 2015 mainly resulted from an increase in market demand due to favorable market conditions.
Real estate - commercial and farmland. This category consists of loans secured by income-producing commercial buildings such as shopping centers, office buildings, office warehouse buildings, hotels, and multi-family properties. These loans carry a higher risk than owner-occupied properties because the repayment is based on the successful operations of the tenants and may be subject to adverse conditions in the real estate market and/or general economy. A substantial majority of these loans have adequate secondary sources of repayment through financially strong guarantors that are well known to Sovereign.
Commercial real estate and farmland loans increased $73.2 million or 33.5% to $291.6 million as of September 30, 2016 from $218.4 million as of December 31, 2015. This increase primarily resulted from increased lending activity due to an increase in demand and favorable market conditions. Commercial real estate and farmland loans as of December 31, 2015 represented an increase of $86.3 million or 65.3% from $132.1 million as of December 31, 2014. The increase in commercial real estate and farmland loans during 2015 mainly resulted from an increase in market demand due to favorable market conditions.
Commercial - financial and agricultural. This category consists of all business loans and leases secured by assets other than the business real estate. A substantial majority of these loans are secured by equipment, accounts receivable, and inventory. The primary risk involved with this category is that the loans and leases are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default. However, Sovereign’s very conservative underwriting standards and credit culture help mitigate this risk.
Commercial financial and agricultural loans increased $14.4 million or 7.7% to $201.1 million as of September 30, 2016 from $186.6 million as of December 31, 2015. The increase in lending activity was due to a relatively robust business environment in Sovereign Bank’s primary market area and the efforts of its relationship-based lenders who leveraged these growth opportunities. Commercial financial and agricultural loans throughout 2015 remained relatively stable.
Commercial - energy. Energy loans are credits extended to businesses deriving a majority of their revenues from the sale of oil and gas related products or whose credit requires a technical evaluation of oil and gas reserves or where the forecasting and analysis of oil and gas prices directly impacts credit quality. The energy industry can be divided into three segments: upstream (Oil and gas exploration and production or E&P); midstream (refining, gathering, processing); and downstream (selling product to end users). Integrated oil companies are generally involved in all three segments. The other oil and gas companies are involved in the upstream segment and may also be involved in midstream and downstream segments. Energy lending at Sovereign focuses its efforts on upstream and midstream E&P companies. Loans are secured by proven, producing oil and gas reserves.
Commercial energy loans decreased $31.4 million or 28.0% to $80.7 million as of September 30, 2016 from $112.1 million as of December 31, 2015. The decrease in lending activity was due to a strategic decision to reduce energy-related exposure. Commercial energy loans as of December 31, 2015 represented a decrease of $5.0 million or 4.3% from $117.1 million as of December 31, 2014.
Consumer. This category of loans includes all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, education, taxes, and investments. A large majority of the loans in this category are relatively short-term loans secured by new and used automobiles, recreational vehicles, and bank certificates of deposit.
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Sovereign has several procedures in place in maintaining the overall quality of its loan portfolio. Sovereign has established underwriting guidelines to be followed by its bankers, and Sovereign also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that its loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Sovereign believes its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. Sovereign had $15.1 million in nonperforming assets as of September 30, 2016 compared to $16.5 million and $4.5 million in nonperforming assets as of December 31, 2015 and 2014, respectively. Sovereign had $13.5 million in nonperforming loans as of September 30, 2016 compared to $14.7 million and $3.7 million as of December 31, 2015 and 2014, respectively. The increase in nonperforming loans from December 31, 2014 to December 31, 2015 was primarily due to one energy-related credit on which significant reserves have been allocated.
The following tables presents information regarding nonperforming loans at the dates indicated:

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands)

Nonaccrual loans	$13,532	$14,748	$3,747
Accruing loans 90 or more days past due	—	—	—
Total nonperforming loans	13,532	14,748	3,747
Other assets:
Other real estate owned	621	621	711
Repossessed assets	978	1,142	—
Total other assets	1,599	1,763	711
Total nonperforming assets	$15,131	$16,511	$4,458
Restructured loans-nonaccrual	—	$445	$445
Restructured loans-accruing	$5,363	$3,060	$2,922
Ratio of nonperforming loans to total loans	1.57%	1.82%	0.55%
Ratio of nonperforming assets to total assets	1.38%	1.49%	0.43%

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands)

Nonaccrual loans by category:
Real estate:
Construction and land	—	—	—
1-4 family residential	—	—	359
Owner occupied	—	—	—
Commercial and farmland	—	—	—
Commercial:	—	—	—
Financial and agricultural	705	748	—
Energy	12,789	14,000	3,388
Consumer	38	—	—
Total	$13,532	$14,748	$3,747
Allowance for loan losses
Sovereign maintains an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses, Sovereign estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. For additional discussion of its methodology, please refer to “—Critical Accounting Policies—Loans and Allowance for Loan Losses.”

In connection with its review of the loan portfolio, Sovereign considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements Sovereign considers include:

•
for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category and the value, nature and marketability of collateral;

•
for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner occupied properties, the loan to value ratio, the age and condition of the collateral and the volatility of income, property value and future operating results typical of properties of that type;

•
for 1-4 family residential mortgage loans, the borrower’s ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of the collateral; and

•
for construction, land development and other land loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or the ability to lease property constructed for lease, the quality and nature of contracts for presale or prelease, if any, experience and ability of the developer and loan to value ratio.

As of September 30, 2016, the allowance for loan losses totaled $14.0 million or 1.62% of total loans. As of December 31, 2015, the allowance for loan losses totaled $10.9 million or 1.34% of total loans. As of December 31, 2014, the allowance for loan losses totaled $8.3 million or 1.21% of total loans.
Sovereign believes the successful execution of its growth strategy through organic growth is demonstrated by the upward trend in loan balances from December 31, 2014 to September 30, 2016. Loan balances increased from $682.2 million as of December 31, 2014, to $863.0 million as of September 30, 2016. Its provision has increased consistently with the growth in its loan portfolio during the same period. Further, charge-offs have been immaterial, representing less than 1% of total loan balances during the same period.
Although Sovereign believes that it has established its allowance for loan losses in accordance with accounting principles generally accepted in the United States and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in its loan portfolio. If Sovereign experiences economic declines or if asset quality deteriorates, material additional provisions could be required.
Securities
Sovereign uses its securities portfolio to provide a source of liquidity, provide an appropriate return on funds invested, manage interest rate risk, meet collateral requirements and meet regulatory capital requirements. As of September 30, 2016, the carrying amount of investment securities totaled $188.9 million, a decrease of $63.5 million or 25.2% compared to $252.5 million as of December 31, 2015. The balance in its securities portfolio as of December 31, 2015 represented a decrease of $69.2 million or 21.5% compared to $321.6 million as of December 31, 2014. The decreases in our investment securities were used to fund loan growth during these periods. Securities represented 17.2%, 22.7% and 30.5% of total assets as of September 30, 2016 and December 31, 2015 and 2014, respectively.
Management evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. No other-than-temporary impairment has been recorded.
Deposits
Sovereign offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. Sovereign relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.
Total deposits as of September 30, 2016 were $858.6 million, an increase of $60.2 million or 7.5% compared to $798.5 million as of December 31, 2015 due to increases of $7.3 million and $52.9 million in its noninterest-bearing deposit accounts and interest-bearing money accounts, respectively. Total deposits as of December 31, 2015 were $798.5 million, an increase of $5.1 million or .6% compared to December 31, 2014 due to increases of $18.9 million in our noninterest-bearing deposit accounts, offset partially by decreases of $13.8 million in interest-bearing accounts.

Borrowings
Sovereign utilizes short-term and long-term borrowings to supplement deposits to fund its lending and investment activities, each of which is discussed below.
Federal Home Loan Bank (“FHLB”) advances. The FHLB allows Sovereign to borrow on a blanket floating lien status collateralized by certain securities and loans. As of September 30, 2016 and December 31, 2015 and 2014, total borrowing capacity of $438.8 million, $565.7 million and $490.1 million, respectively, was available under this arrangement and $110.0 million, $190.0 million and $130.0 million, respectively, was outstanding with an average interest rate of .58% as of September 30, 2016, .40% as of December 31, 2015 and .35% as of December 31, 2014. Sovereign’s current FHLB advances mature within 1 year. Sovereign utilizes these borrowings to meet liquidity needs and manage its interest rate sensitivity.
Federal Reserve Bank of Dallas. The Federal Reserve Bank of Dallas has an available borrower in custody arrangement, which allows Sovereign to borrow on a collateralized basis. Certain commercial and consumer loans are pledged under this arrangement. Sovereign maintains this borrowing arrangement to meet liquidity needs pursuant to its contingency funding plan. As of September 30, 2016 and December 31, 2015 and 2014, $5.3 million, $7.1 million and $10.5 million, respectively, were available under this arrangement. There were no borrowings outstanding as of September 30, 2016, December 31, 2015 and December 31, 2014.
Junior subordinated debentures. In May 2008, Sovereign, in a private placement, issued $8,350,000 (8,350 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (“TruPS”) through a newly formed, unconsolidated, wholly-owned subsidiary, SovDallas Capital Trust I (the “Trust”). Sovereign has an investment in 100% of the common shares of the Trust totaling $259,000. The Trust invested the total proceeds from the sale of the TruPS and the investment in common shares in floating rate junior subordinated debentures (the “Debentures”) issued by Sovereign. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve's regulatory capital guidelines applicable to bank holding companies. Interest on the TruPS is payable quarterly at a rate equal to 3 month LIBOR plus 4.0% (4.65% at September 30, 2016, 4.33% at December 31, 2015, and 4.24% at December 31, 2014). Principal payments are due at maturity in July 2038. The TruPS are guaranteed by Sovereign and are subject to redemption. Sovereign may redeem the debt securities, in whole or in part, at any time at an amount equal to the principal amount of the debt securities being redeemed plus any accrued and unpaid interest.
Liquidity and Capital Resources
Liquidity
Liquidity involves the ability to raise funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014, Sovereign’s liquidity needs were primarily met by core deposits, security and loan maturities and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the Federal Reserve Bank of Dallas are available and have been utilized on occasion to take advantage of investment opportunities, Sovereign does not generally rely on these external funding sources. Sovereign maintains lines of credit with commercial banks which provide for extensions of credit with an availability to borrow up to an aggregate $45.0 million as of September 30, 2016, December 31, 2015 and December 31, 2014. There were no advances under these lines of credit outstanding as of September 30, 2016, December 31, 2015 and December 31, 2014.
Capital Resources
Total stockholders’ equity increased to $118.4 million as of September 30, 2016, compared to $113.3 million as of December 31, 2015, an increase of $5.1 million or 4.5%. This increase was primarily the result of $6.1 million of net income for the period. Total stockholders’ equity increased to $113.3 million as of December 31, 2015, compared to $105.4 million as of December 31, 2014, an increase of $7.9 million or 7.5%. This increase was primarily the result of Sovereign’s net income of $7.6 million for 2015.
For the nine months ended September 30, 2016 and years ended December 31, 2015 and 2014, Sovereign declared and paid cash dividends on its Series C preferred stock of $723 thousand, $245 thousand and $245 thousand, respectively. To date, Sovereign has not declared or paid dividends on its common stock. Sovereign purchased 101 thousand shares of its common stock during the year ended December 31, 2015. Sovereign did not purchase any of its common stock for the nine months ended September 30, 2016 or for the year ended December 31, 2014,
Capital management consists of providing equity to support its current and future operations. The bank regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. Sovereign is subject to regulatory capital requirements at the bank holding company and bank levels. As of September 30, 2016, December 31, 2015 and

2014, Sovereign and Sovereign Bank were in compliance with all applicable regulatory capital requirements, and Sovereign Bank was classified as “well capitalized,” for purposes of the prompt corrective action regulations. As Sovereign employs its capital and continue to grow its operations, its regulatory capital levels may decrease depending on its level of earnings. However, Sovereign expects to monitor and control its growth in order to remain in compliance with all regulatory capital standards applicable to it.
The following table presents the actual capital amounts and regulatory capital ratios for Sovereign and Sovereign Bank as of the dates indicated.

	(Unaudited)
	As of September 30, 2016		As of December 31, 2015
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

Sovereign Bancshares, Inc.
Total capital (to risk weighted assets)	$138,802	13.58%	$131,246	13.06%
Tier 1 capital (to risk weighted assets)	126,008	12.33%	120,320	11.97%
Common equity (to risk weighted assets):	93,158	9.11%	87,470	8.7%
Tier 1 capital (to average assets)	126,008	11.71%	120,320	10.69%

Sovereign Bank
Total capital (to risk weighted assets)	$137,725	13.48%	$130,409	12.98%
Tier 1 capital (to risk weighted assets)	124,937	12.23%	119,483	11.89%
Common equity (to risk weighted assets):	124,937	12.23%	119,483	11.89%
Tier 1 capital (to average assets)	124,937	11.62%	119,483	10.62%
Contractual Obligations
In the ordinary course of Sovereign’s operations, Sovereign enters into certain contractual obligations, such as obligations for operating leases and other arrangements with respect to deposit liabilities, FHLB advances and other borrowed funds. Sovereign believes that it will be able to meet its contractual obligations as they come due through the maintenance of adequate cash levels. Sovereign expects to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. Sovereign has in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Other than normal changes in the ordinary course of business, there have been no significant changes in the types of contractual obligations or amounts due since December 31, 2015.
Off-Balance Sheet Items
In the normal course of business, Sovereign enters into various transactions, which, in accordance with GAAP, are not included in Sovereign’s consolidated balance sheets. However, Sovereign has only limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on Sovereign’s financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. Sovereign enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and issue standby letters of credit, which involve to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.
Sovereign’s commitments to extend credit and outstanding standby letters of credit were $306.8 million and $3.5 million, respectively, as of September 30, 2016. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements. Sovereign manages Sovereign’s liquidity in light of the aggregate amounts of commitments to extend credit and outstanding standby letters of credit in effect from time to time to ensure that Sovereign will have adequate sources of liquidity to fund such commitments and honor drafts under such letters of credit.
Commitments to Extend Credit
 Sovereign enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of Sovereign’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Sovereign minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.
Standby Letters of Credit
Standby letters of credit are written conditional commitments that Sovereign issues to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, Sovereign would be required to fund the commitment. The maximum potential amount of future payments Sovereign could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the customer is obligated to reimburse Sovereign for the amount paid under this standby letter of credit.
Interest Rate Sensitivity and Market Risk
As a financial institution, the primary component of market risk is interest rate volatility. The asset liability and funds management policy provides management with the guidelines for effective funds management, and Sovereign has established a measurement system for monitoring its net interest rate sensitivity position. Sovereign manages its sensitivity position within its established guidelines.
Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.
Sovereign manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Sovereign does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial future contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Sovereign is not subject to foreign exchange or commodity price risk. Sovereign does not own any trading assets.
Sovereign’s exposure to interest rate risk is managed by the Asset Liability Committee of Sovereign Bank, in accordance with policies approved by its board of directors. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors.
The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.
Sovereign uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of its non-maturity deposit accounts are based on standard regulatory decay assumptions and are incorporated into the model. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.
On a quarterly basis, Sovereign runs a simulation model that tests the impact on net interest income and fair value of equity from changes in market interest rates under various scenarios. Under the model, rates are shocked instantaneously and ramped rate changes over a twelve-month horizon based upon parallel and non-parallel yield curve shifts. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Non-parallel simulation involves analysis of interest income and expense under various changes in the shape of the yield curve.

The following table summarizes the simulated change in net interest income and fair value of equity over a twelve-month horizon as of the date indicated:

	(Unaudited)
	As of September 30, 2016		As of December 31, 2015
	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity

Change in Interest Rates (Basis Points)
+300	3.87%	(11.05)%	(0.23)%	(21.59)%
+200	1.93%	(7.28)%	(0.83)%	(14.35)%
+100	0.20%	(3.15)%	(1.01)%	(6.84)%
Base	(0.21)%	0.00%	(0.19)%	0.00%
-100	(0.90)%	0.96%	(2.21)%	1.68%
The results are primarily due to behavior of demand, money market and savings deposits during such rate fluctuations. Sovereign has found that, historically, interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various strategies.
Impact of Inflation
Sovereign’s consolidated financial statements and related notes included elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “MD&A”) have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, substantially all of its assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.
Non-GAAP Financial Measures
Sovereign’s accounting and reporting policies conform to GAAP, and the prevailing practices in the banking industry. However, Sovereign also evaluates its performance based on certain additional financial measures discussed in this MD&A as being non-GAAP financial measures. Sovereign classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in its statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.
The non-GAAP financial measures that Sovereign discusses in this MD&A should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Sovereign calculates the non-GAAP financial measures that Sovereign discusses in this MD&A may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Sovereign has discussed in this MD&A when comparing such non-GAAP financial measures.
Tangible Book Value Per Common Share. Tangible book value per common share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Sovereign calculates (1) tangible common equity as stockholders’ equity less preferred stock, intangible assets and (2) tangible book value per common share as tangible common equity divided by shares of common stock outstanding. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share.
Sovereign believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Intangible assets have the effect of increasing total book value while not increasing its tangible book value.
The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and presents its tangible book value per common share compared to its book value per common share:

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands, except per share data)

Tangible Common Equity
Total stockholders’ equity	$118,368	$113,267	$105,388
Adjustments:
Preferred stock	(24,500)	(24,500)	(24,500)
Book value	93,868	88,767	80,888
Intangible assets	(478)	(466)	(359)
Total tangible common equity	$93,390	$88,301	$80,529
Common shares outstanding(1)	5,248,200	5,203,100	5,161,888
Book value per common share	$17.89	$17.06	$15.67
Tangible book value per common share	$17.79	$16.97	$15.60
__________________
(1) Excludes the dilutive effect, if any, of 45,720, 108,199 and 144,699 shares of Sovereign common stock issuable upon exercise of outstanding stock options as of September 30, 2016, December 31, 2015 and December 31, 2014, respectively, and 70,000, 109,100, and 135,460 shares of Sovereign common stock issuable upon vesting of outstanding deferred stock awards as of September 30, 2016, December 31, 2015 and December 31, 2014, respectively.
Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. Sovereign calculates tangible common equity, as described above, and tangible assets as total assets less intangible assets (SBA Servicing Assets), net of accumulated amortization. The most directly comparable GAAP financial measure for tangible common equity to tangible assets is total common stockholders’ equity to total assets.
Sovereign believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing its tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	(Unaudited)
	As of September 30,	As of December 31,
	2016	2015	2014
	(dollars in thousands)

Tangible Common Equity
Total stockholders’ equity	$118,368	$113,267	$105,388
Adjustments:
Preferred stock	(24,500)	(24,500)	(24,500)
Intangible assets	(478)	(466)	(359)
Total tangible common equity	$93,390	$88,301	$80,529
Tangible Assets
Total assets	$1,098,589	$1,112,583	$1,055,902
Adjustments:
Intangible assets	(478)	(466)	(359)
Total tangible assets	$1,098,111	$1,112,117	$1,055,543
Tangible Common Equity to Tangible Assets	8.50%	7.94%	7.63%
Critical Accounting Policies
Sovereign’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Sovereign bases its estimates on historical experience and on various other assumptions that Sovereign believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Sovereign evaluates its estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.
Sovereign has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. Sovereign believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.
Investment Securities
Securities are classified as held to maturity and carried at amortized cost when Sovereign has the positive intent and ability to hold them until maturity. Securities to be held for indefinite periods of time are classified as available for sale and carried at fair value, with the unrealized holding gains and losses reported in other comprehensive income, net of tax. Sovereign determined the appropriate classification of securities at the time of purchase.
Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Credit related declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, with the remaining unrealized loss recognized as a component of other comprehensive income. In estimating other-than-temporary impairment losses, Sovereign considers, among other things, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and its ability to retain the investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Loans and Allowance for Loan Losses
Loans that Sovereign has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Interest on loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. Fees associated with the originating of loans and certain direct loan origination costs are netted and the net amount is deferred and recognized over the life of the loan as an adjustment of yield.
The accrual of interest on loans is discontinued when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured in accordance with the terms of the loan agreement.
The allowance for loan losses is an estimated amount Sovereign believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Its periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio. The allowance for loan losses is comprised of two components: the general reserve and specific reserves. The general reserve is determined in accordance with current authoritative accounting guidance that considers historical loss rates for the last three years adjusted for qualitative factors based upon general economic conditions and other qualitative risk factors both internal and external to Sovereign. Such qualitative factors include current local economic conditions and trends including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans and changes in trends in volume and terms of loans. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in its historic loss factors. For purposes of determining the general reserve, the loan portfolio, less cash secured loans, government guaranteed loans and impaired loans, is multiplied by its adjusted historical loss rate. Specific reserves are determined in accordance with current authoritative accounting guidance based on probable losses on specific impaired loans.
The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).
Due to the growth of Sovereign Bank over the past several years, a portion of the loans in its portfolio and its lending relationships are of relatively recent origin. The new loan portfolios have limited delinquency and credit loss history and have not yet exhibited an observable loss trend. The credit quality of loans in these loan portfolios are impacted by delinquency status and debt service coverage generated by the borrowers’ business and fluctuations in the value of real estate collateral. Sovereign considers delinquency status to be the most meaningful indicator of the credit quality of one-to-four single family residential, home equity loans and lines of credit and other consumer loans. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process Sovereign refers to as “seasoning”. As a result, a portfolio of older loans will usually behave more predictably than a portfolio of newer loans. Because the majority of its portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.
Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, construction, and commercial real estate loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact its estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.
Loans are considered impaired when, based on current information and events, it is probable Sovereign will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.
Sovereign’s policy requires measurement of the allowance for an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments are measured based on the present value of expected future cash flows or the loan’s observable market price. At September 30, 2016 and December 31, 2015 and 2014, all significant impaired loans have been determined to be collateral dependent and the allowance for loss has been measured utilizing the estimated fair value of the collateral.
From time to time, Sovereign may modify its loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (1) the borrower is experiencing financial difficulty and (2) concessions are made by Sovereign that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. All troubled debt restructurings are considered impaired loans. Sovereign reviews each troubled debt restructured loan and determine on a case by case basis if a specific allowance for loan loss is required. An allowance for loan loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.

Sovereign has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Sovereign reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Sovereign receives frequent reports related to loan originations, quality, concentrations, delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.
Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.
Real estate loans are also subject to underwriting standards and processes similar to commercial loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing its real estate portfolio are generally diverse in terms of type and geographic location, through the Dallas metropolitan area. This diversity helps reduce the exposure to adverse economic events that affect any single market or industry.
Sovereign utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. Its loan policy addresses types of consumer loans that may be originated and the collateral, if secured, which must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimizes its risk.
Recently Issued Accounting Pronouncements
ASU 2016-09 “Compensation -Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”) simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. Sovereign is in process of evaluating the impact of this pronouncement.
ASU 2016-13 “Financial Instruments -Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. This Accounting Standards Update affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. Sovereign is in process of evaluating the impact of this pronouncement.
Quantitative and Qualitative Disclosures About Market Risk
Sovereign manages market risk, which for Sovereign is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Sovereign Bank. This committee is composed of certain members of the Sovereign Bank board in accordance with asset liability and funds management policies approved by the full board of Sovereign Bank.
Sovereign Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. See the section of this joint proxy statement/prospectus entitled “Information About Sovereign—Sovereign Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Interest Rate Sensitivity and Market Risk”.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

SOVEREIGN SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of Sovereign common stock as of January 17, 2017 by: (i) each person who is known by Sovereign to beneficially own 5% or more of Sovereign’s common stock; (ii) each director of Sovereign; (iii) the principal executive officer and the two other most highly compensated executive officers of Sovereign; and (iv) all directors and executive officers of Sovereign as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Sovereign believes that each person has sole voting and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, the address for each of the listed beneficial owners is c/o Sovereign Bancshares, Inc., 17950 Preston Road, Suite 500, Dallas, Texas 75252.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Principal Shareholders who are Not Directors or Executive Officers
None
Directors and Named Executive Officers
Stacey Jones Angel(2)	77,500	1.5%
Tilman J. Falgout III	50,000	*
Richard S. Hill	55,000	1.0%
Joseph Longbotham(3)	47,500	*
Thomas J. Mastor(4)	175,998	3.3%
Darryl J. Silvera	10,000	*
Samuel Spicer	46,389	*
R. Michael Russell	39,940	*
Directors and Named Executive Officers as a group (8 persons)	502,327	9.5%
_____________________
*    Indicates ownership which does not exceed 1.0%.

(1)
The percentage beneficially owned was calculated on a fully-diluted basis based on 5,258,200 shares of Sovereign common stock issued and outstanding as of the record date or subject to options or warrants (rounded to the nearest tenth of a percent), excluding 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger. The percentage assumes the exercise by the shareholder or group named in each row of all options and warrants for the purchase of Sovereign common stock held by such shareholder or group and exercisable within 60 days.

(2)	Includes 15,000 shares held in a limited partnership over which Mrs. Angel has beneficial ownership and 62,500 shares held of record by Mrs. Angel’s spouse.

(3)	Includes 7,500 shares held in a trust for which Mr. Longbotham serves as trustee.

(4)
Includes options to purchase 45,720 shares of Sovereign common stock, 13,671 shares held in an investment trust, 7,344 shares in an individual retirement account and 278 shares held in a limited partnership, each of which is subject to the control of Mr. Mastor.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Veritex and Sovereign urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the Veritex Board and the Sovereign Board has approved the merger agreement. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into Sovereign, with Sovereign continuing as the surviving corporation and a wholly owned subsidiary of Veritex. Immediately thereafter, and in connection therewith, Sovereign will merge with and into Veritex, with Veritex continuing as the surviving corporation. Immediately following the integrated mergers (or at such later time as Veritex may determine in its sole discretion), Veritex will cause Sovereign Bank to merge with and into Veritex Bank, with Veritex Bank as the surviving bank.
If the merger is completed, subject to the terms of the merger agreement each share of Sovereign common stock (other than shares of Sovereign common stock held by Sovereign, Veritex, Merger Sub and any dissenting shareholder) will be cancelled and converted into the right to receive, without interest (i) the per share stock consideration, and (ii) per share merger consideration, subject to a possible downward adjustment of the aggregate cash consideration based upon the amount of Sovereign tangible common equity and the Gross Transaction Expenses prior to the effective time, for each share of Sovereign common stock they hold immediately prior to the merger. Veritex will not issue any fractional shares of Veritex common stock in the merger. Sovereign shareholders who would otherwise be entitled to a fraction of a share of Veritex common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the closing date of the merger by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Veritex common stock which such shareholder would otherwise be entitled to receive.
Sovereign’s shareholders are being asked to adopt the merger agreement. Veritex’s shareholders are being asked to approve the share issuance required for the merger. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 110 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
From time to time, the Sovereign Board has engaged in reviews and discussions of Sovereign's long-term strategies and objectives, considering ways that it might enhance shareholder value and Sovereign's performance and prospects in light of competitive and other relevant factors. Strategic options considered by the Sovereign Board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution.
In May 2013, the Sovereign Board engaged Sandler, a nationally recognized investment bank to act as independent financial advisor in connection with Sovereign’s ongoing strategic planning and the Sovereign Board’s consideration of alternative strategies to continue to enhance long-term shareholder value. As part of its engagement, Sandler worked with the management of Sovereign to review Sovereign’s financial performance, reviewed strategic alternatives, and periodically presented to management and the Sovereign Board on matters of strategic interest.
Beginning in late 2014 through 2015, Sovereign was approached by various depository institutions, including Veritex about the possibility of a strategic transaction. Discussions with these institutions continued throughout 2015, with some institutions indicating a greater level of interest than others. No discussions resulted in any formal proposals.
On December 28, 2015, Thomas J. Mastor, Chief Executive Officer and President, accepted an invitation and met with C. Malcolm Holland, Chairman and Chief Executive Officer of Veritex, and William C. Murphy, Vice Chairman of Veritex. At the meeting, Messrs. Holland and Murphy discussed with Mr. Mastor the possibility of a strategic transaction involving Veritex and Sovereign. No specific proposal for a merger was made at the time.
Subsequent to that meeting, on January 11, 2016, Sovereign and Veritex entered into a mutual non-disclosure agreement and exchanged confidential information and thereafter, Sovereign provided Veritex certain limited confidential information relating to its operations. On February 22, 2016, Veritex provided Sovereign a draft non-binding letter of interest that contemplated Veritex acquiring all of the issued and outstanding Sovereign common stock in a transaction for a combination of cash and shares of Veritex common stock, subject to among other things completion of due diligence and entry into a definitive agreement. The non-binding letter of interest provided that Veritex would assume Sovereign’s preferred stock and its TruPS and included a financing contingency to provide for Veritex to fund a portion of the cash consideration. On March 3, 2016, Mr. Mastor and Mr. Holland met and discussed the terms of the letter of interest. Sovereign and Veritex continued discussions following the meeting and continued negotiating terms of the non-binding letter of interest including the terms of a “go shop” provision as Sovereign noted an interest in contacting other potential parties. On March 8, 2016, Veritex submitted a non-binding letter of interest to Sovereign.
On March 15, 2016, the Sovereign Board approved and Sovereign entered into a new engagement with Sandler whereby Sandler was engaged to act as independent advisor to the Sovereign Board in connection with Sovereign’s consideration of a possible business combination. Sovereign also engaged in discussions with Fenimore, Kay, Harrison & Ford LLP (“Fenimore Kay”), its legal counsel, in connection with matters related to a proposed transaction.
Representatives of Sandler reached out to twelve parties who had either previously expressed an interest in a possible transaction with Sovereign or whom it was deemed might have an interest in a possible transaction with Sovereign. Of the parties contacted, three parties (other than Veritex) entered into non-disclosure agreements; two of whom (which we refer to herein as “Bank A” and “Bank B”) submitted non-binding indications of interest. Bank B’s oral proposal was significantly below Veritex’s initial proposal. Bank A’s written proposal submitted on March 17, 2016, contemplated Bank A acquiring all of the issued and outstanding Sovereign common stock for a total acquisition price of approximately $130 million, comprised of $65 million in cash and the balance in shares of Bank A stock. There was no financing contingency to Bank A’s proposal. The proposal also contemplated the redemption of Sovereign’s outstanding preferred stock with respect to its participation in the SBLF prior to the proposed merger. Following its receipt by Sovereign, management discussed the proposal from Bank A with representatives of Sandler and Fenimore Kay and members of the Sovereign Board, including the pros and cons of the proposal and the strengths and weaknesses of Bank A as a prospective transaction partner. Management also engaged in further discussions with Bank A. Following further discussions with representatives of Sandler, Fenimore Kay and Bank A, on March 21, 2016, Sovereign entered into the indication of interest with Bank A. Sovereign terminated discussions with Veritex and thereafter, Sovereign and Bank A commenced with reciprocal due diligence and further discussions regarding a definitive agreement. Sovereign and Bank A were unable to reach mutual agreement with respect to the terms of a definitive agreement, and Sovereign and Bank A terminated further negotiations and diligence review on or about April 13, 2016.
On July 20, 2016, Mr. Holland and Mr. Mastor had a meeting at which they discussed the potential for a merger again. Thereafter, on July 29, 2016, Sovereign received a non-binding indication of interest from Veritex, which provided for the acquisition of all of the issued and outstanding shares of Sovereign stock in a 60% stock/40% cash transaction for a total acquisition price of approximately $152 million, based on then current market prices of Veritex common stock. On August 1, 2016, the Sovereign Board held a meeting to discuss the terms of the proposal, as well as the prospects of a transaction involving Veritex. Sovereign’s President and CEO presented the material terms of the non-binding indication of interest from Veritex and how the proposal would be valued relative to other recent comparable transactions. The Sovereign Board then discussed the pros and cons of the proposal and the strengths and weaknesses of Veritex as a prospective transaction partner. At the meeting, the Sovereign Board authorized management to proceed with further negotiations with Veritex with respect to the indication of interest and to execute the non-binding indication of interest. Following the meeting, and further discussions with representatives of Sandler, Fenimore Kay and Veritex, on August 2, 2016, Sovereign entered into the indication of interest with Veritex. Thereafter, the parties commenced with reciprocal due diligence and negotiations with respect to the terms of a definitive agreement. The parties were ultimately unable to come to agreement on certain material terms of a definitive agreement. Accordingly, on September 13, 2016, the parties agreed to terminate the indication of interest.
In early November 2016, management of Veritex and Sovereign reinitiated contact regarding a potential transaction and, on November 11, 2016, Sovereign received a new non-binding indication of interest from Veritex, which provided for the acquisition of all of the issued and outstanding shares of Sovereign common stock for a total acquisition price of approximately $159 million, based on a proposal consisting of $58 million in cash and 5,117,647 shares of Veritex common stock and then current market prices of Veritex common stock. The proposed transaction also contemplated that Veritex would assume Sovereign’s preferred stock and its TruPS and included a financing contingency to provide for Veritex to fund a portion of the cash consideration. Management discussed the new proposal with representatives of Sandler and Fenimore Kay, and, on November 15, 2016, the Sovereign Board held a meeting to discuss the terms of the new proposal, as well as the prospects of getting to a definitive transaction agreement in light of the prior discussions. Following deliberation, the Sovereign Board authorized management to move forward with the Veritex transaction. On November 15, 2016, Sovereign and Veritex executed a new non-binding indication of interest, and the parties recommenced their reciprocal due diligence efforts. At the same time, management of Sovereign and Veritex engaged in negotiations over the business and legal terms of the potential acquisition transaction. Primary subjects of these negotiations included the amount and scope of adjustments to the aggregate merger consideration calculation; treatment of equity awards; tax, accounting and contract issues relating to executive compensation; the scope of termination rights and the amount of any fees upon termination; and the scope of ancillary agreements.
On December 9, 2016, the Sovereign Board held a special meeting to review and consider the proposed transaction. At the meeting, representatives of Fenimore Kay explained the terms of the merger agreement and related transaction documents. Also at this meeting, representatives of Sandler reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the Sovereign Board. Sandler then delivered its oral opinion, which was confirmed in writing on that same date, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler as set forth in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Sovereign common stock. After further discussion among the directors and Sovereign’s advisors, including with respect to the factors described in “The Merger-Sovereign’s Reasons for the Merger; Recommendation of the Sovereign Board,” the Sovereign Board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Sovereign and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Sovereign shareholders. After this meeting, the parties continued work to finalize the merger agreement and entered into the merger agreement and announced the transaction in a joint press release following the close of trading on December 14, 2016.
Sovereign’s Reasons for the Merger; Recommendation of the Sovereign Board
After careful consideration, at its meeting on December 9, 2016, the Sovereign Board determined that the merger is in the best interests of Sovereign and its shareholders and that the consideration to be received in the merger is fair to the Sovereign shareholders. Accordingly, the Sovereign Board unanimously approved the merger agreement and recommended that the Sovereign shareholders vote “FOR” the Sovereign merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Sovereign Board evaluated the merger and the merger agreement, in consultation with Sovereign’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Sovereign and Veritex;

•
its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Sovereign and Veritex, development, productivity, profitability and strategic options;

•
the complementary aspects of Sovereign’s and Veritex’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•
Sovereign’s belief that a merger with Veritex would allow Sovereign shareholders to participate in the future performance of a combined company that would have better future prospects than Sovereign was likely to achieve on a stand-alone basis or through other strategic alternatives;

•	Sovereign’s belief that Sovereign and Veritex share a similar strategic vision;

•	Veritex’s commitment to enhancing its strategic position in its markets;

•
the fact that the portion of the merger consideration paid in the form of Veritex common stock would allow former Sovereign shareholders to participate as Veritex shareholders in the growth of Veritex and in any synergies resulting from the merger;

•	the performance of Veritex common stock;

•
the limited liquidity that Sovereign shareholders have with respect to their investment in Sovereign, for which there is no active public market, and the fact that as Veritex shareholders, Sovereign’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, NASDAQ-listed security;

•	the immediate liquidity to Sovereign shareholders, and the certainty of the amount, reflected by the cash portion of the merger consideration;

•	the value of the merger consideration compared to the current and projected book value of Sovereign and compared to similar recent transactions in the industry;

•	the fact that the portion of the merger consideration paid in the form of Veritex common stock is expected to be tax-free to Sovereign shareholders;

•	the terms of the merger agreement, and the presentation by Sovereign’s legal advisors regarding the merger and the merger agreement;

•
the financial presentation of Sandler, dated December 9, 2016, to the Sovereign Board and the opinion of Sandler, dated December 9, 2016, to the Sovereign Board to the effect that, as of December 9, 2016, and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Sovereign common stock, as more fully described below under the section of this joint proxy statement/prospectus entitled “—Opinion of Sovereign’s Financial Advisor” beginning on page 85;

•
the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions; and

•	the likelihood of Veritex consummating the merger based upon Veritex’s history of completing other merger transactions.
The Sovereign Board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Sovereign if the merger is not completed;

•
the fact that the merger consideration, a large component which consists of shares of Veritex common stock, provides less certainty of value to Sovereign shareholders compared to a transaction in which they would receive only cash consideration;

•	the potential for a decline in the value of Veritex common stock – whether before or after consummation of the merger – reducing the value of the consideration received by Sovereign’s shareholders;

•
the provisions of the merger agreement restricting Sovereign’s solicitation of third party acquisition proposals and the fact that Sovereign would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

•	the fact that gains from the cash component of the merger consideration would generally be taxable to Sovereign’s U.S. shareholders for U.S. federal income tax purposes;

•	the potential for unintended delays in the regulatory approval process; and

•
the interests of certain of Sovereign’s directors and executive officers in the merger that are different from, or in addition to, their interests as Sovereign shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “—Interests of Sovereign’s Directors and Executive Officers in the Merger” beginning on page 104.

The foregoing discussion of the factors considered by the Sovereign Board is not intended to be exhaustive, but is believed to include the material factors considered by the Sovereign Board. The Sovereign Board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Sovereign Board determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Sovereign Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Sovereign Board may have given different weight to different factors. The Sovereign Board conducted an overall analysis of the factors described above including thorough discussions with Sovereign management and Sovereign’s advisors, and considered the factors overall to be favorable to, and to support, its determination.
Opinion of Sovereign’s Financial Advisor
By letter, dated March 15, 2016, Sovereign retained Sandler to act as financial advisor to Sovereign’s Board in connection with the Sovereign’s consideration of a possible business combination involving Sovereign and a second party. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler acted as financial advisor to Sovereign in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 9, 2016 meeting at which Sovereign’s Board considered and discussed the terms of the merger agreement and the merger, Sandler delivered to the board its oral opinion, which was subsequently confirmed in writing on December 9, 2016, to the effect that, as of such date, the per share merger consideration provided for in the merger was fair to the holders of Sovereign common stock from a financial point of view. The full text of Sandler’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Sovereign common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler’s opinion speaks only as of the date of the opinion. The opinion was directed to Sovereign’s Board in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Sovereign as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler’s opinion was directed only to the fairness, from a financial point of view, of the per share merger consideration to the holders of Sovereign common stock and does not address the underlying business decision of Sovereign to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Sovereign or the effect of any other transaction in which Sovereign might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Sovereign or Veritex or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the per share consideration to be received by the holders of Sovereign common stock. Sandler’s fairness opinion was approved by Sandler’s fairness opinion committee.

In connection with rendering its opinion, Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated December 9, 2016;

•	certain publicly available financial statements and other historical financial information of Sovereign that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Veritex that Sandler deemed relevant;

•
certain internal financial projections for Sovereign for the years ending December 31, 2016 through December 31, 2018, as well as an estimated long-term earnings growth rate for the years thereafter, as provided by and discussed with the senior management of Sovereign;

•
publicly available consensus median analyst estimates for Veritex for the years ending December 31, 2016 and December 31, 2017, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Veritex;

•
the pro forma financial impact of the merger on Veritex based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as Veritex’s offer and sale of a certain amount of common stock concurrent with the execution of the merger agreement (the “Common Stock Offering”) and a certain amount of subordinated debt, the proceeds of which will be used for the redemption of Sovereign’s preferred stock issued under the United States Treasury Department’s Small Business Lending Fund concurrent with closing of the merger (the “Subordinated Debt Offering”), as provided by the senior management of Veritex;

•
the publicly reported historical price and trading activity for Veritex common stock, including a comparison of certain stock market information for Veritex common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Sovereign and Veritex with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.
Sandler also discussed with certain members of the senior management of Sovereign the business, financial condition, results of operations and prospects of Sovereign and held similar discussions with certain members of the senior management of Veritex regarding the business, financial condition, results of operations and prospects of Veritex.

In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by Sovereign or Veritex or their respective representatives or that was otherwise reviewed by Sandler, and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler further relied on the assurances of the respective managements of Sovereign and Veritex that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler was not asked to and did not undertake an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Sovereign or Veritex or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Sovereign or Veritex. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Sovereign or Veritex, or of the combined entity after the merger, and Sandler did not review any individual credit files relating to Sovereign or Veritex. Sandler assumed, with Sovereign’s consent, that the respective allowances for loan losses for both Sovereign and Veritex were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler used certain internal financial projections for Sovereign for the years ending December 31, 2016 through December 31, 2018, as well as an estimated long-term earnings growth rate for the years thereafter, as provided by and discussed with the senior management of Sovereign, as well as publicly available consensus median analyst estimates for Veritex for the years ending December 31, 2016 and December 31, 2017, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Veritex. Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as the Common Stock Offering and the Subordinated Debt Offering, as provided by the senior management of Veritex. With respect to the foregoing information, the respective senior managements of Sovereign and Veritex confirmed to Sandler that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Sovereign and Veritex, respectively, and the other matters covered thereby, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Sovereign or Veritex since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analysis that Sovereign and Veritex would remain as going concerns for all periods relevant to its analysis.

Sandler also assumed, with Sovereign’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Sovereign, Veritex or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Sovereign’s consent, Sandler relied upon the advice that Sovereign received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

Sandler’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler’s opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof, including, but not limited to, the Common Stock Offering or the Subordinated Debt Offering. Sandler expressed no opinion as to the trading value of Veritex common stock at any time or what the value of Veritex common stock would be once it is actually received by the holders of Sovereign common stock.

In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler’s opinion or the presentation made by Sandler to Sovereign’s Board, but is a summary of all material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Also, no company included in Sandler’s comparative analyses described below is identical to Sovereign or Veritex and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Sovereign and Veritex and the companies to which they are being compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the per share merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Sovereign, Veritex and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Sovereign board of directors at its December 9, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler’s analyses do not necessarily reflect the value of Sovereign common stock or the prices at which Sovereign common stock or Veritex common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Sovereign’s Board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Sovereign’s Board or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Sovereign and Veritex.
Summary of Proposed Per Share Merger Consideration and Implied Transaction Metrics

Sandler reviewed the financial terms of the proposed merger. As described in the merger agreement, each share of Sovereign common stock issued and outstanding immediately prior to the effective time, except for certain shares of Sovereign common stock as set forth in the merger agreement, will be converted into the right to receive, subject to certain adjustments as set forth in the merger agreement, the combination of (i) the number of shares of common stock of Veritex equal to the quotient of (A) the aggregate stock consideration divided by (B) the number of issued and outstanding shares of Sovereign common stock immediately prior to the effective time, and (ii) an amount of cash equal to the quotient of (A) the aggregate cash consideration (as may be adjusted), divided by (B) the number of issued and outstanding shares of Sovereign common stock immediately prior to the effective time. Using the 10-day volume weighted average price of Veritex common stock as of December 9, 2016, or $20.34, aggregate stock consideration of 5,117,647 shares of Veritex common stock, aggregate cash consideration of $58 million, and 5,318,200 Sovereign common shares outstanding¹, Sandler calculated an aggregate implied transaction value of approximately $162 million, or an implied transaction price per share of $30.48. Based upon historical financial information for Sovereign as of or for the twelve months ended September 30, 2016 (unless otherwise indicated) and projected financial information for Sovereign for the years ending December 31, 2016 and December 31, 2017, as provided by and discussed with the senior management of Sovereign, Sandler calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value per Share of Sovereign¹	173%
Transaction Price / Last Twelve Months EPS of Sovereign²	19.8x
Transaction Price / 2016 Estimated EPS of Sovereign	20.0x
Transaction Price / 2017 Estimated EPS of Sovereign	18.3x
Tangible Book Premium / Core Deposits[3]	14.2%
________________
1 Consists of 5,248,200 shares of Sovereign common stock outstanding and 60,000 Sovereign deferred stock awards.
² For the twelve-months ended September 30, 2016 based on 5,318,200 shares of Sovereign common stock outstanding.
3 Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000; includes consideration payable to holders of Sovereign stock options of $411 thousand.

Stock Trading History

Sandler reviewed the historical publicly reported trading prices of Veritex common stock for the two-year period ended December 9, 2016. Sandler then compared the relationship between the movements in the price of Veritex common stock to movements in the stock prices of its peer group (as described below) as well as certain stock indices.

Veritex’s Two-Year Stock Performance

	Beginning Value December 9, 2014	Ending Value December 9, 2016
Veritex	100%	156.7%
Veritex Peer Group	100%	183.3%
NASDAQ Bank Index	100%	144.9%
S&P 500 Index	100%	109.7%

Comparable Company Analyses

Sandler used publicly available information to compare selected financial information for Sovereign with a group of financial institutions selected by Sandler. The Sovereign peer group included major exchange traded banks and thrifts headquartered in the Southwest Region with assets between $1.0 billion and $3.0 billion, excluding announced merger targets (the “Sovereign Peer Group”). The Sovereign Peer Group consisted of the following companies:

Allegiance Bancshares, Inc.	People’s Utah Bancorp
First Guaranty Bancshares, Inc.	Southwest Bancorp, Inc.
Home Bancorp, Inc.	Triumph Bancorp, Inc.
Investar Holding Corporation	Veritex Holdings, Inc.
MidSouth Bancorp, Inc.

The analysis compared publicly available financial information for Sovereign with the corresponding data for the Sovereign Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise indicated), with pricing data as of December 9, 2016. The table below sets forth the data for Sovereign and the median, mean, high and low data for the Sovereign Peer Group.

Sovereign Comparable Company Analysis

	Sovereign	Sovereign Peer Group Median	Sovereign Peer Group Mean	Sovereign Peer Group High	Sovereign Peer Group Low
Total Assets ($mm)	$1,099	$1,654	$1,836	$2,575	$1,154
Loans/ Deposits	100.1%	93.4%	89.4%	101.0%	72.5%
Non-Performing Assets 1 / Total Assets	1.78%	1.11%	1.36%	3.24%	0.18%
Tangible Common Equity / Tangible Assets	8.54%	9.59%	9.82%	13.58%	6.81%
Tier 1 Leverage Ratio	11.71%	10.27%	10.98%	13.93%	8.58%
Total Risk Based Capital Ratio	13.58%	14.33%	14.54%	20.04%	12.11%
Commercial Real Estate Loans / Total Risk Based Capital Ratio	304.2%	216.5%	214.7%	295.5%	121.5%
Last Twelve Months Return on Average Assets	0.75%	0.98%	0.92%	1.40%	0.47%
Last Twelve Months Return on Average Tangible Common Equity	9.04%	9.84%	9.04%	12.11%	5.91%
Last Twelve Months Net Interest Margin	3.69%	4.22%	4.20%	6.09%	3.38%
Last Twelve Months Efficiency Ratio	60.97%	60.70%	62.84%	72.03%	53.84%
Price / Tangible Book Value	--	173%	167%	229%	121%
Price / Last Twelve Months Earnings per Share	--	20.7x	20.5x	29.5x	11.2x
Price / 2016 Est. Earnings per Share	--	20.2x	20.2x	28.2x	13.8x
Price / 2017 Est. Earnings per Share	--	17.9x	17.1x	21.6x	12.3x
Current Dividend Yield	--	1.3%	1.1%	3.0%	0.0%
Last Twelve Months Dividend Ratio	--	16.7%	19.1%	59.0%	0.0%
Market Value ($mm)	--	$260	$305	$463	$133
________________

1 Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Sandler used publicly available information to perform a similar analysis for Veritex and a group of financial institutions as selected by Sandler. The Veritex peer group included major exchange traded banks and thrifts headquartered in the Southwest Region with assets between $1.0 billion and $3.0 billion, excluding announced merger targets (the “Veritex Peer Group”) and institutions with NPAs ¹/Assets greater than 3.0%. The Veritex Peer Group consisted of the following companies:

Allegiance Bancshares, Inc.	People’s Utah Bancorp
First Guaranty Bancshares, Inc.	Southwest Bancorp, Inc.
Home Bancorp, Inc.	Triumph Bancorp, Inc.
Investar Holding Corporation

The analysis compared publicly available financial information for Veritex with the corresponding data for the Veritex Peer Group as of or for the twelve months ended September 30, 2016 (unless otherwise indicated), with pricing data as of December 9, 2016. The table below sets forth the data for Veritex and the median, mean, high and low data for the Veritex Peer Group.

Veritex Comparable Company Analysis

	Veritex	Veritex Peer Group Median	Veritex Peer Group Mean	Veritex Peer Group High	Veritex Peer Group Low
Total Assets ($mm)	$1,269	$1,654	$1,901	$2,575	$1,154
Loans/ Deposits	86.0%	96.1%	91.1%	101.0%	72.5%
Non-Performing Assets 1 / Total Assets	0.18%	1.11%	1.27%	1.97%	0.68%
Tangible Common Equity / Tangible Assets	9.18%	9.82%	10.34%	13.58%	8.77%
Leverage Ratio	9.82%	10.79%	11.25%	13.93%	8.58%
Total Risk Based Capital Ratio	13.38%	14.77%	14.73%	20.04%	12.11%
Commercial Real Estate Loans / Risk Based Capital	295.5%	216.5%	213.6%	280.6%	121.5%
Last Twelve Months Return on Average Assets	1.07%	0.98%	0.97%	1.40%	0.68%
Last Twelve Months Return on Average Tangible Common Equity	11.31%	9.84%	9.17%	12.11%	5.91%
Last Twelve Months Net Interest Margin	3.82%	4.34%	4.25%	6.09%	3.38%
Last Twelve Months Efficiency Ratio	53.84%	60.70%	62.82%	70.19%	57.36%
Price / Tangible Book Value	229%	173%	164%	197%	121%
Price / Last Twelve Months Earnings per Share	22.2x	20.5x	19.9x	29.5x	11.2x
Price / 2016 Est. Earnings Per Share	21.4x	19.8x	19.5x	28.2x	13.8x
Price / 2017 Est. Earnings Per Share	19.1x	15.6x	16.5x	21.6x	12.3x
Current Dividend Yield	0.0%	1.3%	1.0%	3.0%	0.0%
Last Twelve Months Dividend Ratio	0.0%	16.7%	16.1%	35.7%	0.0%
Market Value ($mm)	$260	$429	$332	$463	$133
________________
¹ Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Analysis of Selected Merger Transactions

Sandler reviewed two groups of recent merger and acquisition transactions. The first group consisted of seven bank and thrift transactions announced between January 1, 2014 and December 9, 2016 where the targets were located in the Southwest Region with assets at announcement between $750 million and $2.5 billion (the “Regional Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
Independent Bank Group Inc.	Carlile Bancshares Inc.
Guaranty Bancorp	Home State Bancorp
Triumph Bancorp Inc.	ColoEast Bankshares Inc.
Green Bancorp Inc.	Patriot Bancshares Inc.
Southside Bancshares Inc.	OmniAmerican Bancorp Inc.
BancorpSouth Inc.	Central Community Corporation
IBERIABANK Corporation	Teche Holding Company

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value and tangible book premium to core deposits. Sandler compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	Sovereign/ Veritex	Median Regional Precedent Transactions	Mean Regional Precedent Transactions	High Regional Precedent Transactions	Low Regional Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	19.8x	18.5x	23.3x	43.6x	14.7x
Transaction Price / Tangible Book Value	173%	166%	172%	215%	131%
Core Deposit Premium ¹	14.2%	12.5%	10.7%	15.7%	3.0%
________________
¹ Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000.

The second group consisted of twenty-six nationwide bank and thrift transactions announced between January 1, 2015 and December 9, 2016, with announced deal values and targets with assets at the time of announcement between $750 million and $1.5 billion (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
CenterState Banks	Gateway Financial Holdings of Florida Inc.
Access National Corporation	Middleburg Financial Corporation
Enterprise Financial Services	Jefferson County Bancshares Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Cathay General Bancorp	SinoPac Bancorp
Berkshire Hills Bancorp Inc.	First Choice Bank
Investors Bancorp Inc.	Bank of Princeton
Guaranty Bancorp	Home State Bancorp
Triumph Bancorp Inc.	ColoEast Bankshares Inc.
Hampton Roads Bankshares Inc.	Xenith Bankshares Inc.
Pinnacle Financial Partners	Avenue Financial Holdings Inc.
TowneBank	Monarch Financial Holdings
Univest Corporation of Pennsylvania	Fox Chase Bancorp Inc.
Great Western Bancorp	HF Financial Corp.
BNC Bancorp	High Point Bank Corporation
United Bankshares Inc.	Bank of Georgetown
Nicolet Bankshares Inc.	Baylake Corp.
Private Investor-Gaylon Lawrence Jr.	F&M Financial Corp.
Green Bancorp, Inc.	Patriot Bancshares, Inc.
Valley National Bancorp	CNL Bancshares Inc.
United Community Banks Inc.	Palmetto Bancshares Inc.
Pinnacle Financial Partners	CapitalMark Bank & Trust
Camden National Corporation	SBM Financial Inc.
Atlantic Capital Bancshares Inc.	First Security Group Inc.
Community Bank System Inc.	Oneida Financial Corp.
Chemical Financial Corporation	Lake Michigan Financial Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value and tangible book premium to core deposits. Sandler compared the indicated transaction metrics for the Merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	Sovereign/ Veritex	Median Nationwide Precedent Transactions	Mean Nationwide Precedent Transactions	High Nationwide Precedent Transactions	Low Nationwide Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	19.8x	24.4x	26.7x	57.8x	13.1x
Transaction Price / Tangible Book Value	173%	160%	166%	242%	116%
Core Deposit Premium [2]	14.2%	8.7%	9.8%	20.5%	2.4%
________________
¹ Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000.

Net Present Value Analyses

Sandler performed an analysis that estimated the net present value per share of Sovereign common stock assuming Sovereign performed in accordance with internal projections for the years ending December 31, 2016 through December 31, 2018 as well as an estimated earnings growth rate for the years thereafter, as provided by and discussed with the senior management of Sovereign. To approximate the terminal value of Sovereign common stock at December 31, 2020, Sandler applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 130% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sovereign common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Sovereign common stock of $14.21 to $33.13 when applying earnings multiples and $20.35 to $32.85 when applying multiples of tangible book value.

Earnings per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$16.56	$19.88	$23.19	$26.50	$29.82	$33.13
10.0%	$15.93	$19.12	$22.31	$25.49	$28.68	$31.87
11.0%	$15.33	$18.40	$21.47	$24.53	$27.60	$30.66
12.0%	$14.76	$17.71	$20.66	$23.61	$26.57	$29.52
13.0%	$14.21	$17.05	$19.90	$22.74	$25.58	$28.42

Tangible Book Value Multiples

Discount Rate	130%	140%	150%	160%	170%	180%
9.0%	$23.72	$25.55	$27.37	$29.20	$31.02	$32.85
10.0%	$22.82	$24.58	$26.33	$28.09	$29.84	$31.60
11.0%	$21.96	$23.65	$25.34	$27.03	$28.72	$30.41
12.0%	$21.14	$22.76	$24.39	$26.02	$27.64	$29.27
13.0%	$20.35	$21.92	$23.49	$25.05	$26.62	$28.18

Sandler also considered and discussed with the Sovereign Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis, assuming Sovereign’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Sovereign common stock, applying the price to 2020 earnings multiples range of 10.0x to 20.0x referred to above and a discount rate of 12.76%.

Earnings per Share Multiples

Annual Estimate Variance	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(20.00)%	$11.47	$13.77	$16.06	$18.36	$20.65	$22.95
(15.00)%	$12.19	$14.63	$17.07	$19.50	$21.94	$24.38
(10.00)%	$12.91	$15.49	$18.07	$20.65	$23.23	$25.81
(5.00)%	$13.62	$16.35	$19.07	$21.80	$24.52	$27.25
0.0%	$14.34	$17.21	$20.08	$22.95	$25.81	$28.68
5.0%	$15.06	$18.07	$21.08	$24.09	$27.10	$30.12
10.0%	$15.77	$18.93	$22.08	$25.24	$28.39	$31.55
15.0%	$16.49	$19.79	$23.09	$26.39	$29.69	$32.98
20.0%	$17.21	$20.65	$24.09	$27.53	$30.98	$34.42

Sandler also performed an analysis that estimated the net present value per share of Veritex common stock assuming that Veritex performed in accordance with publicly available consensus median analyst earnings per share estimates for the years ending December 31, 2016 and December 31, 2017, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Veritex. To approximate the terminal value of Veritex common stock at December 31, 2020, Sandler applied price to 2020 earnings multiples ranging from 14.5x to 22.0x and multiples of December 31, 2020 tangible book value ranging from 150% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Veritex common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Veritex common stock of $14.58 to $25.78 when applying earnings multiples and $15.18 to $23.60 when applying multiples of tangible book value.

Earnings per Share Multiples

Discount Rate	14.5x	16.0x	17.5x	19.0x	20.5x	22.0x
9.0%	$16.99	$18.75	$20.51	$22.26	$24.02	$25.78
10.0%	$16.34	$18.04	$19.73	$21.42	$23.11	$24.80
11.0%	$15.73	$17.36	$18.98	$20.61	$22.24	$23.86
12.0%	$15.14	$16.71	$18.27	$19.84	$21.40	$22.97
13.0%	$14.58	$16.09	$17.59	$19.10	$20.61	$22.12

Tangible Book Value Multiples

Discount Rate	150%	160%	170%	180%	190%	200%
9.0%	$17.70	$18.88	$20.06	$21.24	$22.42	$23.60
10.0%	$17.02	$18.16	$19.29	$20.43	$21.56	$22.70
11.0%	$16.38	$17.47	$18.57	$19.66	$20.75	$21.84
12.0%	$15.77	$16.82	$17.87	$18.92	$19.97	$21.02
13.0%	$15.18	$16.20	$17.21	$18.22	$19.23	$20.25

Sandler also considered and discussed with the Sovereign Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Veritex’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Veritex common stock, applying the price to 2020 earnings multiples range of 14.5x to 22.0x referred to above and a discount rate of 12.76%.

Earnings per Share Multiples

Annual Estimate Variance	14.5x	16.0x	17.5x	19.0x	20.5x	22.0x
(20.00)%	$11.77	$12.99	$14.20	$15.42	$16.64	$17.86
(15.00)%	$12.50	$13.80	$15.09	$16.38	$17.68	$18.97
(10.00)%	$13.24	$14.61	$15.98	$17.35	$18.72	$20.09
(5.00)%	$13.98	$15.42	$16.87	$18.31	$19.76	$21.20
0.0%	$14.71	$16.23	$17.75	$19.28	$20.80	$22.32
5.0%	$15.45	$17.04	$18.64	$20.24	$21.84	$23.44
10.0%	$16.18	$17.86	$19.53	$21.20	$22.88	$24.55
15.0%	$16.92	$18.67	$20.42	$22.17	$23.92	$25.67
20.0%	$17.65	$19.48	$22.31	$23.13	$24.96	$26.78

Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler analyzed certain potential pro forma effects of the merger, assuming that the merger closes in the second calendar quarter of 2017. In performing this analysis, Sandler utilized the following information: (a) publicly available consensus median analyst earnings per share estimates for Veritex for the years ending December 31, 2016 and December 31, 2017, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Veritex, (b) financial projections for Sovereign for the years ending December 31, 2016 through December 31, 2017, as well as an estimated long-term earnings growth rate for the years thereafter, as provided by and confirmed with the senior management of Veritex, (c) transaction expenses, purchase accounting adjustments, cost savings and a core deposit intangible asset, as discussed with and confirmed by the senior management of Veritex, and (d) the offer and sale of a certain amount of common stock by Veritex concurrent with the merger and a certain amount of subordinated debt, the proceeds of which will be used for the redemption of Sovereign’s preferred stock issued under the United States Treasury Department’s Small Business Lending Fund concurrent with the closing of the merger, as discussed with and confirmed by the senior management of Veritex. The analysis indicated that the merger could be accretive to Veritex’s estimated earnings per share (excluding one-time transaction costs and expenses) in 2017 and dilutive to Veritex’s estimated tangible book value per share at close.

In connection with this analysis, Sandler considered and discussed with the Sovereign Board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction and the offer and sale by Veritex of common stock and subordinated debt concurrent with the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler’s Relationship
Sandler acted as financial advisor to the Sovereign Board in connection with the merger and will receive a transaction fee for its services estimated to be approximately $1.9 million based on the market value of Veritex common stock at the time the merger was announced. Sandler’s transaction fee is equal to 1.10% of the aggregate purchase price, will vary based on the market value of Veritex common stock at the time of closing and is contingent upon the closing of the merger. Sandler also received a fee in an amount equal to $200,000 upon rendering its fairness opinion to the Sovereign board of directors, which opinion fee will be credited in full towards the transaction fee which will become due and payable to Sandler upon the closing of the merger. Sovereign has also agreed to indemnify Sandler against certain claims and liabilities arising out of its engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with its engagement.
In the two years preceding the date of its opinion, Sandler provided general advisory services to Sovereign in connection with Sovereign’s ongoing strategic planning for which Sandler received expense reimbursement. Sandler has not provided any other investment banking services to Sovereign in the two years preceding the date of its opinion. Sandler did not provide any investment banking services to Veritex in the two years preceding the date of its opinion. Prior to rendering its opinion, Sandler advised the Sovereign Board that it intended to act, and the Sovereign Board acknowledged and consented to Sandler acting, as co-manager in connection with the Common Stock Offering for which Sandler will receive customary investment banking fees. In addition, in the ordinary course of business as a broker-dealer, Sandler may purchase securities from and sell securities to Veritex or its affiliates. Sandler may also actively trade the equity and debt securities of Veritex or its affiliates for its own account and for the accounts of its customers.
Veritex’s Reasons for the Merger; Recommendation of the Veritex Board
After careful consideration, the Veritex Board, at a meeting held on December 9, 2016, determined that the merger agreement and the transactions contemplated thereby, including the issuance of 5,117,647 shares of Veritex common stock, is in the best interests of Veritex and its shareholders. Accordingly, the Veritex Board approved the merger agreement and recommends that Veritex shareholders vote “FOR” the approval of the Veritex Stock Issuance Proposal and “FOR” the Veritex Adjournment Proposal.
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Veritex Board consulted with Veritex’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Veritex Stock Issuance Proposal, the Veritex Board considered a number of factors, including the following material factors:

•	each of Veritex’s, Sovereign’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

•	Sovereign’s strong presence in the Dallas-Fort Worth-Arlington MSA;

•
potential growth opportunities through expansion into new and attractive markets in which Sovereign currently has a presence, including the Austin-Round Rock MSA and Houston-The Woodlands-Sugar Land MSA;

•
the potential to broaden the scale of Veritex’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the merger;

•
the participation of two of Sovereign’s directors in the combined company, which enhances the likelihood that the strategic benefits that Veritex expects to achieve as a result of the merger will be realized;

•	its review and discussions with Veritex’s management concerning the due diligence examination of Sovereign’s business;

•	the expectation of annual cost savings resulting from the transaction, enhancing efficiencies;

•
the opinion, dated December 9, 2016, of Stephens to the Veritex Board as to the fairness, from a financial point of view and as of the date of the opinion, to Veritex of the aggregate merger consideration in the merger, as more fully described below under “-Opinion of Veritex’s Financial Advisor;”

•	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Veritex’s management and legal advisor; and

•	the fact that Veritex’s shareholders will have a chance to vote on the Veritex Stock Issuance Proposal.
The Veritex Board also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in completing the Offering;

•	the possibility of encountering difficulties in successfully integrating Sovereign’s business, operations, and workforce with those of Veritex;

•	certain anticipated merger related costs;

•	the diversion of management attention and resources from the operation of Veritex’s business towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions; and

•	the merger’s effect on Veritex’s regulatory capital levels.
The foregoing discussion of the factors considered by the Veritex Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Veritex Board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Veritex Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Veritex Board considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Veritex Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 46.
Opinion of Veritex’s Financial Advisor
Veritex engaged Stephens to provide certain financial advisory services to the Veritex Board in connection with the merger. In connection with the engagement, Veritex requested Stephens to render an opinion as to the fairness, from a financial point of view, to the Veritex Board of the consideration to be paid by Veritex in the merger pursuant to the merger agreement. On December 9, 2016, Stephens delivered its oral opinion to the Veritex Board and subsequently confirmed in a written opinion, dated December 9, 2016 that, as of that date and based upon and subject to the assumptions and qualifications stated in its written opinion, the cash payment of $58,000,000, plus 5,117,647 shares of common stock to be exchanged by Veritex for the outstanding common stock of Sovereign, was fair, from a financial point of view to Veritex.
Stephens provided the opinion described above for the information and assistance of the Veritex Board in connection with its consideration of the approval of the merger agreement. The terms of the merger, including the amount and form of the consideration payable pursuant to the merger agreement to Sovereign’s shareholders, were determined through negotiations between Veritex and Sovereign, and were approved by the Veritex Board. Stephens did not recommend the amount or form of consideration payable pursuant to the merger agreement. The full text of the written opinion letter of Stephens, dated December 9, 2016, which sets forth assumptions made, procedures followed, matters considered, qualifications stated and limitations on the review undertaken in connection with its opinion is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference.
The opinion provided by Stephens is for the use and benefit of the Veritex Board for purposes of its evaluation of the merger. Stephens’ opinion does not address the merits of the underlying decision by Veritex to engage in the transaction, the merits of the merger as compared to other alternatives potentially available to Veritex or the relative effects of any alternative transaction in which Veritex might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the merger. The opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in the opinion, Veritex has not asked Stephens to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Veritex. Stephens has not been asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of Veritex’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of Veritex. Stephens’ fairness opinion committee approved the issuance of Stephens’ opinion.
In connection with rendering its opinion Stephens:

•	analyzed certain publicly available financial statements and reports regarding Veritex;

•
analyzed certain audited and unaudited internal financial statements and other financial and operating data (including financial projections) concerning Veritex and Sovereign prepared by and based on assumptions provided by the management teams of Veritex and Sovereign;

•
analyzed, on a pro forma basis in reliance upon financial projections and other information and assumptions provided by the management teams of Veritex and Sovereign, the effect of the merger on the balance sheet, earnings, tangible book value per share and earnings per share of Veritex;

•	compared the financial performance of Veritex and Sovereign with that of certain publicly-traded companies that Stephens deemed relevant to our analysis of the merger, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to our analysis of the merger;

•	reviewed the most recent draft of the merger agreement and related documents provided to Stephens by Veritex;

•
discussed with management of Veritex and Sovereign the operations of and future business prospects for Veritex and Sovereign and the anticipated cost savings and financial consequences of the transaction to Veritex; and

•	performed such other analyses and provided such other services as Stephens has deemed appropriate.

Stephens has relied on the accuracy and completeness of the information and financial data provided to Stephens by Veritex and Sovereign and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any such information or financial data. Management of Veritex has assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Veritex or Sovereign; nor has Stephens evaluated the solvency of fair values of Veritex or Sovereign under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Veritex or Sovereign. Stephens has not reviewed any individual credit files nor has Stephens made an independent evaluation of the adequacy of the allowance for loan losses of Veritex or Sovereign. With respect to the financial forecasts prepared by the management of Veritex, including forecasts of potential costs savings and of potential synergies, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Veritex as to the future financial performance of Veritex and Sovereign and that the financial results reflected by such projections will be realized as predicted. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects.

Stephens’ opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Stephens as of, the date hereof. It should be understood that subsequent developments may affect the opinion and that Stephens does not have any obligation to update, revise or reaffirm the opinion. Stephens has assumed that the transaction will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the transaction to Veritex. Stephens is not expressing any opinion herein as to the price at which the common stock or any other securities of Veritex will trade following the announcement of the transaction.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with Veritex’s executive management and the Veritex Board the assumptions upon which the analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Proposed Transaction

Pursuant to the merger agreement and for purposes of its opinion, Stephens assumed the consideration to be exchanged by Veritex for the outstanding Sovereign common stock to have an aggregate value of approximately $162 million, subject to potential adjustments as more fully defined in the merger agreement. Veritex will issue stock consideration valued at approximately $104 million, based on the 10-day Veritex volume average weighted price (“VWAP”) as of December 9, 2016, and pay an aggregate of $58 million in cash to Sovereign. Based on the unaudited financial information as of and for the twelve months ended September 30, 2016, Stephens calculated the following transaction multiples:

Transaction Value / Last Twelve Months (“LTM”) Net Income	19.6x
Transaction Value / Estimated 2017 Net Income	14.6x
Transaction Value / Tangible Book Value	1.72x

Note: The last twelve months net income of the acquired company based on the most recent publicly available financial statements prior to announcement. Estimated 2017 net income based on assumptions provided by the management teams of Veritex and Sovereign.

Relevant Public Companies Analysis
Stephens compared the financial condition, operating statistics and market valuation of Veritex and Sovereign to separate groups of selected relevant public companies. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, are reasonably similar to Veritex and Sovereign; however, no selected company below is identical to Veritex or Sovereign. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating statistics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using relevant public company data.
Relevant Public Companies – Veritex Holdings, Inc.:
Stephens selected the following relevant public companies headquartered in Texas with assets between $1 billion and $30 billion (total assets noted parenthetically):

•	Cullen/Frost Bankers, Inc. ($29,603 million)

•	Texas Capital Bancshares, Inc. ($22,216 million)

•	Prosperity Bancshares, Inc. ($21,404 million)

•	Hilltop Holdings Inc. ($12,423 million)

•	LegacyTexas Financial Group, Inc. ($8,440 million)

•	First Financial Bankshares, Inc. ($6,687 million)

•	Independent Bank Group, Inc. ($5,667 million)

•	Southside Bancshares, Inc. ($5,465 million)

•	Allegiance Bancshares, Inc. ($2,462 million)

To perform this analysis, Stephens examined publicly available financial information as of and for the twelve month period ended September 30, 2016, or the most recently reported period available, and the market trading multiples of the relevant public companies based on December 7, 2016 closing prices. The financial data included in the table presented below may not correspond to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains selected information utilized by Stephens in the analysis:

	Veritex	25th Percentile	Median	Mean	75th Percentile
LTM Core Return on Average Equity (1)	8.8%	8.5%	8.8%	9.3%	10.3%
LTM Core Return on Average Assets (1)	1.09%	0.93%	1.01%	1.09%	1.29%
Tangible Common Equity / Tangible Assets	9.2%	7.0%	8.3%	8.8%	9.8%
Nonperforming Assets / Assets (2)	0.14%	0.24%	0.33%	0.43%	0.64%
Loans / Deposits	86.0%	63.8%	84.9%	80.9%	97.1%
Price / Tangible Book Value per Share	2.07x	2.22x	2.61x	2.64x	2.94x
Price / LTM Earnings	20.1x	20.0x	21.8x	22.1x	23.6x
Price / Estimated 2017 EPS (3)	17.3x	17.4x	17.8x	18.8x	18.1x
Dividend Yield	0.00%	0.00%	1.42%	1.15%	1.73%
________________

(1)	Core income defined as net income after taxes, but excluding extraordinary items, nonrecurring items and gain / loss on sale of securities.

(2)	Excludes restructured loans.

(3)	Based on FactSet Research Systems median estimates.
Source: SNL Financial

Relevant Public Companies – Sovereign Bancshares, Inc.:

Stephens selected the following relevant public companies in Texas and Oklahoma with assets less than $2.5 billion (total assets noted parenthetically):

•Southwest Bancorp, Inc. ($2,468 million)
•Allegiance Bancshares, Inc. ($2,462 million)
•Guaranty Bancshares, Inc. ($1,793 million)
•North Dallas Bank & Trust Co. ($1,386 million)
•Veritex Holdings, Inc. ($1,269 million)
To perform this analysis, Stephens examined publicly available financial information as of the last twelve month period ended September 30, 2016, or the most recently reported period available, and the market trading multiples for the relevant public companies based on December 7, 2016 closing prices. The financial data included in the table presented below may not correspond to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains selected information utilized by Stephens in the analysis:

	Sovereign	25th Percentile	Median	Mean	75th Percentile
LTM Core Return on Average Equity (1)	6.5%	6.1%	7.7%	7.1%	7.8%
LTM Core Return on Average Assets (1)	0.68%	0.65%	0.74%	0.78%	0.91%
Tangible Common Equity / Tangible Assets	8.5%	9.2%	9.8%	9.5%	10.2%
Nonperforming Assets / Assets (2)	1.78%	0.14%	0.65%	0.51%	0.69%
Loans / Deposits	100.1%	80.1%	86.0%	81.3%	96.1%
Price / Tangible Book Value per Share	---	1.67x	1.67x	1.70x	1.80x
Price / LTM Earnings	---	20.1x	20.8x	22.9x	26.3x
Price / Estimated 2017 EPS (3)	---	16.9x	17.3x	18.2x	19.1x

________________

(1)	Core income defined as net income after taxes, but excluding extraordinary items, nonrecurring items and gain / loss on sale of securities.

(2)	Excludes restructured loans.

(3)	Based on FactSet Research Systems median estimates.
Source: SNL Financial
Relevant Transactions Analysis
Stephens analyzed selected transaction multiples and related financial data for relevant transactions announced in Texas since July 1, 2013 with deal value between $500 million and $2.5 billion with ROAA greater than 0.0%. The following transactions were considered by Stephens because each acquired company’s relative asset size and financial performance, among other factors, is reasonably similar to Sovereign’s (in each case, the first named company was the acquirer, the second named company was the acquired company and the transaction announcement date is noted parenthetically):

•	Independent Bank Group, Inc. / Carlile Bancshares, Inc. (11/21/16)

•	Prosperity Bancshares, Inc. / Tradition Bancshares, Inc. (8/6/15)

•	Independent Bank Group, Inc. / Grand Bank (7/23/15)

•	Green Bancorp, Inc. / Patriot Bancshares, Inc. (5/27/15)

•	Allegiance Bancshares, Inc. / Farmers & Merchants Bancshares, Inc. (7/28/14)

•	Southside Bancshares, Inc. / OmniAmerican Bancorp, Inc. (4/29/14)

•	BancorpSouth, Inc. / Central Community Corporation (1/22/14)

•	ViewPoint Financial Group, Inc. / LegacyTexas Group, Inc. (11/25/13)

•	Independent Bank Group, Inc. / BOH Holdings, Inc. (11/21/13)

•	East West Bancorp, Inc. / MetroCorp Bancshares, Inc. (9/18/13)

•	Cullen/Frost Bankers, Inc. / WNB Bancshares, Inc. (8/13/13)

•	Prosperity Bancshares, Inc. / FVNB Corp. (7/1/13)
Stephens considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the transaction to the 25th percentile, median, mean and 75th percentile transaction multiples of the relevant transactions:

	Sovereign	25th Percentile	Median	Mean	75th Percentile
Target ROAE	7.8%	6.3%	9.0%	9.2%	11.5%
Target ROAA	0.85%	0.71%	0.91%	0.88%	1.09%
Target NPAs / Total Assets	1.78%	0.49%	1.06%	1.09%	1.39%
Target TCE / TA	8.5%	6.1%	7.4%	8.2%	9.9%

	Veritex/ Sovereign	25th Percentile	Median	Mean	75th Percentile
Transaction Value / Tangible Book Value	1.72x	1.76x	2.14x	2.17x	2.59x
Transaction Value / LTM Earnings	19.6x	16.4x	18.4x	21.4x	21.0x
Core Deposit Premium	8.6%	9.9%	12.7%	12.4%	14.5%
Source: SNL Financial
Discounted Cash Flow Analysis
Stephens performed a discounted cash flow analysis using five year projections developed by Veritex’s executive management, including the synergies derived from the merger. Stephens calculated a range of implied equity values for Sovereign based upon the discounted net present value of the projected after-tax free cash flows for the projected five year period. Stephens determined the amount of cash flow assuming (i) a terminal earnings multiple of 17.0x, (ii) dividend payments for earnings and excess capital above a tangible common equity to tangible asset ratio of 8.5% from 2017 to 2021 and (iii) the present value of Sovereign’s implied terminal value at the end of such period. Stephens calculated the terminal value of Sovereign based on 2022 estimated earnings and multiples of 16.0x to 18.0x. Stephens considered discount rates from 12.0% to 14.0%. Based on this analysis, Stephens derived a range for the implied equity value of Sovereign from $206.3 million to $248.4 million.
Financial Impact Analysis
Stephens analyzed the estimated merger consequences of certain pro forma combined income statement and balance sheet information of Veritex and Sovereign. Stephens discussed key assumptions regarding the expected accounting treatment, potential cost savings, capital offerings and other acquisition adjustments resulting from the merger with management of Veritex. Stephens’ analysis utilized consensus 2017 earnings estimates for Veritex available as of December 7, 2016, as well as pro forma earnings estimates for Sovereign provided by Veritex’s executive management. Based on this analysis, Stephens estimated that the transaction would be accretive to Veritex’s consensus earnings per share and would be dilutive to Veritex’s tangible book value per share. Stephens also estimated that Veritex, upon completion of raising capital as contemplated per the financing contingency as defined in the merger agreement, would maintain capital ratios in excess of those required for Veritex to be considered well-capitalized under existing regulations. The actual results achieved by Veritex following the merger may vary from these projected results analyzed by Stephens, and the variations may be material.
Miscellaneous
As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is familiar with Veritex and regularly provides investment banking services to Veritex, and expects to provide similar services in the future. Stephens also issues periodic research reports regarding Veritex’s business activities and prospects. During the two years preceding the date of this transaction Stephens earned fees for providing services to Veritex as an M&A advisor in connection with Veritex’s acquisition of IBT Bancorp, Inc. Stephens served as financial adviser to Veritex in connection with the merger, and Stephens is entitled to receive from Veritex reimbursements of Stephens’ reasonable expenses and a fee for Stephens’ services as financial adviser to Veritex, a significant portion of which is contingent upon the consummation of the merger. Stephens also received a fee from Veritex for providing a fairness opinion to the Veritex Board. Veritex has also agreed to indemnify Stephens for certain liabilities arising out of the engagement, including certain liabilities that could arise out of providing the opinion. Stephens expects to pursue future investment banking services assignments with Veritex. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Veritex or of any other participant in the merger.
Stephens has acted exclusively for the Veritex Board in rendering its opinion in connection with the transaction. Veritex has paid Stephens a fee equal to $200,000 upon the delivery of the fairness opinion. In addition, Veritex is also obligated to reimburse Stephens for reasonable out-of-pocket expenses and disbursements, and to indemnify against certain liabilities, including potential liabilities under federal securities laws. Stephens is familiar with Veritex and Sovereign, and issues periodic research reports regarding Veritex’s business activities and prospects and has previously provided investment banking services to Veritex, and expects to provide similar services in the future. Stephens has received fees for providing investment banking services to Veritex and expects to pursue and may also receive fees for future services.

Conclusion
Based on the foregoing and Stephens’ general experience as investment bankers, and subject to the assumptions and qualifications stated herein, Stephens is of the opinion on the date hereof that the consideration to be given by Veritex in the merger is fair from a financial point of view to Veritex. Each shareholder is encouraged to read Stephens’ fairness opinion in its entirety. The full text of the fairness opinion is included as Annex E to this joint proxy statement/prospectus.
Certain Unaudited Prospective Financial Information
Veritex and Sovereign do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the proposed merger, Sovereign provided to the Veritex Board, the Sovereign Board and the parties’ respective financial advisors, for purposes of performing the financial analyses described above under “The Merger-Opinion of Sovereign’s Financial Advisor,” and “The Merger-Opinion of Veritex’s Financial Advisor,” certain unaudited prospective financial information with respect to Sovereign. Veritex also utilized these projections to derive other projections with respect to Sovereign utilized in the pro forma merger analyses prepared by Stephens and Sandler. Sovereign and Veritex have included in this joint proxy statement/prospectus certain limited unaudited financial information for Sovereign to give Veritex and Sovereign shareholders access to certain nonpublic information provided to the Sovereign Board and the Veritex Board, respectively, and their respective financial advisors, for purposes of considering and evaluating the merger.
The projections were not prepared with a view toward public disclosure, and the inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that Sovereign, Veritex or any other recipient of the projections considered, or now considers, them to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Sovereign’s business, all of which are difficult to predict and many of which are beyond the control of Veritex and Sovereign.
The projections also reflect assumptions as to certain business decisions that are subject to change. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Sovereign’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, and regulations or rules. For other factors that could cause the actual results to differ, please see the “Risk Factors” section and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.
None of Veritex, Sovereign or their respective affiliates assumes any responsibility for the accuracy, completeness or validity of the projections. The projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. None of Veritex’s current independent registered public accounting firm, Grant Thornton LLP, Sovereign’s current independent auditors, RSM US LLP, or any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, or expressed any opinion or any other form of assurance on such information or its achievability.
For purposes of performing a valuation analysis of Sovereign, on a stand-alone basis, Sandler used projections of Sovereign net income available to common shareholders as prepared by Sovereign management of $8.2 million for the year ended December 31, 2016, $9.1 million for the year ended December 31, 2017, and $10.1 million for the year ended December 31, 2018. In addition, based on the guidance of Sovereign’s management, Sandler assumed an annual growth rate with respect to Sovereign’s net income available to common shareholders of 12% for the years thereafter.
For purposes of performing its valuation and pro forma merger analyses of Sovereign Stephens used projections of Sovereign’s net income as derived by Veritex management of $11.0 million, or net income available to common shareholders of $8.8 million, for the year ended December 31, 2017. Based on the guidance of Veritex management, Stephens assumed an annual growth rate with respect to Sovereign’s standalone net income available to common shareholders of 10% for the years thereafter.
For purposes of performing its pro forma merger analysis, taking into account the effects of the merger, Sandler used projections of Sovereign net income available to common shareholders derived by Veritex management of $8.6 million for the year ended December 31, 2016, and $8.8 million for the year ended December 31, 2017. In addition, based on the guidance of Veritex’s management Sandler used an assumed annual growth rate with respect to Sovereign’s net income of 8% for the annual periods thereafter.

Veritex is covered by equity research analysts. Consensus estimates based on the earnings per share estimates published by such analysts are compiled by a nationally recognized earnings estimate consolidator. The publicly available earnings per share consensus “street estimates” or “median analyst earnings per share estimates” for Veritex were utilized by the parties’ financial advisors in connection with the performance of their respective analyses as more specifically discussed under the captions “The Merger-Opinion of Sovereign’s Financial Advisor” and “The Merger-Opinion of Veritex’s Financial Advisor.” For purposes of those analyses, Stephens and Sandler used consensus median earnings per share estimates for Veritex common stock of $1.14 for the year ended December 31, 2016 and $1.27 for the year ended December 31, 2017. In addition, based on the guidance of Veritex’s management, each of the financial advisors used an assumed annual growth rate with respect to Veritex’s earnings per share of 10% for the years thereafter.
Interests of Sovereign’s Directors and Executive Officers in the Merger
In considering the recommendation of the Sovereign Board that Sovereign shareholders vote in favor of the Sovereign Merger Proposal, Sovereign shareholders should be aware that Sovereign directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Sovereign. The Sovereign Board was aware of these interests and took them into account in its decision to approve the merger agreement and the merger. Such interests include the following items.
Stock Options. As of the date of this joint proxy statement/prospectus, Thomas J. Mastor had outstanding options to acquire 45,720 shares of Sovereign common stock. These options were issued to Mr. Mastor in 2007 and 2008 in respect of anti-dilution rights granted under the Organizing Agreement entered into by the organizers of Sovereign Bank at the time of its formation, as further discussed below, which were triggered by Sovereign’s stock offerings in those years. All of these options have fully vested and are exercisable by Mr. Mastor at any time. In connection with the merger, Sovereign has entered into the option holder release agreement with Mr. Mastor to cancel, at the closing of the merger, all unexercised and unexpired stock options for a per option cash amount equal to the per share merger consideration, calculated on a fully diluted basis assuming the vesting of all deferred stock awards and the exercise of all unexercised and unexpired stock options, less the exercise price of the stock option, subject to applicable tax withholdings. Under the option holder release agreement, Mr. Mastor also releases Sovereign from claims associated with the options. In addition, the option holder release agreement does not limit Mr. Mastor’s ability to exercise any or all the options at any time in accordance with their respective terms, in which case he would be entitled to receive the per share merger consideration with respect to those shares issuable upon exercise of such options on the same basis as all other shareholders. Although the amount of any payments that may be due Mr. Mastor in consideration of his outstanding options will fluctuate based on the value of the aggregate merger consideration and the number of unexercised and unexpired options as of the closing, if the merger had closed as of January 17, 2017, and assuming no downward adjustment to the aggregate cash consideration the per share merger consideration calculated on a diluted basis as noted above would have been $35.69 and, when accounting for the exercise prices of the options, Sovereign would have paid approximately $650,000 in cash consideration in respect of his stock options.
Payments Under Existing Agreements between Sovereign and Employees. Sovereign has previously entered into various agreements with Thomas J. Mastor, President and Chief Executive Officer, and R. Michael Russell, Chief Financial Officer, that provide for payments as a result of the merger.
Under the terms of his employment agreement, in connection with the termination of Mr. Mastor’s employment relationship with Sovereign Bank other than for cause, he is entitled to severance pay equal to the base salary that would have been due him had he remained employed for the remaining term of his employment agreement, but in no event less than two years’ base salary. Mr. Mastor’s employment is expected to be terminated in connection with the merger. Mr. Mastor’s employment agreement also provides for a lump sum payment upon a change in control, as defined in the agreement, equal to three times his then current base salary, three times his average annual bonus over the prior three calendar years, and two years of health insurance coverage. The merger would constitute a change in control under Mr. Mastor’s employment agreement. Accordingly, assuming a May 31, 2017 closing date for the merger, Sovereign estimates that Mr. Mastor would be entitled to a payment equal to $3,187,875 in respect of his employment agreement. In addition, in connection with the organization of Sovereign and Sovereign Bank, Sovereign agreed to pay Mr. Mastor a lump sum equal to 0.4% of the aggregate transaction price in the event of a transaction, such as the merger, involving a disposition of Sovereign. The payment would be triggered by the merger under the terms of Sovereign’s agreement with Mr. Mastor with respect to the aggregate merger consideration. While the amount of the payment will fluctuate based on the value of the aggregate merger consideration, if the merger had closed as of January 17, 2017, and assuming no downward adjustment to the aggregate cash consideration and the aggregate merger consideration of $191,417,057, Mr. Mastor would have been entitled to a payment equal to approximately $765,668.
Under the terms of Mr. Russell’s employment agreement, in connection with the termination of his employment relationship with Sovereign Bank other than for cause, he is entitled to severance pay equal to the base salary that would have been due him had he remained employed for the remaining term of his employment agreement, but in no event less than two years’ base salary. Mr. Russell’s employment is expected to be terminated in connection with the merger. Sovereign has also entered into an agreement with Mr. Russell that provides for a lump sum payment upon a change in control, as defined in the agreement, equal to three times his then current base salary and bonus. The merger would constitute a change in control under the agreement. Accordingly, Sovereign estimates that Mr. Russell would have been entitled to a payment equal to approximately $2,607,917 million in respect of these agreements.

In the event that any of the payments to Messrs. Mastor or Russell is determined to be a “parachute payment” subject to the excise tax imposed by Section 4999 of the Code, then the amount payable to such person would include an additional gross-up payment so that, after payment of the applicable excise tax and all income and excise taxes imposed on the gross-up payment, such person would retain the same net after-tax amounts after paying any excise tax on the payment and any gross-up amount. Sovereign has engaged Alvarez & Marsal for the purpose of evaluating whether any payment to Messrs. Mastor or Russell under any of the agreements described above would constitute a “parachute payment.” At this time, Sovereign does not expect that any of the payments to Messrs. Mastor or Russell as a result of the merger would constitute a “parachute payment.”
Organizer Warrant Consideration. In connection with the formation of Sovereign Bank in 2003, the organizers entered into an Organizing Agreement which was assumed by Sovereign. As a result of the Organizing Agreement, Sovereign agreed to issue to certain of the organizers warrants to purchase additional shares of Sovereign common stock upon the future issuance of additional shares of Sovereign common stock. The arrangement was designed to mitigate dilution with respect to the warrants issued to these persons in connection with the organization of the bank. In connection with the merger, Sovereign has entered into cash acknowledgment and release agreements with each of these persons to cancel and cash-out the warrants issuable to such persons for a per warrant amount equal to the per share merger consideration, calculated on a fully diluted basis assuming the vesting of all deferred stock awards, the exercise of all unexercised and unexpired stock options and including 12,787 organizer warrants, less $15.23, which was the weighted average exercise price of the warrants issuable as of the date of the merger agreement. Although the amount of the payments in consideration of the warrants issuable to the organizers will fluctuate based on the value of the aggregate merger consideration, if the merger had closed as of January 17, 2017, and assuming no downward adjustment to the aggregate cash consideration, the per share merger consideration calculated on a diluted basis as noted above would have been $35.60 and, when accounting for the weighted average exercise price of the warrants, Sovereign would have paid an aggregate of approximately $260,500 in cash consideration in respect of these agreements, of which Mr. Mastor would have been entitled to receive approximately $164,000.
Indemnification and Insurance. Veritex has agreed to indemnify the directors and officers of Sovereign against certain liabilities arising before the effective time. Sovereign has also agreed to purchase a six year “tail” prepaid policy, on the same terms as Sovereign’s existing directors’ and officers’ liability insurance, for the benefit of the directors and officers of Sovereign.
Director Appointments. Veritex has agreed to appoint two current Sovereign directors to the Veritex Board effective upon consummation of the merger, one of whom will be named a Vice Chairman. The directors to be appointed to the Veritex Board are expected to be Thomas J. Mastor and T.J. Falgout. The appointed directors will serve in such capacity until the next annual meeting of shareholders of Veritex following the merger and be subject to re-nomination and election. Such directors will also be appointed to serve on the board of directors of Veritex Bank after consummation of the bank merger.
The non-employee directors of Sovereign to be appointed to the Veritex Board and the Veritex Bank board of directors will receive the same compensation for their services as all other directors of Veritex and Veritex Bank. Non-employee directors of Veritex and Veritex Bank currently receive an annual cash retainer of $18,000. In addition, the chairman of the Audit Committee, the chairman of the Governance and Nominating Committee, and the chairman of the Compensation Committee each received an additional cash retainer of $6,250, $2,500, and $5,000, respectively, for their service in those roles. Each director serving on any board committee received an additional cash retainer of between $2,500 to $3,750 for his or her service. Veritex reimburses its directors for reasonable out-of-pocket expenses they incur in connection with their service as directors, including travel costs to attend the meetings of the board of directors and committees. In addition, each director is eligible for grants of restricted stock units under Veritex’s 2014 Omnibus Incentive Plan.
Employee Benefit Plans. On or as soon as reasonably practicable following the merger, employees of Sovereign who continue on as employees of Veritex will be entitled to participate in the Veritex health and welfare benefit and similar plans on the same terms and conditions as employees of Veritex. Subject to certain exceptions, these employees will receive credit for their years of service to Sovereign or Sovereign Bank for participation, vesting and benefit accrual purposes.
In addition to the payments described above to be made to Messrs. Mastor and Russell, Sovereign estimates that the aggregate amount of all payments to be made under existing employment arrangements between Sovereign and its employees to be made in connection with the merger will be approximately $4,023,000. Sovereign does not anticipate that any of the payments described above will impact the amount of the per share merger consideration payable to the Sovereign shareholders. However, the payments to be made with respect to the stock options, under existing Sovereign employment arrangements with employees and for the “tail” insurance will be considered Gross Transaction Expenses under the merger agreement and accounted for in determining the Sovereign tangible common equity, as more specifically described in the merger agreement, for purposes of determining whether there would be a downward adjustment to the aggregate cash consideration. For additional information on the potential downward adjustments to the aggregate cash consideration, please see “The Merger Agreement-Structure of the Merger-Adjustments to Merger Consideration” beginning on page 111.
Interests of Veritex’s Directors and Executive Officers in the Merger

Ray W. Washburne, a Veritex director, is the beneficial owner of 5,000 shares, or less than 1.0%, of Sovereign common stock as of January 17, 2017. Mr. Washburne was not present at the meeting of the Veritex Board in which the Veritex Board approved the merger agreement and the transactions contemplated thereby, nor was Mr. Washburne involved in the negotiation of the merger agreement or the merger.
Public Trading Markets
Veritex common stock is listed for trading on NASDAQ under the symbol “VBTX”. Following the merger, shares of Veritex common stock will continue to be traded on NASDAQ under the symbol “VBTX”. Under the merger agreement, Veritex will cause the shares of Veritex common stock to be issued in the merger to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither Veritex nor Sovereign will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance.
Veritex’s Dividend Policy
Veritex has not historically declared or paid cash dividends on its common stock and it does not expect to pay dividends on Veritex common stock for the foreseeable future. Instead, Veritex anticipates that all of its future earnings will be retained to support its operations and to finance the growth and development of Veritex’s business. In addition, the payment of dividends by bank holding companies is generally subject to legal and regulatory limitations. For further information, see “Comparative Market Prices and Dividends” beginning on page 140.
Restrictions on Resale of Veritex Common Stock
The shares of Veritex common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Veritex for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Veritex include individuals or entities that control, are controlled by, or are under common control with Veritex and may include the executive officers, directors and significant shareholders of Veritex.
Dissenters’ Rights in the Merger
General. If you hold one or more shares of Sovereign common stock, you have the right to dissent from the merger and have the appraised fair value of your shares of Sovereign common stock as of the date immediately prior to the effective date of the merger paid to you in cash under Chapter 10, Subchapter H of the TBOC. The appraised fair value may be more or less than the value of the shares of Veritex common stock and cash being paid in the merger in exchange for shares of Sovereign common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, a copy of which is attached to this joint proxy statement/prospectus as Annex F and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. In this description of the dissenters’ rights of the Sovereign shareholders, references to the merger are to the merger of Sovereign and Merger Sub.
How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•
you must, prior to the Sovereign special meeting, provide Sovereign with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Sovereign common stock against approval of the merger agreement at the Sovereign special meeting in person or by proxy;

•
you must, not later than the 20th day after Veritex (which will be the ultimate successor to Sovereign) sends you notice that the merger was completed, deliver to Veritex a written demand for payment of the fair value of the shares of Sovereign common stock you own that states the number and class of shares of Sovereign common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Veritex as described above, submit your certificates representing Sovereign common stock to Veritex.

If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to Sovereign, addressed to:
Sovereign Bancshares, Inc.
17950 Preston Road, Suite 100
Dallas, Texas 75252
Attention: Linda Russell
If you fail to send the written objection to the merger in the proper form and prior to the special meeting, to vote your shares of Sovereign common stock at the Sovereign special meeting against the approval of the merger agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Veritex on a timely basis the certificates representing the shares of Sovereign common stock after you have submitted the demand for payment as described above, Veritex will have the option to terminate your right of dissent as to your shares of Sovereign common stock. In any instance of a termination or loss of a your right of dissent, you will instead receive the merger consideration as set forth in the merger agreement. If you comply with the first two items above and the merger is completed, Veritex will send you a written notice advising you that the merger has been completed. Veritex must deliver this notice to you within ten days after the merger is completed.
Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Sovereign in a timely manner and in proper form and you have voted against the merger agreement at the Sovereign special meeting as described above and you desire to receive the fair value of your shares of Sovereign common stock in cash, you must, within 20 days of the date on which Veritex sends to you the notice of the effectiveness of the merger, give Veritex a written demand for payment of the fair value of your shares of Sovereign common stock. The fair value of your shares of Sovereign common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Veritex must be addressed to:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: President and Secretary
Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Sovereign common stock you own and your estimate of the fair value of your shares of Sovereign common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Veritex within 20 days of the date on which Veritex sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Veritex within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Sovereign common stock. Instead, you will receive shares of Veritex common stock and cash as the merger consideration set forth in the merger agreement.
Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Veritex as described above, you must, not later than the 20th day after you make your written demand for payment to Veritex, submit to Veritex your certificate or certificates representing the shares of Sovereign common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Veritex will note on each such certificate that you have demanded payment of the fair value of the shares of Sovereign common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Veritex will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Sovereign common stock for which you have exercised the right of dissent in a timely fashion, Veritex will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Sovereign common stock unless a court, for good cause shown, directs Veritex not to terminate those rights.
Veritex’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Veritex receives your written demand for payment and your estimate of the fair value of your shares of Sovereign common stock submitted as described above, Veritex must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.
If Veritex accepts your estimate, Veritex will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Veritex will make this payment to you only if you have surrendered the share certificates representing your shares of Sovereign common stock, duly endorsed for transfer, to Veritex.
If Veritex does not accept your estimate, Veritex will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Sovereign Common Stock Upon Agreement of an Estimate. If you and Veritex have reached an agreement on the fair value of your shares of Sovereign common stock within 90 days after the effective date of the merger, Veritex must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of Sovereign common stock, duly endorsed for transfer, to Veritex.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Veritex have not reached an agreement as to the fair market value of your shares of Sovereign common stock within 90 days after the effective date of the merger, you or Veritex may, within 60 days after the expiration of the 90 day period, commence proceedings in Dallas County, Texas asking the court to determine the fair value of your shares of Sovereign common stock. The court will determine if you have complied with the provisions of the TBOC regarding your right of dissent and if you have become entitled to receive payment for your shares of Sovereign common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Veritex objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Sovereign common stock. Both you and Veritex may address the court about the report. The court will determine the fair value of your shares and direct Veritex to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.
Rights as a Shareholder. If you have made a written demand on Veritex for payment of the fair value of your shares of Sovereign common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Veritex, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Sovereign common stock or money damages with respect to the merger.
Withdrawal of Demand. If you have made a written demand on Veritex for payment of the fair value of your Sovereign common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of Sovereign common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Veritex common stock that may have been paid to Veritex shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.
Beneficial Owners. Persons who beneficially own shares of Sovereign common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of Sovereign common stock are registered on the share transfer records of Sovereign may exercise the right of dissent and appraisal discussed above.
U.S. Federal Income Tax Consequences. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 127 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.
You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Sovereign common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the Sovereign special meeting in favor of the merger agreement, you will not be able to assert dissenters’ rights.
The foregoing summary is not intended to be a complete statement of the procedures for exercising dissenter’s rights under the TBOC and is qualified in its entirety by reference to the full text of Chapter 10, Subchapter H of the TBOC, a copy of which is attached as Annex F to this joint proxy statement/prospectus. Sovereign urges any shareholder wishing to exercise dissenters’ rights, if any, to read this summary and the TBOC provisions carefully, and to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in of Chapter 10, Subchapter H of the TBOC may result in the loss of your statutory dissenters’ rights.
Regulatory Approvals Required for the Merger
The completion of the merger and the bank merger are subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal

Reserve and the TDB. Subject to the terms of the merger agreement, both Sovereign and Veritex have agreed to cooperate with each other and use their commercially reasonable efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger.
On January 13, 2017, Veritex filed an application with the Federal Reserve Bank of Dallas to request the Federal Reserve’s approval under the BHC Act of the acquisition of control of Sovereign as a result of the merger.
In addition, the merger of Sovereign Bank with and into Veritex Bank requires the approval of the Federal Reserve and the TDB. On January 13, 2017, Veritex Bank and Sovereign Bank filed the required application with the Federal Reserve Bank of Dallas and the TDB. Although neither Sovereign nor Veritex knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Sovereign and Veritex cannot be certain when or if they will be obtained.
The U.S. Department of Justice has between 15 and 30 days following approval by the Federal Reserve to challenge the approval on antitrust grounds. While Veritex and Sovereign do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed transaction.
Veritex and Sovereign are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT
            The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
            Each of the Veritex Board and the Sovereign Board has approved the merger agreement. Under the merger agreement, (i) Merger Sub will merge with and into Sovereign, with Sovereign continuing as the surviving corporation in the merger and as a wholly-owned subsidiary of Veritex and (ii) immediately thereafter, Sovereign will merge with and into Veritex, with Veritex being the surviving corporation. Immediately following the integrated mergers (or at such later time as Veritex may determine in its sole discretion), Veritex will cause Sovereign Bank to merge with and into Veritex Bank, with Veritex Bank surviving the bank merger.
            Prior to the effective time, Veritex and Sovereign may, by mutual agreement, change the method or structure of effecting the combination of Sovereign and Veritex, except that no such change may (i) alter or change the per share cash consideration or the per share stock consideration to be paid to each holder of Sovereign common stock, (ii) adversely affect the tax treatment of Sovereign’s shareholders or Veritex’s shareholders, (iii) adversely affect the tax treatment of Sovereign or Veritex or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
If the merger is completed, all outstanding shares of Sovereign common stock (other than shares of Sovereign common stock held by Sovereign, Veritex, Merger Sub, and any dissenting shareholder) will be converted into the right to receive the aggregate merger consideration which consists of 5,117,647 shares of Veritex common stock and $58,000,000 in cash, subject to a possible downward adjustment of the aggregate cash consideration under certain circumstances as described below. Each share of Sovereign common stock (other than shares of Sovereign common stock held by Sovereign, Veritex, Merger Sub and any dissenting shareholder) will be entitled to receive a portion of the aggregate merger consideration equal to (i) the per share cash consideration and (ii) the per share stock consideration. There are anticipated to be 5,318,200 issued and outstanding shares of Sovereign common stock immediately prior to the effective time, including 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger. Veritex will not issue any fractional shares of Veritex common stock in the merger, as described below in section.
As a result of the foregoing, based on the number of shares of Veritex common stock and Sovereign common stock outstanding as of January 17, 2017, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, approximately 74.82% of outstanding Veritex common stock following the merger will be held by shareholders who were holders of Veritex common stock immediately prior to the effectiveness of the merger and approximately 25.18% of outstanding Veritex common stock will be held by shareholders who were holders of Sovereign common stock immediately prior to the effectiveness of the merger.
The value of the aggregate merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Veritex common stock. Any fluctuation in the market price of Veritex common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Veritex common stock that Sovereign shareholders will be entitled to receive. Consequently, you will not know the exact per share merger consideration to be paid to Sovereign shareholders as a result of the merger when you vote at the special meetings.
The table below sets forth the implied value of the per share merger consideration based on the closing price of Veritex common stock as quoted by NASDAQ on the specified dates assuming 5,318,200 issued and outstanding shares of Sovereign common stock (which includes 5,258,200 shares of Sovereign common stock issued and outstanding as of the date of this joint proxy statement/prospectus and 60,000 shares issuable upon the accelerated vesting of Sovereign deferred stock awards in connection with the merger):

Date	Closing price of Veritex common stock	Implied value of per share stock consideration	Per share cash consideration(4)	Implied value of per share merger consideration	Aggregate stock consideration	Aggregate cash consideration(4)	Aggregate merger consideration
December 13, 2016(1)	$23.06	$22.19	$10.91	$33.10	$118,012,940	$58,000,000	$176,012,940
January 17, 2017(2)	$26.07	$25.09	$10.91	$35.99	$133,417,057	$58,000,000	$191,417,057
[•], 2017(3)	$[•]	$[•]	$10.91	$[•]	$[•]	$58,000,000	$[•]

________________

(1)	The last trading day before public announcement of the merger.

(2)	The latest practicable trading day before the initial filing of this joint proxy statement/prospectus.

(3)	The latest practicable trading day before the printing of this joint proxy statement/prospectus.

(4)	Assumes there is no downward adjustment to the aggregate cash consideration.
Adjustments to Merger Consideration
The aggregate cash consideration is subject to a downward adjustment on a dollar-for-dollar basis to the extent that Sovereign’s tangible common equity is less than $89,000,000 immediately prior to the closing of the merger. In the event that the Sovereign tangible common equity is less than approximately $31,000,000, then the holders of Sovereign common stock would receive no cash consideration. For purposes of the merger agreement, Sovereign tangible common equity means Sovereign’s stockholders’ equity less preferred stock and goodwill, core deposit intangibles and other intangible assets determined in accordance with GAAP, plus the Gross Transaction Expenses in excess of $16,250,000, on an after-tax basis, to the extent that they have been expensed or accrued on the books of Sovereign, minus the amount of Unbooked Amounts (as defined below), on an after-tax basis, minus any amount required to be added to Sovereign’s allowance for loan losses under the merger agreement. For purposes of the merger agreement, “Unbooked Amounts” means, to the extent not already booked on the financial statements of Sovereign, the sum of any Sovereign expenses through the closing of the merger that are not Gross Transaction Expenses, the amount of Gross Transaction Expenses up to $16,250,000, and the ratable amount through the closing date of the merger of any interest and dividends payable on the Sovereign SBLF Preferred Stock or with respect to Sovereign’s outstanding trust preferred securities. As of January 19, 2017, the most recent practicable date before the filing of this joint proxy statement/prospectus, Sovereign estimates that the Sovereign tangible common equity as of the closing of the merger will be $89,000,000 or greater, resulting in no downward adjustment to the aggregate cash consideration with respect to the Sovereign tangible common equity.
The aggregate cash consideration is also subject to a downward adjustment on a dollar-for-dollar basis to the extent by which the Gross Transaction Expenses exceed $16,250,000, with such excess calculated on an after-tax basis. The term “Gross Transaction Expenses” is defined in the merger agreement and includes, among other costs and expenses:

•
the costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger or the transactions contemplated by the merger agreement;

•
legal and accounting fees and other expenses in connection with the merger agreement and the consummation of the transactions contemplated thereby, other than expenses incurred in the ordinary course of business consistent with past practice;

•	costs or expenses incurred in purchasing a directors and officers insurance “tail” policy, as described in the merger agreement;

•	contract termination costs, including employment related agreements and obligations;

•
the payment of certain bonuses, change-in-control and related payments and benefits to employees of Sovereign, and the associated expenses to third parties to calculate, value or provide tax planning or consulting with respect to such payments or benefits;

•
costs, fees or expenses in connection with a third-party valuation of the post-termination non-competition and non-solicitation agreements between Sovereign or Sovereign Bank and each of Thomas J. Mastor and R. Michael Russell;

•	accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment; and

•	costs associated with the funding, termination or liquidation of Sovereign employee benefit plans.
For example, in the event that the Gross Transaction Expenses were $17,250,000 on pre-tax basis, then the aggregate cash consideration would be adjusted downward by $1,000,000 on a tax-effected basis, or an adjustment of $650,000 assuming a 35% tax rate. Such an adjustment would result in a reduction of the per share cash consideration of approximately $0.12. As of January 19, 2017, the most recent practicable date before the filing of this joint proxy statement/prospectus, Sovereign estimates that the Gross Transaction Expenses as of the closing of the merger will be less than $16,250,000, resulting in no downward adjustment to the aggregate cash consideration with respect to such expenses. However, the actual amount of Gross Transaction Expenses may vary materially from Sovereign’s estimates for any number of reasons, and Sovereign shareholders will not know the exact amount of Gross Transaction Expenses when they vote on the merger at the Sovereign special meeting.

Additionally, if at any time following the Determination Date, the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the twenty (20) full consecutive trading days ending on and including the date preceding the Determination Date is less than $16.36 and decreases by more than 20% in relation to the NASDAQ Bank Index, Sovereign will have the right to terminate the merger agreement unless Veritex elects to increase the aggregate stock consideration and/or aggregate cash consideration as described in the section in this joint proxy statement/prospectus entitled “The Merger Agreement—Termination of the Merger Agreement”.
Fractional Shares
            Veritex will not issue any fractional shares of Veritex common stock in the merger. Sovereign shareholders who would otherwise be entitled to a fraction of a share of Veritex common stock upon the completion of the merger will instead be entitled to receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the closing date of the merger by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Veritex common stock which such shareholder would otherwise be entitled to receive.
Governing Documents; Directors and Officers; Governance Matters
            At the effective time, the certificate of formation and bylaws of Merger Sub in effect immediately prior to the effective time will be the certificate of formation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law. The directors of Merger Sub immediately prior to the effective time shall be the initial directors of the surviving corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the effective time shall be the initial officers of the surviving corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the surviving corporation’s certificate of formation and bylaws.
            In accordance with the merger agreement, two current Sovereign directors, Thomas J. Mastor and T.J. (“Skip”) Falgout, will be appointed and elected to the Veritex Board and to the board of directors of Veritex Bank, one of whom shall be appointed as a Vice Chairman, effective as of the effective time.
Treatment of Sovereign Equity-Based Awards
Deferred Stock Awards
            Immediately prior to the effective time, except as otherwise agreed by Veritex and the holder thereof, each deferred stock award granted in respect of a share of Sovereign common stock that is outstanding immediately prior to the effective time and which is subject to vesting criteria shall vest in full in accordance with its terms and be converted into and represent only the right to receive the per share merger consideration for each share of Sovereign common stock then subject to such deferred stock award. There are 60,000 shares of Sovereign common stock issuable upon accelerated vesting of Sovereign deferred stock awards in connection with the merger.
Stock Options
            Each option granted by Sovereign to purchase shares of Sovereign common stock under a Sovereign option plan that is unexpired, outstanding and unexercised immediately prior to the effective time shall be cancelled and converted automatically into the right to receive an amount in cash per option, without interest, equal to the per share merger consideration, calculated on a fully diluted basis assuming the vesting of all deferred stock awards and the exercise of all unexercised and unexpired stock options, less the exercise price of the stock option, subject to applicable tax withholdings. Any Sovereign stock option with an exercise price per share of Sovereign common stock that is greater than or equal to the per option amount, as calculated above, will be cancelled in exchange for no consideration.
Treatment of Sovereign SBLF Preferred Stock
           Sovereign has 24,500 outstanding shares of Sovereign SBLF Preferred Stock issued to the U.S. Treasury in connection with Sovereign’ participation in the U.S. Treasury’s SBLF. Sovereign pays a dividend on January 1, April 1, July 1, and October 1 of each year to the holder of the shares of Sovereign SBLF Preferred Stock. Currently, the dividend equals 9.0% of the $24.5 million aggregate liquidation amount of the Sovereign SBLF Preferred Stock.
Under the terms of the merger agreement, each share of Sovereign SBLF Preferred Stock issued and outstanding immediately prior to the effective time shall be converted into one share of Veritex Series D Preferred Stock. Each share of the Veritex Series D

Preferred Stock would provide the same rights, preferences, privileges and voting powers, and be subject to the same limitations and restrictions, as Sovereign SBLF Preferred Stock, taken as a whole, existing immediately prior to the consummation of the merger. Any such Veritex Series D Preferred Stock will entitle holders thereof to dividends from the date of issuance of such Veritex Series D Preferred Stock on terms that are equivalent to the terms of the Sovereign SBLF Preferred Stock issued and outstanding immediately prior to such exchange, taken as a whole. Accordingly, through the issuance of the Veritex Series D Preferred Stock, Veritex will assume Sovereign’s obligations with respect to the payment of the dividends on January 1, April 1, July 1, and October 1 of each year equal to 9.0% of the $24.5 million aggregate liquidation amount. If Veritex decides to redeem the Veritex Series D Preferred Stock after the merger, it would be at a redemption price equal to 100% of the liquidation amount of the Veritex Series D Preferred Stock called for redemption.
The exchange of the Sovereign SBLF Preferred Stock for Veritex Series D Preferred Stock is subject to prior review and acceptance by the U.S. Treasury, which Sovereign and Veritex expect to receive.
Treatment of Sovereign’s Trust Preferred Securities
           Sovereign currently has outstanding $8,609,000 of floating rate junior subordinated debentures due July 1, 2038 held by its wholly-owned subsidiary, SovDallas Capital Trust I, which currently has outstanding $8,350,000 in trust preferred securities, liquidation amount $1,000 per trust preferred security. The trust preferred securities are subject to redemption and guaranteed by Sovereign, and interest on the trust preferred securities is payable quarterly at a rate equal to 3 month LIBOR plus 4.0%. Veritex will assume or discharge, in Veritex’s sole discretion, all of Sovereign’s obligations in respect of the trust preferred securities (including being substituted for Sovereign) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by the terms of the trust preferred securities, or as may reasonably be requested by the trustees thereunder.
Treatment of the Sovereign Benefit Plans and Certain Employment Agreements
            Sovereign will take all necessary action to terminate or withdraw from all Sovereign employee benefit plans that are “employee benefit plans” within the meaning of ERISA, unless Veritex provides notice to Sovereign otherwise, to be effective not later than (i) the date immediately preceding the closing date of the merger or (ii) the effective time, depending on the type of Sovereign employee benefit plan.
Sovereign will take all necessary actions to ensure that all employment agreements to which Sovereign is a party will be terminated upon closing and all amounts owed in connection therewith will be paid on the closing date and fully reflected on the books and records of Sovereign, including as Gross Transaction Expenses associated with the merger. Sovereign anticipates many payments under existing employment agreements in connection with the merger including, payments to be made to its executive officers, that are described further under the heading “The Merger-Interests of Sovereign’s Directors and Executive Officers in the Merger” beginning on page 104. Sovereign will also take all necessary transaction to ensure that its professional employer organization agreement is terminated prior to the closing of the merger.
Closing and Effective Time
            The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger” beginning on page 122.
           The merger will become effective as set forth in the certificate of merger to be filed with the Texas Secretary of State pursuant to the TBOC. The closing of the merger will occur at 10:00 a.m., Dallas, Texas time, on a date and at a place to be specified by the parties to the merger agreement, which date will be no later than 15 business days after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the second quarter of 2017, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Sovereign nor Veritex can guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
            The conversion of Sovereign common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Sovereign common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal
            As soon as practicable, but in no event later than 10 business days, after the effective time the exchange agent will mail to each holder of record of Sovereign common stock as of the effective time a letter of transmittal and instructions on how to surrender shares of Sovereign common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
            If a certificate for Sovereign common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Veritex or the exchange agent, the posting of a bond in an amount as Veritex may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
            After the effective time, there will be no further transfers on the stock transfer books of Sovereign of shares of Sovereign common stock that were issued and outstanding immediately prior to the effective time, other than to settle transfers of Sovereign common stock that occurred prior to the effective time.
Withholding
           The exchange agent (or, subsequent to the first anniversary of the effective time, Veritex) will be entitled to deduct and withhold from the merger consideration and any other cash amounts otherwise payable pursuant to the merger agreement to any holder of Sovereign common stock (including with respect to any shares of dissenting shareholders) such amounts as the exchange agent or Veritex, as the case may be, is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
Dividends and Distributions
           No dividends or other distributions declared with respect to Veritex common stock will be paid to the holder of any unsurrendered certificates of Sovereign common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Veritex common stock which the shares of Sovereign common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
            The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Veritex and Sovereign, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Veritex and Sovereign rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Veritex, Sovereign or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Veritex or Sovereign. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142.
            The merger agreement contains customary representations and warranties of each of Veritex and Sovereign relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.
            The merger agreement contains representations and warranties made by Sovereign relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls and books and records;

•	absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employment and employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities and commodities;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•
absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt by the Sovereign Board of an opinion from its financial advisor;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	loan matters;

•	deposit matters;

•	insurance matters;

•	outstanding trust preferred securities of Sovereign’s subsidiary trust;

•	dividends payable on the Sovereign SBLF Preferred Stock; and

•	ability to obtain regulatory approvals;

            The merger agreement contains representations and warranties made by Veritex relating to a more limited number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records;

•	absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employment and employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	derivative instruments and transactions;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	loan matters;

•	insurance matters;

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absence of action or circumstance that could reasonably be expected to prevent the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt by the Veritex Board of an opinion from its financial advisor;

•	ability to obtain regulatory approvals;

•	SEC reports; and

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.
            Certain representations and warranties of Veritex and Sovereign are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Sovereign, Veritex or the surviving corporation, means a material adverse effect on the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date of the merger agreement in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a party relative to similarly situated Texas domiciled banks, (iii) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a party relative to similarly situated Texas domiciled banks, (iv) changes in GAAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with the merger agreement, (vi) changes resulting from, acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a party relative to similarly situated Texas domiciled banks, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof, or (viii) actions and omissions of Veritex, Veritex Bank, Sovereign, or any subsidiary of Sovereign taken at the request, or with the prior written consent, of the other party to the merger agreement in contemplation of the transactions contemplated by the merger agreement.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
            Sovereign has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause its subsidiaries to, conduct its business in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.
            Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Sovereign may not, and may not permit any of its subsidiaries to, without the prior written consent of Veritex (such consent not to be unreasonably withheld), undertake the following actions:

•	incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity,

•	adjust, split, combine or reclassify any of its capital stock;

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make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the subsidiaries of Sovereign to Sovereign or any of its wholly-owned subsidiaries, (ii) distributions with respect to the Trust Preferred Issuance or (iii) dividends paid to the holders of the Sovereign SBLF Preferred Stock;

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grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to certain specified contracts or agreements in force at the date of the merger agreement;

•
make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of Sovereign;

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terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Sovereign, or enter into certain material contracts;

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subject to certain exceptions, including as required under applicable law or the terms of any Sovereign benefit plans existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Sovereign benefit plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date of the merger agreement, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $75,000, other than for cause, (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any restrictive covenant obligation of any current or former employee or contractor of Sovereign or any of its subsidiaries;

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settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or in the aggregate and that would not impose any material restriction on the business of Sovereign or its subsidiaries or the surviving corporation or Veritex after the Effective;

•
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend Sovereign’s certificate of formation or bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP (provided that Sovereign will manage its investment securities and derivatives portfolio in the ordinary course of business consistent with past practice and in no event will take any action that would materially increase the effective duration of the portfolio beyond its effective duration as of the date of the merger agreement);

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take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP, or revalue any of its material assets;

•
enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•
make or renew any loans or extensions of credit (including entering into any derivative contract in respect of such extension of credit) except in the ordinary course of business consistent with past practice and in accordance with Sovereign’s existing policies, provided that any individual unsecured loan or extension of credit that is not as of the date of the merger agreement approved and committed in excess of $7,500,000 or any individual secured loan or extension of credit in excess of $7,500,000 in a single commercial real estate transaction or in any other type of transaction (including asset based loans, commercial and industrial loans, and multifamily and owner occupied loans) will require the prior written approval of the Chief Credit Officer of Veritex or another officer designated by Veritex, which approval or rejection will be given in writing within two business days after the loan package is delivered to such individual; provided, further that reports and other documentation concerning any loan or extension of credit over $7,500,000 will be provided to the Chief Credit Officer of Veritex promptly after approval of any such loan or any extension of credit);

•
make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

•	make, or commit to make, any capital expenditures in excess of $50,000 in the aggregate;

•
reduce its allowance for loan losses to total loans from $13,976,000, other than through the usage of the allowance for loan losses to resolve any outstanding classified loan in accordance with the merger agreement, and Sovereign will maintain its allowance for loan losses in a manner consistent with Sovereign’s historical methodology, past practices, existing polices and in compliance with GAAP and consistent with past practice and Sovereign’s past practices;

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make, change or revoke any tax election, adopt or change any tax accounting method, file any amended tax return, settle or compromise any tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material tax claim or assessment, grant any power of attorney with respect to material taxes, enter into any closing agreement with respect to any material tax or amend any material tax return;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board or similar governing body in support of, any of the foregoing.
            Veritex has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Veritex may not, and may not permit any of its subsidiaries to, without the prior written consent of Sovereign (such consent not to be unreasonably withheld), undertake the following actions:

•	amend Veritex’s certificate of formation or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of Sovereign common stock;

•	adjust, split, combine or reclassify any of its capital stock;

•
take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

•
make, declare or pay any dividend, or make any other distribution on any shares of its capital stock (except dividends paid by any of the subsidiaries of Veritex to Veritex or any of its wholly-owned subsidiaries);

•
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the integrated mergers from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board or similar governing body in support of, any of the foregoing.
Regulatory Matters

            Veritex and Sovereign have agreed to use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. However, in no event will Veritex or Sovereign be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a materially burdensome regulatory condition. Veritex and Sovereign have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Benefit Matters
            Veritex has agreed that, for the period commencing on the effective time and ending on the 12 month anniversary of the effective time, Veritex will provide the employees of Sovereign and its subsidiaries who continue to be employed by Veritex or its subsidiaries immediately following the effective time (which we refer to in this joint proxy statement/prospectus as the “continuing employees”), while employed by Veritex and its subsidiaries, with employee benefits (excluding equity and equity-based compensation) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Veritex and its subsidiaries.
            Veritex will keep Sovereign’s CEO reasonably informed regarding its personnel plans and decisions concerning Sovereign and Sovereign Bank developed prior to the effective time, including which employees are or are not anticipated to be continuing employees. Veritex’s CEO and Sovereign’s CEO shall mutually agree upon the manner and form of any communications regarding matters affecting Sovereign or Sovereign Bank employees, but mutual consent will not be necessary for Veritex’s personnel plans and decisions concerning Sovereign and Sovereign Bank employees. Other than to the affected employees of Sovereign and Sovereign Bank, Veritex will not disclose its personnel plans or decisions concerning Sovereign or Sovereign Bank employees to any other Sovereign or Sovereign Bank employee without the prior consent of Sovereign’s CEO, which consent will not be unreasonably withheld.
            The merger agreement requires Veritex to use commercially reasonable efforts to do the following with respect to the continuing employees:

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to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any employee benefit plans of Veritex or its subsidiaries which any continuing employees become eligible to participate on or after the effective time (“New Plans”), subject to certain limitations;

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to provide each such employee and their eligible spouse and dependents with credit for any co-payments and deductibles paid prior to the effective time under a benefit plan sponsored by Sovereign (to the same extent that such credit was given under the analogous Sovereign benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and

•
to recognize all service of such employees with Sovereign and its subsidiaries, for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Sovereign benefit plan prior to the effective time, subject to certain limitations.

Director and Officer Indemnification and Insurance
            The merger agreement provides that after the completion of the merger, Veritex and the surviving corporation will indemnify and hold harmless all present and former directors, officers and employees of Sovereign and its subsidiaries against all costs or expenses arising out of the fact that such person is or was a director, officer or employee of Sovereign or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the same extent as such persons are indemnified as of the date of the merger agreement by Sovereign pursuant to Sovereign’s certificate of formation, Sovereign’s bylaws or the governing or organizational documents of any subsidiary of Sovereign, and will also advance expenses to such persons to the same extent as they are entitled to advancement of expenses by Sovereign pursuant to Sovereign’s certificate of formation, Sovereign’s bylaws, the governing or organizational documents of any subsidiary of Sovereign and any indemnification agreements in existence as of the date of the merger agreement, provided that, if required, such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
            Prior to the effective time, in close consultation with Veritex, Sovereign will purchase a six-year “tail” policy under Sovereign’s existing directors and officers insurance policy providing coverage no less favorable in any material respect to that of Sovereign’s existing policies as of the date of the merger agreement. The “tail” policy will provide insurance that serves to reimburse the present and former officers and directors of Sovereign as of the effective time with respect to claims against them arising from facts or events occurring before the effective time, including the transactions contemplated by the merger agreement.
Shareholder Meetings and Recommendation of Sovereign’s and Veritex’s Board of Directors
            Each of Sovereign and Veritex has agreed to hold a meeting of its shareholders for the purpose of voting upon the adoption of the merger agreement, in the case of Sovereign’s shareholders, and the issuance of shares of Veritex common stock, in the case of Veritex’s shareholders, in connection with the merger as soon as reasonably practicable. Each of the Sovereign board and the Veritex Board has agreed to use its commercially reasonable efforts to obtain from its shareholders the vote required to adopt the merger agreement or approve the Veritex share issuance, as applicable, including by communicating to its shareholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby or approve the Veritex share issuance, as applicable. However, if the Sovereign Board or the Veritex Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may (but will not be required to) submit the merger agreement to its shareholders without recommendation and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Sovereign Board in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third-party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the board takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period.
            Notwithstanding any change in recommendation by the Sovereign Board or the Veritex Board, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement to such shareholders for the purpose of voting on the adoption of the merger agreement, in the case of Sovereign shareholders, and the Veritex share issuance, in the case of Veritex shareholders. Veritex and Sovereign must adjourn or postpone such meeting if there are insufficient shares of Veritex common stock or Sovereign common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Sovereign or Veritex, as applicable, has not received proxies representing a sufficient number of shares necessary for the adoption of the merger agreement by Sovereign shareholders or the issuance of shares of Veritex common stock in connection with the merger by Veritex shareholders.
Agreement Not to Solicit Other Offers
            Sovereign has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, except to notify such person of the existence of these non-solicit provisions of the merger agreement. For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Sovereign and its subsidiaries or 25% or more of any class of equity or voting securities of Sovereign or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Sovereign, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of Sovereign or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Sovereign, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Sovereign or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Sovereign.
            However, in the event Sovereign receives an unsolicited bona fide written acquisition proposal prior to the adoption of the merger agreement by the shareholders of Sovereign, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that the Sovereign Board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, Sovereign enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between Veritex and Sovereign, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with Sovereign.

            Sovereign has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Veritex, with respect to any acquisition proposal and will use commercially reasonable efforts, subject to applicable law, to (i) enforce any confidentiality, standstill or similar agreement relating to an acquisition proposal and (ii) within 10 business days after the date of the merger agreement, request and confirm the return or destruction of any confidential information provided to any person (other than Veritex and its affiliates) pursuant to any such agreement. In addition, Sovereign has agreed to promptly (within 24 hours) advise Veritex following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the identity of the person making such acquisition proposal and copies of any written acquisition proposal), and to keep Veritex apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal.
Conditions to Complete the Merger
            Veritex’s and Sovereign’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Sovereign’s shareholders and the approval of the issuance of shares of Veritex common stock in connection with the merger by Veritex’s shareholders;

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the Veritex common stock to be issued pursuant to the merger agreement;

•
the receipt of all requisite regulatory approvals, including from the Federal Reserve, the TDB and certain other approvals necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Veritex, the expiration of all statutory waiting periods in respect thereof, and such regulatory approvals remaining in full force and effect;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Veritex common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•
the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•
receipt by such party of an opinion of legal counsel to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth or referred to in such opinion, the integrated mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

            In addition, Veritex’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•
delivery by Sovereign to Veritex of a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under Section 1445 of the Code, stating that Sovereign is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

•	each of the Sovereign director support agreements remaining in full force and effect;

•
each director of Sovereign and Sovereign Bank having entered into an agreement releasing Sovereign and Sovereign Bank from any and all claims by such director, and such releases remaining in full force and effect;

•
certain officers of Sovereign and Sovereign Bank having entered into an agreement releasing Sovereign and Sovereign Bank from any and all claims by such officer, and such releases remaining in full force and effect;

•	the execution by Thomas J. Mastor and delivery to Veritex of an option holder release agreement, and such agreement remaining in full force and effect;

•	the execution by certain individuals of cash acknowledgement and release agreements in form acceptable to Veritex, and such agreements remaining in full force and effect;

•	Sovereign’s tangible common equity being no less than $89,000,000 on the business day prior to the closing date of the merger;

•
the allowance for loan losses of Sovereign Bank being at least $13,976,000 as of the closing date of the merger, less any amount reduced through the usage of the specific reserves for the outstanding classified loans set forth on Sovereign’s confidential disclosure schedules to the merger agreement;

•	the dissenting shares in the merger representing not more than 5.0% of the outstanding shares of Sovereign common stock;

•	the termination of all employment agreements to which Sovereign is a party and compliance by Sovereign with the obligations set forth in the merger agreement in connection with such termination;

•	the absence of any material burdensome condition (as defined in the merger agreement) imposed as a result of obtaining the regulatory approvals required by the merger agreement;

•
receipt by Veritex of a true, correct and complete copy of resolutions adopted by the Sovereign Board terminating as of the effective time each or all of the Sovereign employee benefit plans that are “employee benefit plans” within the meaning of ERISA;

•
delivery by Sovereign in accordance with the merger agreement of a final independent third-party valuation of the post-termination non-competition and non-solicitation agreements between Sovereign or Sovereign Bank and each of Thomas J. Mastor and R. Michael Russell;

•	the termination of Sovereign’s professional employer organization agreement; and

•
Sovereign and Veritex having taken all reasonably necessary action to provide, and the receipt by Sovereign and Veritex of all regulatory approvals required, for the exchange of the then-outstanding Sovereign SBLF Preferred Stock for shares of Veritex Series D Preferred Stock as set forth in the merger agreement.

Neither Sovereign nor Veritex can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.
Termination of the Merger Agreement
            The merger agreement can be terminated at any time prior to the effective time in the following circumstances, whether before or after adoption of the merger agreement by the shareholders of Sovereign or Veritex:

•	by mutual written consent of Veritex and Sovereign, if the board of each so determines by a vote of a majority of the members of its entire board;

•
by the Veritex Board or the Sovereign Board, if any governmental entity that must grant a requisite regulatory approval has denied approval of or requested withdrawal of the application requesting approval to consummate the merger or the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by the Veritex Board or the Sovereign Board, if the merger has not been completed on or before the termination date, which is the one year anniversary of the date of the merger agreement, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement, provided that if the regulatory approval closing conditions have not been satisfied as of the termination date, Veritex may extend the termination date for an additional three months;

•
by the Veritex Board or the Sovereign Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Sovereign, if the Veritex Board (i) fails to recommend in this joint proxy statement/prospectus that the shareholders of Veritex approve the Veritex issuance of Veritex common stock, or withdraws, modifies or qualifies such recommendation in a manner adverse to Sovereign, or resolves to do so, or fails to reaffirm such recommendation within two business days after Sovereign requests in writing that such action be taken, or (ii) breaches certain obligations, including with respect to calling a meeting of its shareholders and recommending that they approve the Veritex issuance of Veritex common stock, in any material respect;

•
by Veritex, if the Sovereign Board (i) fails to recommend in this joint proxy statement/prospectus that the shareholders of Sovereign adopt the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner adverse to Veritex, or resolves to do so, or fails to reaffirm such recommendation within two business days after Veritex requests in writing that such action be taken, or fails to recommend against acceptance of a tender offer or exchange offer for outstanding Sovereign common stock that has been publicly disclosed (other than by Veritex or an affiliate of Veritex) within 10 business days after the commencement of such tender or exchange offer, (ii) recommends or endorses an acquisition proposal, or (iii) breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement, in any material respect;

•
by Veritex or by Sovereign if the other party has failed to obtain the shareholder vote necessary for the approval and enactment of the transactions contemplated in the merger agreement at the respective shareholder meeting or any adjournment or postponement thereof;

•
by Veritex or Sovereign, if Veritex fails to raise funds in an offering of Veritex securities in an amount sufficient to pay the cash portion of the aggregate cash consideration by 5:00 p.m. Dallas, Texas time, on the date that is 10 business days after the receipt by Veritex and Sovereign of all requisite regulatory approvals;

•
by Sovereign, if prior to the adoption of the merger agreement by Sovereign’s shareholders by the necessary shareholder vote, Sovereign has received an acquisition proposal that amounts to a Superior Proposal (as defined in the merger agreement) and has complied with certain obligations, including with respect to the non-solicitation of acquisition proposals;

•	by Sovereign, at any time following the Determination Date if both the following conditions are satisfied:

o	the Stock Ratio shall be less than 0.80; and

o	the Stock Ratio shall be less than the number obtained by dividing (i) the Final Index Price by (ii) the Starting Index, and subtracting 0.20 from such quotient;
provided, however, that if Sovereign elects to exercise its termination right pursuant to this provision of the merger agreement, it shall give written notice to Veritex. Following its receipt of such notice, Veritex shall have the option, for a period of five business days following receipt of notice from Sovereign, at Veritex’s sole discretion, to increase the aggregate stock consideration and/or the aggregate cash consideration such that (i) the value of the aggregate merger consideration, calculated using the average daily volume-weighted average sales price per share of Veritex common stock on NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the Determination

Date, is equal to (ii) the value of the of the aggregate merger consideration, calculated using $20.45, which is the average of the daily volume-weighted average sale price per share of Veritex common stock on the NASDAQ for the 20 full consecutive trading days ending on and including the date preceding the date of the merger agreement, multiplied by 0.90. If Veritex so elects, it shall give prompt written notice to Sovereign of such election and the revised aggregate stock consideration and/or aggregate merger consideration, whereupon no termination shall have occurred pursuant to this provision of the merger agreement and the merger agreement shall remain in effect in accordance with its terms (except as the aggregate stock consideration and/or aggregate cash consideration shall have been so modified).
Effect of Termination
            If the merger agreement is terminated, it will become void and have no effect, except that (i) each of Veritex and Sovereign will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
           Sovereign will pay Veritex a termination fee if the merger agreement is terminated in the following circumstances:

•
In the event the merger agreement is terminated by Veritex because the merger has not been completed prior to the termination date, if, at the time of termination (i) the Sovereign special meeting has not occurred, (ii) there has been an acquisition proposal at any time prior to the termination of the merger agreement, and (iii) within twelve months after the date of such termination, Sovereign enters into a definitive agreement with the party or parties that made any acquisition proposal, then Sovereign will, on the date it enters into the definitive agreement with respect to such acquisition proposal, pay Veritex, by wire transfer of same day funds, a termination fee equal to $4,500,000 (which we refer to in this joint proxy statement/prospectus as the “termination fee”) (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”).

•
In the event that the merger agreement is terminated by Veritex based on the Sovereign Board having (i) failed to recommend in this joint proxy statement/prospectus that the shareholders of Sovereign adopt the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Veritex, or resolved to do so, or failed to reaffirm such recommendation within two business days after Veritex has requested in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Sovereign common stock that has been publicly disclosed (other than by Veritex or an affiliate of Veritex) within ten business days after the commencement of such tender or exchange offer, (ii) recommended or endorsed an acquisition proposal, or (iii) breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement, in any material respect, then Sovereign will pay Veritex, by wire transfer of same day funds, the termination fee on the date of termination.

•
In the event that the merger agreement is terminated by Sovereign because, prior to the adoption of the merger agreement by the Sovereign shareholders by requisite shareholder vote, Sovereign has received an acquisition proposal that it deems to be a Superior Proposal (as defined in the merger agreement) and has complied with its obligations under the merger agreement with respect to such Superior Proposal, then Sovereign will pay Veritex, by wire transfer of same day funds, the termination fee on the date of termination.

Veritex will pay Sovereign, by wire transfer of same day funds on the date of termination, the termination fee in the event that the merger agreement is terminated by Sovereign based on the Veritex Board having (i) failed to recommend in this joint proxy statement/prospectus that the shareholders of Veritex approve the Veritex share issuance, or withdrawn, modified or qualified such recommendation in a manner adverse to Sovereign, or resolved to do so, or failed to reaffirm such recommendation within two business days after Sovereign has requested in writing that such action be taken, or (ii) breached certain obligations, including with respect to calling a meeting of its shareholders and recommending that they approve the Veritex share issuance, in any material respect.
            In the event that the merger agreement is terminated by either Sovereign or Veritex because Veritex has failed to raise funds in an offering of Veritex securities in an amount sufficient to pay the cash portion of the aggregate cash consideration by 5:00 p.m. Dallas, Texas time, on the date that is 10 business days after the receipt of by Sovereign and Veritex all of the requisite regulatory approvals, then Veritex will pay Sovereign, by wire transfer of same day funds, the termination fee on the date of termination.

            Without limiting the right of either Veritex or Sovereign to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of the merger agreement, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under the merger agreement will be equal to the $4,500,000 termination fee.
Expenses and Fees
            Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.
Amendment, Waiver and Extension of the Merger Agreement
            Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with merger by the shareholders of Veritex and Sovereign, except that after adoption of the merger agreement by the respective shareholders of Veritex or Sovereign, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval under applicable law.
        At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after adoption of the merger agreement by the respective shareholders of Veritex or Sovereign, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Sovereign Director Support Agreements and Sovereign Voting Agreement
Sovereign Support Agreements
In connection with entering into the merger agreement, each of the directors of Sovereign and Sovereign Bank that is not a party to an employment agreement has entered into a Director Support Agreement with Veritex pursuant to which they agree to refrain from harming the goodwill of Veritex, Sovereign or any of their respective subsidiaries and their respective customer, client and vendor relationships. By entering such Sovereign director support agreements, each director also agreed to certain additional restrictive covenants.
The foregoing description of the Sovereign director support agreements is subject to, and qualified in its entirety by reference to, the Sovereign director support agreements, a form of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.
Sovereign Voting Agreement
In connection with entering into the merger agreement, Veritex entered into a Voting Agreement with Sovereign and certain shareholders of Sovereign. The shareholders who are party to the Sovereign voting agreement beneficially own in the aggregate approximately [•]% of the outstanding shares of Sovereign common stock. The Sovereign voting agreement requires, among other things, that the shareholders party thereto vote all of their shares of Sovereign common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and generally prohibits them from transferring their shares of Sovereign common stock prior to the termination of the Sovereign voting agreement. The Sovereign voting agreement will terminate upon the earlier of the termination of the merger agreement in accordance with its terms or the effective time.
The foregoing description of the Sovereign voting agreement is subject to, and qualified in its entirety by reference to, the Sovereign voting agreement, a form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Veritex (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Sovereign common stock. This discussion does not address any tax consequences to the U.S. Treasury in connection with its exchange in the merger of Sovereign Senior Non-Cumulative Perpetual, Series C Preferred Stock for Veritex Senior Non-Cumulative Perpetual, Series D Preferred Stock. This discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the effective date of this joint proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Accordingly, the U.S. federal income tax consequences of the merger to holders of Sovereign common stock could differ from those described below.
This discussion applies only to U.S. holders that hold their Sovereign common stock, and will hold the Veritex common stock received in exchange for their Sovereign common stock, as a capital asset (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of such holder’s personal circumstances or to a U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	financial institutions or mutual funds,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	partnerships and other pass-through entities and investors in such entities,

•	controlled foreign corporations or passive foreign investment companies,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•
holders who received, or have a right to receive, their Sovereign common stock through the exercise of employee stock options, through a tax-qualified retirement plan, deferred stock award or otherwise as compensation,

•	holders who hold Sovereign common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and

•	U.S. expatriates or certain former citizens or long-term residents of the United States.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, or any tax consequences of the merger under any U.S. federal tax laws other those pertaining to the than income tax.

For purposes of this discussion, a U.S. holder is a beneficial owner of Sovereign common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, and has made a valid election to be treated as a United States person for U.S. federal income tax purposes. Holders of Sovereign common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the merger under United States and non-United States tax laws.
If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Sovereign common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Veritex and Sovereign urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the merger to them.
Determining the actual U.S. federal income tax consequences of the merger to a U.S. holder may be complex and will depend, in part, on the holder’s particular circumstances. Veritex and Sovereign urge each U.S. holder of Sovereign common stock to consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.
U.S. Federal Income Tax Consequences of the Merger Generally
The obligations of Veritex and Sovereign to complete the merger are conditioned on, among things, the receipt by Veritex and Sovereign of tax opinions from Norton Rose Fulbright US LLP, and Fenimore, Kay, Harrison & Ford, LLP, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions that are consistent with the facts existing at the effective time and as set forth and referred to in such opinions, the integrated mergers will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
These opinions will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their opinions, Norton Rose Fulbright US LLP and Fenimore, Kay, Harrison & Ford, LLP, will rely upon representations and covenants, including those contained in certificates of officers of Veritex and Sovereign. If any of the assumptions, representations or covenants upon which these opinions are based are incorrect or inaccurate in any way, these opinions and the U.S. federal income tax consequences of the merger could be adversely affected. The opinions represent Norton Rose Fulbright US LLP’s and Fenimore, Kay, Harrison & Ford, LLP’s best legal judgment, but do not bind the courts and do not preclude the Internal Revenue Service (the “IRS”) from adopting a position contrary to the ones expressed in the opinions. Additionally, the IRS has not issued (and is not expected to issue) any ruling as to the qualification of the merger as reorganization under Section 368(a) of the Code. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences set forth below. The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this joint proxy statement/prospectus.
Exchange for Veritex Common Stock and Cash. A U.S. holder who receives both Veritex common stock and cash in the exchange for such holder’s Sovereign common stock will recognize gain (but not loss) equal to the lesser of: (1) the amount by which the sum of the fair market value of the Veritex common stock and cash received by such holder of Sovereign common stock exceeds such holder’s adjusted tax basis in its Sovereign common stock; and (2) the amount of cash received by such holder of Sovereign common stock (in each case excluding cash received in lieu of a fractional share of Veritex common stock, the U.S. federal income tax treatment of which is discussed below). Any gain recognized by the U.S. holder could be taxed as a capital gain or a dividend, as described below. Except to the extent any cash received is treated as a dividend as discussed below, any gain recognized by the U.S. holder generally will be long-term capital gain if, as of the effective date of the merger, such holder’s holding period with respect to the Sovereign common stock surrendered exceeds one year.
If Sovereign common stock was acquired by a U.S. holder at different times or different prices, such holder should consult the holder’s tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Sovereign common stock surrendered in the exchange.
The aggregate tax basis of the shares of Veritex common stock received (including any fractional share of Veritex common stock deemed received and redeemed for cash as described below) by a U.S. holder will be equal to such holder’s aggregate tax basis in the shares of Sovereign common stock surrendered in exchange for the shares of Veritex common stock, plus any taxable gain recognized in the merger by such holder (excluding any gain recognized as a result of cash received in lieu of a fractional share of Veritex common stock) regardless of whether such gain is classified as capital gain or dividend income, and minus any cash received (other than cash received in lieu of a fractional share of Veritex common stock) by such holder in the merger. The holding period for shares of Veritex common stock received in the merger (including any fractional share of Veritex common stock deemed received and redeemed for cash as described below) by a U.S. holder will include such holder’s holding period for the Sovereign common stock surrendered in exchange for the Veritex common stock. If Sovereign common stock was purchased or acquired by a U.S. holder on different dates or at different prices, such holder should consult such holder’s tax advisor for purposes of determining the basis and holding period of the Veritex common stock received in the merger.
Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of Veritex common stock will be treated as having received the fractional share in the merger and then as having exchanged the fractional share for cash in redemption by Veritex. As a result, the U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s tax basis allocable to the fractional share. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the fractional share exchanged (including the holding period for the Sovereign common stock exchanged therefor) for more than one year at the effective date of the merger. The deductibility of capital losses is subject to limitations.
Potential Characterization of Gain as a Dividend. In general, the determination of whether gain recognized by a U.S. holder in the exchange will be treated as capital gain or as a dividend will depend on whether, and to what extent, the merger reduces such holder’s deemed percentage ownership of Veritex common stock. For purposes of this determination, the U.S. holder will be treated as if such holder first exchanged such holder’s Sovereign common stock solely for Veritex common stock and then Veritex immediately redeemed a portion of such holder’s Veritex common stock in the exchange for cash received in the merger by such holder. The gain recognized by the U.S. holder in the exchange followed by a deemed redemption will be capital gain if, with respect to such holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”
In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. In general, such determination requires a comparison of (1) the percentage of outstanding voting stock of Veritex that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption by Veritex and (2) the percentage of outstanding voting stock of Veritex actually and constructively owned by such holder immediately after the deemed redemption by Veritex. In applying the foregoing test, the U.S. holder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by such holder, including stock owned by other persons and stock subject to an option held by such holder or by other persons. Because the constructive ownership rules are complex, each U.S. holder should consult such holder’s tax advisor as to the applicability of these rules. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder will depend on such holder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the reduction must result in a “meaningful reduction” in the U.S. holder’s deemed percentage ownership of Veritex common stock. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction if that shareholder has any reduction in his or her percentage stock ownership under the foregoing analysis.
These rules are complex and dependent upon the specific facts of a particular U.S. holder. Consequently, Veritex and Sovereign urge each U.S. holder that may be subject to these rules to consult such holder’s tax advisor as to the application of these rules to the particular facts relevant to such holder.
Dissenters. Upon the proper exercise of dissenters’ rights, a U.S. holder will exchange all of the shares of Sovereign common stock actually owned by such holder solely for cash and will recognize gain or loss equal to the difference between the amount of cash received and such holder’s tax basis in the shares of Sovereign common stock surrendered. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Sovereign common stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. In some cases, if the U.S. holder owns shares of Veritex common stock actually or constructively after the merger, the cash received could be treated as a dividend, in which case such holder may recognize dividend income up to the amount of the cash received.
Medicare Tax. If a U.S. holder that is an individual has modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status), such an individual is subject to a 3.8% tax (the “Medicare Tax”) on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified gross income for the taxable year over his or her applicable threshold (between $125,000 and $250,000 depending upon the individual’s U.S. federal income tax filing status). In the case of an estate or trust, the Medicare Tax will be imposed on the lesser of: (i) undistributed net investment income, or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for the relevant taxable year. Net investment income generally would include any capital gain incurred in connection with the merger (including gain treated as dividend income), as well as other items of interest, dividends, capital gains, and rental or royalty income of the individual.
Information Reporting and Backup Withholding

Payments of cash to a U.S. holder pursuant to the merger may under certain circumstances be subject to information reporting and backup withholding. Generally, backup withholding will not apply if a U.S. holder:

•
furnishes a correct taxpayer identification number to the exchange agent and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal received and otherwise complies with applicable requirements of the backup withholding rules; or

•	is otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided such holder furnishes the required information to the IRS.
Reporting Requirements
A U.S. holder who receives shares of Veritex common stock upon completion of the merger and who is considered a “significant holder” will be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a U.S. holder is a significant holder if the person owns at least 1% by vote or value of Sovereign’s outstanding shares or has a tax basis of $1,000,000 or more in such holder’s Sovereign common stock and securities. Such statement must include the U.S. holder’s tax basis in and fair market value of such holder’s Sovereign common stock and securities surrendered in the merger.
Tax Treatment of Entities
No gain or loss should be recognized by Veritex or Sovereign as a result of the merger.
This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Veritex and Sovereign urge holders of Sovereign common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF CAPITAL STOCK OF VERITEX
As a result of the merger, Sovereign shareholders who receive shares of Veritex common stock in the merger will become shareholders of Veritex. Your rights as a shareholder of Veritex will be governed by Texas law and the Veritex certificate of formation and the Veritex bylaws. The following briefly summarizes the material terms of Veritex common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Veritex’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and the Veritex certificate of formation and Veritex bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Veritex and Sovereign urge you to read. Copies of Veritex’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as the copies of Sovereign’s governing documents, see “Where You Can Find More Information” beginning on page 142.

Overview
Veritex’s certificate of formation authorizes it to issue up to 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 8,000 shares are designated as Series C preferred stock. The authorized but unissued shares of Veritex’s capital stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.
As of January 17, 2017, there were 15,208,818 shares of Veritex common stock issued and outstanding. All issued and outstanding shares at that date were, and the shares of Veritex common stock upon completion of the merger will be, fully paid and nonassessable. Immediately following the completion of the merger, Veritex expects to have 20,326,465 shares of Veritex common stock outstanding. Also, as of January 17, 2017, there were outstanding warrants to purchase 25,000 shares of Veritex common stock, options and restricted stock units to purchase 644,889 shares of Veritex common stock held by Veritex’s employees, officers and directors under Veritex’s 2014 Omnibus Incentive Plan and 2010 Stock Options and Equity Incentive Plan were outstanding.
Veritex Common Stock
Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that Veritex may issue in the future, holders of Veritex common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of its shareholders. Shareholders are not entitled to cumulate their votes with respect to the election of directors. Directors are elected by a plurality of the votes cast.
Dividends. Holders of Veritex common stock are entitled to dividends when, as and if declared by the Veritex Board out of funds legally available therefor.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of Veritex’s affairs, all shares of Veritex common stock will be entitled to share equally in all remaining assets after the holders of shares of preferred stock or other senior securities have received the liquidation preference of their shares plus any declared but unpaid dividends, if any, and after all other indebtedness has been retired.
Preemptive Rights; Other. Veritex common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.
Veritex Preferred Stock
General. Veritex is authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. On December 22, 2015, Veritex redeemed all 8,000 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series C, which were previously issued and outstanding in connection with Veritex’s participation in the U.S. Treasury’s Small Business Lending Fund-Securities program. The issuance was pursuant to the SBLF program, a fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small business by providing capital to qualified community banks. The December 22, 2015 redemption terminated Veritex’s participation in the SBLF program.
Veritex’s certificate of formation, subject to limitations prescribed in Vertex’s bylaws and subject to limitations prescribed by Texas law, authorizes the Veritex Board, from time to time by resolution or duly authorizing committee of the board and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the relative rights and preferences of the shares of a series including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As a result of its broad discretion with respect to the creation, establishment of the terms, and issuance of shares of a series of Veritex’s preferred stock without shareholder approval, Veritex’s Board could adversely affect the voting power of the holders of common stock or another series of preferred stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Veritex.
In connection with the merger, each share of Sovereign SBLF Preferred Stock issued and outstanding immediately prior to the effective time shall be converted into one share of Veritex Series D Preferred Stock. Any such Veritex Series D Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Veritex Series D Preferred Stock on terms that are equivalent to the terms of the Sovereign SBLF Preferred Stock issued and outstanding immediately prior to such exchange, taken as a whole. Veritex’s Board will have the authority to determine the preferences, limitations and relative rights of the Veritex Series D Preferred Stock and any future shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by Veritex’s shareholders.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Sovereign common stock will be entitled to receive shares of Veritex common stock in exchange for their shares of Sovereign common stock. Veritex is organized under the laws of the state of Texas, and Sovereign is organized under the laws of the state of Texas. The following is a summary of the material differences between (1) the current rights of Sovereign shareholders under the Texas Business Organizations Code (the “TBOC”), the Sovereign certificate of formation and the Sovereign bylaws and (2) the current rights of Veritex shareholders under the TBOC, the Veritex certificate of formation and the Veritex bylaws.
Veritex and Sovereign believe that this summary describes the material differences between the rights of the holders of Veritex common stock as of the date of this joint proxy statement/prospectus and the rights of the holders of Sovereign common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Veritex’s governing documents have been filed with the SEC. Copies of the Sovereign certificate of formation and the Sovereign bylaws are available upon written request from Sovereign. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 142.

Veritex	Sovereign
AUTHORIZED CAPITAL STOCK
Veritex’s certificate of formation authorizes the issuance of up to 75,000,000 shares of common stock, par value $0.01 per share, and up to 10,000,000 shares of preferred stock, par value $0.01 per share.

Sovereign’s certificate of formation authorizes it to issue up to 10,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, no par value. As of the Sovereign record date for the Sovereign special meeting, there were [•] shares of Sovereign common stock outstanding, and [•] shares of Sovereign SBLF Preferred Stock outstanding.

VOTING LIMITATIONS
The Veritex certificate of formation and the Veritex bylaws do not impose voting restrictions on shares held in excess of a 10% beneficial ownership limit.	The Sovereign certificate of formation and the Sovereign bylaws do not impose voting restrictions on shares held in excess of a 10% beneficial ownership limit.
SIZE OF BOARD OF DIRECTORS
The Veritex bylaws provide that the Veritex Board will consist of no less than seven and no more than nine directors; provided, the number of directors may be increased to no more than 11 if 75% or more of the members of the Veritex Board consent to such increase and the increase is made in connection with a merger and/or acquisition involving Veritex and/or its subsidiaries to allow for the appointment of a person(s) to fill the newly created position who is associated with a party to the transaction. The Veritex Board currently has nine directors.

The Sovereign bylaws provide that the Sovereign board will consist of no less than one director, as may be determined by the Sovereign Board from time to time, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director. Under certain conditions set forth in the Certificate of Designation for Sovereign’s Series C preferred stock, Sovereign may be required to increase its board of directors by two members, which are elected by the holders of the Series C preferred stock. The Sovereign Board currently has seven directors.

PREEMPTIVE RIGHTS
Holders of Veritex common stock are not entitled to preemptive rights with respect to any shares that may be issued.
Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.

Sovereign’s certificate of formation expressly denies preemptive rights to shareholders, other than such rights as the Sovereign Board may fix from time to time at its discretion.

CONVERTIBILITY OF STOCK
Veritex common stock is not convertible into any other securities of Veritex.	Sovereign common stock is not convertible into any other securities of Sovereign.
ELECTION OF DIRECTORS

Veritex	Sovereign
Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

Directors of Veritex are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Each share of Veritex stock has one vote for each nominee for director. Veritex’s certificate of formation does not provide for cumulative voting.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.

Directors of Sovereign are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Each share of Sovereign stock has one vote for each nominee for director. Sovereign’s certificate of formation does not provide for cumulative voting.

REMOVAL OF DIRECTORS, BOARD VACANCIES AND CLASSES OF DIRECTORS
Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Veritex’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of four fifths (4/5) of all the shares of stock outstanding and entitled to vote at an election of directors.

Any vacancies occurring on the Veritex Board may also be filled by the remaining Veritex directors; and any directors so chosen will hold office until the expiration of the term of his predecessor, or, if elected to fill a vacancy created by an increase in the number of directorships, until the next annual meeting of shareholders.

Veritex’s Board has one class of directors.

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

Sovereign’s directors may be removed from office only for cause, as defined in Sovereign’s bylaws, and only by the affirmative vote of holders of the majority of shares entitled to vote in the election of directors. Under certain conditions set forth in the Certificate of Designation for Sovereign’s Series C preferred stock, Sovereign may be required to increase its board of directors by two members, which are elected by the holders of the Series C preferred stock and which may be removed with or without cause by the affirmative vote of the majority of the holders of the Series C preferred stock issued thereunder.

Any vacancy on the Sovereign Board, including a vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of the majority of the directors then in office, provided that the shareholders have the right, at a special meeting called for the purpose prior to such action by the board, to fill the vacancy.

The Sovereign Board is divided into three classes in accordance with the Sovereign bylaws, with each class of directors serving for successive three-year terms. The classification and terms of the board are set forth in the Sovereign bylaws and consists of Class I directors whose initial term expires in 2014, Class II directors whose initial term expires in 2015, and Class III directors whose initial term expires in 2016. Sovereign’s bylaws provide that the classes shall be as close to equal in number as possible.

QUORUM
The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of Veritex shareholders for the transaction of business, except as otherwise provided by statute of the Veritex certificate of formation. If a quorum fails to attend any meeting, the shareholders entitled to vote who are present in person or represented by proxy may adjourn the meeting.

The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at any meeting of Sovereign shareholders, except as otherwise provided by law. If a quorum fails to attend any meeting, the holders of a majority of the shares of stock of Sovereign entitled to vote who are present, in person or by proxy, may adjourn the meeting.

NOTICE OF SHAREHOLDER MEETING
Written notice of any meeting of shareholders shall be given not less than 10 nor more than 60 days before the day of the meeting and shall include the place, date and time of the meeting, and in the case of special meetings, the purpose of the meeting. A written waiver of any notice signed by a shareholder, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to the notice required to be given to such shareholder.

Written notice of any meeting of shareholders shall be given not less than 10 nor more than 60 days before the day of the meeting and shall include the place, date and time of the meeting, and in the case of special meetings, the purpose of the meeting. A written waiver of any notice signed by a shareholder, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to the notice required to be given to such shareholder.

Veritex	Sovereign
VOTE REQUIRED FOR CERTAIN SHAREHOLDER ACTIONS
Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Veritex common stock has one vote for each matter properly brought before the shareholders.

Veritex’s bylaws provide that a majority of votes actually cast shall decide any matter properly before the Sovereign shareholders, except that directors shall be elected by plurality of the votes actually cast. Veritex’s certificate of formation provides that the affirmative vote of the holders of a majority of the outstanding shares or, if applicable, a majority of the outstanding shares of a class or series entitled to vote on or approve any matter or action as to which the TBOC requires a vote of two-thirds or any other specified portion of the shares will be sufficient to effect the matter or action subject to that vote, notwithstanding the vote required by the TBOC.

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

Each share of Sovereign common stock has one vote for each matter properly brought before the shareholders.

Sovereign’s bylaws provide that, except as otherwise required by law, a majority of votes actually cast shall decide any matter properly before the Sovereign shareholders at a meeting at with a quorum is present, except that directors shall be elected by plurality of the votes actually cast.

AMENDMENT OF CERTIFICATE OF FORMATION
Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

Veritex’s certificate of formation may be amended upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Veritex common stock entitled to vote thereon.

Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.

In addition, the holders of the Series C preferred stock must approve any amendments to the Sovereign certificate of formation.

AMENDMENT OF BYLAWS
Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

Veritex’s bylaws provide that the bylaws may be amended only by Veritex’s Board unless the shareholders, in amending, repealing or adopting a particular bylaw, shall have expressly provided in the bylaws that the board of directors may not amend or repeal that bylaw.

Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

The Sovereign bylaws provide that the bylaws may be altered, amended or repealed by either the board or the shareholders. Additionally, the holders of the Series C preferred stock must approve any amendments to the Sovereign bylaws and must also approve any amendments to the Certificate of Designation with respect to certain matters pertaining primarily to the holders’ rights as Series C preferred stock holders.

Veritex	Sovereign
SHAREHOLDER ACTIONS WITHOUT A MEETING
Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Veritex’s certificate of formation provides that any action that may be taken at an annual or special meeting may be taken without a meeting if all shareholders consent, in which case such consent has the same force and effect as a unanimous vote, or if a consent is signed by the shareholders having no less than the minimum votes that would be necessary to take such action at a meeting at which the shareholders of all shares entitled to vote were present and voted.

Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

Any action that may be taken at an annual or special meeting of Sovereign’s shareholders may be taken without prior notice by written consent signed by the holder or holders of not less than the minimum number of shares necessary to take such action at a meeting.

SPECIAL MEETINGS OF SHAREHOLDERS
Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Veritex’s bylaws provide that special meetings of the shareholders may be called at any time by the Veritex Board, the Chairman or the President, or by the Chairman, the President or the Secretary at the written request of shareholders owning at least ten percent (10%) of all shares of capital stock issued and outstanding and entitled to vote at the meeting.

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed 50% of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

Special meetings of the Sovereign shareholders may be called by the Chairman of the Board, the President, the Sovereign Board or the holders of not less than twenty five percent (25%) of all shares entitled to vote at the meeting.

NOMINATION OF DIRECTORS
Pursuant to an agreement between SunTx and Veritex, SunTx is entitled to nominate one representative to serve on Veritex’s Board and the board of directors of Veritex Bank for so long as SunTx holds at least 4.9% of Veritex’s issued and outstanding common stock. Veritex must use its reasonable best efforts to have the SunTx representative elected to its board. The director representative of SunTx is entitled to the same compensation, indemnification and reimbursement rights as the other members of the Veritex Board. In addition, SunTx also has the right to appoint a non-voting observer to attend Veritex Board meetings and those of Veritex Bank.
Sovereign is not party to any agreement providing a third party with the right to nominate any representatives to serve on Sovereign’s Board.
SHAREHOLDER PROPOSAL OF BUSINESS

Veritex	Sovereign
Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Veritex not less than 120 days in advance of the date of the Veritex proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of a special meeting must be received by Veritex’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

The Sovereign bylaws establish procedures for any shareholder that wishes to bring a matter before the annual meeting of shareholders or nominate a director for election at such meeting. Any such shareholder must send written notice to Sovereign’s Secretary not less than 60 days nor more than 270 days prior to the date of the annual meeting, except if notice of the meeting is given less than 60 days in advance, within 10 days of such notice. For business to be considered at the meeting, the notice shall set forth in writing a description of the business the shareholder desires to bring before the annual meeting, the name and address of the shareholder, the class and number of shares beneficially held by the shareholder, and any material interest of the shareholder in such business. For nomination of directors, the notice shall set forth in writing the name and address of the shareholder, the class and number of shares beneficially held by the shareholder, a representation that the shareholder is a shareholder of record entitled to vote at the meeting and will be present at the meeting in person or by proxy, a description of all arrangements or understanding between the shareholder and the proposed nominee, any information that would be required to be included in a proxy statement by the Securities and Exchange Commission had the nominee been nominated by the board, and the consent of the nominee to serve as a member of the board if so elected.

No business shall be conducted at the annual meeting of shareholders except as determined by the board or as properly brought by shareholder notice.

INDEMNIFICATION
Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

Veritex’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Veritex as a director, officer, partner or trustee of another entity.

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Sovereign certificate of formation provides that Sovereign shall indemnify its officers and directors to the fullest extent permitted by law, except in an administrative proceeding instituted by a regulatory agency which results in a final order assessing civil money penalties or payments by such individual to Sovereign, or where a court determines such individual is liable for willful or intentional misconduct with respect to Sovereign and that such individual is not entitled to indemnification. Further, a claim for indemnification may only be made where such individual prevails in the action for which expenses are claimed or where indemnification is included in a settlement or awarded by a court. Sovereign will advance expenses upon receipt of an agreement or undertaking satisfactory to the board that the person will repay such expenses if it is determined such person is not entitled to indemnification. The indemnification rights in the Sovereign certificate continue with respect to any former officers and directors.

LIMITATION OF DIRECTOR LIABILITY

Veritex	Sovereign
Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

Veritex’s certificate of formation provides that no director of Veritex will be liable to Veritex or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

Veritex’s certificate of formation and bylaws provide that Veritex shall have the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

The Sovereign certificate of formation provides that the personal liability of the directors of Sovereign for monetary damages will be eliminated except where there is a breach of the duty of loyalty, an act or omission not in good faith that breaches a duty of the director or involves intentional misconduct or a knowing violation of law, a transaction from which the director received an improper. No amendment, modification or repeal of this provision will adversely affect the rights provided therein with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

RIGHT OF FIRST REFUSAL
Veritex common stock is not subject to a right of first refusal in favor of Veritex.	Sovereign common stock is not subject to a right of first refusal in favor of Sovereign.
SHAREHOLDER RIGHTS PLAN
Veritex does not currently have a shareholder rights plan.	Sovereign does not currently have a shareholder rights plan.
TEXAS ANTI-TAKEOVER STATUTES
            Veritex is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.
The affiliated business combinations provisions of the TBOC are not applicable to:

•
the business combination of a corporation: (a) where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; (b) that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or (c) that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•
a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (a) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•
a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•
a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•
a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

            Neither Veritex’s certificate of formation nor Veritex’s bylaws contains any provision expressly providing that Veritex will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Veritex, even if such event(s) would be beneficial to its shareholders.

COMPARATIVE MARKET PRICES AND DIVIDENDS
Veritex
Veritex common stock is listed on NASDAQ under the symbol “VBTX.” As of [•], 2017, the latest practicable date prior to the printing of this joint proxy statement/prospectus, there were approximately [•] holders of record of Veritex common stock. As of such date, approximately [•] shares of Veritex common stock were outstanding.
The following table shows the high and low sales prices per share of Veritex common stock as reported on NASDAQ on (1) December 13, 2016, the last full trading day preceding the public announcement that Veritex and Sovereign had entered into the merger agreement, (2) [•], 2017, the latest practicable trading day before the printing of this joint proxy statement/prospectus and (3) the periods indicated therein.

	Veritex common stock
	High	Low
December 13, 2016(1)	$23.50	$22.54
[•], 2017(2)	$[•]	$[•]

Quarter Ended
March 31, 2015	$16.03	$12.05
June 30, 2015	$15.40	$13.16
September 30, 2015	$17.95	$14.13
December 31, 2015	$17.75	$15.20
March 31, 2016	$17.00	$12.35
June 30, 2016	$16.25	$14.35
September 30, 2016	$17.48	$13.91
December 31, 2016	$27.65	$15.46
________________
(1) The last full trading day preceding the public announcement of the entry into the merger agreement.
(2) The latest practicable date prior to the printing of this joint proxy statement/prospectus.

The foregoing table may not provide meaningful information to Veritex shareholders in determining whether to approve the Veritex Stock Issuance Proposal, nor provide meaningful information to Sovereign shareholders in determining whether to approve the Sovereign Merger Proposal. Each of Veritex and Sovereign shareholders are advised to obtain current market quotations for Veritex common stock. The market price of Veritex common stock will fluctuate between the date of this joint proxy statement/prospectus, the date of the special meetings and the date of completion of the merger. No assurance can be given concerning the market price of Veritex common stock before or after the closing date of the merger. Changes in the market price of Veritex common stock prior to the closing of the merger will affect the market value of the merger consideration that Sovereign shareholders will be entitled to receive upon completion of the merger. See the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 37.
Veritex Dividend Policy
Veritex has not historically declared or paid cash dividends on Veritex common stock and does not expect to pay dividends on Veritex common stock for the foreseeable future. Instead, Veritex anticipates that all of Veritex’s future earnings will be retained to support Veritex’s operations and to finance the growth and development of Veritex’s business. Any future determination to pay dividends on Veritex common stock will be made by the Veritex Board and will depend on a number of factors, including:

•	Veritex’s historical and projected financial condition, liquidity and results of operations;

•	Veritex’s capital levels and requirements;

•	statutory and regulatory prohibitions and other limitations;

•	any contractual restriction on Veritex’s ability to pay cash dividends, including pursuant to the terms of any of Veritex’s credit agreements or other borrowing arrangements;

•	Veritex’s business strategy;

•	tax considerations;

•	any acquisitions or potential acquisitions that Veritex may examine;

•	general economic conditions; and

•	other factors deemed relevant by the Veritex Board.
Veritex is not obligated to pay dividends on its common stock.
As a Texas corporation, Veritex is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. In addition, if the capital of a Texas corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation cannot declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Veritex is also subject to certain restrictions on the payment of cash dividends as a result of banking laws, regulations and policies. For more information, see “Item 1. Business—Regulation and Supervision—Regulatory Limits on Dividends and Distributions” in Veritex’s Annual Report on Form 10-K for the year ended December 31, 2015.
Since Veritex is a bank holding company and does not engage directly in business activities of a material nature, Veritex’s ability to pay dividends to its shareholders depends, in large part, upon Veritex’s receipt of dividends from Veritex Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Veritex Bank is subject to the discretion of its board of directors. Veritex Bank is not obligated to pay dividends.
Sovereign
Sovereign is a privately held corporation and its common stock is not traded on any established public trading market. As of the Sovereign record date, there were approximately 500 holders of record of Sovereign common stock. As of such date, approximately 5,258,200 shares of Sovereign common stock were outstanding.
Sovereign has not historically declared or paid any dividends on its common stock. Sovereign currently intends to retain all of its future earnings, if any, for use in its business and does not anticipate paying cash dividends on its common stock in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the Sovereign Board after taking into account various factors, including Sovereign’s business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on Sovereign’s ability to pay dividends, including the merger agreement. In addition, the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations.

LEGAL MATTERS
The validity of the Veritex common stock to be issued in the merger will be passed upon for Veritex by Norton Rose Fulbright US LLP. Certain U.S. federal income tax consequences relating to the integrated mergers will also be passed upon for Veritex by Norton Rose Fulbright US LLP and for Sovereign by Fenimore, Kay, Harrison & Ford LLP.
EXPERTS
Veritex
The audited consolidated financial statements of Veritex Holdings, Inc. incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
Sovereign
The consolidated financial statements of Sovereign Bancshares, Inc. as of and for the years ended December 31, 2015 and 2014 have been included herein and have been audited by RSM US LLP, independent auditors, in reliance upon the report of such firm appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Veritex has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Veritex common stock that Sovereign shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Veritex and Veritex common stock. The rules and regulations of the SEC allow Veritex to omit certain information included in the registration statement from this joint proxy statement/prospectus.
Veritex also files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of the materials Veritex files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. General information about Veritex, including Veritex’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through Veritex’s website at veritexbank.com as soon as reasonably practicable after Veritex files them with, or furnishes them to, the SEC. Information on Veritex’s website is not incorporated into this joint proxy statement/prospectus or Veritex’s other securities filings and is not a part of these filings.
The SEC allows Veritex to “incorporate by reference” into this joint proxy statement/prospectus certain information that Veritex files with the SEC, which means that Veritex can disclose important information to you without actually including the specific information in this joint proxy statement/prospectus by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Veritex incorporates by reference into this joint proxy statement/prospectus the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this joint proxy statement/prospectus and prior to the termination of the offering covered by this joint proxy statement/prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act:

•	Veritex’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016;

•
Veritex’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016, and September 30, 2016 filed with the SEC on April 28, 2016, July 28, 2016, and October 27, 2016 respectively;

•
the information specifically incorporated by reference into Veritex’s Annual Report on Form 10-K for the year ended December 31, 2015 from Veritex’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2016;

•	Veritex’s Current Report on Form 8-K, filed with the SEC on May 13, 2016;

•
Veritex’s Current Report on Form 8-K, filed with the SEC on December 14, 2016 which includes the Audited Consolidated Financial Statements of Sovereign as of and for the years ended December 31, 2015 and 2014, the Unaudited Consolidated Financial Statements of Sovereign as of and for the nine months ended September 30, 2016 and September 30, 2015, and Sovereign’s Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Veritex’s Current Report on Form 8-K, filed with the SEC on December 19, 2016; and

•
the description of Veritex common stock contained in its Form 8-A filed with the SEC on October 8, 2014, including any amendment to that form that Veritex may file with the SEC in the future for the purpose of updating the description of its common stock.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.
Information about Veritex can also be found in additional documents that Veritex may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of Sovereign’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.
You can obtain any of the documents referred to above through Veritex or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from Veritex without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Veritex at the following address:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: C. Malcolm Holland, III
Telephone: (972) 349-6200

Sovereign is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Sovereign, please send a request in writing or by telephone to Sovereign at the following address:
Sovereign Bancshares, Inc.
17950 Preston Road, Suite 500
Dallas, Texas 75252
Attention: Thomas J. Mastor
Telephone: (214) 242-1900
If you would like to request documents, please do so by [•], 2017 to receive them before the Sovereign and Veritex special meetings respectively. If you request any incorporated documents from Veritex, then Veritex will mail them to you by first-class mail, or another equally prompt means, within one business day after Veritex receives your request.
Veritex has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Veritex, and Sovereign has supplied all information contained in this joint proxy statement/prospectus relating to Sovereign.
Neither Veritex nor Sovereign has authorized anyone to give any information or make any representation about the merger, the Veritex share issuance or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/

prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

FS-i

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
September 30, 2016 and December 31, 2015
(Dollars in thousands, except shares and per share values)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$7,817	$4,454
Interest-bearing deposits	17,613	9,713
Federal funds sold	77	74
Cash and cash equivalents	25,507	14,241

Securities held to maturity	115,413	132,542
Securities available for sale	73,531	119,920
Loans, net	845,533	800,535
Premises and equipment, net	22,040	22,440
Other real estate owned	621	621
Accrued interest receivable	2,610	3,415
Federal Home Loan Bank Stock	5,705	9,446
Other assets	7,629	9,423
Total assets	$1,098,589	$1,112,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$181,281	$173,985
Interest-bearing	677,338	624,467
Total deposits	858,619	798,452

Accrued interest payable	375	361
Trust preferred subordinated debentures	8,609	8,609
Other liabilities	2,618	1,894
Federal Home Loan Bank advances	110,000	190,000
Total liabilities	980,221	999,316

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 2,000,000 total shares authorized: Series C cumulative perpetual preferred shares, $1 par value, $1,000 per share liquidation value; 24,500 shares issued and outstanding at September 30, 2016 and December 31, 2015	24,500	24,500
Common stock, par value $1 per share, 10,000,000 shares authorized; 5,248,200 and 5,203,100 shares issued and outstanding at September 30, 2016 and December 31, 2015	5,248	5,203
Additional paid-in capital	57,633	57,366
Retained earnings	30,277	24,901
Accumulated other comprehensive income	710	1,297
Total stockholders’ equity	118,368	113,267
Total liabilities and stockholders’ equity	$1,098,589	$1,112,583

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
For the Nine Months Ended September 30, 2016 and 2015
(In thousands)

	Nine Months Ended September 30,
	2016	2015
Interest income:
Loans, including fees	$28,287	$25,619
Investment securities:
Taxable	2,084	3,649
Nontaxable	1,773	1,964
Federal funds sold	70	23
Other	73	18
Total interest income	32,287	31,273

Interest expense:
Deposits	3,746	3,418
Federal funds purchased	12	17
Trust preferred subordinated debentures	303	279
Federal Home Loan Bank advances	505	418
Total interest expense	4,566	4,132
Net interest income	27,721	27,141
Provision for loan losses	3,000	2,800
Net interest income after provision for loan losses	24,721	24,341
Noninterest income:
Service charges and other fees	432	456
Net investment securities gains	1,052	55
Gain on sales of loans	788	2,393
Other	631	724
Total noninterest income	2,903	3,628

Noninterest expense:
Salaries and employee benefits	11,547	12,092
Occupancy expense	2,473	2,657
Legal and professional fees	711	1,762
Deposit insurance assessment	663	586
Loan and repossessed asset expense	588	74
Data processing	553	632
Telephone	443	533
Other	2,072	1,936
Total noninterest expense	19,050	20,272

Income before taxes	8,574	7,697
Income tax expense	2,475	2,148

Net income	$6,099	$5,549

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Unaudited)
For the Nine Months Ended September 30, 2016 and 2015
(In thousands)

	Nine Months Ended September 30,
	2016	2015
Net income	$6,099	$5,549

Other comprehensive loss before tax:
Net unrealized gains on available for sale securities arising during the year	654	345
Reclassification adjustment for amortization of unrealized losses on investment securities transferred to held to maturity from available for sale	(491)	(563)
Reclassification adjustment for net gains on sales of securities available for sale included in net income	(1,052)	(55)
Other comprehensive (loss) income before tax	(889)	(273)
Income tax expense (benefit)	(302)	(93)
Other comprehensive income (loss), net of tax	(587)	(180)

Comprehensive income	$5,512	$5,369

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
For the Nine Months Ended September 30, 2016
(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance at December 31, 2015	$24,500	$5,203	$57,366	$24,901	$1,297	$113,267
Net Income	—	—	—	6,099	—	6,099
Other comprehensive income, net of tax	—	—	—	—	(587)	(587)
Stock-based compensation	—	—	221	—	—	221
Deferred stock vested (39,100 shares)	—	39	(39)	—	—	—
Stock options exercised (6,000 shares)	—	6	85	—	—	91
Preferred stock dividends	—	—	—	(723)	—	(723)

Balance at September 30, 2016	$24,500	$5,248	$57,633	$30,277	$710	$118,368

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2016 and 2015
(In thousands)

	For the For the Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$6,099	$5,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	544	672
Provision for loan losses	3,000	2,800
Net gain on sales of securities available for sale	(1,052)	(55)
Gain on sales of loans	(788)	(2,393)
Valuation adjustments on other real estate owned	—	90
Stock-based compensation expense	221	217
Net amortization of securities held to maturity	1,528	1,698
Net amortization of securities available for sale	384	1,153
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	2,599	11,655
Accrued interest payable and other liabilities	1,040	(8,643)
Net cash provided by operating activities	13,575	12,743
Cash flows from investing activities:
Proceeds from sales of securities available for sale	41,121	29,420
Proceeds from calls, maturities and principal repayments of securities held to maturity	16,093	16,996
Proceeds from calls, maturities and principal repayments of securities available for sale	4,555	12,869
Net purchase (redemption) of FHLB stock	3,741	(1,233)
Net increase in loans	(47,210)	(141,215)
Purchases of premises and equipment	(144)	(23)
Net cash provided by (used in) investing activities	18,156	(83,186)
Cash flows from financing activities:
Net increase in deposits	60,167	26,902
Net increase (decrease) in Federal Home Loan Bank advances	(80,000)	50,000
Preferred stock dividend paid	(723)	(184)
Proceeds from exercise of stock options and stock warrants	91	—
Net cash provided by (used in) financing activities	(20,465)	76,718
Net increase in cash and cash equivalents	11,266	6,275
Cash and cash equivalents at beginning of year	14,241	8,890
Cash and cash equivalents at end of year	$25,507	$15,165

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies

Basis of presentation: The accompanying consolidated financial statements include the accounts of Sovereign Bancshares, Inc. (“SBI”) and its wholly owned subsidiary, Sovereign Bank (“Bank”). They are collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of business: The Bank is a state banking organization headquartered in Dallas, Texas and began operations on July 29, 2004. The Bank provides a full range of banking services to individual and corporate customers primarily in Dallas, Austin, and Houston, Texas and the surrounding areas.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. A significant portion of the Company’s loan portfolio is collateralized by real estate and related assets located in local markets. Accordingly, the ultimate collectability of this portion of the Company’s loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

Cash flow reporting: For purposes of reporting cash flow, cash equivalents include cash items, amounts due from banks and federal funds sold. Federal funds sold are normally sold for one-day periods.

Concentrations on cash equivalents: The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions.

Investment securities: Securities classified as available for sale are those that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and are carried at fair value. Unrealized gains and losses on investments classified as available for sale have been accounted for as accumulated other comprehensive income (loss). Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities classified as held to maturity are debt securities for which the Company has the positive intent and ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Transfers of debt securities into the held to maturity category from the available for sale category are made at fair value at the date of transfer. The unrealized holding gain or loss at the date of transfer is retained in other comprehensive income and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining life of the security.

Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales of securities are recorded on the trade date and are determined using the specific identification method. Declines in the fair value of available for sale securities and held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal home loan bank stock: As a member of the Federal Home Loan Bank of Dallas (FHLB), the Company is required to maintain an investment in capital stock of the FHLB. FHLB stock does not have readily determinable fair values as ownership is restricted and lacks a ready market. As a result, this stock is carried at cost and evaluated periodically by management for impairment. No impairment was recorded during the periods.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge offs and the allowance for loan losses and deferred loan fees and deferred loan costs. Loan fees collected on loans with terms greater than twelve months are deferred, net of costs and recognized over the life of the loan. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify such loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange the assets it received, or provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a ’participating interest’ in order to account for the transfer as a sale. Following are the characteristics of a ’participating interest’:

•	Pro-rata ownership in an entire financial asset.

•
From the date of the transfer, all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership.

•
The rights of each participating interest holder have the same priority, and no participating interest holder’s interest is subordinated to the interest of another participating interest holder. That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.

•	No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

Allowance for loan losses: The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.

The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio. The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Contingencies. The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including but not limited to the performance of the loan portfolio, the economy, changes in interest rates, and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for loan losses consists of two elements: (i) specific valuation allowances established for probable losses on impaired loans and (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted for general economic conditions and other qualitative risk factors both internal and external to the Company.

Premises and equipment: Land is carried at cost. Building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method based on the estimated useful lives of the related properties ranging from three to ten years. Leasehold improvements are generally depreciated over the lesser of the term of the respective leases or the estimated useful lives of the improvements.

Other real estate owned: Other real estate owned acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Costs after acquisition are expensed. If the fair value of the property declines, the value of the other real estate is reduced with a corresponding charge to earnings.

Income taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities related to components of other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and the tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.

The Financial Accounting Standards Board (FASB) has issued guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s federal and state tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company files income tax returns in U.S. federal jurisdiction and Texas. The Company classifies interest and, if applicable, penalties related to income tax liabilities as a component of income tax expense.

Fair value measurements: ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that assets and liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Share-based payment: Share-based payments to employees, including grants of employee stock options, warrants and restricted stock, are valued at fair value on the grant date and expensed over the applicable vesting period.

Comprehensive income (loss): Comprehensive income (loss) includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. Besides net income, other components of the Company’s comprehensive income include the after tax effect of changes in the net unrealized gain/loss on securities available for sale and amortization of unrealized losses on investment securities transferred to held to maturity from available for sale.

Contingencies: Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Reclassification: Certain amounts previously reported have been reclassified to conform to current year presentation. These reclassifications had no effect on previously reported stockholders’ equity or net income.

Subsequent events: The Company has evaluated subsequent events through December 8, 2016, the date on which the financial statements were available to be issued.

New authoritative accounting guidance:

ASU 2016-09 “Compensation -Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”) simplifies several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods therein. The Company is in process of evaluating the impact of this pronouncement.

ASU 2016-13 “Financial Instruments -Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. This Accounting Standards Update affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, this ASU is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. The Company is in process of evaluating the impact of this pronouncement.

Note 2.	Statements of Cash Flows

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans, interest-bearing deposits in other banks, and short-term borrowings. The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the nine months ended September 30, 2016 and 2015 is presented as follows (in thousands):

	2016	2015

Cash paid for interest	$4,552	$4,116

Cash paid for taxes	$800	—

Shares of common stock received in lieu of cash on exercise of
stock options and warrants (5,700 shares)	—	$170

Note 3.	Securities

The amortized cost of securities and their approximate fair values at September 30, 2016 and December 31, 2015 are as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities Held to Maturity

September 30, 2016:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	$118,316	$507	$(211)	$118,612

	$118,316	$507	$(211)	$118,612

Securities Available for Sale

September 30, 2016:
Municipal securities	$63,526	$3,885	—	$67,411
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	6,026	94	—	6,120

	$69,552	$3,979	—	$73,531

Securities Held to Maturity

December 31, 2015:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	$135,936	$27	$(2,192)	$133,771

	$135,936	$27	$(2,192)	$133,771

Securities Available for Sale

December 31, 2015:
Municipal securities	$71,611	$4,946	—	$76,557
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	42,950	436	(23)	43,363

	$114,561	$5,382	$(23)	$119,920

During June of 2014, the Company transferred investment securities with an amortized cost of approximately $172,235,000 and unrealized losses of approximately $4,453,000 from classification as available for sale to held to maturity. The unrealized loss at the time of transfer is amortized over the remaining life of the securities. The remaining unamortized balance of unrealized losses was $2,903,000 and $3,394,000 at September 30, 2016 and December 31, 2015, respectively.

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of September 30, 2016 and December 31, 2015, are summarized as follows (in thousands):

	Continuous Unrealized		Continuous Unrealized
	Losses Existing for		Losses Existing for
	Less than 12 Months		Greater than 12 Months
	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses

September 30, 2016:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC:
Securities held to maturity	$4,992	$11	$41,361	$200
Securities available for sale	—	—	—	—

	$4,992	$11	$41,361	$200

December 31, 2015:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC:
Securities held to maturity	$60,143	$749	$67,294	$1,443
Securities available for sale	3,017	23	—	—

	$63,160	$772	$67,294	$1,443

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered by the Company to be temporary.

The scheduled maturities of securities available for sale at September 30, 2016 are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity
	Amortized	Estimated
	Cost	Fair Value

Pass-through securities guaranteed by FNMA, GNMA, FHLMC,
SBA and SBIC	$118,316	$118,612

	$118,316	$118,612

	Available for Sale
	Amortized	Estimated
	Cost	Fair Value

Due 3 months or less	—	—
Due after 3 months through 1 year	987	1,010
Due after one year through 5 years	16,634	17,639
Due after five years through 10 years	26,691	28,294
Due after ten years	19,214	20,468
Pass-through securities guaranteed by FNMA, GNMA, FHLMC,
SBA and SBIC	6,026	6,120

	$69,552	$73,531

There were no pledged investment securities at September 30, 2016 or December 31, 2015.

Proceeds from the sales of investment securities available for sale and gross realized gains and losses for the nine months ended September 30 2016 and 2015 are as follows (in thousands):

	2016	2015

Proceeds from sales	$41,121	$29,420

Gross realized gains	$1,052	$106

Gross realized losses	—	$51

Note 4.	Loans and Allowance for Loan Losses

Loans by portfolio segment and class at September 30, 2016 and December 31, 2015 consisted of the following (in thousands):

	2016	2015

Real estate:
Construction	$132,744	$163,993
Residential	15,717	16,672
Owner occupied	135,717	110,352
Commercial and farmland	291,586	218,355
Commercial:
Financial and agricultural	201,063	186,640
Energy	80,724	112,146
Consumer and other loans	5,425	6,890
	862,976	815,048
Unearned loan fees	(3,467)	(3,587)
Allowance for loan losses	(13,976)	(10,926)

	$845,533	$800,535

To determine an appropriate allowance, management separates loans into separate categories based on similar risk characteristics. These categories and their risk characteristics are described below:

•
Real estate - construction: This category consists of loans secured by real estate under construction or land development, both commercial and residential. Construction and land development loans can carry additional risk of repayment from several different factors influencing the completion of the project on time and on budget. Other risks involved are market driven through real estate values and long-term financing options. As such, the Company takes additional steps to insure that sufficient equity is required, underwriting supports the project, and secondary sources of repayment are identified. This category also consists of loans secured by vacant land, which includes developed commercial land, undeveloped commercial land, rural land, single family residential lots, and lot development loans. These types of loans require larger down payments to help mitigate the risk.

•
Real estate - residential: This category consists of loans secured by some form of both owner-occupied and non-owner occupied residential real estate. The category includes loans for 1-4 family home construction, home improvement, home equity lines of credit, closed-end financing for 1-4 family properties, and financing for multi-family residential properties. The overall credit risk in this segment of the loan portfolio is low given the nature of the collateral and the Company’s strict underwriting standards for this type of financing. The Company does not originate sub-prime mortgage loans. The higher risk area of this category is the non-owner occupied portion of these loans, which are often reliant on rental income as the primary source of repayment.

•
Real estate - owner occupied: This category consists of loans secured by commercial buildings that are occupied by companies that are run by the borrower or guarantors on the loan. These loans are lower risk than the non owner occupied loans because the borrower or guarantor has a personal interest in the success of the tenant company. In addition, more in-depth financial information can be obtained to help management evaluate the business and its profitability.

•
Real estate - commercial and farmland: This category consists of loans secured by income-producing commercial buildings such as shopping centers, office buildings, office warehouse buildings, hotels, and multi-family properties. These loans carry a higher risk than owner-occupied properties because the repayment is based on the successful operations of the tenants and may be subject to adverse conditions in the real estate market and/or general economy. A substantial majority of these loans have adequate secondary sources of repayment through financially strong guarantors that are well known to the Company.

•
Commercial - financial and agricultural: This category consists of all business loans and leases secured by assets other than the business real estate. A substantial majority of these loans are secured by equipment, accounts receivable, and inventory. The primary risk involved with this category is that the loans and leases are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default. However, the Company’s very conservative underwriting standards and credit culture help mitigate risk.

•
Commercial - energy: Energy loans are credits extended to businesses deriving a majority of their revenues from the sale of oil and gas related products or whose credit requires a technical evaluation of oil and gas reserves or where the forecasting and analysis of oil and gas prices directly impacts credit quality. The Energy Industry can be divided into three segments: Upstream (Oil and gas exploration and production or E&P); Midstream (refining, gathering, processing); and Downstream (selling product to end users). Integrated oil companies are generally involved in all three segments. The other oil and gas companies are involved in the upstream segment and may also be involved in midstream and downstream segments. Energy lending at Sovereign Bank focuses its efforts on upstream and midstream E&P companies. Loans are secured by proven, producing oil and gas reserves.

•
Consumer and other loans: This category of loans includes all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, education, taxes, and investments. A large majority of the loans in this category are relatively short-term loans secured by new and used automobiles, recreational vehicles, and bank certificates of deposit.

As part of the management of the loan portfolio, risk ratings are assigned to all loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Lending is an important activity for the bank and represents a major asset commitment. The loan review function represents a significant self-monitoring process to ensure, across the organization, the quality of loans meets or exceeds corporate credit standards. The loan review team evaluates various related risks and management techniques involved with loan activities.

In order to manage credit risk, credit administration assigns a credit risk rating to each loan at the time of origination and reviews loans on a regular basis to determine each loan’s credit risk rating on a scale of 1 through 10, with higher scores indicating higher risk. Creditworthiness of the borrower is the primary determinant in the assignment of risk ratings. In certain cases, however, risks inherent in the transaction itself may influence the final rating. The final rating should be the product of careful evaluation derived from an overall assessment of such factors as creditworthiness, structure and any unusual features.

•
1-6 - pass ratings: Risk ratings from 1-6 are all “Pass” ratings and represent the loans considered acceptable to the bank. The ratings range from 1 being the Highest Quality to 6 being Minimum Acceptable Quality (including a 6 - pass/watch rating). All ratings reflect loans with a good primary and secondary source of repayment and/or well collateralized. While the availability varies within the Pass categories, borrowers typically have access to alternative financial markets.

•
7 - special mention: A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the bank’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the bank to sufficient risk to warrant adverse classification.

The Special Mention category is not to be used to identify an asset that has as its sole weakness credit data exceptions, collateral documentation exceptions or other account management weaknesses where the exceptions/weaknesses are not material to the repayment of the loan.

•
8 - substandard: The loan is inadequately protected by the current worth and paying capacity of the obligor or of the collateral pledged, if any. There are well-defined weaknesses that jeopardize the repayment of the debt.

Although loss may not be imminent, if the weaknesses are not corrected, there is a good possibility that the bank will sustain some loss. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified Substandard.

•
9 - doubtful: The loan has the weaknesses of those in the classification of Substandard, one or more of which make collection or liquidation in full, on the basis of currently ascertainable facts, conditions and values, highly questionable or improbable. The possibility of loss is extremely high, but certain identifiable contingencies that are reasonably likely to materialize may work to the advantage and strengthening of the loan, such that it is reasonable to defer its classification as a loss until its more exact status may be determined. Contingencies that may call for deferral of loss classification include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on addition collateral and refinancing plans.

Loans in this classification are normally carried on interest non-accrual, and interest received is applied to reduce principal. Credits rated Doubtful are reviewed frequently to determine if events that might require a change in rating upward or downward have taken place.

•
10 - loss: Loans in this classification are considered uncollectible and of such little value that their continued classification as bankable assets is not warranted. This classification does not mean the loan has absolutely no recovery or salvage value, but that it is neither practical nor desirable to defer writing off this basically worthless loan even though partial recovery may be affected in the future.

The following table presents the recorded investment in loans receivable (in thousands) by credit quality indicator as of September 30, 2016 and December 31, 2015:

		Special
	Pass	Mention	Substandard	Doubtful
	(Rating 1-6)	(Rating 7)	(Rating 8)	(Rating 9)	Total

2016:
Real estate:
Construction	$132,744	—	—	—	$132,744
Residential	15,717	—	—	—	15,717
Owner occupied	126,037	99	9,581	—	135,717
Commercial and farmland	288,761	—	2,825	—	291,586
Commercial:					—
Financial and agricultural	185,987	1,417	13,659	—	201,063
Energy	32,541	21,193	26,990	—	80,724
Consumer and other loans	5,346	—	79	—	5,425

	$787,133	$22,709	$53,134	—	$862,976

2015:
Real estate:
Construction	$163,993	—	—	—	$163,993
Residential	16,672	—	—	—	16,672
Owner occupied	109,664	370	318	—	110,352
Commercial and farmland	215,485	—	2,870	—	218,355
Commercial:
Financial and agricultural	182,760	1,820	2,060	—	186,640
Energy	65,929	9,792	36,425	—	112,146
Consumer and other loans	6,842	—	48	—	6,890

	$761,345	$11,982	$41,721	—	$815,048

The Company’s activity in the allowance for loan losses for the nine months ended September 30, 2016 and year ended December 31, 2015 by portfolio segment and disaggregated on the basis of the Company’s impairment methodology is as follows (in thousands)

	Real Estate				Commercial
	Construction	Residential	Owner Occupied	Commercial and Farmland	Financial and Agricultural	Energy	Consumer and Other Loans	Total
2016:
Beginning balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926
Charge-offs	—	—	—	—	—	—	(4)	(4)
Recoveries	—	—	—	—	54	—	—	54
Provision	(253)	—	499	886	422	1,452	(6)	3,000

Ending balance	$1,508	$134	$1,292	$2,444	$2,438	$6,107	$53	$13,976

Period-end amount allocated to:
Loans individually evaluated
for impairment	—	—	$3	$27	$15	$5,137	—	$5,182
Loans collectively evaluated
for impairment	1,508	134	1,289	2,418	2,422	969	54	8,794

Ending balance	$1,508	$134	$1,292	$2,445	$2,437	$6,106	$54	$13,976

Loans:
Loans individually evaluated
for impairment	—	—	$313	$2,825	$1,502	$15,398	—	$20,038
Loans collectively evaluated
for impairment	132,744	15,717	135,404	288,761	199,561	65,326	5,425	842,938

Ending balance	$132,744	$15,717	$135,717	$291,586	$201,063	$80,724	$5,425	$862,976

2015:
Beginning balance	$1,512	$303	$783	$1,046	$2,330	$2,158	$120	$8,252
Charge-offs	—	(359)	—	—	—	(1,779)	—	(2,138)
Recoveries	—	—	—	—	12	—	—	12
Provision	249	190	10	512	(380)	4,276	(57)	4,800

Ending balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926

Period-end amount allocated to:
Loans individually evaluated
for impairment	—	—	$3	$26	$53	$2,384	—	$2,466
Loans collectively evaluated
for impairment	1,761	134	790	1,532	1,909	2,271	63	8,460

Ending balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926

Loans:
Loans individually evaluated
for impairment	—	—	$318	$2,870	$1,694	$14,294	—	$19,176
Loans collectively evaluated
for impairment	163,992	16,672	110,034	215,486	184,946	97,852	6,890	795,872

Ending balance	$163,992	$16,672	$110,352	$218,356	$186,640	$112,146	$6,890	$815,048

The following table presents the past due aging of the recorded investment in loans and loans on nonaccrual status as of September 30, 2016 and December 31, 2015 (in thousands):

	Loans	Loans	Loans
	30-59 Days	60-89 Days	90 or More	Total Past	Non-Accrual
	Past Due	Past Due	Past Due	Due Loans	Loans

2016:
Real estate:
Construction	—	—	—	—	—
Residential	—	—	—	—	—
Owner occupied	—	—	—	—	—
Commercial and farmland	—	—	—	—	—
Commercial:
Financial and agricultural	—	—	705	705	705
Energy	—	—	12,789	12,789	12,789
Consumer and other loans	—	—	38	38	38

	—	—	$13,532	$13,532	$13,532

2015:
Real estate:
Construction	—	—	—	—	—
Residential	—	—	—	—	—
Owner occupied	318	—	—	318	—
Commercial and farmland	—	—	—	—	—
Commercial:
Financial and agricultural	712	—	748	1,460	748
Energy	—	2,055	11,945	14,000	14,000
Consumer and other loans	4	—	—	4	—

	$1,034	$2,055	$12,693	$15,782	$14,748

The following table presents loans identified as impaired by class of loans as of September 30, 2016 and December 31, 2015 (in thousands):

							Interest
	Unpaid	Recorded	Recorded				Income
	Contractual	Investment	Investment	Total		Average	Recognized
	Principal	With No	With	Recorded	Related	Recorded	on Impaired
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Loans

2016:
Real estate:
Construction	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—
Owner occupied	313	—	313	313	3	316	13
Commercial and farmland	2,825	—	2,825	2,825	27	2,846	93
Commercial:
Financial and agricultural	1,502	—	1,502	1,502	15	1,609	33
Energy	15,398	—	15,398	15,398	5,137	14,804	96
Consumer and other loans	—	—	—	—	—	—	—

	$20,038	—	$20,038	$20,038	$5,182	$19,575	$235

2015:
Real estate:
Construction	—	—	—	—	—	—	—
Residential	—	—	—	—	—	—	—
Owner occupied	317	—	317	317	3	64	24
Commercial and farmland	2,870	—	2,870	2,870	26	2,895	190
Commercial:
Financial and agricultural	1,694	—	1,694	1,694	53	1,346	52
Energy	14,295	—	14,295	14,295	2,384	5,508	39
Consumer and other loans	—	—	—	—	—	—	—

	$19,176	—	$19,176	$19,176	$2,466	$9,813	$305

A loan is considered a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. Concessions granted under a TDR typically involve a temporary or permanent reduction in the interest rate at less than a current market rate of interest or an extension of a loan’s stated maturity date. Loans classified as TDR’s are designated as impaired.

Three impaired loans totaling approximately $5,363,000 and three impaired loans totaling approximately $3,504,000 were accounted for as troubled debt restructurings as of September 30, 2016 and December 31, 2015, respectively. There were no TDRs that defaulted during the period ending September 30, 2016 and year ended December 31, 2015.

Note 5.	Federal Home Loan Bank Advances

The Company periodically borrows from the Federal Home Loan Bank (FHLB) of Dallas. These advances are collateralized by approximately $320,084,000 of loans and $118,745,000 of investment securities and FHLB stock at September 30, 2016 and $347,902,000 of loans and $217,837,000 of investment securities and FHLB stock at December 31, 2015. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon the movement in market interest rates.

The maturities of FHLB advances are as follows (in thousands):

	Interest	Principal
Maturity	Rate	Balance

October 3, 2016	0.66%	10,000
October 11, 2016	0.6%	10,000
October 21, 2016	0.54%	10,000
October 28, 2016	0.5%	10,000
November 8, 2016	0.54%	10,000
November 18, 2016	0.52%	10,000
December 5, 2016	0.54%	10,000
December 15, 2016	0.57%	10,000
December 27, 2016	0.64%	10,000
January 9, 2017	0.62%	10,000
January 25, 2017	0.62%	10,000

		$110,000

Note 7.	Trust Preferred Subordinated Debentures

In May 2008, the Company, in a private placement, issued $8,350,000 (8,350 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) through a newly formed, unconsolidated, wholly-owned subsidiary, SovDallas Capital Trust I (the Trust). The Company has an investment in 100% of the common shares of the Trust totaling $259,000. The Trust invested the total proceeds from the sale of the TruPS and the investment in common shares in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the TruPS is payable quarterly at a rate equal to 3 month LIBOR plus 4.0% (4.65% at September 30, 2016). Principal payments are due at maturity in July 2038. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debt securities, in whole or in part, at any time at an amount equal to the principal amount of the debt securities being redeemed plus any accrued and unpaid interest.

Note 8.	Income Taxes

The Company’s estimated annual effective tax rate was approximately 28.9% and 27.9% for the nine months ended September 30, 2016 and 2015. For the nine months ended September 30, 2016 and 2015, the effective tax rate is below the statutory rate, primarily because of tax-exempt income generated from municipal securities. The increase in the effective tax rate from the nine months ended September 30, 2015 was affected primarily by a decrease in municipal securities.

Note 8. Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At September 30,
2016 and December 31, 2015, the approximate amounts of these financial instruments were as follows (in thousands):

	2016	2015

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$306,792	$304,662
Standby letters of credit	3,520	3,689

	$310,312	$308,351

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of September 30, 2016 and December 31, 2015, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 9. Stock Compensation

Stock options: Under the Company’s Employee Stock Option Plan, the Company may grant options and warrants to its directors, officers and employees for up to 1,085,782 shares of common stock, of which 480,833 remain to be granted. Both incentive stock options and nonqualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is 10 years. Vesting periods range from immediate to five years from the date of grant.

The summary of stock option activity for the period ended 2016 and 2015 follows:

	September 30, 2016		September 30, 2015
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding, beginning of period	108,199	$21.12	144,699	$18.67
Exercised	(6,000)	15	(16,000)	10.63
Forfeited	(56,479)	21.48	—	—

Outstanding, end of period	45,720	$21.48	128,699	$19.67

Options exercisable	45,720	$21.48	128,699	$19.67

Weighted average remaining contractual
life of options:
Outstanding	1.27 years		1.14 years
Exercisable	1.27 years		1.14 years

The intrinsic value of options exercised during 2016 and 2015 was approximately $89,000 and $307,000, respectively. During 2015, approximately 5,700 shares of common stock were accepted in lieu of cash on the exercise of stock options. The intrinsic value of options outstanding at September 30, 2016 was approximately $381,000.

No options were granted in 2016 or 2015. At September 30, 2016, there was no unrecognized compensation cost related to option compensation arrangements.

Deferred stock: At September 30, 2016 and December 31, 2015, certain officers had outstanding deferred stock awards totaling 70,000 and 109,100 shares of common stock, respectively with values ranging from $13.09 to $29.82 per share at the date of grant. During the first nine months of 2016 and 2015, no deferred stock awards were granted.

The deferred stock awards have varying terms and vest various years from the date of grant. The grant of shares will take place following a “deferral period” or upon employee termination or change of control. Upon employee termination, shares will be granted based on the number of shares vested at the time of termination. Upon change in control, the shares vest immediately. The holders of the awards have no rights of a stockholder until shares are granted following the deferral period.

Total compensation expense related to these deferred stock awards totaled $221,000 and $217,000 during the first nine months of 2016 and 2015, respectively. At September 30, 2016, future compensation expense related to deferred stock awards is approximately $602,000 and will be recognized over a remaining weighted average period of 2.67 years.

Note 10. Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Regulatory approval would be required for any dividends or other distributions to be made by the Bank during the time an accumulated deficit exists.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of September 30, 2016 and December 31, 2015, that the Bank met all capital adequacy requirements to which it is subject.

At September 30, 2016 and December 31, 2015, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the following table. At September 30, 2016 and December 31, 2015, the Company met all capital requirements under the regulatory framework specified by the Federal Reserve Board. Management is not aware of any conditions subsequent to September 30, 2016 that would change the Bank’s capital category.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table (dollar amounts in thousands):

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

September 30, 2016:
Total capital (to risk weighted assets):
Consolidated	$138,802	13.58%	$81,789	8%	N/A	N/A
Bank	137,725	13.48%	$81,750	8%	$102,187	10%
Tier I capital (to risk weighted assets):
Consolidated	$126,008	12.33%	$61,342	6%	N/A	N/A
Bank	124,937	12.23%	$61,312	6%	$81,750	8%
Common equity (to risk weighted assets):
Consolidated	$93,158	9.11%	$46,006	4.5%	N/A	N/A
Bank	124,937	12.23%	$45,984	4.5%	$66,422	6.5%
Tier I capital (to average assets):
Consolidated	$126,008	11.71%	$43,027	4%	N/A	N/A
Bank	124,937	11.62%	$42,998	4%	$53,748	5%

December 31, 2015:
Total capital (to risk weighted assets):
Consolidated	$131,246	13.06%	$80,423	8%	N/A	N/A
Bank	130,409	12.98%	$80,380	8%	$100,475	10%
Tier I capital (to risk weighted assets):
Consolidated	$120,320	11.97%	$60,317	6%	N/A	N/A
Bank	119,483	11.89%	$60,285	6%	$80,380	8%
Common equity (to risk weighted assets):
Consolidated	$87,470	8.7%	$45,238	4.5%	N/A	N/A
Bank	119,483	11.89%	$45,214	4.5%	$65,308	6.5%
Tier I capital (to average assets):
Consolidated	$120,320	10.69%	$45,027	4%	N/A	N/A
Bank	119,483	10.62%	$44,997	4%	$56,247	5%

In July 2013, the FDIC and other regulatory bodies issued final rules consisting of minimum requirements that increased both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions and impact all U.S. banking organizations with more than $500 million in assets. Consistent with the Basel international framework, the new rule includes a new minimum ratio of common equity tier 1 to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets. The rule also raised the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Regarding the quality of capital, the new rule emphasizes common equity tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rule is subject to a four year phase in period for mandatory compliance and the Company began to phase in the new rules beginning on January 1, 2015.

Note 11. Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

In general, fair value is based upon quoted market prices, when available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

During 2016 there were no changes in valuation methodologies compared to 2015 and there were no transfers between levels.

The following table summarizes assets and liabilities measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		Fair Value Measurements at Reporting Date
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable
	Measured	Identical Assets	Inputs	Inputs
	at Fair Value	(Level 1)	(Level 2)	(Level 3)

September 30, 2016:
Measured on a recurring basis:
Assets:
Municipal securities	$67,411	—	$67,411	—
Pass-through securities
guaranteed by FNMA, GNMA, FLMC, SBA, and SBC	6,120	—	6,120	—

December 31, 2015:
Measured on a recurring basis:
Assets:
Municipal securities	$76,557	—	$76,557	—
Pass-through securities
guaranteed by FNMA, GNMA, FLMC, SBA, and SBC	43,363	—	43,363	—

Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury and other yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

The Company has no nonfinancial assets or nonfinancial liabilities measured at fair value on a recurring basis.

The following table presents assets measured at fair value on a nonrecurring basis (in thousands):

Fair Value Measurements at Reporting Date
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable	Net Change
	Measured	Identical Assets	Inputs	Inputs	During
	at Fair Value	(Level 1)	(Level 2)	(Level 3)	Period

September 30, 2016:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$20,038	$—	$—	$20,038	$2,715

December 31, 2015:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$19,178	$—	$—	$19,178	$2,210

Certain impaired loans are reported at the fair value of underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on the fair value of the collateral discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial and real estate loans.

Other real estate owned is measured at fair value on a nonrecurring basis (subsequent to initial recognition). Other real estate owned is classified within Level 3 of the valuation hierarchy. When transferred from the loan portfolio, other real estate is adjusted to and subsequently carried at fair value less estimated selling costs. The fair value is determined using an external appraisal process, discounted based on internal criteria.

The methods and assumptions used by the Bank in estimating fair values of financial instruments other than those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

Cash and cash equivalents: The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

Loans: The fair value for all fixed-rate loans is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. The estimated fair value for variable rate loans is the carrying amount.

Federal Home Loan Bank stock: The carrying amount of Federal Home Loan Bank stock approximates its fair value.

Deposits: The fair values disclosed for demand deposits with no defined maturities are equal to their carrying amounts which are payable on demand. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Trust preferred subordinated debentures: It is not practicable to estimate the fair value of trust preferred subordinated debentures as there are currently no transactions of similar instruments.

Federal Home Loan Bank advances and federal funds purchased: The carrying amounts of variable rate borrowings approximate their fair values. The fair value of fixed rate borrowings is estimated based on the present value of expected cash flows using current interest rates for similar financial instruments.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standings.

The estimated fair value of the Company’s financial instruments were as follows at September 30, 2016 and December 31, 2015 (in thousands):

	2016		2015
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$25,507	$25,507	$14,241	$14,241
Securities held to maturity	115,413	118,612	132,542	133,771
Securities available for sale	73,531	73,531	119,920	119,920
Loans, net	845,533	844,550	800,535	799,535
Federal Home Loan Bank stock	5,705	5,705	9,446	9,446
Accrued interest receivable	2,610	2,610	3,415	3,415

Financial liabilities:
Deposits	858,619	858,964	798,452	798,810
Federal Home Loan Bank advances	110,000	110,014	190,000	190,029
Accrued interest payable	375	375	361	361

Off-balance sheet assets (liabilities):
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

Note 12. Capital Requirements

Small business lending fund preferred stock: On September 22, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the United States Treasury (the “Secretary”), pursuant to which the Company issued 24,500 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $24,500,000. The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, as authorized by the Small Business Lending Fund program (SBLF).

The Series C Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, fluctuated on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock was outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period was set at 5%. For the second through tenth calendar quarters, the dividend rate fluctuated between 1% and 5% per annum, to reflect the amount of change in the Bank’s level of QSBL. For the eleventh calendar quarter through four and one half years after issuance, the dividend rate is fixed at 1% based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9%. In addition, beginning on January 1, 2014, and on all Series C Preferred Stock dividend payment dates thereafter ending on April 1, 2016, the Company will be required to pay a fee equal to 0.5% of the liquidation amount per share of Series C Preferred Stock if the amount of eligible loans falls below the baseline.

The Series C Preferred Stock is non-voting, except in limited circumstances. The Series C Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of our federal banking regulator. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of the Company’s federal banking regulator.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

Independent Auditor’s Report

To the Board of Directors
Sovereign Bancshares, Inc. and Subsidiaries
Dallas, Texas

Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Sovereign Bancshares, Inc. and Subsidiaries, which comprise the balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sovereign Bancshares, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter
We also have examined, in accordance with attestation standards established by the American Institute of Certified Public Accountants, Sovereign Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2015 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013 and our report dated March 28, 2016, expressed an unqualified opinion.

Dallas, Texas
March 28, 2016

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2015 and December 31, 2014
(In thousands, except shares and per share values)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$4,553	$5,906
Interest-bearing deposits	9,614	2,911
Federal funds sold	74	73
Cash and cash equivalents	14,241	8,890
Securities held to maturity	132,542	155,482
Securities available for sale	119,920	166,148
Loans, net	800,535	671,809
Premises and equipment, net	22,440	23,273
Other real estate owned	621	711
Accrued interest receivable	3,415	3,582
Federal Home Loan Bank Stock	9,446	6,572
Other assets	9,423	19,435
Total assets	$1,112,583	$1,055,902
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$173,985	$155,078
Interest-bearing	624,467	638,257
Total deposits	798,452	793,335
Accrued interest payable	361	359
Trust preferred subordinated debentures	8,609	8,609
Other liabilities	1,894	18,211
Federal Home Loan Bank advances	190,000	130,000
Total liabilities	999,316	950,514
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 2,000,000 total shares authorized: Series C cumulative perpetual preferred shares, $1 par value, $1,000 per share liquidation value; 24,500 shares issued and outstanding at December 31, 2015 and 2014	24,500	24,500
Common stock, par value $1 per share, 10,000,000 shares authorized; 5,203,100 and 5,161,888 shares issued and outstanding at December 31, 2015 and 2014, respectively	5,203	5,162
Additional paid-in capital	57,366	56,887
Retained earnings	24,901	17,526
Accumulated other comprehensive income	1,297	1,313
Total stockholders’ equity	113,267	105,388
Total liabilities and stockholders’ equity	$1,112,583	$1,055,902
See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Years Ended December 31, 2015 and 2014
(In Thousands)

	Year Ended December 31,
	2015	2014
Interest income:
Loans, including fees	$35,417	$30,971
Investment securities:
Taxable	4,690	6,126
Nontaxable	2,608	2,676
Federal funds sold	33	38
Other	26	16
Total interest income	42,774	39,827

Interest expense:
Deposits	4,595	4,868
Federal funds purchased	18	13
Trust preferred subordinated debentures	374	370
Federal Home Loan Bank advances	602	521
Total interest expense	5,589	5,772
Net interest income	37,185	34,055
Provision for loan losses	4,800	—
Net interest income after provision for loan losses	32,385	34,055

Noninterest income:
Service charges and other fees	604	620
Net investment securities gains	55	—
Gain on sales of loans	3,194	1,613
Other	918	1,131
Total noninterest income	4,771	3,364

Noninterest expense:
Salaries and employee benefits	16,157	15,698
Occupancy expense	3,514	3,523
Legal and professional fees	2,037	7,820
Valuation adjustments and other expenses on other real estate owned	99	1,722
Deposit insurance assessment	853	862
Data processing	840	801
Telephone	701	517
Other	2,686	2,405
Total noninterest expense	26,887	33,348

Income before taxes	10,269	4,071
Income tax expense	2,649	399

Net income	$7,620	$3,672

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2015 and 2014
(In Thousands)

	Year Ended December 31,
	2016	2015
Net income	$7,620	$3,672

Other comprehensive income (loss) before tax:
Net unrealized (losses) gains on available for sale securities arising during the year	741	8,571
Reclassification adjustment for amortization of unrealized losses on investment securities transferred to held to maturity from available for sale	(710)	(350)
Reclassification adjustment for net gains on sales of securities available for sale included in net income	(55)	—
Other comprehensive (loss) income, before tax	(24)	8,221
Income tax expense (benefit)	(8)	2,795
Other comprehensive (loss) income, net of tax	(16)	5,426

Comprehensive income	$7,604	$9,098

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2015 and 2014
(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2014	$24,500	$4,967	$58,386	$14,099	$(4,113)	$97,839
Net Income	—	—	—	3,672	—	$3,672
Other comprehensive income, net of tax	—	—	—	—	5,426	$5,426
Stock-based compensation	—	—	225	—	—	$225
Deferred stock vested (63,303 shares)	—	63	(63)	—	—	$—
Stock options exercised (230,500 shares), net of shares acquired (80,000) in lieu of cash	—	154	(154)	—	—	$—
Stock warrants exercised (137,365 shares) net of shares acquired (59,000) in lieu of cash	—	79	(28)	—	—	$51
Repurchase of common stock (101,000 shares)	—	(101)	(1,867)	—	—	$(1,968)
Excess tax benefit from stock-based compensation	—	—	388	—	—	$388
Preferred Stock dividends	—	—	—	(245)	—	$(245)

Balance at December 31, 2014	$24,500	$5,162	$56,887	$17,526	$1,313	$105,388
Net Income	—	—	—	7,620	—	7,620
Other comprehensive income, net of tax	—	—	—	—	(16)	(16)
Stock-based compensation	—	—	304	—	—	304
Deferred stock vested (13,360 shares)	—	13	(13)	—	—	—
Stock options exercised (34,000 shares), net of shares acquired (5,703) in lieu of cash	—	28	188	—	—	216
Preferred stock dividends	—	—	—	(245)	—	(245)

Balance at December 31, 2015	$24,500	$5,203	$57,366	$24,901	$1,297	$113,267

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2015 and 2014
(Dollars in thousands)

	For the Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$7,620	$3,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	877	1,068
Deferred income tax expense (benefit)	1,563	(114)
Provision for loan losses	4,800	—
Net gain on sales of securities available for sale	(55)	—
Gain on sales of loans	(3,194)	(1,613)
Valuation adjustments on other real estate owned	90	826
Stock-based compensation expense	304	225
Excess tax benefit from stock-based compensation	—	388
Net amortization of securities available for sale	2,181	1,698
Net amortization of securities held to maturity	1,386	2,258
Changes in operating assets and liabilities:
Accrued interest receivable and other assets	8,616	(10,513)
Accrued interest payable and other liabilities	(16,306)	10,023
Net cash provided by operating activities	7,882	7,918
Cash flows from investing activities:
Purchase of securities available for sale	(100,000)	(166,029)
Proceeds from sales of securities available for sale	29,420	—
Proceeds from calls, maturities and principal repayments of securities held to maturity	21,469	11,336
Proceeds from calls, maturities and principal repayments of securities available for sale	114,742	172,354
Net purchase of FHLB stock	(2,874)	(3,191)
Net increase in loans	(130,332)	(62,036)
Proceeds from sales of other real estate owned	—	4,241
Purchases of premises and equipment	(44)	(4,167)
Net cash used in investing activities	(67,619)	(47,492)
Cash flows from financing activities:
Net increase (decrease) in deposits	5,117	(67,397)
Net increase in Federal Home Loan Bank advances	60,000	60,006
Preferred stock dividend paid	(245)	(245)
Proceeds from exercise of stock options and stock warrants	216	51
Excess tax benefit from stock-based compensation	—	388
Repurchase of common stock	—	(1,968)
Net cash provided by financing activities	65,088	(9,165)
Net increase in cash and cash equivalents	5,351	(48,739)
Cash and cash equivalents at beginning of year	8,890	57,629
Cash and cash equivalents at end of year	$14,241	$8,890

See Notes to Consolidated Financial Statements.

SOVEREIGN BANCSHARES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies

Basis of presentation: The accompanying consolidated financial statements include the accounts of Sovereign Bancshares, Inc. (“SBI”) and its wholly owned subsidiary, Sovereign Bank (“Bank”). They are collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of business: The Bank is a state banking organization headquartered in Dallas, Texas and began operations on July 29, 2004. The Bank provides a full range of banking services to individual and corporate customers primarily in Dallas, Austin, and Houston, Texas and the surrounding areas.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ significantly from those estimates.

A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses. A significant portion of the Company’s loan portfolio is collateralized by real estate and related assets located in local markets. Accordingly, the ultimate collectability of this portion of the Company’s loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

Cash flow reporting: For purposes of reporting cash flow, cash equivalents include cash items, amounts due from banks and federal funds sold. Federal funds sold are normally sold for one-day periods.

Concentrations on cash equivalents: The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risk associated with the counterparties to these transactions.

Investment securities: Securities classified as available for sale are those that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and are carried at fair value. Unrealized gains and losses on investments classified as available for sale have been accounted for as accumulated other comprehensive income (loss). Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

Securities classified as held to maturity are debt securities for which the Company has the positive intent and ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Transfers of debt securities into the held to maturity category from the available for sale category are made at fair value at the date of transfer. The unrealized holding gain or loss at the date of transfer is retained in other comprehensive income and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining life of the security.

Interest income includes amortization of purchase premiums and discounts. Realized gains and losses on sales of securities are recorded on the trade date and are determined using the specific identification method. Declines in the fair value of available for sale securities and held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal home loan bank stock: As a member of the Federal Home Loan Bank of Dallas (FHLB), the Company is required to maintain an investment in capital stock of the FHLB. FHLB stock does not have readily determinable fair values as ownership is restricted and lacks a ready market. As a result, this stock is carried at cost and evaluated periodically by management for impairment. No impairment was recorded during the years ended December 31, 2015 and 2014.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge offs and the allowance for loan losses and deferred loan fees and deferred loan costs. Loan fees collected on loans with terms greater than twelve months are deferred, net of costs and recognized over the life of the loan. Interest income is accrued on the unpaid principal balance.

The accrual of interest is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify such loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Transfers of financial assets: Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange the assets it received, or provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a ’participating interest’ in order to account for the transfer as a sale. Following are the characteristics of a ’participating interest’:

•	Pro-rata ownership in an entire financial asset.

•
From the date of the transfer, all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership.

•
The rights of each participating interest holder have the same priority, and no participating interest holder’s interest is subordinated to the interest of another participating interest holder. That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.

•	No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

Allowance for loan losses: The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans.

The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio. The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Contingencies. The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio, as well as trends in the foregoing. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including but not limited to the performance of the loan portfolio, the economy, changes in interest rates, and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for loan losses consists of two elements: (i) specific valuation allowances established for probable losses on impaired loans and (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted for general economic conditions and other qualitative risk factors both internal and external to the Company.

Premises and equipment: Land is carried at cost. Building and improvements, and furniture and equipment are carried at cost, less accumulated depreciation computed principally by the straight-line method based on the estimated useful lives of the related properties ranging from three to ten years. Leasehold improvements are generally depreciated over the lesser of the term of the respective leases or the estimated useful lives of the improvements.

Other real estate owned: Other real estate owned acquired through or instead of loan foreclosure is initially recorded at fair value when acquired, establishing a new cost basis. Costs after acquisition are expensed. If the fair value of the property declines, the value of the other real estate is reduced with a corresponding charge to earnings.

Income taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities related to components of other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and the tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.

The Financial Accounting Standards Board (FASB) has issued guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s federal and state tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company files income tax returns in U.S. federal jurisdiction and Texas. With few exceptions, the Company is no longer subject to U.S. federal or Texas state income tax examination by tax authorities for the years ended on or before December 31, 2012. For the years ended December 31, 2014 and 2013, management has determined there are no material uncertain tax positions. The Company classifies interest and, if applicable, penalties related to income tax liabilities as a component of income tax expense.

Fair value measurements: ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that assets and liabilities are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Share-based payment: Share-based payments to employees, including grants of employee stock options, warrants and restricted stock, are valued at fair value on the grant date and expensed over the applicable vesting period.

Comprehensive income (loss): Comprehensive income (loss) includes all changes in stockholders’ equity during a period, except those resulting from transactions with stockholders. Besides net income, other components of the Company’s comprehensive income include the after tax effect of changes in the net unrealized gain/loss on securities available for sale and amortization of unrealized losses on investment securities transferred to held to maturity from available for sale.

Contingencies: Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Reclassification: Certain amounts previously reported have been reclassified to conform to current year presentation. These reclassifications had no effect on previously reported stockholders’ equity or net income.

Subsequent events: The Company has evaluated subsequent events through March 28, 2015, the date on which the financial statements were available to be issued.

New authoritative accounting guidance:

ASU 2014-04, “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”. This ASU is intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. For private entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The adoption of this ASU is not expected to have a significant impact on the Company’s financial statements.

ASU 2016-01, “Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities”. This new guidance permits early adoption of the own credit provision. In addition, the new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. The ASU is effective for public business entities for fiscal years, and for interim periods with those fiscal years, beginning after December 15, 2017. The adoption of this ASU is not expected to have a significant impact on the Company’s financial statements.

ASU 2016-02, “Leases: Recognition and Measurement of Financial Assets and Financial Liabilities”. The update amends existing standards for accounting for leases by lessees, with accounting for leases by lessors remaining mainly unchanged from current guidance. The update requires that lessees recognize a lease liability and a right of use asset for all leases (with the exception of short-term leases) at the commencement date of the lease and disclose key information about leasing arrangements. The update is effective for interim and annual periods beginning after December 15, 2015 and is to be applied on a modified retrospective basis. The adoption of this ASU is not expected to have a significant impact on the Company’s financial statements.

Note 2.	Statements of Cash Flows

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans, interest-bearing deposits in other banks, and short-term borrowings. The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the years ended December 31, 2015 and 2014 is presented as follows (in thousands):

	2015	2014

Cash paid for interest	$5,587	$5,836

Cash paid for taxes	$90	$3,306

Real estate acquired in foreclosure or in settlement of loans	—	$5,047

Transfers of investments securities available for sale to
investment securities held to maturity	—	$169,076

Shares of common stock received in lieu of cash on exercise of
stock options and warrants (5,700 and 139,000 shares)	$170	$4,138

Note 3.	Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $10,904,000 and $10,954,000 at December 31, 2015 and 2014, respectively.

Note 4.	Securities

The amortized cost of securities and their approximate fair values at December 31, 2015 and 2014 are as follows (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Securities Held to Maturity

December 31, 2015:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	$135,936	$27	$(2,192)	$133,771

	$135,936	$27	$(2,192)	$133,771

Securities Available for Sale

December 31, 2015:
Municipal securities	$71,611	$4,946	$—	$76,557
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	42,950	436	(23)	43,363

	$114,561	$5,382	$(23)	$119,920

Securities Held to Maturity

December 31, 2014:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	$159,586	$22	$(2,530)	$157,078

	$159,586	$22	$(2,530)	$157,078

Securities Available for Sale

December 31, 2014:
Municipal securities	$73,907	$5,140	$—	$79,047
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC	86,148	975	(22)	87,101

	$160,055	$6,115	$(22)	$166,148

During June of 2014, the Company transferred investment securities with an amortized cost of approximately $172,235,000 and unrealized losses of approximately $4,453,000 from classification as available for sale to held to maturity. The unrealized loss at the time of transfer is amortized over the remaining life of the securities. The remaining unamortized balance of unrealized losses was $3,394,000 and $4,104,000 at December 31, 2015 and 2014, respectively. Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2015 and 2014, are summarized as follows (in thousands):

	Continuous Unrealized		Continuous Unrealized
	Losses Existing for		Losses Existing for
	Less than 12 Months		Greater than 12 Months
	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Losses	Value	Losses

December 31, 2015:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC:
Securities held to maturity	$60,143	$749	$67,294	$1,443
Securities available for sale	3,017	23	—	—

	$63,160	$772	$67,294	$1,443

December 31, 2014:
Pass-through securities guaranteed
by FNMA, GNMA, FHLMC, SBA
and SBIC:
Securities held to maturity	$12,101	$384	$141,430	$2,146
Securities available for sale	5,407	21	3,231	1

	$17,508	$405	$144,661	$2,147

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered by the Company to be temporary.

The scheduled maturities of securities available for sale at December 31, 2015 are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity
	Amortized	Estimated
	Cost	Fair Value

Pass-through securities guaranteed by FNMA, GNMA, FHLMC,
SBA and SBIC	$135,936	$133,771

	$135,936	$133,771

	Available for Sale
	Amortized	Estimated
	Cost	Fair Value

Due 3 months or less	$645	$649
Due after 3 months through 1 year	516	527
Due after one year through 5 years	6,047	6,424
Due after five years through 10 years	35,041	37,495
Due after ten years	29,362	31,462
Pass-through securities guaranteed by FNMA, GNMA, FHLMC,
SBA and SBIC	42,950	43,363

	$114,561	$119,920

There were no pledged investment securities at December 31, 2015 or 2014.

Proceeds from the sales of investment securities available for sale and gross realized gains and losses for the years ended December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Proceeds from sales	$29,420	$—

Gross realized gains	$106	$—

Gross realized losses	$51	$—

Note 5.	Loans and Allowance for Loan Losses

Loans by portfolio segment and class at December 31, 2015 and 2014 consisted of the following (in thousands):

	2015	2014

Real estate:
Construction	$163,993	$121,262
Residential	16,672	23,167
Owner occupied	110,352	94,265
Commercial and farmland	218,355	132,092
Commercial:
Financial and agricultural	186,640	186,834
Energy	112,146	117,127
Consumer and other loans	6,890	7,454
	815,048	682,201
Unearned loan fees	(3,587)	(2,140)
Allowance for loan losses	(10,926)	(8,252)

	$800,535	$671,809

To determine an appropriate allowance, management separates loans into separate categories based on similar risk characteristics. These categories and their risk characteristics are described below:

•
Real estate - construction: This category consists of loans secured by real estate under construction or land development, both commercial and residential. Construction and land development loans can carry additional risk of repayment from several different factors influencing the completion of the project on time and on budget. Other risks involved are market driven through real estate values and long-term financing options. As such, the Company takes additional steps to insure that sufficient equity is required, underwriting supports the project, and secondary sources of repayment are identified. This category also consists of loans secured by vacant land, which includes developed commercial land, undeveloped commercial land, rural land, single family residential lots, and lot development loans. These types of loans require larger down payments to help mitigate the risk.

•
Real estate - residential: This category consists of loans secured by some form of both owner-occupied and non-owner occupied residential real estate. The category includes loans for 1-4 family home construction, home improvement, home equity lines of credit, closed-end financing for 1-4 family properties, and financing for multi-family residential properties. The overall credit risk in this segment of the loan portfolio is low given the nature of the collateral and the Company’s strict underwriting standards for this type of financing. The Company does not originate sub-prime mortgage loans. The higher risk area of this category is the non-owner occupied portion of these loans, which are often reliant on rental income as the primary source of repayment.

•
Real estate - owner occupied: This category consists of loans secured by commercial buildings that are occupied by companies that are run by the borrower or guarantors on the loan. These loans are lower risk than the non owner occupied loans because the borrower or guarantor has a personal interest in the success of the tenant company. In addition, more in-depth financial information can be obtained to help management evaluate the business and its profitability.

•
Real estate - commercial and farmland: This category consists of loans secured by income-producing commercial buildings such as shopping centers, office buildings, office warehouse buildings, hotels, and multi-family properties. These loans carry a higher risk than owner-occupied properties because the repayment is based on the successful operations of the tenants and may be subject to adverse conditions in the real estate market and/or general economy. A substantial majority of these loans have adequate secondary sources of repayment through financially strong guarantors that are well known to the Company.

•
Commercial - financial and agricultural: This category consists of all business loans and leases secured by assets other than the business real estate. A substantial majority of these loans are secured by equipment, accounts receivable, and inventory. The primary risk involved with this category is that the loans and leases are typically secured by depreciable assets that may not provide an adequate source of repayment if the loan goes into default. However, the Company’s very conservative underwriting standards and credit culture help mitigate risk.

•
Commercial - energy: Energy loans are credits extended to businesses deriving a majority of their revenues from the sale of oil and gas related products or whose credit requires a technical evaluation of oil and gas reserves or where the forecasting and analysis of oil and gas prices directly impacts credit quality. The Energy Industry can be divided into three segments: Upstream (Oil and gas exploration and production or E&P); Midstream (refining, gathering, processing); and Downstream (selling product to end users). Integrated oil companies are generally involved in all three segments. The other oil and gas companies are involved in the upstream segment and may also be involved in midstream and downstream segments. Energy lending at Sovereign Bank focuses its efforts on upstream and midstream E&P companies. Loans are secured by proven, producing oil and gas reserves.

•
Consumer and other loans: This category of loans includes all other forms of consumer debt, including automobiles, recreational vehicles, debt consolidation, household or personal use, education, taxes, and investments. A large majority of the loans in this category are relatively short-term loans secured by new and used automobiles, recreational vehicles, and bank certificates of deposit.

As part of the management of the loan portfolio, risk ratings are assigned to all loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Lending is an important activity for the bank and represents a major asset commitment. The loan review function represents a significant self-monitoring process to ensure, across the organization, the quality of loans meets or exceeds corporate credit standards. The loan review team evaluates various related risks and management techniques involved with loan activities.

In order to manage credit risk, credit administration assigns a credit risk rating to each loan at the time of origination and reviews loans on a regular basis to determine each loan’s credit risk rating on a scale of 1 through 10, with higher scores indicating higher risk. Creditworthiness of the borrower is the primary determinant in the assignment of risk ratings. In certain cases, however, risks inherent in the transaction itself may influence the final rating. The final rating should be the product of careful evaluation derived from an overall assessment of such factors as creditworthiness, structure and any unusual features.

•
1-6 - pass ratings: Risk ratings from 1-6 are all “Pass” ratings and represent the loans considered acceptable to the bank. The ratings range from 1 being the Highest Quality to 6 being Minimum Acceptable Quality (including a 6 - pass/watch rating). All ratings reflect loans with a good primary and secondary source of repayment and/or well collateralized. While the availability varies within the Pass categories, borrowers typically have access to alternative financial markets.

•
7 - special mention: A Special Mention asset has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the bank’s credit position at some future date. Special Mention assets are not adversely classified and do not expose the bank to sufficient risk to warrant adverse classification.

The Special Mention category is not to be used to identify an asset that has as its sole weakness credit data exceptions, collateral documentation exceptions or other account management weaknesses where the exceptions/weaknesses are not material to the repayment of the loan.

•
8 - substandard: The loan is inadequately protected by the current worth and paying capacity of the obligor or of the collateral pledged, if any. There are well-defined weaknesses that jeopardize the repayment of the debt.

Although loss may not be imminent, if the weaknesses are not corrected, there is a good possibility that the bank will sustain some loss. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified Substandard.

•
9 - doubtful: The loan has the weaknesses of those in the classification of Substandard, one or more of which make collection or liquidation in full, on the basis of currently ascertainable facts, conditions and values, highly questionable or improbable. The possibility of loss is extremely high, but certain identifiable contingencies that are reasonably likely to materialize may work to the advantage and strengthening of the loan, such that it is reasonable to defer its classification as a loss until its more exact status may be determined. Contingencies that may call for deferral of loss classification include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on addition collateral and refinancing plans.

Loans in this classification are normally carried on interest non-accrual, and interest received is applied to reduce principal. Credits rated Doubtful are reviewed frequently to determine if events that might require a change in rating upward or downward have taken place.

•
10 - loss: Loans in this classification are considered uncollectible and of such little value that their continued classification as bankable assets is not warranted. This classification does not mean the loan has absolutely no recovery or salvage value, but that it is neither practical nor desirable to defer writing off this basically worthless loan even though partial recovery may be affected in the future.

The following table presents the recorded investment in loans receivable (in thousands) by credit quality indicator as of December 31, 2015 and 2014:

		Special
	Pass	Mention	Substandard	Doubtful
	(Rating 1-6)	(Rating 7)	(Rating 8)	(Rating 9)	Total

2015:
Real estate:
Construction	$163,993	$—	$—	$—	$163,993
Residential	16,672	—	—	—	16,672
Owner occupied	109,664	370	318	—	110,352
Commercial and farmland	215,485	—	2,870	—	218,355
Commercial:
Financial and agricultural	182,760	1,820	2,060	—	186,640
Energy	65,929	9,792	36,425	—	112,146
Consumer and other loans	6,842	—	48	—	6,890

	$761,345	$11,982	$41,721	$—	$815,048

2014:
Real estate:
Construction	$121,262	$—	$—	$—	$121,262
Residential	22,809	—	359	—	23,168
Owner occupied	93,874	391	—	—	94,265
Commercial and farmland	127,191	1,979	2,922	—	132,092
Commercial:
Financial and agricultural	184,881	—	1,953	—	186,834
Energy	92,216	5,736	19,175	—	117,127
Consumer and other loans	6,168	—	1,285	—	7,453

	$648,401	$8,106	$25,694	$—	$682,201

The Company’s activity in the allowance for loan losses for the year ended December 31, 2015 and 2014 by portfolio segment and disaggregated on the basis of the Company’s impairment methodology is as follows (in thousands):

	Real Estate				Commercial
	Construction	Residential	Owner Occupied	Commercial and Farmland	Financial and Agricultural	Energy	Consumer and Other Loans	Total
2015:
Beginning balance	$1,512	$303	$783	$1,046	$2,330	$2,158	$120	$8,252
Charge-offs	—	(359)	—	—	—	(1,779)	—	(2,138)
Recoveries	—	—	—	—	12	—	—	12
Provision	249	190	10	512	(380)	4,276	(57)	4,800

Ending balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926

Period-end amount allocated to:
Loans individually evaluated
for impairment	$—	$—	$3	$26	$53	$2,384	$—	$2,466
Loans collectively evaluated
for impairment	1,761	134	790	1,532	1,909	2,271	63	8,460

Ending balance	$1,761	$134	$793	$1,558	$1,962	$4,655	$63	$10,926

Loans:
Loans individually evaluated
for impairment	$—	$—	$318	$2,870	$1,694	$14,294	$—	$19,176
Loans collectively evaluated
for impairment	163,992	16,672	110,034	215,486	184,946	97,852	6,890	795,872

Ending balance	$163,992	$16,672	$110,352	$218,356	$186,640	$112,146	$6,890	$815,048

2014:
Beginning balance	$1,040	$803	$758	$1,656	$2,795	$3,998	$148	$11,198
Charge-offs	—	(701)	—	—	(274)	(1,985)	—	(2,960)
Recoveries	—	—	—	—	14	—	—	14
Provision	472	201	25	(610)	(205)	145	(28)	—

Ending balance	$1,512	$303	$783	$1,046	$2,330	$2,158	$120	$8,252

Period-end amount allocated to:
Loans individually evaluated
for impairment	$—	$90	$—	$126	$86	$364	$—	$666
Loans collectively evaluated
for impairment	1,512	213	783	920	2,244	1,794	120	7,586

Ending balance	$1,512	$303	$783	$1,046	$2,330	$2,158	$120	$8,252

Loans:
Loans individually evaluated
for impairment	$—	$359	$—	$2,922	$1,147	$3,542	$—	$7,970
Loans collectively evaluated
for impairment	121,262	22,808	94,265	129,170	185,687	113,585	7,454	674,231

Ending balance	$121,262	$23,167	$94,265	$132,092	$186,834	$117,127	$7,454	$682,201

The following table presents the past due aging of the recorded investment in loans and loans on nonaccrual status as of December 31, 2015 and 2014 (in thousands):

	Loans	Loans	Loans
	30-59 Days	60-89 Days	90 or More	Total Past	Non-Accrual
	Past Due	Past Due	Past Due	Due Loans	Loans

2015:
Real estate:
Construction	$—	$—	$—	$—	$—
Residential	—	—	—	—	—
Owner occupied	318	—	—	318	—
Commercial and farmland	—	—	—	—	—
Commercial:
Financial and agricultural	712	—	748	1,460	748
Energy	—	2,055	11,945	14,000	14,000
Consumer and other loans	4	—	—	4	—

	$1,034	$2,055	$12,693	$15,782	$14,748

2014:
Real estate:
Construction	$—	$—	$—	$—	$—
Residential	—	—	359	359	359
Owner occupied	—	—	—	—	—
Commercial and farmland	—	—	—	—	—
Commercial:
Financial and agricultural	—	—	—	—	—
Energy	—	—	3,388	3,388	3,388
Consumer and other loans	—	—	—	—	—

	$—	$—	$3,747	$3,747	$3,747

The following table presents loans identified as impaired by class of loans as of December 31, 2015 and 2014 (in thousands):

							Interest
	Unpaid	Recorded	Recorded				Income
	Contractual	Investment	Investment	Total		Average	Recognized
	Principal	With No	With	Recorded	Related	Recorded	on Impaired
	Balance	Allowance	Allowance	Investment	Allowance	Investment	Loans

2015:
Real estate:
Construction	$—	$—	$—	$—	$—	$—	$—
Residential	—	—	—	—	—	—	—
Owner occupied	317	—	317	317	3	64	24
Commercial and farmland	2,870	—	2,870	2,870	26	2,895	190
Commercial:
Financial and agricultural	1,694	—	1,694	1,694	53	1,346	52
Energy	14,295	—	14,295	14,295	2,384	5,508	39
Consumer and other loans	—	—	—	—	—	—	—

	$19,176	$—	$19,176	$19,176	$2,466	$9,813	$305

2014:
Real estate:
Construction	$—	$—	$—	$—	$—	$—	$—
Residential	359	—	359	359	90	2,699	—
Owner occupied	—	—	—	—	—	—	—
Commercial and farmland	2,922	—	2,922	2,922	126	1,753	178
Commercial:
Financial and agricultural	1,147	—	1,147	1,147	86	1,473	63
Energy	3,542	—	3,542	3,542	364	9,661	9
Consumer and other loans	—	—	—	—	—	—	—

	$7,970	$—	$7,970	$7,970	$666	$15,586	$250

A loan is considered a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to a debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. Concessions granted under a TDR typically involve a temporary or permanent reduction in the interest rate at less than a current market rate of interest or an extension of a loan’s stated maturity date. Loans classified as TDR’s are designated as impaired.

Three impaired loans totaling approximately $3,504,000 and four impaired loans totaling approximately $3,367,000 were accounted for as troubled debt restructurings as of December 31, 2015 and 2014, respectively. There were no TDRs that defaulted during the years ended December 31, 2015 or 2014.

Note 6.	Premises and Equipment

Premises and equipment at December 31, 2015 and 2014 consisted of the following (in thousands):

	2015	2014

Land	$11,771	$11,771
Building and improvements	11,388	11,367
Leasehold improvements	2,917	2,916
Furniture, fixtures and equipment	6,512	6,490
	32,588	32,544
Less accumulated depreciation and amortization	(10,148)	(9,271)

	$22,440	$23,273

Note 7.	Deposits

Deposits at December 31, 2015 and 2014 are summarized as follows (in thousands):

	2015		2014
	Amount	Percent	Amount	Percent

Noninterest-bearing demand accounts	$173,985	21.8%	$155,078	19.5%
Interest-bearing checking accounts	30,520	3.8	26,447	3.3
Limited access money market accounts	224,537	28.1	248,046	31.2
Savings accounts	2,816	0.4	2,582	0.3
Certificates of deposit, $250,000 and greater	86,008	10.8	73,605	9.3
Certificates of deposit, less than $250,000	280,586	35.1	287,577	36.2

	$798,452	100%	$793,335	100%

At December 31 2015, scheduled maturities of certificates of deposit were as follows (in thousands):

2015	$317,363
2016	46,781
2017	2,058
2018	16
2019	376

$366,594

Note 8.	Federal Home Loan Bank Advances

The Company periodically borrows from the Federal Home Loan Bank (FHLB) of Dallas. These advances are collateralized by approximately $347,902,000 of loans and $217,837,000 of investment securities and FHLB stock at December 31, 2015 and $256,981,000 of loans and $223,120,000 of investment securities and FHLB stock at December 31, 2014. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon the movement in market interest rates. The maturities of FHLB advances are as follows (in thousands):

	Interest	Principal
Maturity	Rate	Balance

January 4, 2016	0.36%	$10,000
January 6, 2016	0.31%	10,000
January 11, 2016	0.31%	10,000
January 13, 2016	0.31%	10,000
January 14, 2016	0.31%	10,000
January 19, 2016	0.35%	10,000
January 28, 2016	0.3%	10,000
February 18, 2016	0.39%	10,000
February 29, 2016	0.41%	10,000
March 2, 2016	0.36%	10,000
March 3, 2016	0.37%	10,000
March 7, 2016	0.39%	10,000
March 7, 2016	0.39%	10,000
April 14, 2016	0.51%	10,000
May 9, 2016	0.51%	10,000
June 22, 2016	0.51%	10,000
July 28, 2016	0.52%	10,000
August 8, 2016	0.51%	10,000
August 29, 2016	0.54%	10,000

		$190,000

Note 9.	Trust Preferred Subordinated Debentures

In May 2008, the Company, in a private placement, issued $8,350,000 (8,350 shares with a liquidation amount of $1,000 per security) of Floating Rate Cumulative Trust Preferred Securities (TruPS) through a newly formed, unconsolidated, wholly-owned subsidiary, SovDallas Capital Trust I (the Trust). The Company has an investment in 100% of the common shares of the Trust totaling $259,000. The Trust invested the total proceeds from the sale of the TruPS and the investment in common shares in floating rate Junior Subordinated Debentures (the Debentures) issued by the Company. The terms of the Debentures are such that they qualify as Tier I capital under the Federal Reserve Board’s regulatory capital guidelines applicable to bank holding companies. Interest on the TruPS is payable quarterly at a rate equal to 3 month LIBOR plus 4.0% (4.33% at December 31, 2015). Principal payments are due at maturity in July 2038. The TruPS are guaranteed by the Company and are subject to redemption. The Company may redeem the debt securities, in whole or in part, at any time at an amount equal to the principal amount of the debt securities being redeemed plus any accrued and unpaid interest.

Note 10.	Income Taxes

For the years ended December 31, 2015 and 2014, income tax expense (benefit) consisted of the following (in thousands):

	2015	2014

Current:
Federal	$1,055	$437
State	31	76
	1,086	513
Deferred	1,563	(114)

Total	$2,649	$399

Actual tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to net income before taxes for the years ended December 31, 2015 and 2014 as follows (in thousands):

	2015	2014

Federal income tax expense computed at statutory rate	$3,491	$1,384
State tax (net of federal benefit)	20	50
Meals, entertainment and nondeductible dues	72	80
Tax exempt interest	(887)	(883)
Tax credits	10	(20)
Other	(57)	(212)

Income tax expense	$2,649	$399

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014

Deferred tax assets:
Allowance for loan losses	$3,715	$2,806
Deferred loan fees	478	383
Reserves and accruals	—	2,550
Interest on non-accrual loans	362	956
Stock options/warrants	70	82
Other real estate owned	37	7
Premises and equipment	101	27
Other	21	—
Total deferred tax assets	4,784	6,811

Deferred tax liability:
Securities available for sale	(669)	(677)
Lone Star New Market Fund	(214)	(254)
Other	—	(27)
Total deferred tax liabilities	(883)	(958)

Deferred tax asset	$3,901	$5,853

Note 11.	Commitments and Contingencies

The Company has entered into noncancelable operating leases related to its branch locations and corporate office. At December 31, 2015, future minimum annual rental commitments under noncancelable operating leases with initial or remaining terms of more than one year are as follows (in thousands):

2016	$1,380
2017	1,463
2018	1,489
2019	1,519
2020	1,418
Thereafter	7,949

$15,217

Total rent expense was $1,491,000 and $1,632,000 for the years ended December 31, 2015 and 2014, respectively.

Legal and professional fees consist of expenses related to previously outstanding litigation, other legal fees, accounting fees, placement fees and other professional fees.

Note 12. Financial Instruments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 2015 and 2014, the approximate amounts of these financial instruments were as follows (in thousands):

	2015	2014

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$304,662	$335,624
Standby letters of credit	3,689	3,377

	$308,351	$339,001

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of December 31, 2015 and 2014, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

Note 13. Concentrations of Credit

The Company’s loans, commitments and standby letters of credit have generally been granted to customers in the Company’s market area. Such customers are normally also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 5. Generally these loans are collateralized and are expected to be repaid from cash flow or proceeds from sale of selected assets of the borrowers. Standby letters of credit are granted primarily to commercial borrowers.

Note 14. Related Party Transactions

In the ordinary course of business, the Company expects to have transactions, including borrowings, with its officers, directors and their affiliates. In the opinion of management, such transactions will be on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. At December 31, 2015 and 2014, there were approximately $2,759,000 and $2,086,000 of related party loans. During 2014, approximately $4,198,000 new loans were made and repayments totaled approximately $3,525,000.

Additionally, at December 31, 2015, the Company had unfunded commitments for such loans of approximately $2,246,262.
Note 15. Stock Compensation

Stock options: Under the Company’s Employee Stock Option Plan, the Company may grant options and warrants to its directors, officers and employees for up to 1,085,782 shares of common stock, of which 480,833 remain to be granted. Both incentive stock options and nonqualified stock options may be granted under the Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is 10 years. Vesting periods range from immediate to five years from the date of grant.

The summary of stock option activity for 2015 and 2014 follows:

	2015		2014
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding, beginning of year	144,699	$18.67	375,699	$13.34
Exercised	(34,000)	11.35	(230,500)	10.00
Forfeited	(2,500)	12.00	(500)	10.00

Outstanding, end of year	108,199	$21.12	144,699	$18.67

Options exercisable	108,199	$21.12	144,699	$18.67

Weighted average remaining contractual
life of options:
Outstanding	1.92 years		2.39 years
Exercisable	1.92 years		2.39 years

The intrinsic value of options exercised during 2015 and 2014 was approximately $628,000 and $4,569,000, respectively. During 2015, approximately 5,700 shares of common stock were accepted in lieu of cash on the exercise of stock options. The intrinsic value of options outstanding at December 31, 2015 was approximately $942,000.

No options were granted in 2015 or 2014. At December 31, 2015, there was no unrecognized compensation cost related to option compensation arrangements.

Stock warrants: At December 31, 2013, certain officers and directors had outstanding warrants to purchase 137,365 shares of the Company’s stock with a weighted-average exercise price of $13.12, for $10 to $22 a share. All warrants at December 31, 2013 were exercised in 2014. The warrants vested upon issuance and expired in July 2014.

Deferred stock: At December 31, 2015 and 2014, certain officers had outstanding deferred stock awards totaling 109,100 and 135,460 shares of common stock, respectively with values ranging from $13.09 to $29.82 per share at the date of grant. During 2015 and 2014, 10,000 and 60,000 deferred stock awards were granted, respectively. The shares granted during 2015 had a weighted average fair value at the grant date of $29.82 per share. The shares granted during 2014 had a fair value at the grant date of $20.10 per share.

The deferred stock awards have varying terms and vest various years from the date of grant. The grant of shares will take place following a “deferral period” or upon employee termination or change of control. Upon employee termination, shares will be granted based on the number of shares vested at the time of termination. Upon change in control, the shares vest immediately. The holders of the awards have no rights of a stockholder until shares are granted following the deferral period. During 2015 and 2014, 13,360 and 63,303 shares vested, respectively. The remaining 58,320 shares will vest over the next 2.97 years.

Total compensation expense related to these deferred stock awards totaled $304,000 and $225,000 during 2015 and 2014, respectively. At December 31, 2015, future compensation expense related to deferred stock awards is approximately $809,000 and will be recognized over a remaining weighted average period of 2.97 years.

Note 16. Regulatory Matters

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Regulatory approval would be required for any dividends or other distributions to be made by the Bank during the time an accumulated deficit exists.

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2015 and 2014, that the Bank met all capital adequacy requirements to which it is subject.

At December 31, 2015 and 2014, the Bank’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the following table. At December 31, 2015 and 2014, the Company met all capital requirements under the regulatory framework specified by the Federal Reserve Board. Management is not aware of any conditions subsequent to December 31, 2015 that would change the Bank’s capital category.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table (dollar amounts in thousands):

					To Be Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2015:
Total capital (to risk weighted assets):
Consolidated	$131,246	13.06%	$80,423	8%	N/A	N/A
Bank	130,409	12.98%	$80,380	8%	$100,475	10%
Tier I capital (to risk weighted assets):
Consolidated	$120,320	11.97%	$60,317	6%	N/A	N/A
Bank	119,483	11.89%	$60,285	6%	$80,380	8%
Common equity (to risk weighted assets):
Consolidated	$87,470	8.7%	$45,238	4.5%	N/A	N/A
Bank	119,483	11.89%	$45,214	4.5%	$65,308	6.5%
Tier I capital (to average assets):
Consolidated	$120,320	10.69%	$45,027	4%	N/A	N/A
Bank	119,483	10.62%	$44,997	4%	$56,247	5%

December 31, 2014:
Total capital (to risk weighted assets):
Consolidated	$120,132	13.77%	$69,805	8%	N/A	N/A
Bank	119,718	13.72%	69,791	8%	$87,239	10%
Tier I capital (to risk weighted assets):
Consolidated	111,880	12.82%	34,903	4%	N/A	N/A
Bank	111,466	12.78%	34,895	4%	52,343	6%
Tier I capital (to average assets):
Consolidated	111,880	10.8%	41,455	4%	N/A	N/A
Bank	111,466	10.76%	41,440	4%	51,800	5%

In July 2013, the FDIC and other regulatory bodies issued final rules consisting of minimum requirements that increased both the quantity and quality of capital held by banking organizations. The final rules are a result of the implementation of the BASEL III capital reforms and various Dodd-Frank Act related capital provisions and impact all U.S. banking organizations with more than $500 million in assets. Consistent with the Basel international framework, the new rule includes a new minimum ratio of common equity tier 1 to risk-weighted assets of 4.5 percent and a common equity tier 1 capital conservation buffer of 2.5 percent of risk-weighted assets. The rule also raised the minimum ratio of tier 1 capital to risk-weighted assets from 4 percent to 6 percent and includes a minimum leverage ratio of 4 percent for all banking organizations. Regarding the quality of capital, the new rule emphasizes common equity tier 1 capital and implements strict eligibility criteria for regulatory capital instruments. The new rule also improves the methodology for calculating risk-weighted assets to enhance risk sensitivity. The new rule is subject to a four year phase in period for mandatory compliance and the Company began to phase in the new rules beginning on January 1, 2015.

Note 17. Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability. ASC Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

In general, fair value is based upon quoted market prices, when available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

A description of the valuation methodologies used for assets and liabilities measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

During 2015 there were no changes in valuation methodologies compared to 2014 and there were no transfers between levels.

The following table summarizes assets and liabilities measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

		Fair Value Measurements at Reporting Date
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable
	Measured	Identical Assets	Inputs	Inputs
	at Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015:
Measured on a recurring basis:
Assets:
Municipal securities	$76,557	$—	$76,557	$—
Pass-through securities guaranteed by FNMA, GNMA, FHLMC, SBA, and SBIC	43,363	—	43,363	—

December 31, 2014:
Measured on a recurring basis:
Assets:
Municipal securities	$79,047	$—	$79,047	$—
Pass-through securities guaranteed by FNMA, GNMA, FHLMC, SBA, and SBIC	87,101	—	87,101	—

Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury and other yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

The Company has no nonfinancial assets or nonfinancial liabilities measured at fair value on a recurring basis.

The following table presents assets measured at fair value on a nonrecurring basis (in thousands):

Fair Value Measurements at Reporting Date
		Quoted Prices	Significant
	Assets/	in Active	Other	Significant
	Liabilities	Markets for	Observable	Unobservable	Net Change
	Measured	Identical Assets	Inputs	Inputs	During
	at Fair Value	(Level 1)	(Level 2)	(Level 3)	Period

December 31, 2015:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$19,178	$—	$—	$19,178	$2,210

December 31, 2014:
Measured on a nonrecurring basis:
Assets:
Impaired loans	$7,970	$—	$—	$7,970	$(1,656)

Certain impaired loans are reported at the fair value of underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using Level 3 inputs based on the fair value of the collateral discounted based on internal criteria. Impaired loans are primarily comprised of collateral-dependent commercial and real estate loans.

Other real estate owned is measured at fair value on a nonrecurring basis (subsequent to initial recognition). Other real estate owned is classified within Level 3 of the valuation hierarchy. When transferred from the loan portfolio, other real estate is adjusted to and subsequently carried at fair value less estimated selling costs. The fair value is determined using an external appraisal process, discounted based on internal criteria.

The methods and assumptions used by the Bank in estimating fair values of financial instruments other than those measured at fair value on a recurring and nonrecurring basis discussed above, are as follows:

Cash and cash equivalents: The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

Loans: The fair value for all fixed-rate loans is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. The estimated fair value for variable rate loans is the carrying amount.

Federal Home Loan Bank stock: The carrying amount of Federal Home Loan Bank stock approximates its fair value.

Deposits: The fair values disclosed for demand deposits with no defined maturities are equal to their carrying amounts which are payable on demand. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Trust preferred subordinated debentures: It is not practicable to estimate the fair value of trust preferred subordinated debentures as there are currently no transactions of similar instruments.

Federal Home Loan Bank advances and federal funds purchased: The carrying amounts of variable rate borrowings approximate their fair values. The fair value of fixed rate borrowings is estimated based on the present value of expected cash flows using current interest rates for similar financial instruments.

Accrued interest receivable and payable: The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standings.

The estimated fair value of the Company’s financial instruments were as follows at December 31, 2015 and 2014 (in thousands):

	2015		2014
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$14,241	$14,241	$8,890	$8,890
Securities held to maturity	132,542	133,771	155,482	157,078
Securities available for sale	119,920	119,920	166,148	166,148
Loans, net	800,535	799,535	671,809	670,725
Federal Home Loan Bank stock	9,446	9,446	6,572	6,572
Accrued interest receivable	3,415	3,415	3,582	3,582

Financial liabilities:
Deposits	798,452	798,810	793,335	794,116
Federal Home Loan Bank advances	190,000	190,029	130,000	130,147
Accrued interest payable	361	361	359	359

Off-balance sheet assets (liabilities):
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

Note 18. Capital Requirements

Small business lending fund preferred stock: On September 22, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the United States Treasury (the “Secretary”), pursuant to which the Company issued 24,500 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total purchase price of $24,500,000. The Purchase Agreement was entered into, and the Series C Preferred Stock was issued, as authorized by the Small Business Lending Fund program (SBLF).

The Series C Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate, as a percentage of the liquidation amount, fluctuated on a quarterly basis during the first 10 quarters during which the Series C Preferred Stock was outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” by the Bank. Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period was set at 5%. For the second through tenth calendar quarters, the dividend rate fluctuated between 1% and 5% per annum, to reflect the amount of change in the Bank’s level of QSBL. For the eleventh calendar quarter through four and one half years after issuance, the dividend rate is fixed at 1% based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9%. In addition, beginning on January 1, 2014, and on all Series C Preferred Stock dividend payment dates thereafter ending on April 1, 2016, the Company will be required to pay a fee equal to 0.5% of the liquidation amount per share of Series C Preferred Stock if the amount of eligible loans falls below the baseline.

The Series C Preferred Stock is non-voting, except in limited circumstances. The Series C Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of our federal banking regulator. The Company is permitted to repay its SBLF funding in increments of 25% or $5.0 million, subject to the approval of the Company’s federal banking regulator.

The Series C Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Series C Preferred Stock is not subject to any contractual restrictions on transfer.

Independent Auditor’s Report on the Supplementary Information

To the Board of Directors
Sovereign Bancshares, Inc. and Subsidiaries
Dallas, Texas

We have audited the consolidated financial statements of Sovereign Bancshares, Inc. and Subsidiaries as of and for the years ended December 31, 2015 and 2014 and have issued our report thereon which contains an unqualified opinion on those financial statements. See page 1. Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating information is presented for purposes of additional analysis rather than to present the financial position, results of operations and cash flows of the individual companies and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Dallas, Texas
March 28, 2016

Sovereign Bancshares, Inc. and Subsidiaries

Consolidating Balance Sheet
December 31, 2015
(In thousands)

	Sovereign
	Bancshares,	Sovereign
Assets	Inc.	Bank	Eliminations	Consolidated

Cash and due from banks	$394	$4,553	$(394)	$4,553
Interest-bearing deposits	—	9,614	—	9,614
Federal funds sold	—	74	—	74
Cash and cash equivalents	394	14,241	(394)	14,241

Securities held to maturity	—	132,542	—	132,542
Securities available for sale	—	119,920	—	119,920
Investment in subsidiary	120,780	—	(120,780)	—
Loans, net	—	800,535	—	800,535
Premises and equipment, net	—	22,440	—	22,440
Other real estate	—	621	—	621
Accrued interest receivable	—	3,415	—	3,415
Federal Home Loan Bank Stock	—	9,446		9,446
Other assets	795	8,628	—	9,423

Total assets	$121,969	$1,111,788	$(121,174)	$1,112,583

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing	$—	$174,379	$(394)	$173,985
Interest-bearing	—	624,467	—	624,467
Total deposits	—	798,846	(394)	798,452

Accrued interest payable	93	268	—	361
Trust preferred subordinated debentures	8,609	—	—	8,609
Other liabilities	—	1,894	—	1,894
Federal Home Loan Bank advances	—	190,000	—	190,000
Total liabilities	8,702	991,008	(394)	999,316

Commitments and contingencies

Stockholders’ equity:
Series C preferred stock	24,500	—	—	24,500
Common stock	5,203	5,200	(5,200)	5,203
Additional paid-in capital	57,366	80,760	(80,760)	57,366
Retained earnings	24,901	33,523	(33,523)	24,901
Accumulated other comprehensive income	1,297	1,297	(1,297)	1,297
Total stockholders’ equity	113,267	120,780	(120,780)	113,267

Total liabilities and stockholders’ equity	$121,969	$1,111,788	$(121,174)	$1,112,583

See independent Auditor’s Report on Supplementary Information.
Sovereign Bancshares, Inc. and Subsidiaries

Consolidating Statement of Income
Year Ended December 31, 2015
(In thousands)

	Sovereign	Sovereign
	Bancshares, Inc	Bank	Eliminations	Consolidated
Interest income:
Loans, including fees	$—	$35,417	$—	$35,417
Investment securities:
Taxable	—	4,690	—	4,690
Nontaxable	—	2,608	—	2,608
Federal funds sold	—	33	—	33
Other	—	26	—	26
Total interest income	—	42,774	—	42,774

Interest expense:
Deposits	—	4,595	—	4,595
Federal funds purchased	—	18	—	18
Trust preferred subordinated debentures	374	—	—	374
Federal Home Loan Bank advances	—	602	—	602
Total interest expense	374	5,215	—	5,589

Net interest income (expense)	(374)	37,559	—	37,185

Provision for loan losses	—	4,800	—	4,800

Net interest income (expense) after provision for loan losses	(374)	32,759	—	32,385

Noninterest income:
Service charges and other fees	—	604	—	604
Net income from subsidiary	8,061	—	(8,061)	—
Net investment securities gains	—	55	—	55
Gain on sales of loans	—	3,194	—	3,194
Other	11	907	—	918
Total noninterest income	8,072	4,760	(8,061)	4,771

Noninterest expense:
Salaries and employee benefits	304	15,853	—	16,157
Occupancy expense	—	3,514	—	3,514
Legal and professional fees	—	2,037	—	2,037
Writedowns and other expenses on other real
estate owned	—	99	—	99
Deposit insurance assessment	—	853	—	853
Data processing	—	840	—	840
Telephone	—	701	—	701
Other	7	2,679	—	2,686
Total noninterest expense	311	26,576	—	26,887

Income before taxes	7,387	10,943	(8,061)	10,269
Income tax:
Income tax expense (benefit)	(233)	2,882	—	2,649

Net income	$7,620	$8,061	$(8,061)	$7,620

See independent Auditor’s Report on Supplementary Information.

ANNEX A

________________________________________

AGREEMENT AND PLAN OF REORGANIZATION

by and among

VERITEX HOLDINGS, INC.,

SPARTAN MERGER SUB, INC.

and

SOVEREIGN BANCSHARES, INC.

________________________________________

Dated as of December 14, 2016

INDEX OF DEFINED TERMS

2016 Balance Sheet	A-12	Exchange Fund	A-7
Acquisition Proposal	A-59	FDIC	A-9
Affiliate	A-60	Federal Reserve Board	A-11
Aggregate Cash Consideration	A-4	Final Index Price	A-54
Aggregate Merger Consideration	A-4	Financial Statements	A-12
Aggregate Parent Stock Value	A-4	GAAP	A-6
Aggregate Stock Consideration	A-4	Governmental Entity	A-11
Agreement	A-1	Gross Transaction Expenses	A-4
Bank	A-4	Holder	A-7
Bank Merger	A-4	Index Group	A-54
Bank Merger Agreement	A-3	Index Price	A-54
Bank Regulatory Applications	A-41	Integrated Mergers	A-1
Best Knowledge	A-60	Intellectual Property	A-60
BHC Act	A-9	Interim Financial Statements	A-12
Budgeted Transaction Expenses	A-4	IRS	A-14
Business Day	A-60	Joint Proxy Statement	A-23
Cancelled Shares	A-2	Law	A-61
Certificate	A-2	Letter of Transmittal	A-7
Certificate of Merger	A-1	Liens	A-10
Chosen Courts	A-58	Loans	A-23
Closing	A-1	made available	A-61
Closing Date	A-2	Material Adverse Effect	A-61
Code	A-3	Materially Burdensome Condition	A-41
Confidentiality Agreement	A-42	Merger	A-1
Continuing Employees	A-43	Merger Sub	A-1
D&O Tail Policy	A-45	Minimum Allowance Amount	A-46
date hereof	A-60	Minimum Tangible Common Equity	A-6
Derivative Transactions	A-60	Multiemployer Plan	A-16
Determination Date	A-54	Multiple Employer Plan	A-17
Determination Date Aggregate Merger Consideration	A-54	New Plans	A-44
Determination Date Stock Price	A-54	Non-Compete Valuations	A-49
Diluted Target Shares	A-4	Officer Releases	A-51
Director Releases	A-51	Option Holder Release Agreements	A-3
Director Support Agreements	A-1	Parent	A-1
Dissenting Share	A-2	Parent Benefit Plans	A-30
Dissenting Shareholder	A-2	Parent Capital Stock	A-26
DOL	A-16	Parent Common Stock	A-2
DSAs	A-3	Parent Constituent Documents	A-61
Effective Time	A-1	Parent Contract	A-33
Enforceability Exceptions	A-11	Parent Disclosure Schedule	A-25
Environmental Laws	A-21	Parent ERISA Affiliate	A-31
ERISA	A-16	Parent Meeting	A-42
Excess Transaction Expenses	A-4	Parent Qualified Plans	A-31
Exchange Act	A-60	Parent Regulatory Agreement	A-33
Exchange Agent	A-6	Parent Reports	A-28
Parent SBLF Preferred Stock	A-3	Target Qualified Plans	A-16

Parent Subsidiary	A-26	Target Real Property	A-22
PBGC	A-16	Target Regulatory Agreement	A-20
PEO	A-18	Target Reports	A-11
PEO Agreement	A-18	Target SBLF Preferred Stock	A-3
Per Option Amount	A-5	Target Stock Option Plans	A-3
Per Share Cash Consideration	A-5	Target Subsidiary	A-9
Per Share Merger Consideration	A-5	Tax	A-62
Per Share Stock Consideration	A-5	Tax Effected	A-6
Permitted Encumbrances	A-22	Tax Return	A-62
Person	A-61	Taxes	A-62
Regulatory Agencies	A-11	TBOC	A-1
Representatives	A-46	TDB	A-11
Requisite Parent Vote	A-27	Termination Date	A-52
Requisite Regulatory Approvals	A-61	Termination Fee	A-55
Requisite Target Vote	A-10	Texas Secretary of State	A-1
Restrictive Covenant	A-18	Trust I	A-24
S-4	A-23	Trust I Indenture	A-24
SEC	A-11	Trust Preferred Issuance	A-24
Second-Step Merger	A-1	Unbooked Amounts	A-6
Securities Act	A-61	Voting Agreement	A-1
Signing Date Aggregate Merger Consideration	A-54
Starting Index	A-54
Starting Price	A-54
Stock Price	A-6
Subsidiary	A-61
Surviving Corporation	A-1
Takeover Statutes	A-22
Tangible Common Equity	A-6
Target	A-1
Target Bank	A-1
Target Benefit Plans	A-16
Target Capital Stock	A-9
Target Common Stock	A-2
Target Constituent Documents	A-9
Target Contract	A-20
Target Disclosure Schedule	A-8
Target Employment Agreements	A-44
Target Equity Awards	A-10
Target ERISA Affiliate	A-16
Target Indemnified Parties	A-45
Target Leased Properties	A-22
Target Meeting	A-42
Target Option	A-3
Target Owned Properties	A-22

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 14, 2016 (this “Agreement”), is by and among Veritex Holdings, Inc., a Texas corporation (“Parent”), Spartan Merger Sub, Inc., a Texas corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Sovereign Bancshares, Inc., a Texas corporation (“Target”).
RECITALS
WHEREAS, the Boards of Directors of Parent and Merger Sub have determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction contemplated herein on the terms and subject to the conditions set forth in this Agreement, pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Parent, with Parent being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);
WHEREAS, the Board of Directors of Target has determined that it is advisable and in the best interests of its company and shareholders to consummate the Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement for Parent to enter into this Agreement, (i) each member of the Boards of Directors of Target and Sovereign Bank (“Target Bank”), a Texas banking association and a wholly-owned Subsidiary of Target, and certain executive officers of Target and Target Bank have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby he or she agreed to vote the shares of Target Common Stock beneficially owned by such Person in favor of this Agreement, the Merger and the transactions contemplated hereby, and (ii) each member of the Boards of Directors of Target and Target Bank that is not party to an employment agreement has entered into a Director Support Agreement in the form attached hereto as Exhibit B (collectively, the “Director Support Agreements”); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article I
THE MERGER
1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable Law including the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Merger Sub shall merge with and into Target, with Target as the surviving corporation (sometimes referred to in such capacity as, the “Surviving Corporation”). Target, as the Surviving Corporation in the Merger, shall continue its corporate existence under the Laws of the State of Texas. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. The Merger shall become effective as of the date and time (the “Effective Time”) set forth in the certificate of merger (the “Certificate of Merger”) to be filed with and certified by the Secretary of State of the State of Texas (the “Texas Secretary of State”) on the Closing Date. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC.
1.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Dallas, Texas time, on a date and at a place to be specified by the parties, which date shall be no later than fifteen (15) Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
1.3    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Target or the holder of any of the following securities:
(a)    No Effect on Parent Common Stock. Each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.
(c)    Conversion of Target Common Stock. Subject to adjustment contemplated by Article II, each share of the common stock, par value $1.00 per share, of Target issued and outstanding immediately prior to the Effective Time (the “Target Common Stock”), except for Dissenting Shares and Cancelled Shares, shall be cancelled and converted into the right to receive, without interest, the Per Share Merger Consideration. All shares of Target Common Stock that have been converted in the Merger shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Target Common Stock (each, a “Certificate”), shall cease to have any rights with respect to those shares of Target Common Stock, other than the right to receive following the Effective Time the Per Share Merger Consideration pursuant to this Section 1.3(c) and in accordance with procedures set forth in Section 2.3.
(d)    Cancellation of Certain Shares of Target Common Stock. All shares of Target Common Stock that are owned by Target as treasury shares or otherwise owned by Parent, Merger Sub or Target (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Target in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Per Share Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(e)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each outstanding share of Target Common Stock the holder of which has perfected his or her appraisal rights under applicable Law including the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder” and each such share, a “Dissenting Share”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, in the event that a holder of Target Common Stock fails to perfect, withdraws or otherwise loses any such right or remedy granted by Subchapter H of Chapter 10 of the TBOC, each share of Target Common Stock held by such shareholder shall be converted into and represent only the right to receive the Per Share Merger Consideration. Target shall give Parent prompt notice upon receipt by Target of any demands for payment of the value of such shares of Target Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Target shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable Law. Any payments made in respect of shares held by a Dissenting Shareholder shall be made by the Surviving Corporation (or Parent as its successor following consummation of the Second Step Merger).

(f)    Target Stock Options. Notwithstanding anything in Sovereign Banchares, Inc. 2004 Stock Incentive Plan or pursuant to a nonqualified stock option agreement with Target (collectively, the “Target Stock Option Plans”) to the contrary, each option granted by Target to purchase shares of Target Common Stock under a Target Stock Option Plan (“Target Option”) that is unexpired, outstanding and unexercised (whether vested or unvested) immediately prior to the Effective Time shall fully vest and shall be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Target Common Stock available for purchase pursuant to such Target Stock Option multiplied by (ii) the excess, if any, of the Per Option Amount over the exercise price per share of Target Common Stock; provided, that the right to receive such cash consideration shall be conditioned upon the holder thereof executing and delivering to Target an option holder release agreement (collectively, the “Option Holder Release Agreements”) contemplated by Section 7.2(e)(iv). To the extent that any Target Option that has an exercise price per share of Target Common Stock that is greater than or equal to the Per Option Amount, such Target Option shall be cancelled in exchange for no consideration. Payments to the holders of Target Options shall be subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment, and Parent shall deliver such withheld amount to the applicable taxing authority.
(g)    Conversion of Target Preferred Stock. Each share of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value, of Target (“Target SBLF Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock of Parent with an equal liquidation preference (“Parent SBLF Preferred Stock”). Any such Parent SBLF Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Parent SBLF Preferred Stock on terms that are equivalent to the terms of the Target SBLF Preferred Stock issued and outstanding immediately prior to such exchange, taken as a whole. Any such exchange of the shares of Target SBLF Preferred Stock for shares of Parent SBLF Preferred Stock shall be in accordance with the terms of any securities purchase and other agreements pursuant to which such shares of Target SBLF Preferred Stock were issued or required to be entered into in order to effect such change.
(h)    Target Deferred Stock Awards. Immediately prior to the Effective Time, except as otherwise agreed by Parent and the holder thereof, each deferred stock award granted in respect of a share of Target Common Stock (collectively, the “DSAs”) that is outstanding immediately prior to the Effective Time and which is subject to vesting criteria shall vest in full in accordance with its terms and be converted into and represent only the right to receive the Per Share Merger Consideration for each share of Target Common Stock then subject to the DSA.

1.4    Certificate of Formation and Bylaws of Surviving Corporation. At the Effective Time, the certificate of formation and bylaws of Merger Sub, as in effect at the Effective Time, shall be the certificate of formation and bylaws of the Surviving Corporation in the Merger until thereafter amended in accordance with applicable Law.
1.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of formation and bylaws.
1.6    Tax Free Reorganization. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Parent, Merger Sub and Target shall each be a party to such reorganization within the meaning of § 368(b) of the Code, (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of §§ 354,

361 and 368 of the Code and within the meaning of Treasury Regulation § 1.368-2(g), and (c) unless otherwise required by applicable Law, each of Parent and Target (i) shall report the Merger as a “reorganization” within the meaning of § 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations § 1.368-3.
1.7    The Bank Merger. Immediately following the Integrated Mergers, Target Bank will merge with and into Veritex Community Bank (the “Bank”), a Texas banking association and a wholly-owned Subsidiary of Parent, with the Bank as the surviving bank (the “Bank Merger”). Following the Bank Merger, the separate corporate existence of Target Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger in a form specified by Parent and reasonably acceptable Target (the “Bank Merger Agreement”).
ARTICLE II
ADJUSTMENT TO AGGREGATE MERGER CONSIDERATION;
EXCHANGE PROCEDURES
2.1    Adjustment to Aggregate Merger Consideration.
(a)    As used in this Agreement, the following terms have the following meanings:
(i)    “Aggregate Cash Consideration” means $58,000,000 less the amount of the Tax Effected Excess Transaction Expenses, and also subject to adjustment as provided for in Section 2.1(c).
(ii)    “Aggregate Merger Consideration” means the dollar value of the sum of the Aggregate Cash Consideration (as it may be adjusted) plus the Aggregate Parent Stock Value.
(iii)    “Aggregate Parent Stock Value” means the Stock Price multiplied by the Aggregate Stock Consideration.
(iv)    “Aggregate Stock Consideration” means 5,117,647 shares of Parent Common Stock.
(v)    “Budgeted Transaction Expenses” means an amount equal to $16,250,000.
(vi)    “Diluted Target Shares” means the number of shares of Target Common Stock that would be outstanding immediately before the Effective Time, if all vested, unexercised and unexpired Target Options were exercised to purchase shares of Target Common Stock available for purchase pursuant to such Target Options and including the number of shares subject to DSAs; provided, however, that any Target Option that has an exercise price per share of Target Common Stock that is greater than or equal to the Per Option Amount shall not be included for purposes of calculating the total shares of Target Common Stock outstanding immediately before the Effective Time.
(vii)    “Excess Transaction Expenses” means the amount by which the Gross Transaction Expenses through the Closing Date are greater than the Budgeted Transaction Expenses. For avoidance of doubt, for purposes of the calculation of the Excess Transaction Expenses, the Gross Transaction Expenses shall include all of the Gross Transaction Expenses relating to this Agreement and the transactions contemplated hereby, whenever incurred and whether paid, accrued or otherwise, regardless of whether they are included in the calculation of Tangible Common Equity.
(viii)    “Gross Transaction Expenses” means the sum of the Target’s expenses on a consolidated basis related to this Agreement and the transactions contemplated thereby, including the following amounts (without duplication): (A) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (B) the amount of any legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such expenses that are incurred in the ordinary course of business consistent with past practice; (C) the premium or additional cost or expense incurred to purchase the D&O Tail Policy pursuant to Section 6.8; (D) the estimated amount of any penalty or liquidated damages associated with the termination of Target’s Contracts, including with any provider of electronic banking and data processing services prior to or following the Closing Date as provided in Section 6.19; (E)(1) the amount of any payments to be made or benefits provided pursuant to any existing employment, change in control, salary continuation, deferred compensation, severance, noncompetition, retention, bonus, or other similar agreement or arrangement between Target or the Target Bank and any other Person, including any “excess parachute payments” within the meaning of § 280G of the Code, which for purposes of clarity shall not include salary, wages, and other usual, customary and recurring compensation, bonuses or benefits payable to an employee pursuant to any such agreement or arrangement in the ordinary course of business consistent with past practice and notwithstanding this Agreement or consummation of any transaction contemplated thereby; (2) the amount of any payments to be made to cash out any outstanding rights to acquire Target Common Stock pursuant to Section 1.3(f) and the accrual of costs, expenses or Taxes resulting from the acceleration and/or settlement of any such outstanding rights, less any specifically attributable increase in Target’s stockholders’ equity occurring prior to Closing, calculated in accordance with GAAP, (3) except to the extent accounted for under subsections (E)(1) or (E)(2) hereof, the amount of any payroll or other Tax required to be expensed by Target or Target Bank in connection with any payments or benefits described in subsections (E)(1) or (E)(2) hereof, and (4) any costs, fees or expenses to third parties engaged by Target or Target Bank to prepare the Non-Compete Valuations described in Section 6.22(c), or to calculate, value, or provide tax planning or consulting with respect to any payments or benefits described in subsections (E)(1) or (E)(2); (F) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of the final payment; (G) the amount of any cost to fully fund, terminate and liquidate any Target Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Parent; and (H) such other amounts as are agreed upon by Target and Parent.
(ix)    “Per Option Amount” means an amount equal to the quotient of (A) Aggregate Merger Consideration divided by (B) the number of Diluted Target Shares, rounded to the nearest cent.
(x)    “Per Share Cash Consideration” means the amount of cash equal to the quotient of (A) the Aggregate Cash Consideration (as it may be adjusted) divided by (B) the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time (which, for purposes of clarity, shall include the shares underlying all issued and outstanding DSAs as set forth in Section 1.3(h)).
(xi)    “Per Share Merger Consideration” means (A) the Per Share Cash Consideration, and (B) the Per Share Stock Consideration.
(xii)    “Per Share Stock Consideration” means the number of shares of Parent Common Stock equal to the quotient of (A) Aggregate Stock Consideration divided by (B) the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time (which, for purposes of clarity, shall include the shares underlying all issued and outstanding DSAs as set forth in Section 1.3(h)).
(xiii)    “Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System for the twenty (20) full consecutive trading days ending on and including the date preceding the Closing Date.
(xiv)    “Tangible Common Equity” means the difference of:
(A) (1) Target’s stockholders’ equity less preferred stock, and goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, on a consolidated basis, as such components are determined pursuant to generally accepted accounting principles in the United States (“GAAP”), plus (2) the amount equal to the Tax Effected Excess Transaction Expenses to the extent already included in subsection (A)(1) hereof;
minus
(B) the sum of (1) the amount of the Tax Effected Unbooked Amounts, plus (2) any amount required to be added to Target’s allowance for loan losses pursuant to Section 6.9.
(xv)    “Tax Effected” means the amount of an expense or cost as calculated on an after-tax basis to the extent that, and only to the extent that, GAAP and/or the Code and applicable regulations would require the same with respect to such expense or cost in the preparation of financial statements and the tax rate(s) used in such calculation shall be as provided for under GAAP and/or the Code and applicable regulations.
(xvi)    “Unbooked Amounts” means, the sum of (A) the amount of the Budgeted Transaction Expenses, plus (B) the amount of Target’s expenses through the Closing that are not Gross Transaction Expenses, plus (C) the ratable amount through the Closing Date of any interest and dividends payable with respect to the Trust Preferred Issuance and to the Target SBLF Preferred Stock, but only to the extent subsections (A), (B) and (C) hereof have not been previously paid or accrued by Target and accounted for in connection with the determination required by Section 2.1(a)(xiv)(A)(1) hereof.
(b)    Target shall, at least three (3) Business Days before the Closing Date, provide Parent with a preliminary calculation of the Tangible Common Equity. If Parent disagrees with such calculation of the Tangible Common Equity, Target and Parent shall meet and work in good faith to resolve any such disagreement. If Parent and Target cannot resolve any such disagreement, then Whitley Penn LLP shall resolve any such disagreement prior to the Closing Date which resolution shall be final and binding upon Parent and Target. The calculation of the Tangible Common Equity will be prepared and presented in the form set forth in Confidential Schedule 2.1(b).
(c)    If Target’s Tangible Common Equity on the Closing Date is less than $89,000,000 (the “Minimum Tangible Common Equity”), the Aggregate Cash Consideration will be reduced by an amount equal to the difference between the Minimum Tangible Common Equity and the Tangible Common Equity.

2.2    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to Target (the

“Exchange Agent”), immediately available funds equal to the Aggregate Cash Consideration, certificates or, at Parent’s option, evidence of shares in book entry form representing the shares of Parent Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued and paid pursuant to Article I and in accordance with Section 2.3(a) in exchange for outstanding shares of Target Common Stock.

2.3    Delivery of Merger Consideration.
(a)    As soon as practicable, but in no event later than ten (10) Business Days, after the Effective Time, the Exchange Agent shall mail to each holder of record (the “Holder”), of shares of Target Common Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of any Certificate(s)) to the Exchange Agent and shall be substantially in such form as shall be prescribed by the Exchange Agent) (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) in exchange for the Per Share Merger Consideration upon surrender of any Certificate. Parent shall cause the Exchange Agent to provide Target a reasonable opportunity to review and comment upon the Letter of Transmittal and other transfer documents, or any amendments or supplements thereto, prior to disseminating to the Holders and Parent shall consider and shall cause the Exchange Agent to consider any comments proposed by Target in good faith.
(b)    Within five (5) Business Days after surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, the Exchange Agent shall pay and distribute to such Holder of Target Common Stock the Per Share Merger Consideration in respect of the shares of Target Common Stock represented by its Certificate(s), as applicable. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Per Share Merger Consideration upon surrender of such Target Common Stock in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.
(c)    In the event of a transfer of ownership of a Certificate representing Target Common Stock that is not registered in the stock transfer records of Target, the Per Share Merger Consideration shall be delivered pursuant to Section 2.3(b) in exchange therefor to a Person other than the Person in whose name the Target Common Stock so surrendered is registered if the Certificate formerly representing such Target Common Stock shall be properly endorsed, if a Certificate, or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Per Share Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Target Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided, that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Per Share Merger Consideration to a Person other than the registered Holder of the Target Common Stock with respect to which such payment is made) shall be borne and paid by Parent and Merger Sub. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid over to the applicable Tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Target Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.
(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Target of any shares of Target Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Target Common Stock that occurred prior to the Effective Time. If, after the Effective Time, any Target Common Stock is presented for transfer to the Exchange Agent, it shall be cancelled and exchanged for the Per Share Merger Consideration in accordance with Section 1.3 and the procedures set forth in this Article II.
(e)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Target as of the first anniversary of the Effective Time shall be paid to Parent; provided, that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent. Any former shareholders of Target who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Per Share Merger Consideration, without any interest thereon. None of Parent, Target, the Exchange Agent or any other Person shall be liable to any former Holder of shares of Target Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(g)    Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of any Letter of Transmittal and compliance by any Target shareholder with the procedures and instructions set forth herein and therein.
(h)    No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate until the Holder thereof shall surrender such Certificate in accordance with this Section 2.3. After the surrender of a Certificate in accordance with this Section 2.3, the record Holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Target Common Stock represented by such Certificate have been converted into the right to receive.
(i)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to such former shareholder of Target, Parent shall pay to each former shareholder of Target who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) Stock Price by (ii) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Parent Common Stock which such Holder would otherwise be entitled to receive pursuant to Section 1.3. Additionally, the aggregate Per Share Cash Consideration to be paid to each shareholder shall be rounded to the nearest cent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TARGET
Except as disclosed in the disclosure schedules delivered by Target to Parent concurrently herewith (the “Target Disclosure Schedules”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Target Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Target that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (i) any other section of Article III specifically referenced or cross-referenced and (ii) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Target hereby represents and warrants to Parent as follows:

3.1    Corporate Organization.
(a)    Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Target is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.
(b)    True and complete copies of the certificate of formation and bylaws of Target (collectively, the “Target Constituent Documents”), each as amended and as in effect as of the date of this Agreement, have previously been made available by Target to Parent.
(c)    Confidential Schedule 3.1(c) of the Target Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Target.
(d)    Each Subsidiary of Target (a “Target Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target Subsidiary. There are no restrictions on the ability of any Subsidiary of Target to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Target that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

3.2    Capitalization.
(a)    The authorized capital stock of Target consists of 10,000,000 shares of Target Common Stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, no par value per share (collectively, “Target Capital Stock”). As of the date of this Agreement, there are (i) 5,258,200 shares of Target Common Stock issued and outstanding, which number does not include 60,000 shares of Target Common Stock granted in respect of outstanding DSAs, (ii) 45,720 shares of Target Common Stock reserved for issuance upon the exercise of outstanding Target Stock Options, (iii) 24,500 shares of Target SBLF Preferred Stock issued and outstanding, (iv) no shares of Non-Cumulative Perpetual Preferred Stock, Series A, no par value, issued and outstanding (v) no shares of Non-Cumulative Perpetual Preferred Stock, Series B, no par value, issued and outstanding, (vi) no shares of Target Capital Stock held in treasury, and (vii) no other shares of capital stock or other voting securities of Target issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Target Common Stock and Target preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Confidential Schedule 3.2(a) of the Target Disclosure Schedules, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Target may vote.
(b)    Confidential Schedule 3.2(b) of the Target Disclosure Schedules sets forth a true, correct and complete list of all (i) issued and outstanding Target Capital Stock (and the Holders thereof) and (ii) Target Options and DSAs (collectively, the “Target Equity Awards”) outstanding as of the date hereof specifying, on a Holder-by-Holder basis, (A) the name of each Holder, (B) the number of shares subject to each such Target Equity Award, (C) the grant date of each such Target Equity Award, (D) the Target Stock Option Plan under which such Target Equity Award was granted, (E) the exercise price for each such Target Equity Award that is a Target Stock Option, and (F) the expiration date for each such Target Equity Award that is a Target Stock Option. Other than the Target Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Target or any of its Subsidiaries) are outstanding. Except as disclosed in Confidential Schedule 3.2(b) of the Target Disclosure Schedules, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Target to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities. To the Best Knowledge of Target, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Target Common Stock or other equity interests of Target, other than the Voting Agreements.
(c)    Target owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Target Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Target Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.
(a)    Target has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Target. The Board of Directors of Target has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Target and its shareholders, approves this Agreement, recommends that this Agreement be approved by Target’s shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Target’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the Holders of two-thirds of the outstanding shares of Target Capital Stock (the “Requisite Target Vote”), no other corporate proceedings on the part of Target are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly executed and delivered by Target and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(c)    Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the terms or provisions hereof, will (i) violate any provision of the Target Constituent Documents or (ii) assuming that the consents and approvals referred to in Confidential Schedule 3.4 of the Target Disclosure Schedules and Confidential Schedule 4.4 of the Parent Disclosure Schedules are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or any of its Subsidiaries or any of their respective properties or assets or (y) in any material respect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Target or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Target or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4    Consents and Approvals. Except as set forth on Confidential Schedule 3.4 of the Target Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory agency (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Target of this Agreement or (ii) the consummation by Target of the Merger and the other transactions contemplated hereby (including the Bank Merger).

3.5    Reports.
(a)    Target and each of its Subsidiaries have timely filed all material reports, registrations, documents, filings, statements, materials and submissions together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) any state regulatory authority including the Texas Department of Banking (the “TDB”), (ii) the Securities and Exchange Commission (the “SEC”), (iii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization ((i) — (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency (the foregoing, collectively, the “Target Reports”), and have paid all fees and assessments due and payable in connection therewith.
(b)    As of their respective filing dates, the Target Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Target Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Target Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading. As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Parent Report.
(c)    Except as set forth on Confidential Schedule 3.5(c) of the Target Disclosure Schedules and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Target and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Best Knowledge of Target, investigation into the business or operations of Target or any of its Subsidiaries since January 1, 2013, (ii)

there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Target or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Target or any of its Subsidiaries since January 1, 2013. Target and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Governmental Entity.

3.6    Financial Statements.
(a)    A true and complete copy of the audited consolidated balance sheet of Target and its Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related audited consolidated statements of income, shareholders’ equity, and cash flows of Target and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Target’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheets of Target and its Subsidiaries as of September 30, 2016 (the “2016 Balance Sheet”) and September 30, 2015, and the related consolidated statements of income, shareholders’ equity and cash flows of Target and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached to Confidential Schedule 3.6(a) of the Target Disclosure Schedules. Each of the Financial Statements, the Interim Financial Statements and the financial statements to be prepared by Target after the date of this Agreement (i) has been, or will be, prepared based on the books and records of Target and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, or will fairly present, in all material respects, the consolidated financial position, results of operations, cash flows and changes in shareholder’s equity of Target and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.
(b)    The books and records of Target and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Target’s independent auditor has not resigned or been dismissed as independent public accountants of Target as a result of or in connection with any disagreements with Target on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    The records, systems, controls, data and information of Target and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Target or its Subsidiaries or their accountants (including all means of access thereto and therefrom). Target (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Target and its Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)    Since January 1, 2013, (i) neither Target nor any of its Subsidiaries, nor, to the Best Knowledge of Target, any director, officer, auditor, accountant or representative of Target or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods

(including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Target or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Target or any of its Subsidiaries, whether or not employed by Target or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Target or any of its officers, directors, employees or agents to the Board of Directors of Target or any committee thereof or to the Best Knowledge of Target, to any director or officer of Target.

3.7    No Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the 2016 Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the 2016 Balance Sheet or (c) that are not, individually or in the aggregate, material to Target and its Subsidiaries, taken as a whole.

3.8    Broker’s Fees. Except as set forth in Confidential Schedule 3.8 of the Target Disclosure Schedules, neither Target nor any Target Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Target has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement by Target of Sandler O’Neill + Partners, LP, related to the Merger and the other transactions contemplated hereunder.

3.9    Absence of Certain Changes or Events. Since January 1, 2016: (a) Target and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Target; and (c) except as set forth in Confidential Schedule 3.9 of the Target Disclosure Schedules, none of Target or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.2(a)-5.2(t).

3.10    Legal Proceedings.
(a)    Except as set forth on Confidential Schedule 3.10(a) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is a party to any, and there are no pending or, to Target’s Best Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Target or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Target, any of its Subsidiaries or the assets of Target or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates), that would reasonably be expected to be material to Target and its Subsidiaries, individually or taken as a whole.

3.11    Taxes and Tax Returns.
(a)    Each of Target and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Target and its Subsidiaries that are due, whether or not shown on any Tax Return, have been fully and timely paid. Each of Target and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.
(c)    Neither Target nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Target nor any of its Subsidiaries has granted any extension or waiver of any statute of limitation period applicable to any material Tax that remains in effect. The U.S. federal income Tax Returns of Target and its Subsidiaries for all years to and including 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d)    No claim has been made in writing by any Governmental Entity in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or such subsidiary is or may be subject to taxation by that jurisdiction.
(e)    There are no Liens for Taxes on any of the assets of Target or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(f)    Neither Target nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Target and its Subsidiaries or the assets of Target and its Subsidiaries which have not been paid, settled or withdrawn.
(g)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2010 and ending on the Closing Date, neither Target nor any of its Subsidiaries (i) has made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.
(h)    Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account of Target or its Subsidiaries described in Treasury regulations promulgated under § 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax Law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) change in Target or its Subsidiaries method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or corresponding or similar provision of state or local Tax laws), or (v) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state or local Tax laws).
(i)    Neither Target nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Target and its Subsidiaries). Neither Target nor any of its Subsidiaries (A) has been a member of an Affiliated group filing a consolidated federal income Tax Return (other than a group of which Target was the common parent) or (B) has any liability for the Taxes of any Person (other than Target or any of its Subsidiaries)

arising from the application of Treasury Regulation § 1.1502-6, or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.
(j)    Neither Target nor any of its Subsidiaries has distributed stock to another Person, or has its stock distributed by another Person (i) during the two-year period ending on the date hereof that was intended to be governed in whole or in part by § 355 of the Code, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated herein.
(k)    Neither Target nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation § 1.6011-4(b)(1) or a transaction that is substantially similar to a listed transaction as defined under §§ 6011, 6111 and 6112 of the Code.
(l)    Neither Target nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.
(m)    Neither Target nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(n)    Neither Target nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(o)    Confidential Schedule 3.11(o) lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Target or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which Target or any its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of § 409A(a) of the Code by its terms and has been operated in accordance with such requirements.
(p)    The exercise price of all Target Options is at least equal to the fair market value of the Target Common Stock on the date such Target Options were granted. All Target Options are exercisable for “service recipient stock” (as defined under Treasury Regulation § 1.409A-1(b)(5)(iii)).
(q)    Except as set forth on Confidential Schedule 3.11(q)(i) of the Target Disclosure Schedules, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Target or any of its Subsidiaries to which or by which Target or any of its Subsidiaries or their assets are bound that, considered individually or collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under § 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Confidential Schedule 3.11(q)(ii) of the Target Disclosure Schedules lists each Person who (x) as of the Closing, could be reasonably expected to be a “disqualified individual” (within the meaning of § 280G of the Code and the regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries and (y) who could reasonably be expected to receive an “excess parachute payment” within the meaning of § 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law. Target has made available to Parent true, correct and complete copies of § 280G calculations (whether or not final) with respect to each such disqualified individual in connection with the transactions contemplated hereby. Except as set forth on Confidential Schedule 3.11(q)(iii) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is under any obligation to gross up any Taxes imposed under § 4999 of the Code.

3.12    Employees.
(a)    Confidential Schedule 3.12(a) of the Target Disclosure Schedules lists all Target Benefit Plans. For purposes of this Agreement, “Target Benefit Plans” means all employee benefit plans (as defined in § 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Target or any Subsidiary or any trade or business of Target or any of its Subsidiaries, whether or not incorporated, all of which together with Target would be deemed a “single employer” within the meaning of § 4001 of ERISA (a “Target ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by any of Target, its Subsidiaries, a Target ERISA Affiliate or the PEO for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Target or any of its Subsidiaries or any Target ERISA Affiliate.
(b)    Target has heretofore made available to Parent true and complete copies of each of the Target Benefit Plans and certain related documents, including (i) all summary plan descriptions, amendments, modifications or material supplements to any Target Benefit Plan, (ii) where any Target Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to a Target Benefit Plan, (v) the most recently prepared actuarial report for each Target Benefit Plan (if applicable) for each of the last three (3) years and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guaranty Corporation (the “PBGC”).
(c)    Each Target Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, neither Target nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Target Benefit Plan, and neither Target nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)    Confidential Schedule 3.12(d) of the Target Disclosure Schedules identifies each Target Benefit Plan that is intended to be qualified under § 401(a) of the Code (the “Target Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Target Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Best Knowledge of Target, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Target Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Target Benefit Plan is intended to meet the requirements of § 501(c)(9) of the Code.
(e)    None of Target nor any of its Subsidiaries nor any Target ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in § 3(2) of ERISA, subject to Title IV of ERISA or § 412 of the Code.

(f)    Except as set forth in Confidential Schedule 3.12(g) of the Target Disclosure Schedules, none of Target nor its Subsidiaries nor any Target ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of § 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of § 4063 of ERISA (a “Multiple Employer Plan”).
(g)    Except as set forth in Confidential Schedule 3.12(g) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or retiree health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by § 4980B of the Code.
(h)    All contributions required to be made to any Target Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Target Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Target.
(i)    There are no pending or, or to the Best Knowledge of Target, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Target’s Best Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Target Benefit Plans, any fiduciaries thereof with respect to their duties to the Target Benefit Plans or the assets of any of the trusts under any of the Target Benefit Plans that could reasonably be expected to result in any liability of Target or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Target Benefit Plan or any other party.
(j)    None of Target and its Subsidiaries nor any Target ERISA Affiliate nor any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in § 4975 of the Code or § 406 of ERISA), which could subject any of the Target Benefit Plans or their related trusts, Target, any of its Subsidiaries, any Target ERISA Affiliate or any Person that Target or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under § 4975 of the Code or § 502 of ERISA.
(k)    Except as set forth in Confidential Schedule 3.12(k) of the Target Disclosure Schedules, neither the execution and delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Target or any of its Subsidiaries, or result in any limitation on the right of Target or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Target Benefit Plan or related trust. Neither Target nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Target or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(l)    There are no pending or, to Target’s Best Knowledge, threatened labor grievances or unfair labor practice claims or charges against Target or any of its Subsidiaries, or any strikes or other labor disputes against Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries and, to the Best Knowledge of Target, there are no organizing efforts by any union or other group seeking to represent any employees of Target or any of its Subsidiaries and no employees of Target or any of its Subsidiaries are represented by any labor organization.

(m)    To the Best Knowledge of Target, no current or former employee or independent contractor of Target or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Target or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for Target or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
(n)    Except for the Human Capital Management Services Agreement (the “PEO Agreement”) between Target Bank and TRINET HR Corporation (together with its Affiliates, the “PEO”) dated effective as of February 19, 2010, neither Target nor any of its Subsidiaries is a party to or bound by any agreement relating to the employment of any current employee with a professional employer or employee leasing organization. Target has complied in all material respects with its responsibilities under the PEO Agreement.

3.13    Compliance with Applicable Law.
(a)    Target and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target, and to the Best Knowledge of Target no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Target and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Target or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, §§ 23A and 23B of the Federal Reserve Act, the Federal Deposit Insurance Corporation Improvement Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Target Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(b)    Without limitation, none of Target, or its Subsidiaries, or to the Best Knowledge of Target, any director, officer, employee, agent or other Person acting on behalf of Target or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Target or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Target or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Target or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Target or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Target or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Target or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14    Certain Contracts.
(a)    Confidential Schedule 3.14(a) of the Target Disclosure Schedules lists each of the following types of contracts to which Target or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i)    any contract that would be required to be filed by Target as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed by Target on a Current Report on Form 8-K if Target was required to file such reports under applicable Law;
(ii)    any contract that limits the ability of Target or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or, to Target’s Best Knowledge, upon consummation of the Merger will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;
(iii)    any contract that obligates Target or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Target or any of its Subsidiaries “most favored nation” status or similar rights;
(iv)    any contract to which any Affiliate, officer, director, employee, independent contractor or consultant of Target is a party or beneficiary;
(v)    any contract that limits the payment of dividends by Target or any of its Subsidiaries;
(vi)    any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;
(vii)    any contract relating to indebtedness of Target of more than $50,000;
(viii)    any contract that by its terms calls for annual payments or receipt by Target and its Subsidiaries under such contract of more than $100,000;
(ix)    any contract that provides for potential indemnification payments by Target or any of its Subsidiaries or the potential obligation of Target or any of its Subsidiaries to repurchase Loans;
(x)    any contract that is material to Target’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;
(xi)    any contract that provides any rights to investors in Target, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Target’s or any of its Subsidiaries’ Board of Directors;
(xii)    any contract that is a data processing, software programming or licensing contract involving the payment of more than $100,000 per annum;

(xiii)    any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;
(xiv)    Target Benefit Plan, including any contract with any professional employer organization providing employees and services to Target or any of its Subsidiaries;
(xv)    any contract in respect of any (i) owned real property or (ii) leased premises with respect to which Target or any of its Subsidiaries is either a landlord or tenant (or subtenant); or
(xvi)    any contract not of the type described in clauses (i) through (xv) above and which involved the payments by, or to, Target or any of its Subsidiaries in the fiscal year ended December 31, 2015, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2016, of more than $100,000 (other than pursuant to Loans originated or purchased by Target or any of its Subsidiaries in the ordinary course of business consistent with past practice).
Each Contract of the type described in clauses (i) through (xvi) is referred to herein as a “Target Contract.” A true and complete copy of each Target Contract has been made available to Parent prior to the date hereof.
(b)    Each Target Contract is valid and binding on Target or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Target. Target and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Target Contract, except where such noncompliance, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Target. To Target’s Best Knowledge, each third-party counterparty to each Target Contract has performed all obligations required to be performed by it to date under such Target Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Target or any of its Subsidiaries under any such Target Contract, except where such default, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Target.

3.15    Agreements with Regulatory Agencies. Except as set forth on Confidential Schedule 3.15 of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or Board of Directors’ resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Target Disclosure Schedules, a “Target Regulatory Agreement”), nor has Target or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Target Regulatory Agreement. Target and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject. Target and its Subsidiaries have not received any notice from any Governmental Entity indicating that Target or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement.

3.16    Risk Management Instruments.
(a)    Confidential Schedule 3.16(a) of the Target Disclosure Schedules sets forth a list of all Derivative Transactions entered into as of the date of this Agreement for the account of the Target or one of its Subsidiaries or for the account of a customer of Target or one of its Subsidiaries. All Derivative Transactions, whether entered into for the account of Target or one of its Subsidiaries or for the account of a customer of Target or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and in material compliance with applicable Laws and other policies, practices, procedures employed by Target, as applicable, and are legal, valid and binding obligations of Target or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect.
(b)    Target and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Best Knowledge of Target, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(c)    The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Target and such Subsidiaries in accordance with GAAP.

3.17    Environmental Matters.
(a)    Each of Target and its Subsidiaries, and, to the Best Knowledge of Target, any property in which Target or any of its Subsidiaries holds a security interest is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, “Environmental Laws”).
(b)    There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Best Knowledge of Target, threatened against Target or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose on Target or any of its Subsidiaries, any material liability or obligation arising under any Environmental Law pending or, to the Best Knowledge of Target, threatened against Target or any of its Subsidiaries.
(c)    Target is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. Except as set forth on Confidential Schedule 3.17(c) of the Target Disclosure Schedules, there has been no written third-party environmental site assessment conducted assessing the presence of hazardous materials located on any property owned or leased by Target or any Target Subsidiary that is within the possession or control of Target and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.18    Investment Securities and Commodities.
(a)    Each of Target and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Target or its Subsidiaries. Such securities and commodities are valued on the books of Target in accordance with GAAP in all material respects.

(b)    Target and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Target believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Target has made available to Parent the material terms of such policies, practices and procedures.

3.19    Real Property. Target or a Target Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Target Reports as being owned by Target or a Target Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Target Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Target Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Target Leased Properties” and, collectively with the Target Owned Properties, the “Target Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Target’s Best Knowledge, the lessor. There are no pending or, to the Best Knowledge of Target, threatened condemnation proceedings against the Target Real Property.

3.20    Intellectual Property. Target and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To the Best Knowledge of Target, (i) (A) the use of any Intellectual Property by Target and its Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect the rights of any Person and is in accordance in all material respects with any applicable license pursuant to which Target or any Target Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to Target that Target or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) no Person is challenging, infringing on or otherwise violating in any material respect any right of Target or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Target or its Subsidiaries, and (iii) neither Target nor any Target Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Target or any Target Subsidiary, and Target and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Target and its Subsidiaries.

3.21    Related Party Transactions. Except as set forth in Confidential Schedule 3.21 of the Target Disclosure Schedules, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Target or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Target or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Target Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Target) on the other hand, except those of a type available to employees of Target or its Subsidiaries generally.

3.22    State Takeover Laws. The Board of Directors of Target has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Subchapter

M of Chapter 21 of the TBOC and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”).

3.23    Reorganization. Target has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.

3.24    Opinion of Target’s Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Target has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill + Partners, L.P. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Aggregate Merger Consideration in the Merger is fair from a financial point of view to the holders of Target Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25    Target Information. The information relating to Target and its Subsidiaries which is provided by Target or its representatives for inclusion in the joint proxy statement in definitive form relating to the meetings of Target’s and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”) and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”), or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26    Loan Portfolio.
(a)    As of the date hereof, except as set forth in Confidential Schedule 3.26(a) of the Target Disclosure Schedules, neither Target nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Target or any Subsidiary of Target is a creditor which as of September 30, 2016, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2016, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Target or any of its Subsidiaries, or to the Best Knowledge of Target, any Affiliate of any of the foregoing.
(b)    Set forth in Confidential Schedule 3.26(b) of the Target Disclosure Schedules is a true, correct and complete list of (A) all of the Loans of Target and its Subsidiaries that, as of September 30, 2016, were classified by Target as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Target or any of its Subsidiaries that, as of September 30, 2016, is classified as “Other Real Estate Owned” and the book value thereof.
(c)    To Target’s Best Knowledge, each Loan of Target and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Target and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.
(d)    To Target’s Best Knowledge, each outstanding Loan of Target and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Target and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.
(e)    None of the agreements pursuant to which Target or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)    There are no outstanding Loans made by Target or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Target or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)    Neither Target nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27    Deposits. Except as set forth on Confidential Schedule 3.27 of the Target Disclosure Schedules, no deposit of Target Bank (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

3.28    Insurance. Target and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Target reasonably has determined to be prudent and consistent with industry practice, and Target and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Confidential Schedule 3.28 of the Target Disclosure Schedules, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Target and its Subsidiaries, Target or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.

3.29    Outstanding Trust Preferred Securities of Subsidiary Trust.
(a)    Target has issued and has presently outstanding $8,609,000 of Floating Rate Junior Subordinated Deferrable Interest Notes due July 1, 2038 held by SovDallas Capital Trust I (“Trust I”) pursuant to an Indenture dated as of May 29, 2008 (“Trust I Indenture”) between Target, as issuer, and Wilmington Trust Company, as Trustee. Trust I has issued and has presently outstanding $8,350,000 in trust preferred securities (liquidation amount $1,000 per trust preferred security) pursuant to the terms of the Amended and Restated Trust

Agreement dated as of May 29, 2008, among Target, as sponsor, Wilmington Trust Company, as Delaware Trustee and Property Trustee, and the administrative trustees named therein (the issuance of such securities and all documents and instruments related thereto being referred to collectively herein as the “Trust Preferred Issuance”).
(b)    All representations and warranties as made by Target in the documents related to the Trust Preferred Issuance were true in all material respects when made. The Trust Preferred Issuance was authorized, issued and, to Target’s Best Knowledge, sold in compliance with all applicable legal requirements in all respects.
(c)    Target is current on all dividend payments payable with respect to Floating Rate Junior Subordinated Deferrable Interest Notes due July 1, 2038 issued as part of the Trust Preferred Issuance.

3.30    Target SBLF Preferred Stock. Target is current on all dividends payable on the Target SBLF Preferred Stock.
3.31    Regulatory Approvals. Target is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.32    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Target in this Article III, neither Target nor any other Person makes any express or implied representation or warranty with respect to Target, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Target hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Target nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Target, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Target in this Article III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of Target, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Target acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except (i) as disclosed in the disclosure schedule delivered by Parent to Target concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent Reports filed by Parent since October 8, 2014, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to Target as follows:

4.1    Corporate Organization.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(b)    Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent Subsidiary. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

4.2    Capitalization.
(a)    The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, $0.01 par value per share (collectively, “Parent Capital Stock”). As of December 9, 2016, there are (i) 10,747,938 shares of Parent Common Stock issued and outstanding, (ii) 453,866 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock and 149,543 shares of Parent Common Stock reserved for vesting of outstanding restricted stock units shares of Parent Common Stock, (iii) 25,000 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock, (iv) no shares of Parent preferred stock issued and outstanding, (vii) 10,000 shares of Parent Capital Stock held in treasury, and (viii) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock and Parent preferred stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on Confidential Schedule 4.2(a) of the Parent Disclosure Schedules, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote.
(b)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such

Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    At the Effective Time, the shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof. All shares of Parent Common Stock issued since October 8, 2014 have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

4.3    Authority; No Violation.
(a)    Parent has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders, approves this Agreement, recommends that the issuance of shares of Parent Common Stock in connection with the Merger be approved by Parent’s shareholders and has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted to Parent’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of the holders of a majority of the votes cast by the holders of shares of Parent Common Stock at the Parent Meeting (the “Requisite Parent Vote”), no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Target) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(c)    Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Constituent Documents, or (ii) assuming that the consents and approvals referred to in Confidential Schedule 3.4 of the Target Disclosure Schedules and Confidential Schedule 4.4 of the Parent Disclosure Schedules are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) in any material respect, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4    Consents and Approvals. Except as set forth on Confidential Schedule 4.4 of the Parent Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (a) the execution and delivery by Parent of this Agreement or (b) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger).
4.5    Reports.

(a)    Parent and each of its Subsidiaries have timely filed all material reports, registrations, documents, filings, statements, materials and submissions together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency (the foregoing, collectively, the “Parent Reports”), and have paid all fees and assessments due and payable in connection therewith.
(b)    As of their respective filing dates, the Parent Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Parent Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Parent Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading. As of the date of this Agreement, there are no outstanding comments from any Governmental Entity with respect to any such Parent Report.
(c)    Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Best Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be expected to be, either individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, (ii) there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or material disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2013.

4.6    Financial Statements.
(a)    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) and such financial statements prepared by Parent after the date of this Agreement (i) have been, or will be, prepared from, and in accordance with, the books and records of Parent and its Subsidiaries (except as may be disclosed therein), (ii) fairly present, or will fairly present, in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the omission of notes to the extent permitted by Regulation S-X of the SEC), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(b)    The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Grant Thornton, LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)    Since January 1, 2013, (i) neither Parent nor any of its Subsidiaries, nor, to the Best Knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the Best Knowledge of Parent, to any director or officer of Parent.
(d)    Neither Parent nor any of its Subsidiaries has any liability of any material nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2016, or in connection with this Agreement and the transactions contemplated hereby.

4.7    No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on Parent’s financial statements included with its Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2016, (b) incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) incurred in connection with this Agreement and the transactions contemplated hereby, or (d) that are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

4.8    Broker’s Fees. With the exception of Stephens Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has engaged any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.9    Absence of Certain Changes or Events. Since January 1, 2016: (a) Parent and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent; and (c) none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.3(a)-5.3(f).

4.10    Legal Proceedings.
(a)    Except as would not reasonably be expected to result in a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Best Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the

Merger, would apply to Parent or any of its Affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

4.11    Taxes and Tax Returns.
(a)    Each of Parent and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due, whether or not shown on any Tax Return, have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.
(c)    Neither Parent nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of any statute of limitation period applicable to any material Tax that remains in effect. The U.S. federal income Tax Returns of Target and its Subsidiaries for all years to and including 2010 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d)    No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Parent Subsidiary is or may be subject to taxation by that jurisdiction.
(e)    There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due and payable.
(f)    Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries which have not been paid, settled or withdrawn.
(g)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2010 and ending on the Closing Date, neither Parent nor any of its Subsidiaries (i) has made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.
(h)    Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1).
(i)    Neither Parent nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.
4.12    Employees.
(a)    For purposes of this Agreement, “Parent Benefit Plans” means all material employee benefit plans (as defined in § 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of § 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any material obligation or that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.
(c)    Confidential Schedule 4.12(c) of the Parent Disclosure Schedules identifies each Parent Benefit Plan that is intended to be qualified under § 401(a) of the Code (the “Parent Qualified Plans”). To the Best Knowledge of Parent, each Parent Qualified Plan and related trust are tax qualified and there are no existing circumstances and no events have occurred that could adversely affect such qualified status or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Parent Benefit Plan is intended to meet the requirements of § 501(c)(9) of the Code.
(d)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) none of Parent nor any of its Subsidiaries nor any Parent ERISA Affiliate has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans” as defined in § 3(2) of ERISA, subject to Title IV of ERISA or § 412 of the Code, and (ii) none of Parent nor its Subsidiaries nor any Parent ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a plan that is a Multiple Employer Plan.
(e)    Except as set forth in Confidential Schedule 4.12(e) of the Parent Disclosure Schedules or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither Parent nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or retiree health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by § 4980B of the Code.
(f)    There are no pending or, to the Best Knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Parent’s Best Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any liability of Parent or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Parent Benefit Plan or any other party.
(g)    None of Parent and its Subsidiaries nor any Parent ERISA Affiliate nor, to the Best Knowledge of Parent, any other Person, including any fiduciary, has engaged in any non-exempt “prohibited transaction” (as defined in § 4975 of the Code or § 406 of ERISA), which could subject any of the Parent Benefit Plans or their related trusts, Parent, any of its Subsidiaries, any Parent ERISA Affiliate or any Person that Parent or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under § 4975 of the Code or § 502 of ERISA.

(h)    Except as set forth in Confidential Schedule 4.12(h) of the Parent Disclosure Schedules, neither the execution and delivery of this Agreement, the issuance of shares of Parent Common Stock in connection with the Merger nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust. Neither Parent nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Parent or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(i)    There are no pending or, to Parent’s Best Knowledge, threatened labor grievances or unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the Best Knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries and no employees of Parent or any of its Subsidiaries are represented by any labor organization.
(j)    To the Best Knowledge of Parent, no current or former employee or independent contractor of Parent or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for Parent or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

4.13    Compliance with Applicable Law.
(a)    Parent and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and to the Best Knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable Law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, §§ 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.
(b)    Without limitation, none of Parent, or its Subsidiaries, or to the Best Knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14    Certain Contracts.
(a)    Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)    Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s Best Knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.15    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or Board of Directors’ resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory

Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.16    Risk Management Instruments.
(a)    All Derivative Transactions, whether entered into for the account of Parent or one of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and in material compliance with applicable Laws and other policies, practices, procedures employed by Parent, as applicable, and are legal, valid and binding obligations of Parent or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect.
(b)    Parent and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(c)    The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Parent and such Subsidiaries in accordance with GAAP.

4.17    Intellectual Property. Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To the Best Knowledge of Parent, (i) (A) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate in any material respect the rights of any Person and is in accordance in all material respects with any applicable license pursuant to which Parent or any Parent Subsidiary acquired the right to use any Intellectual Property, and (B) no Person has asserted to Parent that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (ii) no Person is challenging, infringing on or otherwise violating in any material respect any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries, and (iii) neither Parent nor any Parent Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Parent or any Parent Subsidiary, and Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Parent and its Subsidiaries.

4.18    Related Party Transactions. Except as set forth in Confidential Schedule 4.18 of the Parent Disclosure Schedules, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent or its Subsidiaries generally.

4.19    State Takeover Laws. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Subchapter M of Chapter 21 of the TBOC and any other Takeover Statutes.

4.20    Loan Portfolio.
(a)    Set forth in Confidential Schedule 4.20(a) of the Parent Disclosure Schedules is a true, correct and complete list of (i) all of the Loans of Parent and its Subsidiaries that, as of September 30, 2016, were classified by Parent as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Parent or any of its Subsidiaries that, as of September 30, 2016, is classified as “Other Real Estate Owned” and the book value thereof.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Notwithstanding the foregoing, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of the Loans.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.
(d)    None of the agreements pursuant to which Parent or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)    There are no outstanding Loans made by Parent or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Parent or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)    Neither Parent nor any of its Subsidiaries is now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.21    Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Confidential Schedule 4.21 of the Parent Disclosure Schedules, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.

4.22    Reorganization. Parent has not taken any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code.

4.23    Opinion of Parent’s Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Parent has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion dated the same date) of Stephens Inc. to the effect that, as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Aggregate Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24    Regulatory Approvals. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.25    SEC Reports. Parent has previously made available to Target an accurate and complete copy of each communication mailed by Parent to its shareholders since October 8, 2014 and prior to the date hereof. No such communication or any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since October 8, 2014 by Parent pursuant to the Securities Act or the Exchange Act as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since October 8, 2014, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under §§ 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comment from or unresolved issued raised by the SEC with respect to any of the Parent Reports.

4.26    Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Target or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.27    No Other Representations or Warranties.
(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to Target or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to Target or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Parent acknowledges and agrees that neither Target nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Conduct of Business of Target Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Target Disclosure Schedules), required by Law or as consented to in writing by Parent, Target shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Target’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2    Target Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Target Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity, Target shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not to be unreasonably withheld):
(a)    incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)    any of the following with regards to its capital stock:
(i)    adjust, split, combine or reclassify any capital stock;
(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) dividends paid by any of the Subsidiaries of Target to Target or any of its wholly-owned Subsidiaries, (2) distributions with respect to the Trust Preferred Issuance, or (3) dividends paid to the holders of the Target SBLF Preferred Stock;
(iii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Confidential Schedule 5.2(c) of the Target Disclosure Schedules;
(d)    make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Target;
(e)    terminate, materially amend, or waive any material provision of, any Target Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Target, or enter into any contract that would constitute a Target Contract if it were in effect on the date of this Agreement;
(f)    except as set forth on Confidential Schedule 5.2(f) of the Target Disclosure Schedules or as required under applicable Law or the terms of any Target Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), (ii) amend (whether in writing or through the interpretation of) any Target Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, with respect to any individual, three percent (3%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $75,000, other than for cause, or (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Target or any of its Subsidiaries;
(g)    settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or in the aggregate and that would not impose any material restriction on the business of Target, its Subsidiaries prior to the Effective Time or on the Surviving Corporation or Parent after the Effective Time;
(h)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code;

(i)    amend the Target Constituent Documents or comparable governing documents of its Subsidiaries;
(j)    merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP; provided, that Target will manage its investment securities and derivatives portfolio in the ordinary course of business consistent with past practice and in no event shall it take any action that would materially increase the effective duration of the portfolio beyond its effective duration as of the date hereof;
(l)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;
(m)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, or revalue any of its material assets;
(n)    (i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law, regulation or policies imposed by any Governmental Entity or (ii) make or renew any loans or extensions of credit (including entering into any Derivative Contract in respect of such extension of credit) except in the ordinary course of business consistent with past practice and in accordance with Target’s existing policies, provided any individual unsecured loan or extension of credit that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Parent) in excess of $7,500,000 or any individual secured loan or extension of credit in excess of $7,500,000 in a single commercial real estate transaction or in any other type of transaction (including asset based loans, commercial and industrial loans, and multifamily and owner occupied loans) shall require the prior written approval of the Chief Credit Officer of Parent or another officer designated by Parent, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual; provided, further, that reports and other documentation concerning any loan or extension of credit over $7,500,000 shall be provided to the Chief Credit Officer of Parent promptly after approval of any such loan or any extension of credit;
(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Regulatory Agency;
(p)    make, or commit to make, any capital expenditures in excess of $50,000 in the aggregate;
(q)    reduce its allowance for loan losses to total loans from $13,976,000, other than through the usage of the allowance for loan losses to resolve any outstanding classified loan in accordance with Section 6.9 hereof, and Target will maintain its allowance for loan losses in a manner consistent with Target’s historical methodology, past practices, existing policies and in compliance with GAAP and consistent with past practice and Target’s past practices;

(r)    make, change or revoke any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;
(s)    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or
(t)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Target (such consent not to be unreasonably withheld):
(a)    amend the Parent Constituent Documents in a manner that would adversely affect the economic benefits of the Merger to the holders of Target Common Stock;
(b)    adjust, split, combine or reclassify any capital stock of Parent;
(c)    take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;
(d)    make, declare or pay any dividend, or make any other distribution on any shares of its capital stock (except dividends paid by any of the Subsidiaries of Parent to Parent or any of its wholly-owned Subsidiaries);
(e)    take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code; or
(f)    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.
(a)    As soon as reasonably practicable following the date of this Agreement, Parent and Target shall prepare the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and any amendment thereto, if any. Each of Parent and Target shall cooperate in respect of the form and content of any other communication with the shareholders of Target. Each of Parent and Target shall use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Target shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Parent shall also use commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.
(b)    The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within thirty (30) Business Days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Target shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than with regard to information reasonably considered confidential by Parent). Parent shall keep Target reasonably informed as to the status of such applications and filings, and Parent shall promptly furnish Target and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
(c)    Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or Target to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Condition”).
(d)    Parent and Target shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Target or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)    Parent and Target shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2    Access to Information.
(a)    Upon reasonable notice and subject to applicable Laws, for the purposes of verifying the representations and warranties of Target and Parent and preparing for the Merger and the other matters contemplated by this Agreement, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records (excluding Parent’s Tax Returns and related workpapers), and shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each party shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which either party is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor its Subsidiaries shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) or other information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Each of Parent and Target shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated January 8, 2016, between Parent and Target, as amended (the “Confidentiality Agreement”).
(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3    Shareholders’ Approvals.
(a)    Each of Parent and Target shall call a meeting of its shareholders (the “Parent Meeting” and the “Target Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Target Vote and the Requisite Parent Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use commercially reasonable efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.
(b)    The Board of Directors of each of Parent and Target shall use commercially reasonable efforts to obtain from the shareholders of Parent and Target, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Target Vote, in the case of Target, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve (i) this Agreement and the transactions contemplated hereby, in the case of Target, and (ii) the issuance of the shares of Parent Common Stock in connection with the Merger, in the case of Parent.
(c)    Subject to Sections 8.1 and 8.2, if the Board of Directors of Target or Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Target in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Parent or Target shall adjourn or postpone the Parent Meeting or the Target Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Target Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Target or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Target Vote or the Requisite Parent Vote.
(d)    Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and Target Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of Parent and Target at the Parent Meeting and the Target Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the issuance of the shares of Parent Common Stock in connection with the Merger, as applicable, and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or Target of such obligation.

6.4    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and Target shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Target or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5    Tax-free Reorganization. Officers of Target, Parent and Merger Sub shall execute and deliver to Fenimore, Kay, Harrison & Ford, LLP and to Norton Rose Fulbright US LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Integrated Mergers pursuant to Section 7.2(c) and Section 7.3(c).
6.6    Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7    Employee Matters.
(a)    During the period commencing at the Effective Time and ending on the twelve (12) month anniversary thereof, Parent shall provide the employees of Target and its Subsidiaries who continue to be employed by Parent or its Subsidiaries immediately following the Effective Time (the “Continuing Employees”), while employed by Parent and its Subsidiaries after the Effective Time, with employee benefits (excluding equity and equity based-compensation) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries.
(b)    Parent shall keep Target’s CEO reasonably informed regarding its personnel plans and decisions concerning Target and Target Bank developed prior to the Effective Time, including which employees are or are not anticipated to be Continuing Employees. Parent’s CEO and Target’s CEO shall mutually agree upon the manner and form of any communications regarding such matters to the affected employees of Target or Target Bank occurring prior to Closing, but for purposes of clarity, mutual agreement shall not be required for Parent’s personnel plans and decisions concerning Target and Target Bank. Other than to the affected employees of Target and Target Bank, Parent shall not disclose its personnel plans or decisions concerning employees of Target or Target Bank prior to Closing to any other employee of Target or Target Bank without the prior consent of Target’s CEO, which consent shall not be unreasonably withheld.
(c)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Target Benefit Plan, (ii) provide each such employee and their eligible spouse and dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Target Benefit Plan (to the same extent that such credit was given under the analogous Target Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Target and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Target Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(d)    Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Target or any of its Subsidiaries or Affiliates any right to continue in the employ or service of Parent, Target, or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of Parent, Target, Parent or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Target or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Target Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Parent or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular Target Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of Target or any of its Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(e)    Target shall take all actions and obtain all consents necessary to ensure those Employment Agreements set forth on Confidential Schedule 6.7(e) of the Target Disclosure Schedules (the “Target Employment

Agreements”) shall be terminated contingent upon and effective as of the Closing and all amounts owed in connection therewith shall be paid on the Closing Date and properly reflected on the books and records of Target and fully reflected in the Transaction Expenses.
(f)    Target, the Board of Directors of Target, and any committee of the Board of Directors administering the Target Stock Option Plans, as applicable, shall take or cause to be taken all actions necessary (including the adoption of resolutions) and shall obtain all necessary consents to effect the treatment of Target Options pursuant to Section 1.3(f), and to ensure that, effective as of the Effective Time, there are no obligations with respect to Target Options other than as set forth in Section 1.3(f).
(g)    Target shall take all action necessary and appropriate to terminate or withdrawal from all Target Benefit Plans that are “employee benefit plans” within the meaning of ERISA (unless Parent provides written notice to Target no later than three (3) Business Days prior to the Closing Date that such plans shall not be terminated), to be effective not later than, (i) for any Target Qualified Plan that includes a “cash or deferred arrangement” within the meaning of Section 401(k) of the Code, the date immediately preceding the Closing Date, and (ii) for all other Target Benefit Plans, the Effective Time. Target shall provide Parent with evidence of termination of such Target Benefit Plan(s) as provided above pursuant to resolutions of the Target Board of Directors. The form and substance of such resolutions shall be subject to review and approval by Parent. Target also shall take such other actions in furtherance of terminating such Target Benefit Plan(s) as Parent may reasonably require.
(h)    Target shall take all action necessary and appropriate to terminate the PEO Agreement effective prior to the Closing.

6.8    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director, officer or employee of Target and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Target Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of Target or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such Persons are indemnified as of the date of this Agreement by Target pursuant to the Target Constituent Documents, the governing or organizational documents of any Subsidiary of Target; and Parent shall also advance expenses as incurred by such Target Indemnified Party to the same extent as such Persons are entitled to advancement of expenses as of the date of this Agreement by Target pursuant to the Target Constituent Documents, the governing or organizational documents of any Subsidiary of Target and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Target Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Target Indemnified Party is not entitled to indemnification.
(b)    Prior to the Effective Time, in close consultation with Parent, Target shall purchase a directors’ and officers’ liability tail insurance policy with respect to the Target’s existing basic and excess directors’ and officers’ liability insurance or with respect to coverage and amount that are no less favorable in any material respect to such directors and officers than the Target’s existing policies as of the date hereof (the “D&O Tail Policy”), in either case, that, for a period of six (6) years following the Effective Time, will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Target (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement).

(c)    The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Target Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.8.

6.9    Minimum Allowance for Loan Losses. Target shall cause Target Bank to maintain its allowance for loan losses at a level consistent with Target Bank’s historical methodology, pass practices, existing policies and in compliance with GAAP, and at a minimum, on the Business Day immediately prior to the Closing Date, the allowance for loan losses of Target Bank shall be at least $13,976,000, less any amount reduced through the usage of the specific reserves for the outstanding classified loans set forth on Confidential Schedule 6.9 of the Target Disclosure Schedules (the “Minimum Allowance Amount”); provided, that (i) Target has requested and received Parent’s consent to resolve such outstanding classified loans and use the specific reserves associated with the same, which consent shall not to be unreasonably withheld or (ii) Target is instructed by any Regulatory Authority to resolve such outstanding classified loan. For the purpose of clarity, if Target is instructed by any Regulatory Authority to resolve an outstanding classified loan set forth on Confidential Schedule 6.9 of the Target Disclosure Schedules, then the Minimum Allowance Amount for purposes of this Agreement may be reduced only by the specific reserves associated with such classified loan as set forth on Confidential Schedule 6.9 of the Target Disclosure Schedules. If the allowance for loan losses is less than the Minimum Allowance Amount on the Business Day immediately prior to the Closing Date, Target shall take or cause to be taken all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date and any such increase shall be accounted for in the calculation of the Tangible Common Equity for purposes of Section 2.1 hereof.

6.10    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Target, on the other) or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

6.11    Advise of Changes. Parent and Target shall each promptly (but in no event more than 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied.

6.12    Corporate Governance. Effective as of the Effective Time, Parent shall appoint the two (2) individuals set forth on Confidential Schedule 6.12 to the Target Disclosures Schedules, one of whom shall be appointed as a Vice Chairman, to the Boards of Directors of Parent and the Bank.

6.13    No Solicitation.
(a)    Target agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any Person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.13; provided, that, prior to the adoption of this Agreement by the shareholders of Target by the Requisite Target Vote, in the event Target receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Target shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Target. Target will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Parent with respect to any Acquisition Proposal and will use commercially reasonable efforts, subject to applicable Law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such agreement. Target will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal and copies of any written Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.
(b)    In the event that the Board of Directors of Target determines in good faith, after consultation with its financial advisor and upon advice of outside legal counsel, that it desires to accept an Acquisition Proposal that it deems to be a Superior Proposal, it will notify Parent in writing of its intent to terminate this Agreement under Section 8.1(j) in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. That notice will specify all of the material terms and conditions of the Superior Proposal. Parent will have a period of three (3) Business Days to evaluate and respond to Target’s notice. If Parent notifies Target in writing prior to the expiration of the three (3) Business Day period that it will increase the Aggregate Merger Consideration to an amount at least equal to that of the Superior Proposal, then Target will not be permitted to enter into an acquisition agreement with respect thereto. If the Board of Directors of Target determines, in good faith, upon the advice of its financial advisor and outside legal counsel, that the revised Parent offer is not at least equal to the Superior Proposal, Target may terminate this Agreement as provided in Section 8.1(j).

6.14    Coordination; Integration.
(a)    The senior officers of Target and Target Bank agree to meet with senior officers of Parent and the Bank, on a weekly basis or as reasonably requested by Parent, relating to the development, coordination and implementation of the post-Merger operating and integration plans of the Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Target and Target Bank; provided, that Parent and the Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Target or Target Bank, and to the extent permitted by applicable Law, each of Target and

Target Bank agrees to give due consideration to Parent’s input on such matters, consistent with this Section 6.14, with the understanding that Parent shall in no event be permitted to exercise control of Target or Target Bank prior to the Effective Time and, except as specifically provided under this Agreement, Target and Target Bank shall have no obligation to act in accordance with Parent’s input.
(b)    Commencing after the date hereof and to the extent permitted by applicable Law, Parent, Target and Target Bank shall use their commercially reasonable efforts to plan the integration of Target and Target Bank with the businesses of Parent and their respective affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall Parent or its affiliates be entitled to control Target or Target Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Target and Target Bank in the ordinary course of business, Target’s and Target Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from Target’s and Target Bank’s outside contractors, and to assist Parent in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. Parent shall provide such assistance of its personnel as Target and Target Bank shall request to permit Target and Target Bank to comply with their obligations under this Section 6.14.

6.15    Public Announcements. Neither Parent nor Target, or Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but Parent and Target are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state Laws or regulations, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement.

6.16    Change of Method. Target and Parent shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Target and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Per Share Cash Consideration or the Per Share Stock Consideration, (ii) adversely affect the Tax treatment of Target’s shareholders or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Target or Parent pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.17    Bank Merger Agreement. Prior to the Effective Time, Target shall cause Target Bank and Parent shall cause the Bank to enter into and deliver the Bank Merger Agreement in a form specified by Parent and reasonably acceptable Target.

6.18    Target Preferred Stock. Target shall take all actions necessary to enable the conversion as of the Effective Time of all of Target’s outstanding Series C Preferred Stock in accordance with the terms thereof and the documents and agreements related thereto.

6.19    Data Processing Contracts. Target shall use commercially reasonable efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the Merger is completed.

6.20    TRUPS Assumption. Parent shall, and Target shall cooperate and assist Parent in Parent’s efforts pursuant to this Section 6.20 to, expressly assume or discharge, in Parent’s sole discretion, all of Target’s obligations in respect of the Trust Preferred Issuance (including being substituted for Target) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by the terms of the Trust Preferred Issuance, or as may reasonably be requested by the trustees thereunder.

6.21    Financing. Parent will use its commercially reasonable efforts to raise funds through an offering of Parent securities in an amount sufficient in its reasonable judgment to pay the Aggregate Cash Consideration.
6.22    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Target shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
(c)    Target and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Without limiting the foregoing, Target agrees to engage, at its sole cost and expense, Alvarez & Marsal (or another professional valuation firm approved in writing by Parent (which approval shall not be unreasonably denied, withheld or delayed)) to provide, no later than ten (10) Business Days before the Closing Date, a final independent third-party valuation of the post-termination non-competition and non-solicitation agreements between Target or Target Bank and each of Thomas Mastor and R. Michael Russell (the “Non-Compete Valuations”). For the purposes of clarity, all, fees, costs and expenses associated with the engagement of such firm shall be “Transaction Expenses” for purposes of this Agreement.
(d)    Target will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the "continuity of business enterprise" requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).
(e)    Parent shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for Target that are filed after the Closing and shall pay all Taxes with respect to such Tax Returns.
(f)    In the event of any audit of Target’s federal or state Tax Returns (i) prior to the consummation of the Merger, Parent and Target shall cooperate regarding any such audit and Target shall not settle the same without the consent of Parent, which consent will not be unreasonably withheld; and (ii) after the Effective Time, Parent may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.
(g)    Parent shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
(h)    Following the Merger, Parent will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the "continuity of business enterprise" requirement for a "reorganization" as provided in Treasury Regulation Section 1.368-1(d).

ARTICLE VII
CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    Shareholder Approval. The Requisite Parent Vote and the Requisite Target Vote shall have been obtained.
(b)    NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2    Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Target set forth in Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to the foregoing effect.
(b)    Performance of Obligations of Target. Target shall have performed in all material respects the obligations required to be performed by it under this Agreement, including those obligations set forth in Article VI, at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target to such effect.
(c)    Federal Tax Opinion. Parent shall have received the written opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may rely upon the certificates, representations and covenants referred to in Section 6.5.
(d)    FIRPTA Certificate. Target shall have delivered to Parent a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under § 1445 of the Code, stating that Target is not, and has not been, during the relevant period specified in § 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of § 897(c) of the Code.
(e)    Director Support Agreement; Releases.
(i)    Each of the Director Support Agreements shall be and remain in full force and effect.
(ii)    Each director of Target and Target Bank shall have entered into an agreement in the form attached hereto as Exhibit C, releasing Target and Target Bank from any and all claims by such director (collectively, the “Director Releases”), and such Director Releases shall be and remain in full force and effect.
(iii)    The officers of Target and Target Bank set forth on Confidential Schedule 7.2(e)(iii) of the Target Disclosure Schedules shall have entered into an agreement in the form attached hereto as Exhibit D, releasing Target and Target Bank from any and all claims by such officer (collectively, the “Officer Releases”), and such Officer Releases shall be and remain in full force and effect.
(iv)    Each of the Option Holder Release Agreements shall be duly executed by those individuals listed on Confidential Schedule 7.2(e)(iv) of the Target Disclosure Schedules and delivered to Parent, and shall be and remain in full force and effect.
(v)    Each of the persons set forth on Confidential Schedule 7.2(e)(v) of the Target Disclosure Schedules shall have entered into a Cash Acknowledgement and Release Agreement in form acceptable to Parent and such Cash Acknowledgement and Release Agreements shall be and remain in full force and effect.
(f)    Minimum Tangible Common Equity. On the Business Day prior to the Closing Date, the Tangible Common Equity shall not be less than $89,000,000.
(g)    Minimum ALLL. As of the Closing Date, the allowance for loan losses of Target Bank shall be at least the Minimum Allowance Amount.
(h)    Dissenting Shares. Dissenting Shares shall represent not more than five percent (5.00%) of the outstanding Target Common Stock.
(i)    Termination of Certain Agreements. The Target Employment Agreements shall have been terminated and Target shall have complied in all respects with Section 6.7(e).
(j)    No Materially Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Condition.
(k)    Termination of Employee Benefit Plans. Unless otherwise requested by Parent in writing no less than three (3) Business Days prior to the Closing Date, Parent shall have received a true, correct and complete copy of resolutions adopted by the Target Board terminating as of the Effective Time each or all of the Target Benefit Plans that are “employee benefit plans” within the meaning of ERISA.

(l)    Non-Compete Valuations. Target shall have delivered the Non-Compete Valuations in accordance with Section 6.22(c).
(m)    PEO Agreement. Target shall have terminated the PEO Agreement.
(n)    Assumption of SBLF Preferred Shares. Target and Parent shall have taken all actions reasonably necessary to provide for, and shall have received all regulatory approvals required for the exchange of the then-outstanding SBLF Preferred Shares for shares of Parent SBLF Preferred Stock pursuant to Section 1.3(g) of this Agreement, all in accordance with the Target Constituent Documents and Parent Constituent Documents, and in accordance with the terms of any securities purchase and/or other agreements pursuant to which such shares of Target SBLF Preferred Shares were issued or required to be entered into in order to effect such exchange.

7.3    Conditions to Obligations of Target. The obligation of Target to effect the Merger is also subject to the satisfaction or waiver by Target at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent set forth in Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.
(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement, including those obligations set forth in Article VI, at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.
(c)    Federal Tax Opinion. Target shall have received the opinion of Fenimore, Kay, Harrison & Ford, LLP, in form and substance reasonably satisfactory to Target, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing in the Effective Time, that the Integrated Mergers shall together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of § 368(a) of the Code. In rendering such opinion, Fenimore, Kay, Harrison & Ford, LLP may rely upon the certificates, representations and covenants referred to in Section 6.5.

ARTICLE VIII

TERMINATION AND AMENDMENT
8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of Parent or Target:
(a)    by mutual consent of Parent and Target in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
(b)    by either the Board of Directors of Parent or the Board of Directors of Target if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of or requested withdrawal of the application requesting approval to consummate the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)    by either the Board of Directors of Parent or the Board of Directors of Target if the Merger shall not have been consummated on or before the one (1) year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, that if the condition set forth in Section 7.1(c) shall not have been satisfied as of such date, Parent may, by written notice provided to Target, extend the Termination Date for an additional three (3) months;
(d)    by either the Board of Directors of Parent or the Board of Directors of Target (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Target, in the case of a termination by Parent, or Parent, in the case of a termination by Target, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by Target, and which is not cured within thirty (30) days following written notice to Target, in the case of a termination by Parent, or Parent, in the case of a termination by Target, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)    by Target, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Merger, or withdrawn, modified or qualified such recommendation in a manner adverse to Target, or resolved to do so, or failed to reaffirm such recommendation within two (2) Business Days after Target requests in writing that such action be taken, or (ii) breached its obligations under Section 6.3 in any material respect;
(f)    by Parent, if the Board of Directors of Target shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of Target adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) Business Days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Target Common Stock that has been publicly disclosed (other than by Parent or an Affiliate of Parent) within ten (10) Business Days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.3 or Section 6.13 in any material respect;
(g)    by Parent, if Target shall have failed to obtain the Requisite Target Vote at the duly convened Target Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(h)    by Target, if Parent shall have failed to obtain the Requisite Parent Vote at the duly convened Parent Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
(i)    by Target or Parent, if Parent fails to raise funds in an offering of Parent securities in an amount sufficient to pay the cash portion of the Aggregate Cash Consideration by 5:00 p.m. Dallas, Texas time, on the date that is ten (10) Business Days after the receipt of by Parent and Target of all Requisite Regulatory Approvals;

(j)    by Target if, prior to the adoption of this Agreement by the shareholders of Target by the Requisite Target Vote, Target has received a Superior Proposal and has complied with its obligations under Section 6.13 of this Agreement; or
(k)    By Target, at any time following the Determination Date (defined below) if both of the following conditions are satisfied:

(1)	The number obtained by dividing the Determination Date Stock Price by the Starting Price (each as defined below) (the “Stock Ratio”) shall be less than 0.80; and

(2)
(x) the Stock Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Starting Index (each as defined below) and subtracting 0.20 from the quotient in this clause (2)(y);

subject, however, to the following three sentences. If Target elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Parent. Following its receipt of such notice, Parent shall have the option, for a period of five (5) Business Days following receipt of notice from Target, at Parent’s sole discretion, to increase the Aggregate Stock Consideration and/or the Aggregate Cash Consideration such that the value of the Determination Date Aggregate Merger Consideration is equal to the value of the Signing Date Aggregate Merger Consideration, multiplied by 0.90. If Parent so elects, it shall give prompt written notice to Target of such election and the revised Aggregate Stock Consideration and/or Aggregate Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Aggregate Stock Consideration and/or Aggregate Cash Consideration shall have been so modified).
For purposes of this Section 8.1(k), the following terms shall have the meanings indicated:
“Determination Date” means the third trading day prior to the Closing Date.
“Determination Date Aggregate Merger Consideration” means the Aggregate Merger Consideration determined in accordance with this Agreement; provided however that the Stock Price utilized for purposes of determining such amount shall be the Determination Date Stock Price.
“Determination Date Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System for the twenty (20) full consecutive trading days ending on and including the date preceding the Determination Date.
“Final Index Price” means the average of the Index Prices for the twenty (20) full consecutive trading days ending on and including the date preceding the Determination Date.
“Index Group” means the NASDAQ Bank Index.
“Index Price” means the closing price of the Index Group on a given date.
“Signing Date Aggregate Merger Consideration” means the Aggregate Merger Consideration determined in accordance with this Agreement; provided, however, that the Stock Price utilized for purposes of determining such amount shall be the Starting Price.
“Starting Index” means the average Index Price as reported in The Wall Street Journal for the twenty (20) full trading days ending on the date of this Agreement.

“Starting Price” means the average of the daily volume-weighted average sales price per share of Parent Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System for the twenty (20) full consecutive trading days ending on and including the date preceding the date of this Agreement.

8.2    Effect of Termination.
(a)    In the event of termination of this Agreement by either Parent or Target as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Target, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Target shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c) if, at the time of termination, (i) the Target Meeting has not occurred, (ii) there has been an Acquisition Proposal at any time prior to the termination of this Agreement, and (iii) within twelve (12) months after the date of such termination, Target enters into a definitive agreement with the party or parties that made any Acquisition Proposal, then, Target shall, on the date of entry into a definitive agreement with respect to such Acquisition Proposal, pay Parent, by wire transfer of same day funds, a fee equal to $4,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(c)    In the event that this Agreement is terminated by Target pursuant to Section 8.1(e), then Parent shall pay Target, by wire transfer of same day funds, the Termination Fee on the date of termination.
(d)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Target shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.
(e)    In the event that this Agreement is terminated by Target pursuant to Section 8.1(j), then Target shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.
(f)    In the event that this Agreement is terminated by Target or Parent pursuant to Section 8.1(i), then Parent shall pay Target, by wire transfer of same day funds, the Termination Fee on the date of termination.
(g)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee.
(h)    Each of Parent and Target acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or Target fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or Target, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by The Wall Street Journal or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Parent and Target; provided, however, that after adoption of this Agreement by the respective shareholders of Parent or Target, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective shareholders of Parent or Target, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS
9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimile transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Target, to:
Sovereign Bancshares, Inc.
Attn: Thomas Mastor
17950 Preston Road, Suite 500
Dallas, Texas 75252
Attention:    Thomas Mastor
Facsimile:    (214) 234-1974
Email:        tmastor@banksov.com

With a copy (which shall not constitute notice) to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention:    Chet A. Fenimore
Facsimile:    (512) 583-5940
Email:        cfenimore@fkhpartners.com

If to Parent, to:
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas TX 75225
Attention:    C. Malcolm Holland, III
Facsimile:    (972) 349-6155
Email:        mholland@veritexbank.com
With a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
98 San Jacinto Boulevard., Ste. 1100
Austin, TX 78701-4255
Attention:    Justin M. Long
Facsimile:    (512) 536-4598
Email:        justin.long@nortonrosefulbright.com

9.4    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Target Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.5    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to any applicable conflicts of Law.
(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Dallas County in the in the State of Texas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.11    Additional Definitions. In addition to any other definitions contained in this Agreement, the following words and phrases shall have the following meanings when used in this Agreement:
(a)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Target and its Subsidiaries or 25% or more of any class of equity or voting securities of Target or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Target, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Target or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Target, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Target or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Target.
(b)    “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
(c)    “Best Knowledge” means the actual knowledge of executive officers of Parent or Target, as applicable, with respect to a particular matter, after reasonable inquiry or that would be reasonably expected to come to the attention of such executive officer in the course of the management reporting practices of Target or Parent, as applicable.
(d)    “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed.
(e)    “date hereof” means the date of this Agreement.
(f)    “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(g)    “Exchange Act” means Securities Exchange Act of 1934, as amended.
(h)    “GAAP” means generally accepted accounting principles in the United States.

(i)    “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
(j)    “Law” or “Laws” means any federal, state, local or foreign or provincial Law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common Law.
(k)    “Material Adverse Effect” means, with respect to Parent, Target or the Surviving Corporation, as the case may be, a material adverse effect the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iii) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iv) changes in GAAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof, or (viii) actions and omissions of Parent, Bank, Target, or any Target Subsidiary taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.
(l)    “made available” means any document or other information that was (a) provided in writing by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.
(m)    “Parent Constituent Documents” means the certificate of formation and bylaws of Parent.
(n)    “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
(o)    “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the TDB and (y) any other approvals set forth in or contemplated by Section 3.4 and Section 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(p)    “Securities Act” means the Securities Act of 1933, as amended.
(q)    “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.
(r)    “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Board of Directors of Target concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to this Agreement or otherwise), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.
(s)    “Tax” or “Taxes” means all U.S. federal, state and local, and foreign Taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax or penalties related thereto.
(t)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

9.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and Target have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

SPARTAN MERGER SUB, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

SOVEREIGN BANCSHARES, INC.

By:	/s/ Thomas J. Mastor
Name:	Thomas J. Mastor
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

ANNEX B

FORM OF SOVEREIGN VOTING AGREEMENT

This VOTING AGREEMENT (this “Voting Agreement”) dated as of December 14, 2016 is executed by and among Veritex Holdings, Inc. (“Parent”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Sovereign Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the BHC Act, and the shareholders of Target listed on the signature page to this Voting Agreement (each such shareholder referred to herein individually as a “Shareholder” and collectively as the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Parent, Spartan Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of Parent, and Target have entered into that certain Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Parent, with Parent being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”);
WHEREAS, the Reorganization Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Target (“Target Common Stock”), other than Cancelled Shares and Dissenting Shares, will be exchanged for such consideration as set forth in the Reorganization Agreement;
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Reorganization Agreement, each of the Shareholders has agreed to vote his or her shares of Target Common Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby; and
WHEREAS, Parent is relying on the agreements set forth herein in incurring expenses in reviewing the business of Target and its wholly-owned banking subsidiary, Sovereign Bank, a Texas banking association (“Target Bank”), in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by Parent and by the terms of the Reorganization Agreement.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Target, Parent, and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT
Section 1.Each of the Shareholders hereby severally, but not jointly, represents and warrants to Parent and Target that:
(a)Such Shareholder owns beneficially (as such term is defined in Rule 13d-3 of the Exchange Act of 1934, as amended) the number shares of Target Common Stock set forth below their name on the Shareholder signature page to this Voting Agreement (the “Shares”) free and clear of all liens or encumbrances;
(b)Except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;
(c)Such Shareholder does not beneficially own any Target Common Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Target Common Stock or any security exercisable for or convertible into shares of Target Common Stock set forth on the signature page of this Voting Agreement;
(d)Such Shareholder has full corporate power and authority and legal capacity to enter into, execute and deliver this Voting Agreement and to perform fully such Shareholder’s obligations hereunder. This Voting Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms;
(e)None of the execution and delivery of this Voting Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to such Shareholder the Shares; and
(f)No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Voting Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Voting Agreement.
Section 2.While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Target Shareholder Meeting (the “Target Meeting”) any or all of his or her Shares or (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, other than to other members of the Board of Directors of Target (the “Target Board”) for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of Target who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Target Common Stock or other voting securities of Target acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Target Meeting and (b) against approval of any acquisition proposal made in opposition to or competition with such proposals (an “Acquisition Proposal”) presented at the Target Meeting or any other meeting of shareholders held prior or subsequent to the Target Meeting. If there has been a modification or amendment to the Reorganization Agreement that reduces the Aggregate Merger Consideration, other than any adjustment to the Aggregate Merger Consideration provided for in the Reorganization Agreement, then this Section 3 shall be inapplicable.
Section 4.Each Shareholder shall not invite or seek any Acquisition Proposal, support (or publicly suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Target Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise Target of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Acquisition Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Acquisition Proposal and will provide Target with all information Parent requests that is available to the Shareholder regarding any such Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Target Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Parent’s ability to exercise any of the rights granted by the Reorganization Agreement.
Section 5.Each Shareholder acknowledges that Parent and Target are relying on this Voting Agreement in reviewing Target’s business, in preparing the joint proxy statement and the registration statement on Form S-4, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and Target acknowledges that the performance of this Voting Agreement is intended to benefit Parent.
Section 6.This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the Effective Time.
Section 7.Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of Target or Target Bank that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such actions shall be deemed to be a breach of this Agreement. Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of Target.
Section 8.Each Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger, and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of Target that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.
Section 9.This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Target, Parent and the Shareholder. Any such modification, amendment, alteration or supplement shall only apply to the

Shareholder(s) executing such written agreement and this Voting Agreement will remain in full force and effect with respect to Shareholders who do not execute such written agreement.
Section 10.For the convenience of the parties hereto, this Voting Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Voting Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Voting Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.This Voting Agreement, the Director Support Agreements, the Reorganization Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Voting Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Voting Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Voting Agreement.
Section 12.If any provision of this Voting Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Voting Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Voting Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Voting Agreement; and (c) there will be added automatically as a part of this Voting Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
Section 13.Any and all notices, requests, instructions and other communications required or permitted to be given under this Voting Agreement after the date of this Voting Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 13. All communications must be in writing and sent to the addresses of the parties hereto set forth below their signature on the signature pages hereof.
Section 14.Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Voting Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 15.From time to time, at Parent’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Parent as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
Section 16.THIS VOTING AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS VOTING AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.
Section 17.No party to this Voting Agreement will by any act (except by a written instrument given pursuant to Section 9) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.
Section 18.All of the terms, covenants, representations, warranties and conditions of this Voting Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Voting Agreement may assign this Voting Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 18 shall be null and void. Nothing contained in this Voting Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Voting Agreement.
Section 19.Whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Voting Agreement refer to this Voting Agreement as a whole and not to any particular provision in this Voting Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Voting Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.
VERITEX HOLDINGS, INC.
By:/s/ C. Malcolm Holland, III
Name: C. Malcolm Holland, III
Title: Chairman and Chief Executive Officer

Address:
8214 Westchester Drive, Suite 400
Dallas, Texas 75225

SOVEREIGN BANCSHARES, INC.
By:/s/ Thomas J. Mastor
Name: Thomas J. Mastor
Title: President and Chief Executive Officer

Address:
17950 Preston Road, Suite 500
Dallas, Texas 75252

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.
SHAREHOLDERS
______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

______________________________________________
[Name]
Number of Shares:

ANNEX C

FORM OF SOVEREIGN DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2016, by and between Veritex Holdings, Inc. (“Parent”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and _________, an individual resident of the State of Texas (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Parent, Spartan Merger Sub, Inc. (“Merger Sub”), a Texas corporation and wholly-owned subsidiary of Parent and Sovereign Bancshares, Inc. (“Target”), a Texas corporation and registered bank holding company under the BHC Act, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), pursuant to which (i) Merger Sub will merge with and into Target, with Target as the surviving corporation in the Merger (the “Merger”), and (ii) immediately thereafter, Target will merge with and into Parent, with Parent being the surviving corporation (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”); and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Reorganization Agreement, Parent and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and in the Reorganization Agreement intending to be legally bound hereby, Parent and Director agree as follows:
AGREEMENT
1.Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Target, any Subsidiary of Target (“Target Subsidiary”), Parent or any Subsidiary of Parent, and their respective customer, client and vendor relationships.

2.Director Covenants.

(a)Director acknowledges that he has received substantial, valuable consideration, including confidential trade secrets and proprietary information relating to the identity and special needs of current and prospective customers of Target or any Target Subsidiary, Target’s and any Target Subsidiary’s current and prospective services, Target’s and any Target Subsidiary’s business projections and market studies, Target’s and any Target Subsidiary’s business plans and strategies, Target’s and any Target Subsidiary’s studies and information concerning special services unique to Target or any Target Subsidiary. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Parent or any subsidiary of Parent, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.solicit the business of any person or entity who is a customer of Target or any Target Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii.(A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within a 35 mile radius of any location of Target or any Target Subsidiary (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution or its holding company as disclosed on Schedule 1 attached hereto, (2) acquire additional ownership interest in any insured depository institution or its holding company listed on Schedule 1 attached hereto, (3) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (4) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions or their holding companies),

(A)serve as an officer, director, employee, agent or consultant to any insured depository institution or holding company for an insured depository institution that has a location within the Noncompete Area, except for any such positions which Director already holds at the time of this Agreement and are set forth on Schedule 2 attached hereto; or

(B)establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

iii.recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Target or any Target Subsidiary; but nothing in this Section 2(a)(iii) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)If any court of competent jurisdiction should determine that the terms of this Section 2 or Section 4 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)Director agrees that (i) this Agreement is entered into in connection with the sale to Parent of the goodwill of the business of Sovereign Bank (“Target Bank”), a Texas banking association and wholly-owned subsidiary of Target, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Parent acquires the goodwill of Target Bank, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3.Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Parent in writing and meet with a Parent representative and a neutral mediator (if

Parent elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could forseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4.Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 8.01 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.

5.Waiver, Amendment and Modification. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may be modified or amended at any time, by action of Parent and the Director. Any waiver, modification or amendment of this Agreement shall be in writing.

6.Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

7.Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.

8.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

9.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

10.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11.Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

12.Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

13.Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Director:
______________________________
______________________________
______________________________

If to Parent:
Veritex Holdings, Inc.
8214 Westchester Drive
Dallas, TX 75225
Attn: Chief Executive Officer

14.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.
15.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
DIRECTOR

_______________________________________

VERITEX HOLDINGS, INC.

By:___________________________________________
Name:
Title:

ANNEX D

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

December 9, 2016

Board of Directors
Sovereign Bancshares, Inc.
17950 Preston Road, Suite 500
Dallas, TX 75252

Ladies and Gentlemen:

Sovereign Bancshares, Inc. (“Target”), Veritex Holdings, Inc. (“Parent”) and Spartan Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which Merger Sub will merge with and into Target with Target as the surviving corporation and immediately thereafter Target will merge with and into Parent, with Parent being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $1.00 per share, of Target (“Target Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of Target Common Stock as specified in the Agreement, will be converted into the right to receive, subject to certain adjustments as set forth in the Agreement, the combination of (i) the number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the quotient of (A) Aggregate Stock Consideration divided by (B) the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time (the “Per Share Stock Consideration”), and (ii) an amount of cash equal to the quotient of (A) the Aggregate Cash Consideration (as may be adjusted), divided by (B) the number of issued and outstanding shares of Target Common Stock immediately prior to the Effective Time (the “Per Share Cash Consideration”). The Per Share Stock Consideration and the Per Share Cash Consideration are collectively referred to herein as the “Per Share Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Target Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 9, 2016; (ii) certain publicly available financial statements and other historical financial information of Target that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Target for the years ending December 31, 2016 through December 31, 2018, as well as an estimated long-term earnings growth rate for the years thereafter, as provided by and discussed with the senior management of Target; (v) publicly available consensus median analyst estimates for Parent for the years ending December 31, 2016 and December 31, 2017, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as Parent’s offer and sale of a certain amount of common stock concurrent with the Merger (the “Common Stock Offering”) and a certain amount of subordinated debt, the proceeds of which will be used for the redemption of Target’s preferred stock issued under the United States Treasury Department’s Small Business Lending Fund concurrent with closing of the Merger (the “Subordinated Debt Offering”), as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock market information for Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Target and Parent with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Target the business, financial condition, results of operations and prospects of Target and held similar discussions with certain members of the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Target or Parent or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Target and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Target or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Target or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Target or Parent, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Target or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Target and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Target for the years ending December 31, 2016 through December 31, 2018, as well as an estimated long-term earnings growth rate for the years thereafter, as provided by and discussed with the senior management of Target, as well as publicly available consensus median analyst estimates for Parent for the years ending December 31, 2016 and December 31, 2017, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Parent. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as the Common Stock Offering and the Subordinated Debt Offering, as provided by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Target and Parent confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of Target and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Target or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Target and Parent will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Target, Parent or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Target has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof, including, but not limited to, the Common Stock Offering or the Subordinated Debt Offering. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Target Common Stock.
We have acted as Target’s financial advisor in connection with the Merger and will receive a fee for our services. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Target has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. During the two years preceding the date of this opinion Sandler O’Neill also provided general advisory services to Target in connection with Target’s ongoing strategic planning for which Sandler O’Neill received expense reimbursement. We have not provided any investment banking services to Parent in the two years preceding the date of this opinion. As we have previously advised you, Sandler O’Neill intends to act as co-manager in connection with Parent’s Common Stock Offering for which Sandler O’Neill will receive customary investment banking fees. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent and its affiliates. We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Target in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Target as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Target Common Stock and does not address the underlying business decision of Target to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Target or the effect of any other transaction in which Target might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Target or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair to holders of Target Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Sandler O’Neill & Partners, L.P.

ANNEX E

OPINION OF STEPHENS INC.

December 9, 2016

The Board of Directors of
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225

Members of the Board:

We have served as your financial advisor in connection with the proposed acquisition of Sovereign Bancshares, Inc. (“Target”) by Veritex Holdings, Inc. (the “Company”) (the “Transaction”). The terms and conditions of the Transaction are set forth in a definitive purchase agreement (the “Agreement”) among the Company and the Target. Pursuant to the Agreement, in connection with the closing of the Transaction the Company will acquire at closing all outstanding stock of the Target. Additionally, as more fully described in the Agreement, the Company will pay consideration in the form of a cash payment of $58,000,000, plus 5,117,647 shares of common stock of the Company.

You have requested our opinion as to whether the Transaction is fair to the Company from a financial point of view.

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company;

(ii)
analyzed certain audited and unaudited internal financial statements and other financial and operating data (including financial projections) concerning the Company and the Target prepared by and based on assumptions provided by the management teams of the Company and the Target;

(iii)
analyzed, on a pro forma basis in reliance upon financial projections and other information and assumptions provided by the management teams of the Company and the Target, the effect of the Transaction on the balance sheet, earnings, tangible book value per share and earnings per share of the Company;

(iv)	compared the financial performance of the Company and the Target with that of certain publicly-traded companies that we deemed relevant to our analysis of the Transaction, and their securities;

(v)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(vi)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(vii)
discussed with management of the Company and the Target the operations of and future business prospects for the Company and the Target and the anticipated cost savings and financial consequences of the Transaction to the Company; and

(viii)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Target and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. Management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Target; nor have we evaluated the solvency or fair value of the Company or the Target under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Target. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Target. With respect to the financial forecasts prepared by the management of the Company, including forecasts of potential cost savings and of potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Target and that the financial results reflected by such projections will be realized as predicted. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and regularly provide investment banking services to the Company, and we expect to provide similar services in the future. Our firm also issues periodic research reports regarding the Company’s business activities and prospects. During the two years preceding the date of this letter we earned fees for providing services to the Company as an M&A advisor in connection with the Company’s acquisition of IBT Bancorp, Inc. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our reasonable expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from the Company. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, regulatory, accounting or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission; however, this opinion letter and a summary discussion of our underlying analyses and role as financial advisor to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the consideration to be given by the Company in the Transaction is fair from a financial point of view to Veritex Holdings, Inc.

Very truly yours,

STEPHENS INC.

/s/ Stephens Inc.

ANNEX F

TEXAS BUSINESS ORGANIZATIONS CODE
DISSENTERS’ RIGHTS

TITLE 1. GENERAL PROVISIONS
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351.    APPLICABILITY OF SUBCHAPTER.

(a)
This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b)
This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c)
The govern``ing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2007, 80th Leg., R.S., Ch. 688 (H.B. 1737), Sec. 56, eff. September 1, 2007.

Sec. 10.352.    DEFINITIONS. In this subchapter:

(1)	“Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:
(A)    provides notice under Section 10.356; and
(B)    complies with the requirements for perfecting that owner’s right to dissent under this subchapter.
(2)    “Responsible organization” means:
(A)    the organization responsible for:
(i)    the provision of notices under this subchapter; and
(ii)    the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B)    with respect to a merger or conversion:
(i)    for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii)    for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C)	with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D)	with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.353.    FORM AND VALIDITY OF NOTICE. (a) Notice required under this subchapter:
(1)    must be in writing; and
(2)    may be mailed, hand-delivered, or delivered by courier or electronic transmission.
(b)    Failure to provide notice as required by this subchapter does not invalidate any action taken.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.354.    RIGHTS OF DISSENT AND APPRAISAL. (a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:
(1)    dissent from:

(A)
a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B)
a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C)	a plan of exchange in which the ownership interest of the owner is to be acquired;

(D)
a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E)    a merger effected under Section 10.006 in which:
(i)    the owner is entitled to vote on the merger; or
(ii)    the ownership interest of the owner is converted or exchanged; or

(F)	a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; and

(2)	subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b)
Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1)
the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A)    listed on a national securities exchange; or
(B)    held of record by at least 2,000 owners;

(2)
the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3)	the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A)
ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i)    listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or
(ii)    held of record by at least 2,000 owners;
(B)    cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C)	any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c)	Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2005, 79th Leg., Ch. 64 (H.B. 1319), Sec. 39, eff. January 1, 2006.
Acts 2011, 82nd Leg., R.S., Ch. 139 (S.B. 748), Sec. 14, eff. September 1, 2011.
Acts 2015, 84th Leg., R.S., Ch. 32 (S.B. 860), Sec. 15, eff. September 1, 2015.

Sec. 10.355.    NOTICE OF RIGHT OF DISSENT AND APPRAISAL. (a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:
(1)    the action or proposed action is submitted to a vote of the owners at a meeting; or

(2)	approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b)
If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1)
If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c)    A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1)    be accompanied by a copy of this subchapter; and

(2)
advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d)    In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1)    under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2)    under Subsection (a)(2) must be provided to:
(A)    each owner who consents in writing to the action before the owner delivers the written consent; and

(B)	each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3)    under Subsection (b-1) must be provided:

(A)	if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B)	if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e)
Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f)
If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2011, 82nd Leg., R.S., Ch. 139 (S.B. 748), Sec. 15, eff. September 1, 2011.
Acts 2015, 84th Leg., R.S., Ch. 32 (S.B. 860), Sec. 16, eff. September 1, 2015.

Sec. 10.356.    PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL. (a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.
(b)    To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1)	if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A)    is addressed to the entity’s president and secretary;
(B)    states that the owner’s right to dissent will be exercised if the action takes effect;
(C)    provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D)    is delivered to the entity’s principal executive offices before the meeting;
(2)    with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A)	must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B)    may not consent to the action if the action is approved by written consent; and
(3)    must give to the responsible organization a demand in writing that:
(A)    is addressed to the president and secretary of the responsible organization;

(B)	demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C)	provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D)	states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and
(E)    is delivered to the responsible organization at its principal executive offices at the following time:
(i)    not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;
(ii)    not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;
(iii)    not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or
(iv)    not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c)
An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d)
Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e)
If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2011, 82nd Leg., R.S., Ch. 139 (S.B. 748), Sec. 16, eff. September 1, 2011.
Acts 2015, 84th Leg., R.S., Ch. 32 (S.B. 860), Sec. 17, eff. September 1, 2015.

Sec. 10.357.    WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1)    payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2)    a petition has been filed under Section 10.361.

(b)
Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.358.    RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER. (a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1)	accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2)    rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b)
If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1)    endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)    signed assignments of the ownership interests if the ownership interests are uncertificated.

(c)	If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1)    an estimate by the responsible organization of the fair value of the ownership interests; and
(2)    an offer to pay the amount of the estimate provided under Subdivision (1).

(d)
If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e)
If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1)    endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)    signed assignments of the ownership interests if the ownership interests are uncertificated.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2011, 82nd Leg., R.S., Ch. 139 (S.B. 748), Sec. 17, eff. September 1, 2011.

Sec. 10.359.    RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b)	If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1)    a reference to the demand; and
(2)    the name of the original dissenting owner of the ownership interest.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.360.    RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST. A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.361.    PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS. (a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:
(1)    the county in which the organization’s principal office is located in this state; or

(2)	the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b)	A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c)
On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d)	The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1)    the responsible organization; and
(2)    each owner named on the list described by Subsection (c) at the address shown for the owner on the list.
(e)    The court shall:
(1)    determine which owners have:
(A)    perfected their rights by complying with this subchapter; and

(B)	become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2)	appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f)
The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g)
The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1)	the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2)	the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2009, 81st Leg., R.S., Ch. 84 (S.B. 1442), Sec. 19, eff. September 1, 2009.

Sec. 10.362.    COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST. (a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b)
In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c)
The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2007, 80th Leg., R.S., Ch. 688 (H.B. 1737), Sec. 57, eff. September 1, 2007.

Sec. 10.363.    POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES. (a) An appraiser appointed under Section 10.361 has the power and authority that:
(1)    is granted by the court in the order appointing the appraiser; and
(2)    may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.
(b)    The appraiser shall:
(1)    determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and
(2)    file with the court a report of that determination.

(c)
The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d)
The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.364.    OBJECTION TO APPRAISAL; HEARING. (a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b)
If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c)	Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d)    The responsible organization shall:
(1)    immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2)
pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e)    On payment of the judgment, the dissenting owner does not have an interest in the:
(1)    ownership interest for which the payment is made; or
(2)    responsible organization with respect to that ownership interest.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.365.    COURT COSTS; COMPENSATION FOR APPRAISER. (a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b)	All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.

Sec. 10.366.    STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER. (a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1)	in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2)	in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b)
An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1)	receive payment for the ownership interest under this subchapter; and

(2)	bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c)	An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2009, 81st Leg., R.S., Ch. 84 (S.B. 1442), Sec. 20, eff. September 1, 2009.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT. (a) The rights of a dissenting owner terminate if:

(1)	the owner withdraws the demand under Section 10.356;

(2)	the owner’s right of dissent is terminated under Section 10.356;

(3)	a petition is not filed within the period required by Section 10.361; or

(4)	after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b)    On termination of the right of dissent under this section:

(1)	the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2)	the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3)
the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4)
the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5)
any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6)
the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2007, 80th Leg., R.S., Ch. 688 (H.B. 1737), Sec. 58, eff. September 1, 2007.
Acts 2009, 81st Leg., R.S., Ch. 84 (S.B. 1442), Sec. 21, eff. September 1, 2009.

Sec. 10.368.    EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL. In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:
(1) the value of the ownership interest; or
(2) money damages to the owner with respect to the action.

Acts 2003, 78th Leg., ch. 182, Sec. 1, eff. Jan. 1, 2006.
Amended by:
Acts 2007, 80th Leg., R.S., Ch. 688 (H.B. 1737), Sec. 59, eff. September 1, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Veritex.
The Restated Certificate of Formation (with Amendments) and Third Amended and Restated Bylaws of Veritex Holdings, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.
The Registrant’s Restated Certificate of Formation (with Amendments) provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.
The Registrant’s Restated Certificate of Formation (with Amendments) permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a representative of the Registrant of another organization against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.
The Restated Certificate of Formation (with Amendments) and Third Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are included as an exhibit to the joint proxy statement/prospectus

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1*
Agreement and Plan of Reorganization, dated December 14, 2016, by and among Veritex Holdings, Inc., Spartan Merger Sub, Inc. and Sovereign Bancshares, Inc. (attached as Annex A to this joint proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1
Restated Certificate of Formation (with Amendments) of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed September 22, 2014)

3.2
Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed September 22, 2014)).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed September 29, 2014)
4.2	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed August 29, 2014)
4.3
Form of Senior Debt Indenture by and between Veritex Holdings, Inc. and U.S. Bank National Association, in its capacity as indenture trustee (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (Registration No. 333-207934) filed November 10, 2015)

4.4
Form of Subordinated Debt Indenture by and between Veritex Holdings, Inc. and U.S. Bank National Association, in its capacity as indenture trustee (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (Registration No. 333-207934) filed November 10, 2015)

5.1*	Opinion of Norton Rose Fulbright US LLP regarding the validity of the securities to be issued.
8.1*	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.
8.2*	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding certain tax matters.

10.1*
Form of Voting Agreement, dated December 14, 2016, among Veritex Holdings, Inc., Sovereign Bancshares, Inc. and the shareholders party thereto (attached as Annex B to this joint proxy statement/prospectus).

10.2*
Form of Director Support Agreement, dated December 14, 2016, between Veritex Holdings, Inc. and each of the directors of Sovereign Bancshares, Inc. (attached as Annex C to this joint proxy statement/prospectus).

23.1*	Consent of Grant Thornton LLP (with respect to Veritex Holdings, Inc.).
23.2*	Consent of RSM US LLP (with respect to Sovereign Bancshares, Inc.).
23.3*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).
23.4*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1).
23.5*	Consent of Fenimore, Kay, Harrison & Ford LLP (included in Exhibit 8.2).
24.1*	Powers of Attorney (included on signature page of this joint proxy statement/prospectus).
99.1*	Consent of Stephens Inc.
99.2*	Consent of Sandler O’Neill & Partners, L.P.
99.3**	Form of proxy of Sovereign Bancshares, Inc.
99.4**	Form of proxy of Veritex Holdings, Inc.

*	Filed herewith.
**	To be filed by amendment.

Item 22.	Undertakings.
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 20, 2017.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints C. Malcolm Holland and William C. Murphy, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Malcolm Holland, III	Chairman and Chief Executive Officer (Principal Executive Officer)	January 20, 2017
C. Malcolm Holland, III

/s/ William C. Murphy	Vice Chairman	January 20, 2017
William C. Murphy

/s/ Noreen E. Skelly	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	January 20, 2017
Noreen E. Skelly
/s/ Pat S. Bolin	Director	January 20, 2017
Pat S. Bolin

/s/ Blake Bozman	Director	January 20, 2017
Blake Bozman
/s/ Mark Griege	Director	January 20, 2017
Mark Griege

/s/ Michael D. Ilagan	Director	January 20, 2017
Michael D. Ilagan

/s/ Michael Kowalski	Director	January 20, 2017
Michael Kowalski

/s/ John Sughrue	Director	January 20, 2017
John Sughrue

/s/ Ray W. Washburne	Director	January 20, 2017
Ray W. Washburne

INDEX TO EXHIBITS

Exhibit No.	Description

2.1*
Agreement and Plan of Reorganization, dated December 14, 2016, by and among Veritex Holdings, Inc., Spartan Merger Sub, Inc. and Sovereign Bancshares, Inc. (attached as Annex A to this joint proxy statement/prospectus) (schedules to which have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the SEC upon request).

3.1
Restated Certificate of Formation (with Amendments) of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed September 22, 2014)

3.2
Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed September 22, 2014)).

4.1	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed September 29, 2014)
4.2	Form of Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S‑1(Registration No. 333‑198484) filed August 29, 2014)
4.3
Form of Senior Debt Indenture by and between Veritex Holdings, Inc. and U.S. Bank National Association, in its capacity as indenture trustee (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (Registration No. 333-207934) filed November 10, 2015)

4.4
Form of Subordinated Debt Indenture by and between Veritex Holdings, Inc. and U.S. Bank National Association, in its capacity as indenture trustee (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (Registration No. 333-207934) filed November 10, 2015)

5.1*	Opinion of Norton Rose Fulbright US LLP regarding the validity of the securities to be issued.
8.1*	Opinion of Norton Rose Fulbright US LLP regarding certain tax matters.
8.2*	Opinion of Fenimore, Kay, Harrison & Ford LLP regarding certain tax matters.
10.1*
Form of Voting Agreement, dated December 14, 2016, among Veritex Holdings, Inc., Sovereign Bancshares, Inc. and the shareholders party thereto (attached as Annex B to this joint proxy statement/prospectus).

10.2*
Form of Director Support Agreement, dated December 14, 2016, between Veritex Holdings, Inc. and each of the directors of Sovereign Bancshares, Inc. (attached as Annex C to this joint proxy statement/prospectus).

23.1*	Consent of Grant Thornton LLP (with respect to Veritex Holdings, Inc.).
23.2*	Consent of RSM US LLP (with respect to Sovereign Bancshares, Inc.).
23.3*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).
23.4*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 8.1).
23.5*	Consent of Fenimore, Kay, Harrison & Ford LLP (included in Exhibit 8.2).
24.1*	Powers of Attorney (included on signature page of this joint proxy statement/prospectus).
99.1*	Consent of Stephens Inc.
99.2*	Consent of Sandler O’Neill & Partners, L.P.
99.3**	Form of proxy of Sovereign Bancshares, Inc.
99.4**	Form of proxy of Veritex Holdings, Inc.

*	Filed herewith.
**	To be filed by amendment.